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TABLE OF CONTENTS
INDEX TO FINANCIAL STATEMENTS
APPENDIX A TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on October 22, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hiland Partners, LP
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1311 (Primary Standard Industrial Classification Code Number)	71-0972724 (I.R.S. Employer Identification Number)
205 West Maple, Suite 1100 Enid, Oklahoma 73701 (580) 242-6040 (Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)
Ken Maples Hiland Partners, LP 205 West Maple, Suite 1100 Enid, Oklahoma 73701 (580) 242-6040 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David P. Oelman Douglas E. McWilliams Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2300 Houston, Texas 77002 (713) 758-2222	Joshua Davidson Kelly B. Rose Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002 (713) 229-1234

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee

Common units representing limited partner interests	$48,300,000	$6,120

(1)
Includes common units issuable upon exercise of the underwriters' over-allotment option.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated October 22, 2004

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

2,000,000  Common  Units

Hiland  Partners,  LP

Representing  Limited  Partner  Interests

        We are offering 2,000,000 common units representing limited partner interests. This is the initial public offering of our common units. We expect the initial public offering price to be between $                  and $                  per unit. We intend to make a minimum quarterly distribution of available cash of $0.45 per unit, or $1.80 per unit on an annualized basis, before any distributions are paid on our subordinated units, to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses. We intend to list our common units on the Nasdaq National Market under the symbol "HLND."

        Investing in our common units involves risk. Please read "Risk Factors" beginning on page 15.

        These risks include the following:

  •
  We may not have sufficient cash from operations to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner.

  •
  Our success depends upon our ability to continually obtain new sources of natural gas supply, and any decrease in supplies of natural gas could reduce our ability to make distributions to our unitholders.

  •
  Our profitability is dependent upon prices and market demand for natural gas and natural gas liquids, which are beyond our control and have been volatile.

  •
  We depend on certain key producers for a significant portion of our supply of natural gas, and the loss of any of these key producers could reduce our supply of natural gas and adversely affect our financial results.

  •
  Affiliates of our general partner have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to the detriment of our unitholders.

  •
  Even if unitholders are dissatisfied, they cannot remove our general partner without its consent.

  •
  The control of our general partner may be transferred to a third party without unitholder consent.

  •
  You will experience immediate and substantial dilution of $6.19 per common unit.

  •
  You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

PRICE $                  PER COMMON UNIT

	Per Common Unit	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to Hiland Partners, LP	$	$

(1)
Excludes financial advisory fees payable to A.G. Edwards & Sons, Inc. Please read "Underwriting" beginning on page 136.

        We have granted the underwriters a 30-day option to purchase up to an additional 300,000 common units to cover over-allotments. The underwriters expect to deliver the common units on or about                        .

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

A.G.  EDWARDS

The date of this prospectus is                        .

i

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

SUMMARY

        This summary provides a brief overview of information contained elsewhere in this prospectus. Because it is abbreviated, this summary may not contain all of the information that you should consider before investing in the common units. You should read the entire prospectus carefully, including the historical and pro forma financial statements and the notes to those financial statements. The information presented in this prospectus assumes (1) an initial public offering price of $20.00 per common unit and (2) that the underwriters' over-allotment option is not exercised. You should read "Risk Factors" beginning on page 15 for more information about important risks that you should consider carefully before buying our common units.

        Unless the context otherwise requires, references in this prospectus (1) to "Hiland Partners, LP," "we," "our," "us," or like terms refer to Hiland Partners, LP and its operating subsidiaries after giving effect to the formation transactions described in "Formation Transactions and Partnership Structure" on page 7 of this prospectus, which we refer to as the "formation transactions," (2) to our historical financial information refer to the historical financial information of Continental Gas, Inc., our predecessor, and (3) to our pro forma financial information refer to the historical financial information of Continental Gas as adjusted to give effect to the formation transactions and this offering. Hiland Partners, LP is the issuer of securities in this offering.

Hiland Partners, LP

Overview

        We are a growth-oriented midstream energy company engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, fractionating natural gas liquids, or NGLs, and providing air compression and water injection services for oil and gas secondary recovery operations. Our operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. In our midstream segment, we connect the wells of natural gas producers in our market areas to our gathering systems, treat natural gas to remove impurities, process natural gas for the removal of NGLs, fractionate NGLs into NGL products and provide an aggregate supply of natural gas and NGL products to a variety of natural gas transmission pipelines and markets. In our compression services segment, we provide compressed air and water to Continental Resources, Inc., an exploration and production company wholly owned by affiliates of our general partner, for use in its oil and gas secondary recovery operations in North Dakota. We provide these services in order to increase the production of natural gas that flows through our midstream systems.

        Our midstream assets consist of four natural gas gathering systems with approximately 824 miles of gas gathering pipelines, four natural gas processing plants, three natural gas treating facilities and two NGL fractionation facilities. Our compression assets consist of two air compression facilities and a water injection plant.

        We commenced our operations in 1990 when Continental Gas, Inc., then a subsidiary of Continental Resources, constructed the Eagle Chief gathering system in northwest Oklahoma. Since 1990, we have grown through a combination of building gas gathering and processing assets in areas where Continental Resources has active exploration and production assets and through acquisitions of existing systems which we have then expanded. Since inception, we have constructed 279 miles of natural gas gathering pipelines, three natural gas processing plants, two treating facilities and one fractionation facility. In addition, we have acquired 545 miles of natural gas gathering pipelines, one natural gas processing plant, one treating facility and one fractionation facility. Our pro forma gross margin for the year ended December 31, 2003 and for the six months ended June 30, 2004 was $19.1 million and $11.0 million, respectively.

        In July 2004, Continental Gas was sold by Continental Resources to its shareholders and is no longer a subsidiary of Continental Resources. In connection with the consummation of this offering, Continental Gas will combine its assets and operations with substantially all of the assets and operations of Hiland Partners, LLC to form Hiland Partners, LP. Please read "Formation Transactions and Partnership Structure" for a description of these transactions.

  Midstream Segment

        Our midstream assets include the following:

  •
  Eagle Chief Gathering System.    The Eagle Chief gathering system is a 524-mile gas gathering system located in northwest Oklahoma that gathers, compresses, dehydrates and processes natural gas. The system includes the Eagle Chief processing plant and four compressor stations. We constructed the Eagle Chief gathering system in 1990 and constructed the Eagle Chief processing plant in 1995. Our Eagle Chief gathering system has a capacity of 30,000 Mcf/d and average throughput was approximately 18,800 Mcf/d for the six months ended June 30, 2004. The system represented approximately 29.7% of our pro forma gross margin for the six months ended June 30, 2004.

  •
  Worland Gathering System.    The Worland gathering system is a 151-mile gas gathering system located in northern Wyoming that gathers, compresses, dehydrates, treats and processes natural gas, and fractionates NGLs. The system includes the Worland processing plant, four compressor stations, one treating facility and one fractionation facility. We acquired the Worland gathering system and the Worland processing plant in 2000. Our Worland gathering system has a capacity of 8,000 Mcf/d and average throughput was approximately 4,000 Mcf/d for the six months ended June 30, 2004. The system represented approximately 22.8% of our pro forma gross margin for the six months ended June 30, 2004.

  •
  Badlands Gathering System.    The Badlands gathering system is a 108-mile gas gathering system located in southwest North Dakota that gathers, compresses, dehydrates, treats and processes natural gas, and fractionates NGLs. The system includes the Badlands processing plant, four compressor stations, one treating facility and one fractionation facility. We constructed the Badlands gathering system and the Badlands processing plant in 1997. Our Badlands gathering system has a capacity of 5,000 Mcf/d and average throughput was approximately 3,300 Mcf/d for the six months ended June 30, 2004. The system represented approximately 18.3% of our pro forma gross margin for the six months ended June 30, 2004.

  •
  Matli Gathering System.    The Matli gathering system is a 23-mile gas gathering system located in central Oklahoma that gathers, compresses, dehydrates, treats and processes natural gas. The system includes the Matli processing plant, two compressor stations and one treating facility. We constructed the Matli gathering system in 1999 and constructed the Matli processing plant in 2003. Our Matli gathering system has a capacity of 20,000 Mcf/d and average throughput was approximately 15,100 Mcf/d for the six months ended June 30, 2004. The system represented approximately 9.7% of our pro forma gross margin for the six months ended June 30, 2004.

  •
  Other Systems.    We also own three natural gas gathering systems located in Texas, Mississippi and Oklahoma. These systems represented approximately 2.0% of our pro forma gross margin for the six months ended June 30, 2004.

        We also have an exclusive two-year option to purchase the Bakken gathering system from Hiland Partners, LLC, an affiliate of our general partner, at fair market value at the time of purchase. Hiland Partners, LLC is constructing the Bakken gathering system, which we expect to consist of approximately 150 miles of natural gas gathering pipelines, a processing plant, two compressor stations and a fractionation facility. The Bakken gathering system is currently being constructed in eastern Montana in an area where a number of exploration and production companies are actively developing crude oil and associated natural gas reserves from the Bakken shale formation. For a description of our option to purchase the Bakken gathering system, please read "Business—Option to Purchase the Bakken Gathering System."

  Compression Segment

        We provide air and water compression services under a two-year, fixed-fee contract at our Cedar Hills compression facility, our Horse Creek compression facility and our water injection plant located next to our Cedar Hills compression facility. These assets are located in North Dakota in close proximity to our Badlands gathering system. At the compression facilities, we compress air to pressures in excess of 4,000 pounds per square inch, and at the water injection plant, we pump water to pressures in excess of 2,000 pounds per square inch. The air and water are delivered at the tailgate of our facilities into pipelines operated by Continental Resources and are ultimately utilized by Continental Resources in its oil and gas secondary recovery operations. The natural gas produced by Continental Resources flows through our Badlands gathering system. Prior to this offering and our entrance into a new service arrangement, we leased this equipment to Continental Resources. The payments we received under that lease represented approximately 17.5% of our pro forma gross margin for the six months ended June 30, 2004.

Summary of Risk Factors

        An investment in our common units involves risks associated with our business, regulatory and legal matters, our limited partnership structure and the tax characteristics of our common units. The following list of risk factors is not exhaustive. Please read carefully these and other risks under "Risk Factors."

  Risks Related to Our Business

  •
  We may not have sufficient cash from operations to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner.

  •
  Our success depends upon our ability to continually obtain new sources of natural gas supply and any decrease in supplies of natural gas could reduce our ability to make distributions to our unitholders.

  •
  A substantial portion of our assets are connected to natural gas reserves that will decline over time, and the cash flows associated with those assets will accordingly decline.

  •
  Our profitability is dependent upon prices and market demand for natural gas and NGLs, which are beyond our control and have been volatile.

  •
  We depend on certain key producers for a significant portion of our supply of natural gas, and the loss of any of these key producers could reduce our supply of natural gas and adversely affect our financial results.

  •
  Because we handle natural gas and other petroleum products in our midstream operations, we may incur significant costs and liabilities in the future resulting from a failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment.

  •
  Our business involves many hazards and operational risks, some of which may not be fully covered by insurance. If a significant accident or event occurs that is not fully insured, our operations and financial results could be adversely affected.

  •
  Due to our lack of asset diversification, adverse developments in our midstream operations would reduce our ability to make distributions to our unitholders.

  Risks Inherent in an Investment in Us

  •
  Affiliates of our general partner have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to your detriment.

  •
  Our partnership agreement limits our general partner's fiduciary duties to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

  •
  Even if unitholders are dissatisfied, they cannot remove our general partner without its consent.

  •
  The control of our general partner may be transferred to a third party without unitholder consent.

  •
  You will experience immediate and substantial dilution of $6.19 per common unit.

  •
  We may issue additional common units without your approval, which would dilute your ownership interests.

  •
  In establishing cash reserves, our general partner may reduce the amount of cash available for distribution to you.

  Tax Risks to Common Unitholders

  •
  Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity-level taxation by individual states. If the IRS treats us as a corporation for tax purposes or we become subject to entity-level taxation, it would substantially reduce the amount of cash available for distribution to you.

  •
  A successful IRS contest of the federal income tax positions we take may adversely affect the market for our common units, and the costs of any contest will reduce our cash available for distribution to our unitholders.

  •
  You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

  •
  Tax gain or loss on disposition of our common units could be more or less than expected.

  •
  We will register as a tax shelter. This may increase the risk of an IRS audit of us or you.

  •
  Unitholders may be subject to state and local taxes and return filing requirements.

Competitive Strengths

        Based on the following competitive strengths, we believe that we are well positioned to compete in our operating regions:

  •
  We have proven expertise in developing midstream systems.    Since our inception, our management has demonstrated the ability to identify midstream opportunities and build or acquire the assets needed to capitalize on those opportunities. To date, we have built or acquired seven gas gathering systems. A majority of our growth has come from gas gathering systems and plants that we have constructed as greenfield projects. We have also utilized acquisitions as a way to establish a presence in new areas.

  •
  Substantially all of our facilities are modern and efficient.    The condition of our facilities directly benefits our margins and our ability to attract new supplies of natural gas by offering operational efficiency and reliability. Additionally, our facilities generally require less maintenance and are subject to fewer environmental liabilities and permitting issues than older facilities.

  •
  Our assets are strategically located in major natural gas supply areas.    Our assets are strategically located in the Mid-Continent and Rocky Mountain regions of the United States. These regions are generally characterized by significant current drilling activity, which provides us with attractive opportunities to access newly-developed natural gas supplies. We believe that our presence in these regions, together with limited competitive alternatives, provides us with a competitive advantage in capturing new supplies of natural gas.

  •
  We provide an integrated and comprehensive package of midstream services.    We provide a broad range of midstream services to natural gas producers, including natural gas gathering, compression, dehydration, treating, processing and marketing and the fractionation of NGLs. We believe our ability to provide all of these services gives us an advantage in competing for new supplies of natural gas because we can provide all of the services producers, marketers and others require to connect their natural gas quickly and efficiently.

  •
  We have the financial flexibility to pursue growth projects.    Upon completion of this offering, we will not have any outstanding indebtedness and we expect to enter into a new credit facility. We believe the available capacity under this new credit facility combined with our expected ability to access the capital markets will provide us with a flexible financial structure that will facilitate our strategic expansion and acquisition strategies.

  •
  We have significant experience operating our assets and a knowledgeable senior management team.    Our senior management team has been actively involved in the construction and development of substantially all of our primary assets. Our senior management team has an average of almost 21 years of energy industry experience.

Business Strategy

        Our management team is committed to increasing the amount of cash available for distribution by executing the following strategies:

  •
  Engaging in construction and expansion opportunities.    We intend to leverage our existing infrastructure and customer relationships by constructing and expanding systems to meet new or increased demand for our midstream services. These projects include expansion of existing systems and construction of new facilities.

  •
  Pursuing complementary acquisitions.    We intend to make complementary acquisitions of midstream assets in our operating areas that provide opportunities to expand or increase the utilization of our existing assets. We intend to pursue acquisitions that we believe will allow us to capitalize on our existing infrastructure, personnel, and producer and customer relationships to provide an integrated package of services. In addition, we may pursue selected acquisitions in new geographic areas to the extent they present growth opportunities similar to those we are pursuing in our existing areas of operations.

  •
  Increasing volumes on our existing assets.    Our gathering systems have excess capacity, which provides us with opportunities to increase throughput volume with minimal incremental costs and thereby increase cash flow. We intend to aggressively market our services to producers in order to connect new supplies of natural gas, increase volumes and more fully utilize our capacity, particularly in our areas experiencing an increased level of natural gas exploration, development and production activities.

  •
  Taking measures that reduce our exposure to commodity price risk.    Because of the significant volatility of natural gas and NGL prices, we attempt to operate our business in a manner that allows us to mitigate the impact of fluctuations in commodity prices. In order to reduce our exposure to commodity price risk, we intend to pursue fee-based arrangements, where market conditions permit, and to enter into forward sales contracts to cover a portion of our operations that are not conducted under fee-based arrangements. In addition, when processing margins (or the difference between NGL sales prices and the cost of natural gas) are unfavorable, we can elect not to process natural gas at our Eagle Chief processing plant and deliver the unprocessed natural gas directly into the interstate pipeline. Collectively, these strategies should contribute to more stable cash flows.

FORMATION TRANSACTIONS AND PARTNERSHIP STRUCTURE

        We are a Delaware limited partnership formed in October 2004 to own and operate the assets that have historically been owned and operated by Continental Gas, Inc. and Hiland Partners, LLC. The current owners of Continental Gas and Hiland Partners, LLC and certain of our affiliates, including our general partner, will contribute to us, prior to consummation of this offering, all of the assets and operations of Continental Gas, other than its working capital assets, and substantially all of the assets and operations of Hiland Partners, LLC, other than its working capital assets and those related to the Bakken gathering system, in exchange for an aggregate of 720,000 common units and 4,080,000 subordinated units representing a 69.2% limited partner interest in us, a 2% general partner interest in us and all of our incentive distribution rights, which entitle the general partner to increasing percentages of the cash we distribute in excess of $0.495 per unit per quarter.

        Continental Gas currently owns all of our natural gas gathering, processing, treating and fractionation assets other than our Worland gathering system. Prior to July 21, 2004, Continental Gas was owned by Continental Resources, an independent exploration and development company owned by Harold Hamm, the Chairman of the Board of our general partner, the Harold Hamm DST Trust and the Harold Hamm HJ Trust, which we collectively refer to as the Hamm Trusts. Harold Hamm and the Hamm Trusts are collectively referred to herein as the Hamm Parties. On July 21, 2004, Continental Resources completed the sale of Continental Gas to the Hamm Parties. Hiland Partners, LLC currently owns our Worland gathering system, our compression services assets and the Bakken gathering system. Hiland Partners, LLC is owned by the Hamm Parties and an entity owned by Randy Moeder, the President and Chief Executive Officer and a director of our general partner.

        At the closing of this offering:

  •
  we will issue 2,000,000 common units to the public in this offering, representing a 28.8% limited partner interest in us;

  •
  Harold Hamm and members of our management will own, directly or indirectly, a 100% non-economic managing member interest in Hiland Partners GP, LLC, our general partner;

  •
  the Hamm Parties and members of our management will collectively own, directly or indirectly, a 100% economic interest in Hiland Partners GP, LLC, as well as 720,000 common units and 4,080,000 subordinated units, totaling an aggregate 69.2% limited partner interest in us;

  •
  Hiland Partners GP, LLC will own the 2% general partner interest in us as well as the incentive distribution rights;

  •
  we will, directly or indirectly, own all of the membership interests in the operating company and the operating subsidiaries, which will own and operate our assets; and

  •
  Harold Hamm and Continental Resources will agree not to compete with us in some respects pursuant to an omnibus agreement. For a description of the omnibus agreement, please read "Certain Relationships and Related Party Transactions."

        Our general partner has sole responsibility for conducting our business and for managing our operations. As is common with publicly traded limited partnerships and in order to maximize operational flexibility, we will conduct our operations through subsidiaries. We will have one direct subsidiary initially: Hiland Operating, LLC, a limited liability company that will conduct business through itself and its subsidiaries.

        Our principal executive offices are located at 205 West Maple, Suite 1100, Enid, Oklahoma 73701 and our phone number is (580) 242-6040.

        The diagram on the following page depicts our organization and ownership after giving effect to the offering and the related formation transactions.

Ownership of Hiland Partners, LP
Common Units:
Public Unitholders	28.8%
The Hamm Parties and Management	10.4%

39.2%
Subordinated Units:
The Hamm Parties and Management	58.8%
General Partner Interest	2.0%

100.0%

THE OFFERING

Common units offered to the public	2,000,000 common units.
2,300,000 common units if the underwriters exercise their over-allotment option in full.
Units outstanding after this offering	•	2,720,000 common units, representing an approximate 39.2% limited partner interest in us, and
	•	4,080,000 subordinated units, representing an approximate 58.8% limited partner interest in us.
Use of proceeds	We anticipate using the aggregate net proceeds from this offering, after deducting underwriting discounts and commissions but before estimated expenses:
	•	to repay outstanding indebtedness, which was approximately $27.6 million at June 30, 2004;
	•	to pay $2.0 million of expenses associated with the offering and related formation transactions; and
	•	for working capital purposes.

We anticipate using the net proceeds from any exercise of the underwriters' over-allotment option to redeem a number of common units, on a pro rata basis, from the Hamm Parties equal to the number of common units issued upon the exercise of the over-allotment option.
Cash distributions
We intend to make minimum quarterly distributions of $0.45 per unit to the extent we have sufficient cash from our operations after we have paid our expenses, including the expenses of our general partner. In general, we will pay any cash distribution we make each quarter in the following manner:
	•	first, 98% to the common units and 2% to our general partner, until each common unit has received a minimum quarterly distribution of $0.45 plus any arrearages from prior quarters;
	•	second, 98% to the subordinated units and 2% to our general partner, until each subordinated unit has received a minimum quarterly distribution of $0.45; and
	•	third, 98% to all units, pro rata, and 2% to our general partner, until each unit has received a distribution of $0.495.

If cash distributions per unit exceed $0.495 in any quarter, our general partner will receive increasing percentages, up to a maximum of 50% of the cash we distribute in excess of that amount. We refer to these distributions as "incentive distributions." Please read "Cash Distribution Policy."

We must distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner in its discretion. We refer to this cash as "available cash," and we define its meaning in our partnership agreement and in the glossary of terms attached as Appendix C. The amount of available cash may be greater than or less than the minimum quarterly distribution.

The amount of estimated cash available for distribution generated during 2003 and the first six months of 2004 would have been sufficient to allow us to pay the full minimum quarterly distribution on all of our common units but only 53.1% and 89.8%, respectively, of the minimum quarterly distribution on the subordinated units during those periods. Please read "Cash Available for Distribution."
Subordinated units
Following this offering, the Hamm Parties and members of our management will own all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are entitled to receive the minimum quarterly distribution of $0.45 per unit only after the common units have received the minimum quarterly distribution plus arrearages in the payment of the minimum quarterly distribution from prior quarters.

Accordingly, the distribution on the subordinated units may be reduced or eliminated if necessary to ensure the common units receive their minimum quarterly distribution. Subordinated units will not accrue arrearages. The subordination period will end once we meet certain financial tests, but not before March 31, 2010. These financial tests require us to have earned and paid the minimum quarterly distribution on all of our outstanding units for three consecutive four-quarter periods.
When the subordination period ends, all remaining subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages.
Early conversion of subordinated units
If we meet the applicable financial tests for any three consecutive four-quarter periods ending on or after March 31, 2008, 25% of the subordinated units will convert into common units. If we meet these tests for any three consecutive four-quarter periods ending on or after March 31, 2009, an additional 25% of the subordinated units will convert into common units. The early conversion of the second 25% of the subordinated units may not occur until at least one year after the early conversion of the first 25% of the subordinated units.

Issuance of additional units
In general, during the subordination period, we may issue up to 1,360,000 additional common units, or 50% of the common units outstanding immediately after this offering, without obtaining unitholder approval. We can also issue an unlimited number of common units in connection with acquisitions and capital improvements that increase cash flow from operations per unit on an estimated pro forma basis. We can also issue additional common units if the proceeds are used to repay certain of our indebtedness. Please read "Units Eligible for Future Sale" and "The Partnership Agreement—Issuance of Additional Securities."
Limited voting rights
Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, our general partner and its affiliates will own an aggregate of 70.6% of our common and subordinated units. This will give our general partner the practical ability to prevent its involuntary removal. Please read "The Partnership Agreement—Voting Rights."
Limited call right
If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price not less than the then-current market price of the common units.
Estimated ratio of taxable income to distributions
We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending , you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be % or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $ per unit, we estimate that your allocable federal income tax per year will be no more than $ per unit. Please read "Material Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions" for the basis of this estimate.
Exchange listing	We intend to list our common units on the NASDAQ National Market under the symbol "HLND."

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

        The following table shows summary historical financial and operating data of Continental Gas, Inc. and pro forma financial data of Hiland Partners, LP for the periods and as of the dates indicated. The summary historical financial data for the years ended December 31, 2001, 2002 and 2003 are derived from the audited financial statements of Continental Gas, Inc. The summary historical financial data for the six months ended June 30, 2003 and 2004 are derived from the unaudited financial statements of Continental Gas, Inc. The summary pro forma financial data as of June 30, 2004 and for the year ended December 31, 2003 and six months ended June 30, 2003 and 2004 are derived from the unaudited pro forma financial statements of Hiland Partners, LP. The unaudited pro forma balance sheet data gives pro forma effect to the following transactions as if they had occurred on June 30, 2004:

  •
  the formation of and transfer of assets to Hiland Partners, LP; and

  •
  the offering and the application of the proceeds thereof.

        The unaudited pro forma summary of operations data give pro forma effect to the following transactions as if they had occurred on January 1, 2003:

  •
  the formation of and transfer of assets to Hiland Partners, LP;

  •
  the offering and the application of the proceeds thereof; and

  •
  the acquisition of the Carmen gathering system.

        The following table includes EBITDA, a non-GAAP (generally accepted accounting principles) financial measure. We define EBITDA as income (loss) from continuing operations plus interest expense, provision for income taxes and depreciation and amortization expense. For a reconciliation of EBITDA to income (loss) from continuing operations, its most directly comparable financial measure calculated and presented in accordance with GAAP, please read "Non-GAAP Financial Measures" on page 14 of this prospectus.

        Maintenance capital expenditures represent capital expenditures made to replace partially or fully depreciated assets to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Expansion capital expenditures represent capital expenditures made to expand or increase the efficiency of the existing operating capacity of our assets. Expansion capital expenditures include expenditures that facilitate an increase in volumes within our operations, whether through construction or acquisition. Expenditures that reduce our operating costs will be considered expansion capital expenditures only if the reduction in operating expenses exceeds cost reductions typically resulting from routine maintenance. We treat costs for repairs and minor renewals to maintain facilities in operating condition and that do not extend the useful life of existing assets as operations and maintenance expenses as we incur them.

	Continental Gas, Inc.					Hiland Partners, LP Pro Forma
	Years Ended December 31,			Six Months Ended June 30,			Six Months Ended June 30,
						Year Ended December 31, 2003
	2001	2002	2003	2003	2004		2003	2004
	(in thousands, except per unit and operating data)
Summary of Operations Data:
Total revenues	$45,489	$35,228	$76,018	$28,359	$44,899	$101,114	$45,693	$50,657
Operating costs and expenses:
Midstream purchases	33,929	27,935	67,002	24,625	38,322	81,988	36,620	39,642
Operations and maintenance expenses	3,002	3,509	3,714	1,514	2,229	6,076	2,901	3,140
Depreciation, amortization and accretion	2,072	2,370	3,304	1,337	1,810	8,158	3,912	4,030
Property impairment expense	—	—	1,535	—	—	1,535	—	—
(Gain) loss on asset sales	(76)	(12)	34	13	—	34	13	—
Bad debt expense	—	295	—	—	—	—	—	—
General and administrative expenses	688	730	770	357	479	999	527	516

Total operating costs and expenses	39,615	34,827	76,359	27,846	42,840	98,790	43,973	47,328

Operating income (loss)	5,874	401	(341)	513	2,059	2,324	1,720	3,329
Other income (expense):
Interest expense	(350)	(185)	(473)	(129)	(335)	—	—	—
Amortization of deferred loan costs	—	—	(24)	—	(51)	(252)	(228)	(50)
Interest income and other	95	72	10	6	16	21	16	17

Total other income (expense)	(255)	(113)	(487)	(123)	(370)	(231)	(212)	(33)

Income (loss) from continuing operations	5,619	288	(828)	390	1,689	2,093	1,508	3,296
Discontinued operations, net	285	199	246	243	86	—	—	—

Income (loss) before change in accounting principle	5,904	487	(582)	633	1,775	2,093	1,508	3,296
Cumulative effect of change in accounting principle	—	—	1,554	1,554	—	—	—	—

Net income (loss)	$5,904	$487	$972	$2,187	$1,775	$2,093	$1,508	$3,296

Pro forma net income per limited partner unit (1)						$0.30	$0.22	$0.48

Balance Sheet Data (at period end):
Property and equipment, at cost, net	$20,644	$23,722	$38,425	$27,125	$37,502			$95,902
Total assets	25,444	28,058	47,840	33,225	47,181			106,614
Accounts payable—affiliates	877	2,150	2,814	2,390	2,874			2,899
Long-term debt	2,975	3,491	14,571	4,643	13,357			—
Net equity	20,240	20,767	21,739	22,905	21,373			95,828
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$6,432	$4,809	$4,464	$1,961	$4,244
Investing activities	(3,242)	(5,645)	(17,286)	(2,588)	(3,429)
Financing activities	(2,865)	516	13,212	1,152	(1,220)
Other Financial Data:
Midstream segment gross margin	$11,560	$7,293	$9,016	$3,734	$6,577	$15,826	$7,646	$9,086
Compression segment gross margin	—	—	—	—	—	3,300	1,427	1,929

Total gross margin	$11,560	$7,293	$9,016	$3,734	$6,577	$19,126	$9,073	$11,015

EBITDA	$8,041	$2,843	$2,973 (2)	$1,856	$3,885	$10,503 (2)	$5,648	$7,376
Maintenance capital expenditures	$844	$1,826	$1,769	$980	$862	$1,764		$862
Expansion capital expenditures	2,389	3,149	15,036	1,309	2,408	20,270		2,688
Asset sales	—	—	(51)	(51)	—	(51)		—

Total capital expenditures (3)	$3,233	$4,975	$16,754	$2,238	$3,270	$21,983		$3,550

Operating Data:
Natural gas sales (MMBtu/d)	24,142	25,641	37,432	30,172	39,642	41,188	33,957	42,537
NGL sales (Bbls/d)	1,007	897	870	825	1,014	1,153	1,092	1,258

(1)
Net income (loss) per limited partner unit is not applicable for periods prior to our initial public offering. Pro forma net income per limited partner unit for the year ended December 31, 2003 and the six months ended June 30, 2003 and 2004 of $0.30, $0.22 and $0.48, respectively, are presented pro forma for our initial public offering.

(2)
EBITDA has not been increased for the impact of the $1.5 million non-cash impairment charge.

(3)
Capital expenditures excludes costs associated with discontinued operations.

NON-GAAP FINANCIAL MEASURES

        EBITDA is a non-GAAP financial measure. We define EBITDA as income (loss) from continuing operations plus interest expense, provision for income taxes and depreciation and amortization expense.

        EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

  •
  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

  •
  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

  •
  our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

  •
  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

        EBITDA is also a financial measurement that, with certain negotiated adjustments, is reported to our banks and is used as a gauge for compliance with our financial covenants under our credit facilities. EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Our EBITDA may not be comparable to EBITDA or similarly titled measures of other entities, as other entities may not calculate EBITDA in the same manner as we do.

        The following table presents a reconciliation of the non-GAAP financial measure of EBITDA to the GAAP financial measure of income (loss) from continuing operations on a historical basis and pro forma for this offering and the application of the net proceeds for each of the periods indicated.

	Continental Gas, Inc.						Hiland Partners, LP Pro Forma
	Years Ended December 31,				Six Months Ended June 30,				Six Months Ended June 30,
							Year Ended December 31, 2003
	2001	2002	2003		2003	2004			2003	2004
	(in thousands)
Reconciliation of EBITDA to Income (Loss) from Continuing Operations:
Income (loss) from continuing operations	$5,619	$288	$(828)		$390	$1,689	$2,093		$1,508	$3,296
Add:
Depreciation, amortization and accretion	2,072	2,370	3,304		1,337	1,810	8,158		3,912	4,030
Amortization of deferred loan costs	—	—	24		—	51	252		228	50
Interest expense	350	185	473		129	335	—		—	—

EBITDA	$8,041	$2,843	$2,973	(1)	$1,856	$3,885	$10,503	(1)	$5,648	$7,376

(1)
EBITDA has not been increased for the impact of the $1.5 million non-cash impairment charge.

RISK FACTORS

        Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should consider carefully the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

        The following risks could materially and adversely affect our business, financial condition or results of operations. In that case, we might not be able to pay the minimum quarterly distribution on our common units, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Related to Our Business

We may not have sufficient cash from operations to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner.

        We may not have sufficient available cash each quarter to pay the minimum quarterly distribution. Under the terms of our partnership agreement, we must pay our general partner's fees and expenses and set aside any cash reserve amounts before making a distribution to our unitholders. The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

  •
  the amount of natural gas gathered on our pipelines;

  •
  the throughput volumes at our processing, treating and fractionation plants;

  •
  the price of natural gas;

  •
  the relationship between natural gas and NGL prices;

  •
  the level of our operating costs;

  •
  the weather in our operating areas;

  •
  the level of competition from other midstream energy companies; and

  •
  the fees we charge and the margins we realize for our services.

        In addition, the actual amount of cash we will have available for distribution will depend on other factors, some of which are beyond our control, including:

  •
  the level of capital expenditures we make;

  •
  the cost of acquisitions, if any;

  •
  our debt service requirements;

  •
  fluctuations in our working capital needs;

  •
  restrictions on distributions contained in our credit facility;

  •
  restrictions on our ability to make working capital borrowings under our credit facility to pay distributions;

  •
  prevailing economic conditions; and

  •
  the amount of cash reserves established by our general partner's board of directors in its sole discretion for the proper conduct of our business.

The amount of cash we have available for distribution to unitholders depends primarily on our cash flow and not solely on our profitability.

        You should be aware that the amount of cash we have available for distribution depends primarily upon our cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income.

        The amount of available cash we need to pay the minimum quarterly distribution for four quarters on the common units, the subordinated units and the general partner interest to be outstanding immediately after this offering is approximately $12.5 million. The amount of estimated cash available for distribution generated during 2003 and the first six months of 2004 would have been sufficient to allow us to pay the full minimum quarterly distribution on our common units but only 53.1% and 89.8%, respectively, of the minimum quarterly distribution on the subordinated units during those periods. For a calculation of our ability to make distributions to unitholders based on our pro forma results for 2003 and the six months ended June 30, 2004, please read "Cash Available for Distribution" and Appendix D.

Our success depends upon our ability to continually obtain new sources of natural gas supply and any decrease in supplies of natural gas could reduce our ability to make distributions to our unitholders.

        Our gathering systems are connected to natural gas reserves and wells, from which the production will naturally decline over time, which means that our cash flows associated with these wells will also decline over time. To maintain or increase throughput levels on our gathering systems and the utilization rate at our processing plants and our treating and fractionation facilities, we must continually obtain new natural gas supplies. We may not be able to obtain additional contracts for natural gas supplies. The primary factors affecting our ability to connect new supplies of natural gas and attract new customers to our gathering systems include: (1) the level of successful drilling activity near our gathering systems and (2) our ability to compete for the commitment of such additional volumes to our systems.

        Fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. Drilling activity generally decreases as oil and natural gas prices decrease. We have no control over the level of drilling activity in the areas of our operations, the amount of reserves associated with the wells or the rate at which production from a well will decline. In addition, we have no control over producers or their production decisions, which are affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, the level of reserves, geological considerations, governmental regulations and the availability and cost of capital. Because we often obtain as new sources of supply associated gas that is produced in connection with oil drilling operations, declines in oil prices, even without a commensurate decline in prices for natural gas, can adversely affect our ability to obtain new gas supplies.

        We face competition in acquiring new natural gas supplies. Competition for natural gas supplies is primarily based on the location of pipeline facilities, pricing arrangements, reputation, efficiency, flexibility and reliability. Our major competitors for natural gas supplies and markets include (1) Western Gas Resources, Inc., Ringwood Gathering and Duke Energy Field Services LLC at our Eagle Chief gathering system, (2) Enogex, Inc. at our Matli gathering system and (3) Bear Paw Energy, a subsidiary of Northern Borders Partners, LP at our Badlands gathering system. Many of our competitors have greater financial resources than we do which may better enable them to pursue additional gathering and processing opportunities than us.

        If we are unable to maintain or increase the throughput on our gathering systems because of decreased drilling activity in the areas in which we operate or because of an inability to connect new supplies of gas and attract new customers to our gathering systems, then our business and financial results or our ability to achieve our growth strategy could be materially adversely affected.

We depend on certain key producers for a significant portion of our supply of natural gas, and the loss of any of these key producers could reduce our supply of natural gas and adversely affect our financial results.

        For the six months ended June 30, 2004, Continental Resources, Chesapeake Energy and Range Resources supplied us with approximately 36.9%, 25.7% and 16.3%, respectively, of our total natural gas volumes. Each of our natural gas gathering systems is dependent on one or more of these producers. To the extent that these producers reduce the volumes of natural gas that they supply us as a result of competition or otherwise, we would be adversely affected unless we were able to acquire comparable supplies of natural gas on comparable terms from other producers, which may not be possible in areas where the producer that reduces its volumes is the primary producer in the area.

We generally do not obtain independent evaluations of natural gas reserves dedicated to our gathering systems; therefore, volumes of natural gas gathered on our gathering systems in the future could be less than we anticipate.

        We generally do not obtain independent evaluations of natural gas reserves connected to our gathering systems due to the unwillingness of producers to provide reserve information as well as the cost of such evaluations. Accordingly, we do not have estimates of total reserves dedicated to our systems or the anticipated life of such reserves. If the total reserves or estimated life of the reserves connected to our gathering systems is less than we anticipate and we are unable to secure additional sources of natural gas, then the volumes of natural gas gathered on our gathering systems in the future could be less than we anticipate. A decline in the volumes of natural gas gathered on our gathering systems would have an adverse effect on our results of operations and financial condition.

We are exposed to the credit risks of our key customers, and any material nonpayment or nonperformance by our key customers could reduce our ability to make distributions to our unitholders.

        We are subject to risks of loss resulting from nonpayment or nonperformance by our customers. Any material nonpayment or nonperformance by our key customers could reduce our ability to make distributions to our unitholders. Furthermore, some of our customers may be highly leveraged and subject to their own operating and regulatory risks, which increases the risk that they may default on their obligations to us.

Our profitability is dependent upon prices and market demand for natural gas and NGLs, which are beyond our control and have been volatile.

        We are subject to significant risks due to fluctuations in commodity prices. We operate under two types of contractual arrangements under which our gross margin is exposed to increases and decreases in the price of natural gas and NGLs: percentage-of-proceeds and discount-to-index arrangements. For the six months ended June 30, 2004, percentage-of-proceeds arrangements represented approximately 28.6% of our pro forma gross margin and discount-to-index arrangements represented approximately 41.0% of our pro forma gross margin.

        Under percentage-of-proceeds arrangements, we generally purchase natural gas from producers at the wellhead, gather, treat, and process the natural gas, in some cases fractionate the NGLs into NGL products, and then sell the resulting residue gas and NGLs or NGL products at index-related prices. We remit to the producers either an agreed upon percentage of the proceeds or an index-related price for the natural gas and the NGLs. Under these arrangements, our revenues and gross margin correlate directly with the price of natural gas and NGLs. As a result, our revenues and gross margin may decline when natural gas prices or NGL prices decline.

        Under percentage-of-index arrangements, we purchase natural gas from producers at the wellhead at a price that is at a fixed percentage of the index price for the natural gas they produce. We then gather, treat and process the natural gas, in some cases fractionate the NGLs into NGL products and then sell the residue gas and NGLs or NGL products at market prices. Since under these types of arrangements our revenues are based on the prices of both natural gas and NGLs while our costs of purchasing the natural gas from the producer is based on the price of natural gas, our gross margin under these arrangements increase as the price of NGLs increase relative to the price of natural gas, and our gross margin under these arrangements decrease as the price of natural gas increases relative to the price of NGLs. Accordingly an increase in the price of natural gas relative to the price of NGLs could adversely affect our revenues and gross margin.

        We may not be successful in balancing our purchases and sales. In addition, a producer could fail to deliver promised volumes or deliver in excess of contracted volumes, or a purchaser could purchase less than contracted volumes. Any of these actions could cause our purchases and sales not to be balanced. If our purchases and sales are not balanced, we will face increased exposure to commodity price risks and could have increased volatility in our operating income.

        In the past, the prices of natural gas and NGLs have been extremely volatile, and we expect this volatility to continue. The NYMEX daily settlement price for the prompt month contract in 2003 ranged from a high of $10.10 per MMBtu to a low of $4.50 per MMBtu. In the first six months of 2004, the same index ranged from a high of $7.03 per MMBtu to a low of $5.32 per MMBtu. A composite of the weighted monthly average NGLs price based on our average NGLs composition in 2003 ranged from a high of approximately $0.70 per gallon to a low of $0.41 per gallon. In the first six months of 2004, the same composite ranged from approximately $0.73 per gallon to approximately $0.49 per gallon.

        The markets and prices for natural gas and NGLs depend upon factors beyond our control. These factors include demand for oil, natural gas and NGLs, which fluctuate with changes in market and economic conditions and other factors, including:

  •
  the impact of weather on the demand for oil and natural gas;

  •
  the level of domestic oil and natural gas production;

  •
  the availability of imported oil and natural gas;

  •
  actions taken by foreign oil and gas producing nations;

  •
  the availability of local, intrastate and interstate transportation systems;

  •
  the availability and marketing of competitive fuels;

  •
  the impact of energy conservation efforts; and

  •
  the extent of governmental regulation and taxation.

A change in the characterization of some of our assets by federal, state or local regulatory agencies or a change in policy by those agencies may result in increased regulation of our assets, which may cause our revenues to decline and operating expenses to increase.

        As a natural gas gatherer and intrastate pipeline company, we generally are exempt from Federal Energy Regulatory Commission, or FERC, regulation under the Natural Gas Act of 1938, or NGA, but FERC regulation still affects our business and the market for our products. FERC's policies and practices across the range of its natural gas regulatory activities, including, for example, its policies on open access transportation, ratemaking, capacity release, and market center promotion, indirectly affect intrastate markets. In recent years, FERC has pursued pro-competitive policies in its regulation of interstate natural gas pipelines. However, we cannot assure you that FERC will continue this approach as it considers matters such as pipeline rates and rules and policies that may affect rights of access to natural gas transportation capacity.

        Other state and local regulations also affect our business. Our gathering lines are subject to ratable take and common purchaser statutes in states in which we operate. Ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes restrict our right as an owner of gathering facilities to decide with whom we contract to purchase or transport natural gas. Federal law leaves any economic regulation of natural gas gathering to the states. States in which we operate have adopted complaint-based regulation of natural gas gathering activities, which allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering access and rate discrimination. Please read "Business—Regulation."

Because we handle natural gas and other petroleum products in our midstream operations, we may incur significant costs and liabilities in the future resulting from a failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment.

        Our operations are subject to stringent and complex federal, state and local environmental laws and regulations. These include, for example, (i) the federal Clean Air Act and comparable state laws and regulations that impose obligations related to air emissions, (ii) the federal Resource Conservation and Recovery Act, or RCRA, and comparable state laws that impose requirements for the discharge of waste from our facilities and (iii) the Comprehensive Environmental, Response Compensation and Liability Act of 1980, or CERCLA, also known as "Superfund," and comparable state laws that regulate the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent waste for disposal. Failure to comply with these laws and regulations or newly adopted laws or regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental statutes, including the Clean Air Act, RCRA, CERCLA and the federal Water Pollution Control Act of 1972, also known as the Clean Water Act, and analogous state laws and regulations, impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other waste products into the environment.

        There is inherent risk of the incurrence of environmental costs and liabilities in our business due to our handling of natural gas and other petroleum products, air emissions related to our operations, and historical industry operations and waste disposal practices. For example, an accidental release from one of our pipelines or processing facilities could subject us to substantial liabilities arising from environmental cleanup and restoration costs, claims made by neighboring landowners and other third parties for personal injury and property damage, and fines or penalties for related violations of environmental laws or regulations. Moreover, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary. We may not be able to recover these costs from insurance. Please read "Business—Environmental Matters."

Expanding our business by constructing new assets subjects us to risks that the project may not be completed on schedule, the costs associated with the project may exceed our expectations and additional natural gas supplies may not be available following completion of the project, which could adversely affect our results of operations and financial conditions.

        One of the ways we may grow our business is through the construction of new midstream assets. The construction of additions or modifications to our existing systems, and the construction of new midstream assets involve numerous regulatory, environmental, political and legal uncertainties beyond our control and require the expenditure of significant amounts of capital. If we undertake these projects, they may not be completed on schedule at the budgeted cost, or at all. Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if we expand a new pipeline, the construction may occur over an extended period of time, and we will not receive any material increases in revenues until the project is completed. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which such growth does not materialize. Since we are not engaged in the exploration for and development of oil and natural gas reserves, we often do not have access to estimates of potential reserves in an area prior to constructing facilities in such area. To the extent we rely on estimates of future production in our decision to construct additions to our systems, such estimates may prove to be inaccurate because there are numerous uncertainties inherent in estimating quantities of future production. As a result, new facilities may not be able to attract enough throughput to achieve our expected investment return, which could adversely affect our results of operations and financial condition.

If we do not make acquisitions on economically acceptable terms, our future growth and ability to increase distributions will be limited.

        Our ability to grow and to increase distributions to unitholders depends on our ability to make acquisitions that result in an increase in adjusted operating surplus per unit. If we are unable to make these accretive acquisitions either because we are: (1) unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them, (2) unable to obtain financing for these acquisitions on economically acceptable terms, or (3) outbid by competitors, then our future growth and ability to increase distributions will be limited. Furthermore, even if we do make acquisitions that we believe will be accretive, these acquisitions may nevertheless result in a decrease in adjusted operating surplus per unit.

        Any acquisition involves potential risks, including, among other things:

  •
  mistaken assumptions about revenues and costs, including synergies;

  •
  an inability to integrate successfully the businesses we acquire;

  •
  the assumption of unknown liabilities;

  •
  limitations on rights to indemnity from the seller;

  •
  the diversion of management's attention from other business concerns;

  •
  unforeseen difficulties operating in new product areas or new geographic areas; and

  •
  customer or key employee losses at the acquired businesses.

        Management's assessments of these risks is necessarily inexact and may not reveal or resolve all existing or potential problems with an acquisition.

        If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

        Our acquisition strategy is based, in part, on our expectation of ongoing divestitures of midstream assets by large industry participants. A material decrease in such divestitures would limit our opportunities for future acquisitions and could adversely affect our operations and cash flows available for distribution to our unitholders.

If we are unable to obtain new rights-of-way or the cost of renewing existing rights-of-way increases, then we may be unable to fully execute our growth strategy, which may have an adverse impact on our ability to increase distributions to our unitholders.

        The construction of additions to our existing gathering assets may require us to obtain new rights-of-way prior to constructing new pipelines. We may be unable to obtain such rights-of-way to connect new natural gas supplies to our existing gathering lines or capitalize on other attractive expansion opportunities. Additionally, it may become more expensive for us to obtain new rights-of-way or to renew existing rights-of-way. If the cost of obtaining new rights-of-way or renewing existing rights-of-way increases, then our results of operations could be adversely affected.

Our business involves many hazards and operational risks, some of which may not be fully covered by insurance. If a significant accident or event occurs that is not fully insured, our operations and financial results could be adversely affected.

        Our operations are subject to the many hazards inherent in the gathering, treating, processing and fractionation of natural gas and NGLs, including:

  •
  damage to pipelines, related equipment and surrounding properties caused by tornadoes, floods, fires and other natural disasters and acts of terrorism;

  •
  inadvertent damage from construction and farm equipment;

  •
  leaks of natural gas, NGLs and other hydrocarbons or losses of natural gas or NGLs as a result of the malfunction of measurement equipment or facilities at receipt or delivery points;

  •
  fires and explosions; and

  •
  other hazards, including those associated with high-sulfur content, or sour gas, that could also result in personal injury and loss of life, pollution and suspension of operations.

        These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of our related operations. A natural disaster or other hazard affecting the areas in which we operate could have a material adverse effect on our operations. We are not fully insured against all risks incident to our business. In accordance with typical industry practice, we do not have any property insurance on any of our underground pipeline systems that would cover damage to the pipelines. We are not insured against all environmental accidents that might occur, other than those considered to be sudden and accidental. In addition, we do not have business interruption insurance. If a significant accident or event occurs that is not fully insured, it could adversely affect our operations and financial condition.

Restrictions in our credit facility may limit our ability to borrow additional funds, which will limit our ability to make distributions to you and capitalize on acquisitions and other business opportunities.

        In connection with this offering, we expect to enter into a new bank credit facility. Our bank credit facility will contain covenants limiting our ability to make distributions. In addition, our bank credit facility will contain various covenants limiting our ability to incur indebtedness, grant liens, and engage in transactions with affiliates. Furthermore, our bank credit facility will contain covenants requiring us to maintain certain financial ratios and tests. Any subsequent replacement of our credit facility or any new indebtedness could have similar or greater restrictions. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

Due to our lack of asset diversification, adverse developments in our midstream operations would reduce our ability to make distributions to our unitholders.

        We rely exclusively on the revenues generated from our gathering, dehydration, treating, processing, fractionation and compressor services businesses, and as a result, our financial condition depends upon prices of, and continued demand for, natural gas and NGLs. Due to our lack of diversification in asset type, an adverse development in one of these businesses would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets.

Changes in interest rates could have an adverse impact on our unit price and our ability to issue additional equity, make acquisitions, reduce debt or for other purposes.

        The credit markets recently have experienced 50-year record lows in interest rates. As the overall economy strengthens, it is likely that monetary policy will tighten further, resulting in higher interest rates to counter possible inflation. Interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. As with other yield-oriented securities, our unit price is impacted by the level of our cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank related yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our units, and a rising interest rate environment could have an adverse impact on our unit price and our ability to issue additional equity to make acquisitions, reduce debt or for other purposes.

Risks Inherent in an Investment in Us

Affiliates of our general partner have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to your detriment.

        Following the offering, the Hamm Parties and members of our management will indirectly own a 69.2% limited partner interest in us. In addition, Harold Hamm will control management of our general partner. Conflicts of interest may arise between Harold Hamm, the Hamm Trusts and their affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, the general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These conflicts include, among others, the following situations:

  •
  Harold Hamm and the Hamm Trusts own Continental Resources; neither our partnership agreement nor any other agreement requires Continental Resources to pursue a business strategy that favors us;

  •
  our general partner is allowed to take into account the interests of parties other than us, in resolving conflicts of interest;

  •
  our general partner has limited its liability and reduced its fiduciary duties, and has also restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty;

  •
  our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional limited partner securities, and reserves, each of which can affect the amount of cash that is distributed to unitholders;

  •
  our general partner determines which costs incurred by it and its affiliates are reimbursable by us;

  •
  our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf;

  •
  our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates; and

  •
  our general partner decides whether to retain separate counsel, accountants, or others to perform services for us.

        Please read "Conflicts of Interest and Fiduciary Duties."

Cost reimbursement and fees due our general partner may be substantial and will reduce our cash available for distribution to you.

        Payments to our general partner may be substantial and will reduce the amount of available cash for distribution to unitholders. We will reimburse our general partner for the provision by it and its affiliates of various general and administrative services for our benefit, including the salaries and costs of employee benefits for employees of the general partner that provide services to us. Our general partner has sole discretion in determining the amount of these expenses. Our general partner and its affiliates also may provide us other services for which we will be charged fees as determined by our general partner. We estimate that the total amount of such reimbursement and fees will be approximately $2.3 million in the first year following this offering. Please read "Conflicts of Interests and Fiduciary Duties—Conflicts of Interest" beginning on page 97.

Our partnership agreement limits our general partner's fiduciary duties to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

        Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement:

  •
  permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner;

  •
  provides that our general partner is entitled to make other decisions in "good faith" if it reasonably believes that the decision is in our best interests;

  •
  generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be "fair and reasonable" to us and that, in determining whether a transaction or resolution is "fair and reasonable," our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

  •
  provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence.

        In order to become a limited partner of our partnership, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. Please read "Conflicts of Interest and Fiduciary Duties—Fiduciary Duties."

Harold Hamm and Continental Resources may engage in limited competition with us.

        Harold Hamm and Continental Resources may engage in limited competition with us. Pursuant to the omnibus agreement, Harold Hamm and Continental Resources will agree, for so long as Harold Hamm controls our general partner, not to engage in, whether by acquisition, construction or otherwise, the business of gathering, treating, processing and transportation of natural gas in North America, the transportation and fractionation of NGLs in North America, and constructing, buying or selling any assets related to the foregoing businesses. This restriction does not apply to:

  •
  any business that is primarily related to the exploration for and production of oil or natural gas, including the sale and marketing of oil and natural gas derived from such exploration and production activities;

  •
  any business conducted by Harold Hamm or Continental Resources as of the date of the omnibus agreement;

  •
  any activities performed by Harold Hamm or Continental Resources as the operator pursuant to any operating agreement entered into by Continental Resources with oil and gas properties owned jointly with other persons; and

  •
  any business conducted by Harold Hamm or Continental Resources with the approval of the Conflicts Committee.

        Please read "Certain Relationships and Related Party Transactions—Omnibus Agreement—Non-Competition" for a description of the non-competition provisions of the omnibus agreement.

Even if unitholders are dissatisfied, they cannot remove our general partner without its consent.

        Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Unitholders did not elect our general partner or the board of directors of our general partner and will have no right to elect our general partner or the board of directors of our general partner on an annual or other continuing basis. The board of directors of our general partner is chosen by the members of our general partner. Furthermore, if the unitholders were dissatisfied with the performance of our general partner, they would have little ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

        The unitholders will be unable initially to remove the general partner without its consent because the general partner and its affiliates will own sufficient units upon completion of the offering to be able to prevent removal. The vote of the holders of at least 66 2/3% of all outstanding units voting together as a single class is required to remove the general partner. Following the closing of this offering, the general partner and its affiliates will own 70.6% of the units outstanding. Also, if the general partner is removed without cause during the subordination period and units held by the general partner and its affiliates are not voted in favor of that removal, all remaining subordinated units will automatically convert into common units and any existing arrearages on the common units will be extinguished. A removal of the general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence, or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of the general partner because of the unitholder's dissatisfaction with the general partner's performance in managing our partnership would most likely result in the termination of the subordination period.

        Furthermore, unitholders' voting rights are further restricted by the partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than the general partner, its affiliates, their transferees, and persons who acquired such units with the prior approval of the board of directors of the general partner's general partner, cannot vote on any matter. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

The control of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, our partnership agreement does not restrict the ability of the members of our general partner from transferring their respective membership interests in our general partner to a third party. The new members of our general partner would then be in a position to replace the board of directors of our general partner with their own choices and to control the decisions taken by the board of directors.

You will experience immediate and substantial dilution of $6.19 per common unit.

        The assumed initial public offering price of $20.00 per unit exceeds our pro forma net tangible book value of $13.81 per unit after the offering. Based on the assumed initial public offering price of $20.00 per unit, you will incur immediate and substantial dilution of $6.19 per common unit. This dilution results primarily because the assets contributed by our general partner and its affiliates are recorded at their historical cost, and not their fair value, in accordance with GAAP. Please read "Dilution."

We may issue additional common units without your approval, which would dilute your existing ownership interests.

        During the subordination period, our general partner, without the approval of our unitholders, may cause us to issue up to 1,360,000 additional common units. Our general partner may also cause us to issue an unlimited number of additional common units or other equity securities of equal rank with the common units, without unitholder approval, in a number of circumstances such as:

  •
  the issuance of common units upon the exercise of the underwriters' over-allotment option;

  •
  the issuance of common units in connection with acquisitions or capital improvements that increase cash flow from operations per unit on an estimated pro forma basis;

  •
  issuances of common units to repay indebtedness, if the cost to service the indebtedness is greater than the distribution obligations associated with the units issued in connection with the repayment of the indebtedness;

  •
  the conversion of subordinated units into common units;

  •
  the conversion of units of equal rank with the common units into common units under some circumstances;

  •
  in the event of a combination or subdivision of common units;

  •
  issuances of common units under our employee benefit plans; or

  •
  the conversion of the general partner interest and the incentive distribution rights into common units as a result of the withdrawal or removal of our general partner.

        The issuance of additional common units or other equity securities of equal or senior rank will have the following effects:

  •
  our unitholders' proportionate ownership interest in us will decrease;

  •
  the amount of cash available for distribution on each unit may decrease;

  •
  because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

  •
  the relative voting strength of each previously outstanding unit may be diminished; and

  •
  the market price of the common units may decline.

        After the end of the subordination period, we may issue an unlimited number of limited partner interests of any type without the approval of our unitholders. Our partnership agreement does not give our unitholders the right to approve our issuance of equity securities ranking junior to the common units at any time.

In establishing cash reserves, our general partner may reduce the amount of available cash for distribution to you.

        Our partnership agreement requires our general partner to deduct from operating surplus cash reserves that it establishes are necessary to fund our future operating expenditures. In addition, our partnership agreement also permits our general partner to reduce available cash by establishing cash reserves for the proper conduct of our business, to comply with applicable law or agreements to which we are a party, or to provide funds for future distributions to partners. These reserves will affect the amount of cash available for distribution to you.

Our general partner may cause us to borrow funds in order to make cash distributions, even where the purpose or effect of the borrowing benefits our general partner or its affiliates.

        In some instances, our general partner may cause us to borrow funds in order to permit the payment of cash distributions. These borrowings are permitted even if the purpose and effect of the borrowing is to enable us to make a distribution on the subordinated units, to make incentive distributions, or to hasten the expiration of the subordination period.

Our general partner has a limited call right that may require you to sell your units at an undesirable time or price.

        If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. At the completion of this offering, our general partner and its affiliates will own approximately 26.5% of the common units. At the end of the subordination period, assuming no additional issuances of common units, our general partner and its affiliates will own approximately 70.6% of the common units. For additional information about this right, please read "The Partnership Agreement—Limited Call Right."

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

        A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. You could be liable for our obligations as if you were a general partner if:

  •
  a court or government agency determined that we were conducting business in a state but had not complied with that particular state's partnership statute; or

  •
  your right to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute "control" of our business.

        Please read "The Partnership Agreement—Limited Liability" for a discussion of the implications of the limitations of liability on a unitholder.

Unitholders may have liability to repay distributions.

        Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Assignees who become substituted limited partners are liable for the obligations of the assignor to make contributions to the partnership that are known to the assignee at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

Tax Risks to Common Unitholders

        In addition to reading the following risk factors, you should read "Material Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity-level taxation by individual states. If the IRS treats us as a corporation or we become subject to entity-level taxation for state tax purposes, it would substantially reduce the amount of cash available for distribution to you.

        The anticipated after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter affecting us.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35% and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, our treatment as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

        Current law may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. In addition, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. If any of these states were to impose a tax on us, the cash available for distribution to you would be reduced. The partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution levels will be adjusted to reflect the impact of that law on us.

A successful IRS contest of the federal income tax positions we take may adversely affect the market for our common units, and the cost of any IRS contest will reduce our cash available for distribution to our unitholders.

        We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions we take. A court may not agree with all of our counsel's conclusions or positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

        Because our unitholders will be treated as partners to whom we will allocate taxable income which could be different in amount than the cash we distribute, you will be required to pay any federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you receive no cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the tax liability that results from that income.

Tax gain or loss on disposition of common units could be more or less than expected.

        If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions to you in excess of the total net taxable income you were allocated for a common unit, which decreased your tax basis in that common unit, will, in effect, become taxable income to you if the common unit is sold at a price greater than your tax basis in that common unit, even if the price is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income. In addition, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

Tax-exempt entities, regulated investment companies and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

        Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs), other retirement plans, regulated investment companies (known as mutual funds) and

non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Very little of our income will be qualifying income to a regulated investment company. Recent legislation treats net income derived from the ownership of certain publicly traded partnerships (including us) as qualifying income to a regulated investment company. However, this legislation will only be effective for taxable years beginning after October 22, 2004. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file United States federal tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a regulated investment company, you should consult your tax advisor before investing in our common units.

We will register as a tax shelter. This may increase the risk of an IRS audit of us or you.

        We have applied to register with the IRS as a "tax shelter." The federal income tax laws require that some types of entities, including some partnerships, register as tax shelters in response to the perception that they claim tax benefits that may be unwarranted. As a result, we may be audited by the IRS and tax adjustments may be made. Any unitholder owning less than a 1% profit interest in us has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in your tax returns and may lead to audits of your tax returns and adjustments of items unrelated to your investment in us. You would bear the cost of any expense incurred in connection with an examination of your personal tax return.

        Recently issued Treasury regulations require taxpayers to report certain information on Internal Revenue Service Form 8886 if they participate in a "reportable transaction." Unitholders may be required to file this form with the IRS if we participate in a "reportable transaction." A transaction may be a reportable transaction based upon any of several factors. Unitholders are urged to consult with their own tax advisor concerning the application of any of these factors to their investment in our common units. Congress is considering legislative proposals that, if enacted, would impose significant penalties for failure to comply with these disclosure requirements. The Treasury regulations also impose obligations on "material advisors" that organize, manage or sell interests in registered "tax shelters." As stated above, we have applied to register as a tax shelter, and, thus, one of our material advisors will be required to maintain a list with specific information, including unitholder names and tax identification numbers, and to furnish this information to the IRS upon request. Unitholders are urged to consult with their own tax advisor concerning any possible disclosure obligation with respect to their investment and should be aware that we and our material advisors intend to comply with the list and disclosure requirements.

We will treat each purchaser of our common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        Because we cannot match transferors and transferees of common units and because of other reasons, we will take depreciation and amortization positions that may not conform to all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from the sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read "Material Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election" for a further discussion of the effect of the depreciation and amortization positions we will adopt.

Unitholders may be subject to state and local taxes and return filing requirements.

        In addition to federal income taxes, you will likely be subject to other taxes, including foreign, state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property, even if you do not live in any of those jurisdictions. You will likely be required to file foreign, state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We will initially own assets and do business in North Dakota, Wyoming, Oklahoma, Texas and Mississippi. Each of these states, other than Texas and Wyoming, currently imposes a personal income tax as well as an income tax on corporations and other entities. Texas imposes a franchise tax (which is based in part on net income) on corporations and limited liability companies. As we make acquisitions or expand our business, we may own assets or do business in additional states that impose a personal income tax. It is your responsibility to file all United States federal, foreign, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

USE OF PROCEEDS

        We expect to receive net proceeds of approximately $37.2 million from the sale of 2,000,000 common units offered by this prospectus, after deducting underwriting discounts and commissions but before estimated offering expenses. Our estimates assume an initial public offering price of $20.00 per common unit and no exercise of the underwriters' over-allotment option. We anticipate using the aggregate net proceeds of this offering:

  •
  to repay outstanding indebtedness, which was approximately $27.6 million at June 30, 2004;

  •
  to pay $2.0 million of expenses associated with the offering and related formation transactions; and

  •
  for working capital purposes.

        In connection with the formation transactions, we are assuming approximately $15.8 million of indebtedness under Continental Gas' term loan. This term loan matures on September 30, 2006 and, as of June 30, 2004, bore interest at 3.8%. Substantially all of the outstanding indebtedness under this term loan was incurred to fund the acquisition of the Carmen gathering system.

        In addition, we are assuming approximately $11.8 million of indebtedness under Hiland Partners, LLC's credit facility. This facility matures on December 10, 2007 and, as of June 30, 2004, bore interest at 4.0%. Substantially all of this outstanding indebtedness was incurred to fund the acquisition of our compression facilities.

        The proceeds from any exercise of the underwriters' over-allotment option will be used to redeem a number of common units, on a pro rata basis, from the Hamm Parties equal to the number of common units issued upon exercise of the over-allotment option.

CAPITALIZATION

        The following table shows:

  •
  the cash and cash equivalents and the capitalization of our predecessor, Continental Gas, Inc., as of June 30, 2004;

  •
  our cash and cash equivalents and capitalization as of June 30, 2004 adjusted to reflect the formation of Hiland Partners, LP as described under "Summary—Formation Transactions and Partnership Structure;" and

  •
  our pro forma cash and cash equivalents and capitalization as of June 30, 2004 as further adjusted to reflect the offering of the common units and the application of the net proceeds we expect to receive in the offering as described under "Use of Proceeds."

        We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, the historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of June 30, 2004
	Historical	As Adjusted for the Formation Transactions and Excluded Assets	Pro Forma
	(in thousands)
Cash and cash equivalents	$91	$1	$7,535

Total debt	$15,786	$27,626	$—
Stockholders' equity:
Common stock, $0.50 par value, 1,000 shares authorized, issued and outstanding	1	—	—
Paid in capital	10	—	—
Retained earnings	21,362	—	—

Total stockholders' equity	21,373	—	—
Partners' equity:
Members' equity	—	—	—
Common unitholders	—	8,854	43,738
Subordinated unitholders	—	50,173	50,173
General partner interest	—	1,917	1,917

Total partners' equity	—	60,944	95,828

Total capitalization	$37,159	$88,570	$95,828

DILUTION

        Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the pro forma net tangible book value per unit after the offering. On a pro forma basis as of June 30, 2004, after giving effect to the offering of common units and the application of the related net proceeds, and assuming the underwriters' over-allotment option is not exercised, our net tangible book value was $95.8 million, or $13.81 per common unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table:

Assumed initial public offering price per common unit		$20.00
Pro forma net tangible book value per common unit before the offering (1)	$12.34
Increase in net tangible book value per common unit attributable to purchasers in the offering	1.47

Less: Pro forma net tangible book value per common unit after the offering (2)		13.81

Immediate dilution in tangible net book value per common unit to new investors		$6.19

(1)
Determined by dividing the number of units (720,000 common units, 4,080,000 subordinated units and the 2% general partner interest, which has a dilutive effect equivalent to 138,776 units) to be issued to the Hamm Parties and certain members of our management for their contribution of assets and liabilities to Hiland Partners, LP into the net tangible book value of the contributed assets and liabilities.

(2)
Determined by dividing the total number of units to be outstanding after the offering (2,720,000 common units, 4,080,000 subordinated units and the 2% general partner interest, which has a dilutive effect equivalent to 138,776 units) and the application of the related net proceeds into our pro forma net tangible book value, after giving effect to the application of the expected net proceeds of the offering.

        The following table sets forth the number of units that we will issue and the total consideration contributed to us by affiliates of our general partner, its affiliates and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus:

	Units Acquired		Total Consideration
	Number	Percent	Amount	Percent
	(in thousands)
General partner and affiliates (1)(2)	4,939	71.2%	$60,944	60.4%
New investors	2,000	28.8%	40,000	39.6%

Total	6,937	100.0%	$100,944	100.0%

(1)
The units acquired by our general partner and its affiliates consist of 720,000 common units and 4,080,000 subordinated units and the 2% general partner interest, which has a dilutive effect equivalent to 138,776 units.

(2)
The net assets of Continental Gas, Inc. contributed by our general partner and its affiliates were recorded at historical cost in accordance with generally accepted accounting principles. The net assets of Hiland Partners, LLC contributed by our general partner and its affiliates were recorded at their fair value.

CASH DISTRIBUTION POLICY

Distributions of Available Cash

        General.     Within 45 days after the end of each quarter, beginning with the quarter ending March 31, 2005, we will distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of this offering through March 31, 2005, based on the actual length of the period.

        Available Cash.     Available cash, for any quarter, consists of all cash on hand at the end of that quarter:

  •
  less the amount of cash reserves established by our general partner to:

  •
  provide for the proper conduct of our business;

  •
  comply with applicable law, any of our debt instruments or other agreements; or

  •
  provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

  •
  plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit facility and in all cases are used solely for working capital purposes or to pay distributions to unitholders.

        Intent to Distribute the Minimum Quarterly Distribution.     We intend to distribute to the holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.45 per unit, or $1.80 per year, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on the common units in any quarter, and we will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is existing, under our credit agreement. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Agreement" for a discussion of the restrictions to be included in our credit agreement that may restrict our ability to make distributions.

Operating Surplus and Capital Surplus

        General.     All cash distributed to unitholders will be characterized as either "operating surplus" or "capital surplus." We distribute available cash from operating surplus differently than available cash from capital surplus.

        Operating Surplus.     Operating surplus consists of:

  •
  our cash balance on the closing date of this offering; plus

  •
  $7.7 million (as described below); plus

  •
  all of our cash receipts after the closing of this offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

  •
  working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

  •
  all of our operating expenditures after the closing of this offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

  •
  the amount of cash reserves established by our general partner to provide funds for future operating expenditures.

        As described above, maintenance capital expenditures reduce operating surplus, from which we pay the minimum quarterly distribution, but expansion capital expenditures do not. Maintenance capital expenditures represent capital expenditures made to replace partially or fully depreciated assets to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Expansion capital expenditures represent capital expenditures made to expand or increase the efficiency of the existing operating capacity of our assets. Expansion capital expenditures include expenditures that facilitate an increase in volumes within our operations, whether through construction or acquisition. Expenditures that reduce our operating costs will be considered expansion capital expenditures only if the reduction in operating expenses exceeds cost reductions typically resulting from routine maintenance. We treat costs for repairs and minor renewals to maintain facilities in operating condition and that do not extend the useful life of existing assets as operations and maintenance expenses as we incur them. Our management has the discretion to determine how to allocate a capital expenditure for the acquisition or expansion of our assets between maintenance capital expenditures and expansion capital expenditures.

        Capital Surplus.     Capital surplus consists of:

  •
  borrowings other than working capital borrowings;

  •
  sales of our equity and debt securities; and

  •
  sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacement of assets.

        Characterization of Cash Distributions.     We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes $7.7 million in addition to our cash balance on the closing date of this offering, cash receipts from our operations and cash from working capital borrowings. This amount does not reflect actual cash on hand at closing that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to $7.7 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities, and long-term borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Subordination Period

        General.     During the subordination period, which we define below and in Appendix C, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.45 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

        Subordination Period.     The subordination period will extend until the first day of any quarter beginning after March 31, 2010 that each of the following tests are met:

  •
  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

        Expiration of the Subordination Period.     When the subordination period expires, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash. In addition, if the unitholders remove our general partner other than for cause and units held by the general partner and its affiliates are not voted in favor of such removal:

  •
  the subordination period will end and each subordinated unit will immediately convert into one common unit;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  the general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

        Early Conversion of Subordinated Units.     If the tests for ending the subordination period are satisfied for any three consecutive four-quarter periods ending on or after March 31, 2008, 25% of the subordinated units will convert into an equal number of common units. Similarly, if those tests are also satisfied for any three consecutive four-quarter periods ending on or after March 31, 2009, an additional 25% of the subordinated units will convert into an equal number of common units. The second early conversion of subordinated units may not occur, however, until at least one year following the end of the period for the first early conversion of subordinated units.

        Adjusted Operating Surplus.     Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus consists of:

  •
  operating surplus generated with respect to that period; less

  •
  any net increase in working capital borrowings with respect to that period; less

  •
  any net reduction in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

  •
  any net decrease in working capital borrowings with respect to that period; plus

  •
  any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Distributions of Available Cash from Operating Surplus during the Subordination Period

        We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

  •
  first, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  second, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

  •
  third, 98% to the subordinated unitholders, pro rata, and 2% to the general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—Incentive Distribution Rights" below.

Distributions of Available Cash from Operating Surplus after the Subordination Period

        We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

  •
  first, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  thereafter, in the manner described in "—Incentive Distribution Rights" below.

General Partner Interest and Incentive Distribution Rights

        As of the date of this offering, our general partner will be entitled to 2% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2% general partner interest. The general partner's 2% interest will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest.

        Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

        If for any quarter:

  •
  we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

  •
  first, 98% to all unitholders, pro rata, and 2% to the general partner, until each unitholder receives a total of $0.495 per unit for that quarter (the "first target distribution");

  •
  second, 85% to all unitholders, pro rata, and 15% to the general partner, until each unitholder receives a total of $0.5625 per unit for that quarter (the "second target distribution");

  •
  third, 75% to all unitholders, pro rata, and 25% to the general partner, until each unitholder receives a total of $0.675 per unit for that quarter (the "third target distribution"); and

  •
  thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

        In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution. The percentage interests set forth above for our general partner include its 2% general partner interest and assume the general partner has not transferred its incentive distribution rights.

Percentage Allocations of Available Cash from Operating Surplus

        The following table illustrates the percentage allocations of the additional available cash from operating surplus between the unitholders and our general partner up to the various target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total Quarterly Distribution," until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2% general partner interest and assume the general partner has contributed any additional capital required to maintain its 2% general partner interest and has not transferred its incentive distribution rights.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution
			General Partner
	Target Amount	Unitholders
Minimum Quarterly Distribution	$0.45	98%	2%
First Target Distribution	up to $0.495	98%	2%
Second Target Distribution	above $0.495 up to $0.5625	85%	15%
Third Target Distribution	above $0.5625 up to $0.675	75%	25%
Thereafter	above $0.675	50%	50%

Distributions from Capital Surplus

        How Distributions from Capital Surplus Will Be Made.     We will make distributions of available cash from capital surplus, if any, in the following manner:

  •
  first, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each common unit that was issued in this offering, an amount of available cash from capital surplus equal to the initial public offering price;

  •
  second, 98% to the common unitholders, pro rata, and 2% to the general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

        Effect of a Distribution from Capital Surplus.     The partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the "unrecovered initial unit price." Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 50% being paid to the holders of units and 50% to the general partner. The percentage interests shown for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

  •
  the minimum quarterly distribution;

  •
  target distribution levels;

  •
  the unrecovered initial unit price;

  •
  the number of common units issuable during the subordination period without a unitholder vote; and

  •
  the number of common units into which a subordinated unit is convertible.

        For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level, the number of common units issuable during the subordination period without unitholder vote would double and each subordinated unit would be convertible into two common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

        In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus the general partner's estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

        General.     If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of the general partner.

        Manner of Adjustments for Gain.     The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

  •
  first, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

  •
  second, 98% to the common unitholders, pro rata, and 2% to the general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

  •
  third, 98% to the subordinated unitholders, pro rata, and 2% to the general partner until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

  •
  fourth, 98% to all unitholders, pro rata, and 2% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to the general partner, for each quarter of our existence;

  •
  fifth, 85% to all unitholders, pro rata, and 15% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to the general partner for each quarter of our existence;

  •
  sixth, 75% to all unitholders, pro rata, and 25% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to the general partner for each quarter of our existence; and

  •
  thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

        The percentage interests set forth above for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

        Manner of Adjustments for Losses.     If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to the general partner and the unitholders in the following manner:

  •
  first, 98% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2% to the general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

  •
  second, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to the general partner, until the capital accounts of the common unitholders have been reduced to zero; and

  •
  thereafter, 100% to the general partner.

        If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

        Adjustments to Capital Accounts.     We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner's capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

CASH AVAILABLE FOR DISTRIBUTION

        We intend to pay each quarter, to the extent we have sufficient available cash from operating surplus, the minimum quarterly distribution of $0.45 per unit, or $1.80 per unit per year, on all the common units and subordinated units.

        The amounts of available cash from operating surplus needed to pay the minimum quarterly distribution for one quarter and for four quarters on the common units, the subordinated units and the general partner interest to be outstanding immediately after this offering are approximately:

	One Quarter	Four Quarters
	(in thousands)
Common units	$1,224.0	$4,896.0
Subordinated units	1,836.0	7,344.0
2% general partner interest	62.4	249.8

Total	$3,122.4	$12,489.8

        If we had completed the transactions contemplated in this prospectus on January 1, 2003, pro forma available cash from operating surplus generated during 2003 would have been approximately $10.3 million. Pro forma available cash from operating surplus does not reflect any additional general and administrative expenses as a result of being a public company. Estimated available cash from operating surplus includes general and administrative expenses, such as cost of tax return preparation, accounting support services, annual and quarterly reports to unitholders, investor relations, directors' and officers' insurance and registrar and transfer agent fees, of approximately $1.3 million per year that we expect to incur as a result of being a publicly traded partnership. Our estimated available cash from operating surplus generated during 2003 would have been approximately $9.0 million. This amount would have been sufficient to allow us to pay the full minimum quarterly distribution on the common units and approximately 53.1% of the minimum quarterly distribution on the subordinated units for that period. If we had completed the transactions contemplated in this prospectus on January 1, 2004, pro forma available cash from operating surplus generated during the six months ended June 30, 2004 would have been approximately $6.5 million and estimated available cash from operating surplus would have been approximately $5.9 million. This amount would have been sufficient to allow us to pay the full minimum quarterly distribution on all of the common units and approximately 89.8% of the minimum quarterly distribution on the subordinated units for the six months ended June 30, 2004.

        We derived the amounts of pro forma available cash from operating surplus shown above from our pro forma financial statements. The pro forma financial statements do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. Furthermore, available cash from operating surplus as defined in the partnership agreement is a cash accounting concept, while our pro forma financial statements have been prepared on an accrual basis. A more complete explanation of the pro forma adjustments can be found in the Notes to Pro Forma Financial Statements. We derived the amounts of estimated available cash from operating surplus shown above in the manner described in Appendix D. As a result, the amount of estimated available cash from operating surplus should be viewed as a general indication of the amount of available cash from operating surplus that we might have generated had we been formed in earlier periods.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

        The following table shows selected historical financial and operating data of Continental Gas, Inc. and pro forma financial data of Hiland Partners, LP for the periods and as of the dates indicated. The selected historical financial data for the years ended December 31, 2001, 2002 and 2003 are derived from the audited financial statements of Continental Gas, Inc. The selected historical financial data for the years ended December 31, 1999 and 2000 and for the six months ended June 30, 2003 and 2004 are derived from the unaudited financial statements of Continental Gas, Inc. The selected pro forma financial data as of June 30, 2004 and for the year ended December 31, 2003 and six months ended June 30, 2003 and 2004 are derived from the unaudited pro forma financial statements of Hiland Partners, LP. The unaudited pro forma balance sheet data gives pro forma effect to the following transactions as if they had occurred on June 30, 2004:

  •
  the formation of and transfer of assets to Hiland Partners, LP; and

  •
  the offering and the application of the proceeds thereof.

        The unaudited pro forma summary of operations data gives pro forma effect to the following transactions as if they had occurred on January 1, 2003:

  •
  the formation of and transfer of assets to Hiland Partners, LP;

  •
  the offering and the application of the proceeds thereof; and

  •
  the acquisition of the Carmen gathering system.

        The following table includes EBITDA, a non-GAAP financial measure. We define EBITDA as income (loss) from continuing operations plus interest expense, provision for income taxes, and depreciation and amortization expense. For a reconciliation of EBITDA to income (loss) from continuing operations, its most directly comparable financial measure calculated and presented in accordance with GAAP, please read "Non-GAAP Financial Measures" on page 14 of this prospectus.

        Maintenance capital expenditures represent capital expenditures made to replace partially or fully depreciated assets to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Expansion capital expenditures represent capital expenditures made to expand or increase the efficiency of the existing operating capacity of our assets. Expansion capital expenditures include expenditures that facilitate an increase in volumes within our operations, whether through construction or acquisition. Expenditures that reduce our operating costs will be considered expansion capital expenditures only if the reduction in operating expenses exceeds cost reductions typically resulting from routine maintenance. We treat costs for repairs and minor renewals to maintain facilities in operating condition and that do not extend the useful life of existing assets as operations and maintenance expenses as we incur them.

        We derived the information in the following table from, and that information should be read together with and is qualified in its entirety by reference to, the historical and pro forma combined financial statements and the accompanying notes included elsewhere in this prospectus. The table should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Continental Gas, Inc.							Hiland Partners, LP Pro Forma
	Years Ended December 31,					Six Months Ended June 30,			Six Months Ended June 30,
								Year Ended December 31, 2003
	1999	2000	2001	2002	2003	2003	2004		2003	2004
	(in thousands, except per unit and operating data)
Summary of Operations Data:
Total revenues	$24,145	$35,977	$45,489	$35,228	$76,018	$28,359	$44,899	$101,114	$45,693	$50,657
Operating costs and expenses:
Midstream purchases	19,331	28,844	33,929	27,935	67,002	24,625	38,322	81,988	36,620	39,642
Operations and maintenance expenses	2,243	2,681	3,002	3,509	3,714	1,514	2,229	6,076	2,901	3,140
Depreciation, amortization and accretion	2,103	1,986	2,072	2,370	3,304	1,337	1,810	8,158	3,912	4,030
Property impairment expense	—	—	—	—	1,535	—	—	1,535	—	—
(Gain) loss on asset sales	5	(522)	(76)	(12)	34	13	—	34	13	—
Bad debt expense	—	—	—	295	—	—	—	—	—	—
General and administrative expenses	526	613	688	730	770	357	479	999	527	516

Total operating costs and expenses	24,208	33,602	39,615	34,827	76,359	27,846	42,840	98,790	43,973	47,328

Operating income (loss)	(63)	2,375	5,874	401	(341)	513	2,059	2,324	1,720	3,329
Other income (expense):
Interest expense	(771)	(573)	(350)	(185)	(473)	(129)	(335)	—	—	—
Amortization of deferred loan costs	—	—	—	—	(24)	—	(51)	(252)	(228)	(50)
Interest income and other	4	49	95	72	10	6	16	21	16	17

Total other income (expense)	(767)	(524)	(255)	(113)	(487)	(123)	(370)	(231)	(212)	(33)

Income (loss) from continuing operations	(830)	1,851	5,619	288	(828)	390	1,689	2,093	1,508	3,296
Discontinued operations, net	263	627	285	199	246	243	86	—	—	—

Income (loss) before change in accounting principle	(567)	2,478	5,904	487	(582)	633	1,775	2,093	1,508	3,296
Cumulative effect of change in accounting principle	—	—	—	—	1,554	1,554	—	—	—	—

Net income (loss)	$(567)	$2,478	$5,904	$487	$972	$2,187	$1,775	$2,093	$1,508	$3,296

Pro forma net income per limited partner unit (1)								$0.30	$0.22	$0.48

Balance Sheet Data (at period end):
Property and equipment, at cost, net	$21,513	$19,457	$20,644	$23,722	$38,425	$27,125	$37,502			$95,902
Total assets	24,795	25,297	25,444	28,058	47,840	33,225	47,181			106,614
Accounts payable—affiliates	2,170	1,103	877	2,150	2,814	2,390	2,874			2,899
Long-term debt	9,500	5,839	2,975	3,491	14,571	4,643	13,357			—
Net equity	11,188	14,325	20,240	20,767	21,739	22,905	21,373			95,828
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$1,774	$2,825	$6,432	$4,809	$4,464	$1,961	$4,244
Investing activities	(1,428)	625	(3,242)	(5,645)	(17,286)	(2,588)	(3,429)
Financing activities	(100)	(3,661)	(2,865)	516	13,212	1,152	(1,220)
Other Financial Data:
Midstream segment gross margin	$4,814	$7,133	$11,560	$7,293	$9,016	$3,734	$6,577	$15,826	$7,646	$9,086
Compression segment gross margin	—	—	—	—	—	—	—	3,300	1,427	1,929

Total gross margin	$4,814	$7,133	$11,560	$7,293	$9,016	$3,734	$6,577	$19,126	$9,073	$11,015

EBITDA	$2,044	$4,410	$8,041	$2,843	$2,973 (2)	$1,856	$3,885	$10,503 (2)	$5,648	$7,376
Maintenance capital expenditures	$710	$268	$844	$1,826	$1,769	$980	$862	$1,764		$862
Expansion capital expenditures	714	1,051	2,389	3,149	15,036	1,309	2,408	20,270		2,688
Asset sales	—	(1,947)	—	—	(51)	(51)	—	(51)		—

Total capital expenditures (3)	$1,424	$(628)	$3,233	$4,975	$16,754	$2,238	$3,270	$21,983		$3,550

Operating Data:
Natural gas sales (MMBtu/d)	21,649	22,981	24,142	25,641	37,432	30,172	39,642	41,188	33,957	42,537
NGL sales (Bbl/d)	781	876	1,007	897	870	825	1,014	1,153	1,092	1,258

(1)
Net income (loss) per limited partner unit is not applicable for periods prior to our initial public offering. Pro forma net income per limited partner unit for the year ended December 31, 2003 and the six months ended June 30, 2003 and 2004 of $0.30, $0.22 and $0.48, respectively, are presented pro forma for our initial public offering.

(2)
EBITDA has not been increased for the impact of the $1.5 million non-cash impairment charge.

(3)
Capital expenditures excludes costs associated with discontinued operations.

        The following table presents a reconciliation of the non-GAAP financial measure of EBITDA to the GAAP financial measure of income (loss) from continuing operations on a historical basis and pro forma for this offering and the application of the net proceeds for each of the periods indicated.

	Continental Gas, Inc.								Hiland Partners, LP Pro Forma
	Years Ended December 31,						Six Months Ended June 30,				Six Months Ended June 30,
									Year Ended December 31, 2003
	1999	2000	2001	2002	2003		2003	2004			2003	2004
	(in thousands)
Reconciliation of EBITDA to Income (Loss) from Continuing Operations:
Income (loss) from continuing operations	$(830)	$1,851	$5,619	$288	$(828)		$390	$1,689	$2,093		$1,508	$3,296
Add:
Depreciation, amortization and accretion	2,103	1,986	2,072	2,370	3,304		1,337	1,810	8,158		3,912	4,030
Amortization of deferred loan costs	—	—	—	—	24		—	51	252		228	50
Interest expense	771	573	350	185	473		129	335	—		—	—

EBITDA	$2,044	$4,410	$8,041	$2,843	$2,973	(1)	$1,856	$3,885	$10,503	(1)	$5,648	$7,376

(1)
EBITDA has not been increased for the impact of the $1.5 million non-cash impairment charge.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion of our financial condition and results of operations in conjunction with the historical and pro forma financial statements and notes thereto included elsewhere in this prospectus. For more detailed information regarding the basis of presentation for the following information, you should read the notes to the historical and pro forma financial statements included elsewhere in this prospectus.

Overview

        We are a Delaware limited partnership formed in October 2004 to own and operate the assets that have historically been owned and operated by Continental Gas, Inc. and Hiland Partners, LLC. We are engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, fractionating NGLs and providing air compression and water injection services for oil and gas secondary recovery operations. Our operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States.

        We manage our business and analyze and report our results of operations on a segment basis. Our operations are divided into two business segments:

  •
  Midstream Segment, which is engaged in gathering and processing of natural gas primarily in the Mid-Continent and Rocky Mountain regions. Within this segment, we also provide certain related services for compression, dehydrating, and treating of natural gas and the fractionation of NGLs. For the year ended December 31, 2003 and the six months ended June 30, 2004, this segment generated approximately 82.7% and 82.5%, respectively, of our total gross margin on a pro forma basis after giving effect to the formation transactions.

  •
  Compression Segment, which is engaged in providing air compression and water injection services for oil and gas secondary recovery operations that are ongoing in North Dakota. For the year ended December 31, 2003 and the six months ended June 30, 2004, this segment generated approximately 17.3% and 17.5%, respectively, of our total gross margin on a pro forma basis after giving effect to the formation transactions.

        Our results of operations are determined primarily by five interrelated variables: (1) the volume of natural gas gathered through our pipelines; (2) the volume of natural gas processed; (3) the volume of NGLs fractionated; (4) the level and relationship of natural gas and NGL prices; and (5) our current contract portfolio. Because our profitability is a function of the difference between the revenues we receive from our operations, including revenues from the products we sell, and the costs associated with conducting our operations, including the costs of products we purchase, increases or decreases in our revenues alone are not necessarily indicative of increases or decreases in our profitability. To a large extent, our contract portfolio and the pricing environment for natural gas and NGLs will dictate increases or decreases in our profitability. Our profitability is also dependent upon prices and market demand for natural gas and NGLs, which fluctuate with changes in market and economic condition and other factors.

How We Evaluate Our Operations

        Our management uses a variety of financial and operational measurements to analyze our segment performance. These measurements include the following: (1) natural gas and NGL sales volumes, throughput volumes and fuel consumption by our facilities; (2) segment gross margin; (3) operations and maintenance expenses; (4) general and administrative expenses; and (5) EBITDA.

        Volumes and Fuel Consumption.     Natural gas and NGL sales volumes, throughput volumes and fuel consumption associated with our business are an important part of our operational analysis. We continually monitor volumes on our pipelines to ensure that we have adequate throughput to meet our financial objectives. It is important that we continually add new volumes to our gathering systems to offset or exceed the normal decline of existing volumes that are connected to those systems. The performance at our processing, fractionation and treating facilities is significantly influenced by the volumes of natural gas that flows through our systems. In addition, we monitor fuel consumption because it has an impact on the gross margin realized from our midstream operations and our compression services operations.

        Segment Gross Margin.     We view segment gross margin as an important performance measure of the core profitability of our operations. We review segment gross margin monthly for consistency and trend analysis.

        With respect to our midstream segment, we define segment gross margin as our revenue minus cost of sales. Revenue includes revenue from the sale of natural gas, NGLs and NGL products resulting from our gathering, treating, processing and fractionation activities and fixed fees associated with the gathering of natural gas and the transportation and disposal of saltwater. Cost of sales include the cost of natural gas, condensate and NGLs purchased by us from third parties and the cost for the transportation and fractionation of NGLs by third parties. Our midstream segment gross margin is impacted by our midstream contract portfolio, which is described in more detail below.

        With respect to our compression segment, following the restructuring of our lease arrangement to become a service arrangement as described in "—Items Impacting Comparability of Our Financial Results," our gross margin will equal the fee we will earn under our Compression Services Agreement with Continental Resources for providing air compression and water injection services. The fee that we will earn under this agreement will be fixed so long as our facilities meet specified availability requirements, regardless of Continental Resources' utilization. As a result, our gross margin will be dependent on our ability to meet their utilization levels. Please read "—Compression Services Agreement" for a discussion of this agreement.

        Operations and Maintenance Expenses.     Operations and maintenance expenses are costs associated with the operation of a specific asset. Direct labor, insurance, ad valorem taxes, repair and maintenance, utilities and contract services comprise the most significant portion of our operations and maintenance expenses. These expenses remain relatively stable independent of the volumes through our systems but fluctuate slightly depending on the activities performed during a specific period.

        General and Administrative Expenses.     Our general and administrative expenses include the cost of employee and officer compensation and related benefits, office lease and expenses, professional fees, information technology expenses, as well as other expenses not directly associated with our field operations.

        In 2003, our general and administrative expenses were approximately $1.0 million, and for the first six months of 2004 these expenses were approximately $0.5 million. We believe that our general and administrative expenses will increase as a result of our becoming a public company. We currently anticipate that our total annual general and administrative expenses following completion of this offering will be approximately $2.3 million, or $0.6 million per quarter. Continental Resources currently provides us the following services:

  •
  information technology support, including supplying our computer servers, repair services and electronic mail; and

  •
  human resource functions, including locating and recruiting potential employees and assistance in complying with certain employment laws and regulations.

        In the omnibus agreement, Continental Resources will agree to continue to provide these services to us for two years after the offering, at the lower of Continental Resources' cost to provide the services or $50,000 per year.

        EBITDA.     We define EBITDA as income (loss) from continuing operations plus interest expense, provision for income taxes and depreciation and amortization expense. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

  •
  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

  •
  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

  •
  our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

  •
  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

        EBITDA is also a financial measurement that, with certain negotiated adjustments, is reported to our lenders and is used as a gauge for compliance with some of our financial covenants under our credit facilities. EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.

How We Manage Our Operations

        Our management team uses a variety of tools to manage our business. These tools include: (1) flow and transaction monitoring systems; (2) producer activity evaluation and reporting; and (3) imbalance monitoring and control.

        Flow and transaction monitoring systems.     We utilize a customized system that tracks commercial activity on a daily basis at each of our gathering systems, processing plants and treating and fractionation facilities. We track and monitor inlet volumes to our facilities, fuel consumption, NGLs and NGL products extracted, condensate volumes and residue sales volumes. We also monitor daily operational throughput at our air compression and water injection facilities.

        Producer activity evaluation and reporting.     We monitor the producer drilling and completion activity in our primary areas of operation to identify anticipated changes in production and potential new well attachment opportunities. The continued connection of natural gas production to our gathering systems is critical to our business and directly impacts our financial performance. Through our relationship with Continental Resources, we receive weekly summaries of new drilling permits and completion reports filed with the state regulatory agencies that govern these activities. Additionally, our field personnel report the locations of new wells in their respective areas and anticipated changes in production volumes to supply representatives and operating personnel at our corporate offices. These processes enhance our awareness of new well activity in our operating areas and allow us to be responsive to producers in connecting new volumes of natural gas to our pipelines.

        Imbalance monitoring and control.     We continually monitor volumes we deliver to pipelines and volumes nominated for sale on pipelines to ensure we remain within acceptable imbalance limits during a calendar month. We seek to reduce imbalances because of the inherent commodity risk that results when deliveries and sales of natural gas are not balanced concurrently.

Our Contracts

        Because of the significant volatility of natural gas and NGL prices, our contract mix can have a significant impact on our profitability. In order to reduce our exposure to commodity price risk, we pursue fee-based arrangements where market conditions permit. Actual contract terms are based upon a variety of factors, including natural gas quality, geographical location, the competitive environment at the time the contract is executed and customer requirements. Our contract mix and, accordingly, our exposure to natural gas and NGL prices, may change as a result of producer preferences, our expansion in regions where some types of contracts are more common and other market factors.

Our Natural Gas Sales Contracts

        We sell natural gas on intrastate and interstate pipelines to marketing affiliates of natural gas pipelines, marketing affiliates of integrated oil companies and utilities. We typically sell natural gas on a monthly basis under index-related pricing terms. In addition, we have executed fixed price physical forward sales contracts on approximately 50,000 MMBtu per month through December 2007 with weighted average fixed prices per MMBtu of $4.83, $4.53, $4.47 and $4.49, respectively, for years 2004 through 2007.

Our NGL Sales Arrangements

        We sell NGLs and NGL products at the tailgate of our facilities to Koch Hydrocarbon, Kinder Morgan and SemStream. We typically sell NGLs and NGL products on a monthly basis under index-related pricing terms.

Our Natural Gas Purchase Contracts

        With respect to our natural gas gathering, compression, dehydrating, treating, processing and marketing activities and our NGL fractionation activities, we contract under the following types of arrangements:

  •
  Percent-of-proceeds arrangements.    Under percent-of-proceeds arrangements, we generally purchase natural gas from producers at the wellhead, gather, treat, and process the natural gas, in some cases fractionate the NGLs into NGL products, and then sell the resulting residue gas and NGLs or NGL products at index-related prices. We remit to the producers either an agreed upon percentage of the proceeds or an index-related price for the natural gas and the NGLs. Under these types of arrangements, our revenues and gross margin correlate directly with the price of natural gas and NGLs. For the six months ended June 30, 2004, we purchased 30.6% of our total volumes under these types of fee arrangements.

  •
  Percentage-of-index arrangements.    Under percentage-of-index arrangements, we purchase natural gas from the producers at the wellhead at a price that is at a fixed percentage of the index price for the natural gas that they produce. We then gather, treat and process the natural gas, in some cases fractionate the NGLs into NGL products and then sell the residue gas and NGLs or NGL products pursuant to natural gas or NGL arrangements described above. Since under these types of arrangements our costs to purchase the natural gas from the producer is based on the price of natural gas, our gross margin under these arrangements increase as the price of NGLs increase relative to the price of natural gas, and our gross margin under these arrangements decrease as the price of natural gas increases relative to the price of NGLs. For the six months ended June 30, 2004, we purchased 33% of our total volumes under these types of fee arrangement.

  •
  Fixed-fee arrangements.    Under fixed-fee arrangements, producers pay us a fixed fee to gather, dehydrate, compress, treat and/or process their natural gas. These types of arrangements typically require us to pay the producer for the value of NGLs and the value of residue gas less the applicable fee. For the six months ended June 30, 2004, we purchased 36.4% of our total volumes under these types of fee arrangement.

        Compression Services Agreement.     Under the compression services agreement that we will enter into with Continental Resources in connection with this offering, Continental Resources will pay us a monthly fee to provide compressed air and water at pressures sufficient to allow for the injection of either air or water into underground reservoirs for oil and gas secondary recovery operations. The monthly fee will be fixed so long as our facilities meet specified availability requirements, regardless of Continental Resources' utilization. If our facilities do not meet these requirements, the fixed monthly payment will be reduced accordingly.

Our Growth Strategy

        Our growth strategy contemplates engaging in construction and expansion opportunities as well as complementary acquisitions of midstream assets in our operating areas. We intend to pursue construction and expansion projects to meet new or increased demand for our midstream services. In addition, we intend to pursue acquisitions that we believe will allow us to capitalize on our existing infrastructure, personnel and producer and customer relationships to provide an integrated package of services. We may also pursue selected acquisitions in new geographic areas to the extent they present growth opportunities similar to those we are pursuing in our existing areas of operations. For example, we have the option to purchase the Bakken gathering system which is located in Montana. To successfully execute our growth strategy, we will require access to capital on competitive terms. We intend to finance future acquisitions primarily by using the capacity available under our bank credit facility and equity or debt offerings or a combination of both.

        Capital Expenditures.     We make capital expenditures either to maintain our assets or the supply to our assets or for expansion projects to increase our gross margin. Maintenance capital is capital employed to replace partially or fully depreciated assets to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Expansion capital expenditures represent capital expenditures made to expand or increase the efficiency of the existing operating capacity of our assets. Expansion capital expenditures include expenditures that facilitate an increase in volumes within our operations, whether through construction or acquisition. Expenditures that reduce our operating costs will be considered expansion capital expenditures only if the reduction in operating expenses exceeds cost reductions typically resulting from routine maintenance. Our decisions whether to spend capital on expansion projects are generally based on the target rate of return, as well as the cash flow capabilities of the assets.

        Acquisitions.     In analyzing a particular acquisition, we consider the operational, financial and strategic benefits of the transaction. Our analysis includes location of the assets, strategic fit of the asset in relation to our business strategy, expertise required to manage the asset, capital required to integrate and maintain the asset, and the competitive environment of the area where the assets are located. From a financial perspective, we analyze the rate of return the assets will generate under various case scenarios, comparative market parameters and cash flow capabilities of the assets.

Items Impacting Comparability of Our Financial Results

        Our historical results of operations for the periods presented may not be comparable, either from period to period or going forward, for the reasons described below.

Our Formation

        We were formed in October 2004 to own and operate the assets that have historically been owned and operated by Continental Gas, Inc. and Hiland Partners, LLC. As part of our formation, prior to consummation of this offering, the current owners of Continental Gas and Hiland Partners, LLC will contribute to us all of the assets and operations of Continental Gas other than its working capital assets and all of the assets and operations of Hiland Partners, LLC, other than its working capital assets and those related to the Bakken gathering system.

        Continental Gas is our predecessor for accounting purposes and currently owns all of our natural gas gathering, processing and fractionation assets other than the Worland gathering system. As a result, our historical financial statements are the financial statements of Continental Gas. Please read "—Continental Gas, Inc. Results of Operations" for a discussion of the results of operations of Continental Gas. The financial statements of Continental Gas, together with the notes thereto, are also included in this prospectus.

        Hiland Partners, LLC currently owns our Worland gathering system, our Horse Creek compression facility, our Cedar Hills water injection plant located next to our Cedar Hills compression facility and the Bakken gathering system. Please read "—Hiland Partners, LLC Results of Operations" for a discussion of the results of operations of Hiland Partners, LLC. The financial statements of Hiland Partners, LLC, together with the notes thereto, are included in this prospectus.

Restructuring of Compression Services Agreement

        Hiland Partners, LLC owns our Horse Creek air compression facility and our Cedar Hills water injection facility. In 2002, Hiland Partners, LLC entered into a five year lease agreement with Continental Resources, pursuant to which Hiland Partners, LLC leased the facilities to Continental Resources. Continental Resources used its own personnel to operate the facilities, and Hiland Partners, LLC made no operational decisions. In connection with our formation and this offering, we will enter into a two-year services agreement with Continental Resources that will replace the existing lease. Under the services agreement, we will own and operate the facilities and provide air compression and water injection services to Continental Resources for a fee. As part of the restructuring, the personnel at Continental Resources that operated the facilities will be transferred to us. Under the new services agreement, we will receive a fixed payment of approximately $6.0 million per year as compared to $4.3 million under the prior lease agreement. In connection with the new services arrangement, we will incur approximately $1.7 million per year in additional operating costs. Please read "—Our Contracts—Compression Services Agreement" for a description of the restructured agreement.

Construction and Acquisition Activities

        Since our inception, we have grown through a combination of building gas gathering and processing assets and acquisitions. For example, we commenced operation of the Matli gathering system in 1999 and constructed the Matli processing plant in 2003. Additionally, we acquired the Worland gathering system in 2000 and the Carmen gathering system in 2003. We acquired the Carmen gathering system in 2003 as an expansion of our Eagle Chief gathering system. Prior to our acquisition of the Carmen gathering system, we purchased the gas from the previous owner, processed it and returned it to the previous owner pursuant to a keep-whole arrangement. After we acquired the Carmen gathering system, we terminated this keep-whole arrangement and now sell the gas at the tailgate of the Eagle Chief processing plant. Our historical acquisitions were completed at different dates and with numerous sellers and were accounted for using the purchase method of accounting. Under the purchase method of accounting, results from such acquisitions are recorded in the financial statements only from the date of acquisition.

Our Pro Forma Results of Operations

        Set forth in the table below is pro forma financial and operating data for our compression and midstream segments for the periods indicated.

	Hiland Partners, LP Pro Forma
	Six Months Ended June 30,
	2003	2004
	(in thousands)
Gross Margin Data:
Midstream revenues	$44,266	$48,728
Midstream purchases	36,620	39,642

Midstream segment gross margin	7,646	9,086
Compression revenues (gross margin) (1)	1,427	1,929

Total gross margin	$9,073	$11,015

Summary of Operations Data:
Midstream revenues	$44,266	$48,728
Compression revenues	1,427	1,929

Total revenues	45,693	50,657
Operating costs and expenses:
Midstream purchases	36,620	39,642
Operations and maintenance expenses	2,901	3,140
Depreciation and amortization expenses	3,912	4,030
Loss on asset sales	13	—
General and administrative expenses	527	516

Total operating costs and expenses	43,973	47,328

Operating income	1,720	3,329
Other income (expense):
Amortization of deferred loan costs	(228)	(50)
Interest income and other	16	17

Total other income (expense)	(212)	(33)

Net income	$1,508	$3,296

Operating Data:
Natural gas sales (MMBtu/d)	33,957	42,537
NGL sales (Bbls/d)	1,092	1,258

(1)
Compression revenues and compression gross margin are the same. There are no compression purchases associated with the compression segment.

Continental Gas, Inc. Results of Operations

        The following table and the discussion that follows provide a comparison of the results of operations of Continental Gas, our accounting predecessor, for the years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2003 and 2004.

	Continental Gas, Inc.
	Years Ended December 31,			Six Months Ended June 30,
	2001	2002	2003(1)	2003	2004
				(unaudited)
	(in thousands)
Gross Margin Data:
Midstream revenues	$45,489	$35,228	$76,018	$28,359	$44,899
Midstream purchases	33,929	27,935	67,002	24,625	38,322

Midstream segment gross margin	$11,560	$7,293	$9,016	$3,734	$6,577

Summary of Operations Data:
Midstream revenues	$45,489	$35,228	$76,018	$28,359	$44,899
Operating costs and expenses:
Midstream purchases	33,929	27,935	67,002	24,625	38,322
Operations and maintenance expenses	3,002	3,509	3,714	1,514	2,229
Property impairment expense	—	—	1,535	—	—
Depreciation and amortization expenses	2,072	2,370	3,304	1,337	1,810
(Gain) loss on asset sales	(76)	(12)	34	13	—
Bad debt expense	—	295	—	—	—
General and administrative expenses	688	730	770	357	479

Total operating costs and expenses	39,615	34,827	76,359	27,846	42,840

Operating income (loss)	5,874	401	(341)	513	2,059
Interest and other financing costs, net	255	113	487	123	370

Income (loss) from continuing operations	5,619	288	(828)	390	1,689
Discontinued operations, net	285	199	246	243	86

Income (loss) before change in accounting principle	5,904	487	(582)	633	1,775
Cumulative effect of change in accounting principle	—	—	1,554	1,554	—

Net income	$5,904	$487	$972	$2,187	$1,775

Operating Data:
Natural gas sales (MMBtu/d)	24,142	25,641	37,432	30,172	39,642
NGL sales (Bbls/d)	1,007	897	870	825	1,014

(1)
Includes operations of our Carmen gathering system beginning August 1, 2003, the date we acquired these assets.

Six Months Ended June 30, 2004 Compared with Six Months Ended June 30, 2003

        Revenues.     Midstream revenues were $44.9 million for the six months ended June 30, 2004 compared to $28.4 million for the six months ended June 30, 2003, an increase of $16.5 million, or 58.1%. This increase was directly attributable to an increase in natural gas and NGL sales volumes, and an increase in realized natural gas and NGL prices.

        Natural gas sales volumes were 39,642 MMBtu/d for the six months ended June 30, 2004 compared to 30,172 MMBtu/d for the six months ended June 30, 2003, an increase of 9,470 MMBtu/d, or 31.4%. NGL sales volumes were 1,014 Bbls/d for the six months ended June 30, 2004 compared to 825 Bbls/d for the six months ended June 30, 2003, an increase of 189 Bbls/d, or 22.9%. Natural gas and NGL sales volumes increased primarily as a result of our acquisition of the Carmen gathering system from Great Plains Pipeline Company in August 2003.

        Average realized natural gas sales prices were $5.24 per MMBtu for the six months ended June 30, 2004 compared to $4.97 per MMBtu for the six months ended June 30, 2003, an increase of $0.27 per MMBtu, or 5.4%. In addition, average realized NGL sales prices were $0.65 per gallon for the six months ended June 30, 2004 compared to $0.59 per gallon for the six months ended June 30, 2003, an increase of $0.06 per gallon, or 10.2%. The change in our average realized natural gas and NGL sales prices was primarily a result of higher index prices.

        Purchases.     Midstream purchases were $38.3 million for the six months ended June 30, 2004 compared to $24.6 million for the six months ended June 30, 2003, an increase of $13.7 million, or 55.7%. This increase was directly attributable to an increase in natural gas and NGL sales volumes as a result of our acquisition of the Carmen gathering system from Great Plains Pipeline Company and an increase in natural gas and NGL prices.

        Operations and Maintenance Expenses.     Operations and maintenance expenses totaled $2.2 million for the six months ended June 30, 2004 compared with $1.5 million for the six months ended June 30, 2003, an increase of $0.7 million, or 46.7%. The increase was primarily attributable to our acquisition of the Carmen gathering system.

        Depreciation and Amortization.     Depreciation and amortization totaled $1.8 million for the six months ended June 30, 2004 compared with $1.3 million for the six months ended June 30, 2003, an increase of $0.5 million, or 38.5%. The increase was primarily due to our acquisition of the Carmen gathering system in August 2003 and expansion of the Matli gathering system in 2003.

        Interest Expense.     Interest and other financing costs totaled $0.33 million for the six months ended June 30, 2004 compared with $0.13 million for the six months ended June 30, 2003, an increase of $0.20 million, or 153.8%. This increase relates to the acquisition of the Carmen gathering system in August 2003 and expansion of the Matli Gathering System. We acquired the Carmen gathering system for a net purchase price of $12 million that was financed with bank debt.

        Cumulative Effect of Change in Accounting Principle.     Cumulative effect of change in accounting principle totaled $1.5 million for the six months ended June 30, 2003. In 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS No. 143). SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost is allocated to expense using a systematic and rational method and the liability is accreted to its face amount.

        We adopted SFAS No. 143 on January 1, 2003. The impact of adopting SFAS No. 143 has been accounted for through a cumulative effect adjustment that amounted to $1.5 million increase to net income recorded on January 1, 2003.

Year Ended December 31, 2003 Compared with Year Ended December 31, 2002

        Revenues.     Midstream revenues were $76.0 million for the year ended December 31, 2003 compared to $35.2 million for the year ended December 31, 2002, an increase of $40.8 million, or 115.9%. This increase was directly attributable to an increase of realized natural gas and NGL sales prices as well as an increase in natural gas sales volumes.

        Natural gas sales volumes were 37,432 MMBtu/d for the year ended December 31, 2003 compared to 25,641 MMBtu/d for the year ended December 31, 2002, an increase of 11,791 MMBtu/d, or 46.0%. NGL sales volumes were 870 Bbls/d for the year ended December 31, 2003 compared to 897 Bbls/d for the year ended December 31, 2002, a decrease of 27 Bbls/d, or 3.0%. Natural gas sales volumes increased primarily as a result of our acquisition of the Carmen gathering system.

        Average realized natural gas sales prices were $4.87 per MMBtu for the year ended December 31, 2003 compared to $3.11 per MMBtu for the year ended December 31, 2002, an increase of $1.76 per MMBtu, or 56.6%. In addition, average realized NGL sales prices were $0.58 per gallon for the year ended December 31, 2003 compared to $0.44 per gallon for the year ended December 31, 2002, an increase of $0.14 per gallon, or 31.8%. The change in our average realized natural gas and NGL sales prices was primarily a result of higher index prices.

        Purchases.     Midstream purchases were $67.0 million for the year ended December 31, 2003 compared to $27.9 million for the year ended December 31, 2002, an increase of $39.1 million, or 140.1%. This increase was directly attributable to an increase in natural gas and NGL sales volumes as a result of our acquisition of the Carmen gathering system and an increase in natural gas and NGL prices.

        Property Impairment Expense.     In 2003, we recognized a $1.5 million impairment expense as a result of volume declines at gathering facilities located in Texas, Mississippi and Wyoming. There was no impairment expense recorded in 2002.

        Depreciation and Amortization.     Depreciation and amortization totaled $3.3 million for the year ended December 31, 2003 compared with $2.4 million for the year ended December 31, 2002, an increase of $0.9 million, or 37.5%. The increase was primarily due to our acquisition of the Carmen gathering system in August 2003 and expansion of the Matli gathering system.

        Interest Expense.     Interest and other financing costs totaled $0.47 million for the year ended December 31, 2003 compared with $0.19 million for the year ended December 31, 2002, an increase of $0.28 million, or 147.4%. This increase relates to the acquisition of the Carmen gathering system in August 2003 and expansion of the Matli gathering system.

        Cumulative Effect of Change in Accounting Principle.     Cumulative effect of change in accounting principle totaled $1.5 million for the year ended December 31, 2003. This cumulative effect of change in accounting principle was the result of our January 1, 2003 adoption of SFAS No. 143.

Year Ended December 31, 2002 Compared with Year Ended December 31, 2001

        Revenues.     Midstream revenues were $35.2 million for the year ended December 31, 2002 compared to $45.5 million for the year ended December 31, 2001, a decrease of $10.3 million, or 22.6%. This decrease was directly attributable to a decrease in realized natural gas sales prices and was partially offset by a slight increase in volumes of natural gas.

        Natural gas sales volumes were 25,641 MMBtu/d for the year ended December 31, 2002 compared to 24,142 MMBtu/d for the year ended December 31, 2001, an increase of 1,499 MMBtu/d, or 6.2%. NGL sales volumes were 897 Bbls/d for the year ended December 31, 2002 compared to 1,007 Bbls/d for the year ended December 31, 2001, a decrease of 110 Bbls/d, or 10.9%.

        Average realized natural gas sales prices were $3.11 per MMBtu for the year ended December 31, 2002 compared to $4.47 per MMBtu for the year ended December 31, 2001, a decrease of $1.36 per MMBtu, or 30.4%. The decline in average realized natural gas sales prices was primarily attributable to lower premiums to index prices received under a long term contract during 2002. In addition, average realized NGL sales prices were stable at $0.44 per gallon for the year ended December 31, 2002 compared to $0.44 per gallon for the year ended December 31, 2001.

        Purchases.     Midstream purchases were $27.9 million for the year ended December 31, 2002 compared to $33.9 million for the year ended December 31, 2001, a decrease of $6.0 million, or 17.7%. This decrease was directly attributable to the decrease in natural gas prices and was partially offset by an increase in volumes of natural gas.

        Operations and Maintenance Expenses.     Operations and maintenance expenses totaled $3.5 million for the year ended December 31, 2002 compared with $3.0 million for the year ended December 31, 2001, an increase of $0.5 million, or 16.7%. The increase in 2002 was attributable primarily to several new gathering facilities that we built in Mississippi.

        Depreciation and Amortization.     Depreciation and amortization was relatively stable at $2.4 million for the year ended December 31, 2002 compared with $2.1 million for the year ended December 31, 2001, an increase of $0.3 million, or 14.3%. In 2002, we built several small gathering facilities in Mississippi.

        Bad Debt Expense.     In 2002, we recorded a write-off to bad debt expense of $0.3 million associated with the Enron bankruptcy. There was no bad expense recorded in 2001.

Hiland Partners, LLC Results of Operations

        The following table and the discussion that follows provide a comparison of the results of operations of Hiland Partners, LLC for the years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2003 and 2004.

	Hiland Partners, LLC
	Years Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
	(in thousands)
Gross Margin Data:
Midstream revenues	$9,795	$5,480	$7,262	$3,409	$3,829
Midstream purchases	3,068	1,439	2,826	1,240	1,320

Midstream segment gross margin	6,727	4,041	4,436	2,169	2,509
Compression revenues (gross margin) (1)	—	244	3,300	1,427	1,929

Total gross margin	$6,727	$4,285	$7,736	$3,596	$4,438

Summary of Operations Data:
Midstream revenues	$9,795	$5,480	$7,262	$3,409	$3,829
Compression revenues	—	244	3,300	1,427	1,929

Total revenues	9,795	5,724	10,562	4,836	5,758
Operating costs and expenses:
Midstream purchases	3,068	1,439	2,826	1,240	1,320
Operations and maintenance expenses	2,065	1,779	1,900	933	911
Depreciation and amortization expenses	355	522	1,684	745	1,026
(Gain) loss on asset sales	(7)	36	—	—	—
General and administrative expenses	214	156	101	60	37

Total operating costs and expenses	5,695	3,932	6,511	2,978	3,294

Operating income	4,100	1,792	4,051	1,858	2,464
Interest and other financing costs, net	693	278	563	277	272

Income before change in accounting principle	3,407	1,514	3,488	1,581	2,192
Cumulative effect of change in accounting principle	—	—	(73)	(73)	—

Net income	$3,407	$1,514	$3,415	$1,508	$2,192

Operating Data:
Natural gas sales (MMBtu/d)	4,241	4,548	3,756	3,785	2,895
NGL sales (Bbls/d)	271	282	283	267	244

(1)
Compression revenues and compression gross margin are the same. There are no compression purchases associated with the compression segment.

Six Months Ended June 30, 2004 Compared with Six Months Ended June 30, 2003

        Revenues.     Total revenues (midstream and compression) were $5.8 million for the six months ended June 30, 2004 compared to $4.8 million for the six months ended June 30, 2003, an increase of $1.0 million, or 20.8%.

        Midstream revenues were $3.8 million for the six months ended June 30, 2004 compared to $3.4 million for the six months ended June 30, 2003, an increase of $0.4 million, or 11.8%. This increase was directly attributable to an increase in realized natural gas and NGL sales prices partially offset by a decrease in natural gas volumes.

        Natural gas sales volumes were 2,895 MMBtu/d for the six months ended June 30, 2004 compared to 3,785 MMBtu/d for the six months ended June 30, 2003, a decrease of 890 MMBtu/d, or 23.5%. NGL sales volumes were 244 Bbls/d for the six months ended June 30, 2004 compared to 267 Bbls/d for the six months ended June 30, 2003, a reduction of 23 Bbls/d, or 8.6%. Natural gas and NGL sales volumes decreased primarily due to the shutdown and maintenance of a high-pressure gas trunk line serving the plant. This line was shut down for a forty-five day period in the first six months of 2004. The decrease in NGL sales volumes was partially offset by higher NGL extraction rates at the plant.

        Average realized natural gas sales prices were $4.76 per MMBtu for the six months ended June 30, 2004 compared to $3.11 per MMBtu for the six months ended June 30, 2003, an increase of $1.65 per MMBtu, or 53.1%. In addition, average realized NGL sales prices were $0.65 per gallon for the six months ended June 30, 2004 compared to $0.61 per gallon for the six months ended June 30, 2003, an increase of $0.04 per gallon, or 6.6%. The change in our average realized natural gas and NGL sales prices was primarily a result of higher index prices.

        Compression revenues were $1.9 million for the six months ended June 30, 2004 compared to $1.4 million for the six months ended June 30, 2003, an increase of $0.5 million, or 35.2%. This increase was directly attributable to the expansion of our compression facilities with a corresponding increase in the monthly lease payment.

        Purchases.     Midstream purchases were $1.3 million for the six months ended June 30, 2004 compared to $1.2 million for the six months ended June 30, 2003, an increase of $0.1 million, or 8.3%. This increase was primarily attributable to the increase of natural gas and NGL prices. This increase was partially offset by a reduction in volumes of natural gas and NGLs.

        Depreciation and Amortization.     Depreciation and amortization totaled $1.0 million for the six months ended June 30, 2004 compared with $0.7 million for the six months ended June 30, 2003, an increase of $0.3 million, or 42.9%. The increase was attributable to adding additional compression equipment in the second half of 2003 that we leased to Continental Resources.

        Cumulative Effect of Change in Accounting Principle.     Cumulative effect of change in accounting principle totaled $0.07 million for the six months ended June 30, 2003. This cumulative effect of change in accounting principle was the result of our January 1, 2003 adoption of SFAS No. 143.

Year Ended December 31, 2003 Compared with Year Ended December 31, 2002

        Revenues.     Total revenues (Midstream & Compression) were $10.6 million for the year ended December 31, 2003 compared to $5.7 million for the year ended December 31, 2002, an increase of $4.9 million, or 86.0%.

        Midstream revenues were $7.3 million for the year ended December 31, 2003 compared to $5.5 million for the year ended December 31, 2002, an increase of $1.8 million, or 32.7%. This increase was directly attributable to an increase in realized natural gas and NGL sales prices, partially offset by a decrease in natural gas volumes.

        Natural gas sales volumes were 3,756 MMBtu/d for the year ended December 31, 2003 compared to 4,548 MMBtu/d for the year ended December 31, 2002, a decrease of 792 MMBtu/d, or 17.4%. The decrease was primarily attributable to the sale of our Dobie Creek pipeline system. NGL sales volumes were relatively stable at 283 Bbls/d for the year ended December 31, 2003 compared to 282 Bbls/d for the year ended December 31, 2002.

        Average realized natural gas sales prices were $3.40 per MMBtu for the year ended December 31, 2003 compared to $1.92 per MMBtu for the year ended December 31, 2002, an increase of $1.48 per

MMBtu, or 77.1%. In addition, average realized NGL sales prices were $0.60 per gallon for the year ended December 31, 2003 compared to $0.46 per gallon for the year ended December 31, 2002, an increase of $0.14 per gallon or 30.4%. The change in our average realized natural gas and NGL sales prices was primarily a result of higher index prices.

        Compression revenues were $3.3 million for the year ended December 31, 2003 compared to $0.2 million for the year ended December 31, 2002, an increase of $3.1 million. This increase was directly attributable to the expansion of our compression facilities with a corresponding increase in the monthly lease payment.

        Purchases.     Midstream purchases were $2.8 million for the year ended December 31, 2003 compared to $1.4 million for the year ended December 31, 2002, an increase of $1.4 million, or 100.0%. This increase was attributable to the increase of natural gas and NGL prices, partially offset by a decrease in volumes.

        Depreciation and Amortization.     Depreciation and amortization totaled $1.7 million for the year ended December 31, 2003 compared with $0.5 million for the year ended December 31, 2002, an increase of $1.2 million, or 240.0%. The increase was attributable to adding compression equipment in December 2002 that we lease to Continental Resources.

        Interest Expense.     Interest and other financing costs totaled $0.56 million for the year ended December 31, 2003 compared with $0.28 million for the year ended December 31, 2002, an increase of $0.28 million, or 100.0%. In December 2002 and in 2003, we purchased compressors that we leased to Continental Resources to be used in their secondary production recovery project. These equipment purchases were made with bank financing.

        Cumulative Effect of Change in Accounting Principle.     Cumulative effect of change in accounting principle totaled $0.1 million for year ended December 31, 2003. This cumulative effect of change in accounting principle was the result of our January 1, 2003 adoption of SFAS No. 143.

Year Ended December 31, 2002 Compared with Year Ended December 31, 2001

        Revenues.     Total revenues (Midstream & Compression) were $5.7 million for the year ended December 31, 2002 compared to $9.8 million for the year ended December 31, 2001, a decrease of $4.1 million, or 41.8%.

        Midstream revenues were $5.5 million for the year ended December 31, 2002 compared to $9.8 million for the year ended December 31, 2001, a decrease of $4.3 million, or 43.9%. This decrease was directly attributable to a decrease in the prices realized for natural gas and NGLs.

        Natural gas sales volumes were 4,548 MMBtu/d for the year ended December 31, 2002 compared to 4,241 MMBtu/d for the year ended December 31, 2001, an increase of 307 MMBtu/d, or 7.2%. NGL sales volumes were 282 Bbls/d for the year ended December 31, 2002 compared to 271 Bbls/d for the year ended December 31, 2001, an increase of 11 Bbls/d, or 4.1%.

        Average realized natural gas sales prices were $1.92 per MMBtu for the year ended December 31, 2002 compared to $4.01 per MMBtu for the year ended December 31, 2001, a decrease of $2.09 per MMBtu, or 52.1%. In addition, average realized NGL sales prices were $0.46 per gallon for the year ended December 31, 2002 compared to $0.49 per gallon for the year ended December 31, 2001, a decrease of $0.03 per gallon, or 6.1%. The change in our average realized natural gas and NGL sales prices was primarily a result of lower index prices.

        Compression revenues were $0.2 million for the year ended December 31, 2002 compared to $0.0 million for the year ended December 31, 2001, an increase of $0.2 million. This increase was directly attributable to the construction of our compression facilities in 2002, which were then leased to Continental Resources.

        Purchases.     Midstream purchases were $1.4 million for the year ended December 31, 2002 compared to $3.1 million for the year ended December 31, 2001, a decrease of $1.7 million, or 54.8%. This decrease was primarily attributable to the decrease of natural gas and NGL prices.

        Interest Expense.     Interest and other financing costs totaled $0.28 million for the year ended December 31, 2002 compared with $0.69 million for the year ended December 31, 2001, a decrease of $0.41 million, or 59.4%. The lower interest expense in 2002 was a result of a reduction in the average outstanding indebtedness for 2002 compared to the prior year.

General Trends and Outlook

        We expect our business to continue to be affected by the following key trends. Our expectations are based on assumptions made by us and information currently available to us. To the extent our underlying assumptions about or interpretations of available information prove to be incorrect, our expectations may vary materially from actual results.

        U.S. Gas Supply and Outlook.     We believe that current natural gas prices will continue to result in relatively high levels of natural gas-related drilling as producers seek to increase their level of natural gas production. Although the number of U.S. natural gas wells drilled has increased overall in recent years, a corresponding increase in production has not been realized, primarily as a result of smaller discoveries. We believe that an increase in U.S. drilling activity and additional sources of supply such as liquefied natural gas, or LNG, imports will be required for the natural gas industry to meet the expected increased demand for, and to compensate for the slowing production of, natural gas in the United States.

        A number of the areas in which we operate are experiencing significant drilling activity. The areas surrounding our Eagle Chief gathering system and Matli gathering system have experienced increased levels of natural gas exploration, development and production activities as result of recent high natural gas prices, new discoveries and the implementation of new exploration and production techniques. We believe that this higher level of activity in these areas will continue. We also believe that our Badlands gathering system is located in an area where ongoing secondary recovery operations may provide us with additional natural gas volumes.

        While we anticipate continued high levels of exploration and production activities in a number of the areas in which we operate, fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. Drilling activity generally decreases as oil and natural gas prices decrease. We have no control over the level of drilling activity in the areas of our operations.

        Processing Margins.     During 2003 and 2004, we generally have seen our margins increase as natural gas prices and NGL prices have increased, primarily as a result of our percent-of-proceeds contracts. During this time, this positive impact on our margins has been partially offset by the negative impact on our margins resulting from the price of natural gas increasing relative to the price of NGLs, primarily as a result of our percentage-of-index contracts. Our profitability is dependent upon pricing and market demand for natural gas and NGLs, which are beyond our control and have been volatile.

        Rising Interest Rate Environment.     The credit markets recently have experienced 50-year record lows in interest rates. As the overall economy strengthens, it is likely that monetary policy will tighten further, resulting in higher interest rates to counter possible inflation. Interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. Although this could limit our ability to raise funds in the debt capital markets, we expect to remain competitive with respect to acquisitions and capital projects, as our competitors would face similar circumstances. As with other yield-oriented securities, our unit price is impacted by the level of our cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank related yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our units, and a rising interest rate environment could have an adverse impact on our unit price and our ability to issue additional equity to make acquisitions, reduce debt or for other purposes.

Impact of Inflation

        Inflation in the United States has been relatively low in recent years and did not have a material impact on our results of operations for the periods presented.

Liquidity and Capital Resources

        Cash generated from operations, borrowings under our credit facility and funds from private and future public equity and debt offerings are our primary sources of liquidity. We believe that funds from these sources should be sufficient to meet both our short-term working capital requirements and our long-term capital expenditure requirements. Our ability to pay distributions to our unitholders, to fund planned capital expenditures and to make acquisitions will depend upon our future operating performance, and more broadly, on the availability of equity and debt financing, which will be affected by prevailing economic conditions in our industry and financial, business and other factors, some of which are beyond our control.

Cash Flows

  Continental Gas, Inc.

        Cash flows from operations.     Net cash provided by operating activities was $4.2 million and $2.0 million for the six months ended June 30, 2004 and 2003, respectively, an increase of $2.2 million. Net cash provided by operating activities increased during the six months ended June 30, 2004 principally due to higher gross margin ($2.8 million), offset by higher cash operating expenses ($0.7 million). The increase in gross margin was attributable to an increase in natural gas and NGL sales volumes as a result of our acquisition of the Carmen gathering system in August 2003 and expansion of our Matli gathering system throughout 2003. The increase in volumes was partially offset by a decrease in natural gas and NGL prices.

        Net cash provided by operating activities was $4.5 million and $4.8 million for the year ended December 31, 2003 and 2002, respectively, a decrease of $0.3 million. Gross margin increased $1.7 million for the year ended December 31, 2003 as compared to the year ended December 31, 2002. The increase in gross margin was attributable to an increase of natural gas and NGL prices as well as an increase in natural gas sales volumes. However this increase was offset by changes in working capital items that impacted cash provided by operating activities. Changes in these working capital items provided $2.1 million in 2002 as compared to $0.1 million in 2003.

        Net cash provided by operating activities was $4.8 million and $6.4 million for the year ended December 31, 2002 and 2001, respectively, a decrease of $1.6 million. Gross margin decreased $4.3 million for the year ended December 31, 2002 as compared to the year ended December 31, 2001. This decrease was attributable to the decrease in natural gas prices. The decrease in gross margin was partially offset by changes in working capital items that impacted cash provided by operating activities. Changes in these working capital items used $1.5 million in 2001 as compared to providing $2.1 million in 2002.

        Cash flows used in investing activities.     Net cash used in investing activities was $3.4 million for the six months ended June 30, 2004 and $2.6 million for the six months ended June 30, 2003. Net cash used in investing activities was $17.3 million, $5.6 million and $3.2 million for the years ended

December 31, 2003, 2002 and 2001, respectively. Capital expenditures for additions to property, plant and equipment and acquisitions were:

  •
  $16.7 million in 2003 (net of discontinued operations), which includes $12.0 million of capital expenditures for our acquisition of the Carmen gathering system which is part of our Eagle Chief gathering system and $3.6 million for capital expansion of the Matli gathering system which included construction of the Matli processing plant and a compressor station and $1.1 million for other assets.

  •
  $4.9 million in 2002 (net of discontinued operations), which includes $1.9 million of capital expenditures for building new gathering facilities in Mississippi and $3.0 million of capital expenditures for continued expansion of our existing gathering systems.

  •
  $3.1 million in 2001 (net of discontinued operations), which includes $1.7 million of capital expenditures for building new gathering facilities in South Texas and $1.4 million of capital expenditures for continued expansion of our existing gathering systems.

        Cash flows from financing activities.     Net cash provided by (used in) financing activities was ($1.2) million for the six months ended June 30, 2004 and $1.2 million for the six months ended June 30, 2003. For the six months ended June 30, 2004, cash used in financing activities was attributable to our repayment of $1.2 million in long-term debt. Cash provided by financing activities for the six months ended June 30, 2003 was increased by net borrowings of long-term debt of $1.2 million. Net cash provided by financing activities was $13.2 million for the year ended December 31, 2003, attributable to net borrowings of long-term debt primarily for financing the acquisition of the Carmen gathering system. Net cash provided by (used in) financing activities was $0.5 million and ($2.9) million for the years ended December 31, 2002 and 2001, respectively. During 2001, cash used in financing activities was primarily attributable to our net repayment of $2.9 million in long-term debt.

  Hiland Partners, LLC

        Cash flows from operations.     Net cash provided by operating activities was $3.0 million and $2.3 million for the six months ended June 30, 2004 and 2003, respectively, an increase of $0.7 million. Gross margin increased by $0.8 million and the increase was attributable to increases in our midstream margin as a result of an increase in natural gas and NGL prices and our compression margin as a result of expansion of our compression facilities in the second half of 2003.

        Net cash provided by operating activities was $5.4 million and $3.0 million for the year ended December 31, 2003 and 2002, respectively, an increase of $2.4 million. Gross margin increased $3.5 million for the year ended December 31, 2003 as compared to the year ended December 31, 2002. The increase in gross margin is primarily attributable to the start-up of our compression segment. Our compression equipment was acquired in December 2002.

        Net cash provided by operating activities was $3.0 million for both years ended December 31, 2002 and 2001. Gross margin decreased $2.4 million for the year ended December 31, 2002 as compared to the year ended December 31, 2001. This decrease in gross margin was primarily attributable to the decrease in natural gas prices in 2002. However, changes in working capital items that impacted cash provided by operating activities offset the decrease in natural gas prices. Changes in these working capital items used $0.9 million in 2001 as compared to providing $0.8 million in 2002.

        Cash flows used in investing activities.     Net cash used in investing activities was $2.3 million for the six months ended June 30, 2004 and $1.2 million for the six months ended June 30, 2004. The net cash used in investing activities for the six months ended June 30, 2004 includes $2.0 million related to construction of the Bakken gathering system (which will not be contributed to our partnership). Net cash used in investing activities was $5.1 million, $12.1 million and $0.9 million for the years ended

December 31, 2003, 2002 and 2001, respectively. Capital expenditures for additions to property, plant and equipment and additions to assets for lease were:

  •
  $5.1 million in 2003, which includes $4.5 million for compressors purchased and leased to Continental Resources to be used in their secondary recovery project and $0.6 million for other assets.

  •
  $12.5 million in 2002, which includes $12.1 million for compressors purchased and leased to Continental Resources to be used in their secondary recovery project.

  •
  $1.2 million in 2001, which was for expansion of our Worland gathering system.

        Net cash used in financing activities was $0.4 million and $1.1 million for the six months ended June 30, 2004 and June 30, 2003, respectively, which was attributable to our repayment of long-term debt. Net cash used in financing activities was $0.3 million for the year ended December 31, 2003, which was attributable to our repayment of long-term debt. Net cash provided by financing activities was $9.6 million for the year ended December 31, 2002, which was used to acquire compressors that are leased to Continental Resources for use in their secondary recovery project. Net cash used in financing activities was $2.2 million for the year ended December 31, 2001, which was attributable to our repayment of long-term debt.

        Capital Requirements.     The midstream energy business is capital-intensive, requiring significant investment to maintain and upgrade existing operations. Our capital requirements have consisted primarily of, and we anticipate will continue to be:

  •
  maintenance capital expenditures, which are capital expenditures made to replace partially or fully depreciated assets to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows; and

  •
  expansion capital expenditures such as those to acquire additional assets to grow our business, to expand and upgrade gathering systems, processing plants, treating facilities and fractionation facilities and to construct or acquire similar systems or facilities.

        Given our objective of growth through acquisitions and expansions, we anticipate that we will continue to invest significant amounts of capital to grow and acquire assets. We actively consider a variety of assets for potential acquisitions. For a discussion of the primary factors we consider in deciding whether to pursue a particular acquisition, please read "—Our Growth Strategy—Acquisitions."

        We have budgeted $2.0 million for maintenance capital expenditures for the year ending December 31, 2005. During the first six months of 2004, our capital expenditures, including maintenance and growth capital expenditures, totaled $5.3 million (including $2.0 million for construction of the Bakken gathering system which will not be part of our partnership at the time of the offering). We expect to fund future capital expenditures with funds generated from our operations, borrowings under our new credit facility and the issuance of additional equity as appropriate given market conditions.

        Total Contractual Cash Obligations.    A summary of our total contractual cash obligations as of June 30, 2004, is as follows:

	Payment Due by Period
Type of Obligation	Total Obligation	Remainder Due in 2004	Due in 2005-2006	Due in 2007-2008	Thereafter
	(in thousands)
Continental Gas long-term debt	$15,786	$1,214	$14,572	$—	$—
Continental Gas operating leases	501	64	178	185	74
Hiland Partners, LLC long-term debt (1)	13,850	1,668	6,672	5,510	0

Total contractual cash obligations	$30,137	$2,946	$21,422	$5,695	$74

(1)
Hiland Partners, LLC's long-term debt at June 30, 2004 includes $2.0 million that is attributable to the construction of the Bakken gathering system. Neither this $2.0 million of indebtedness nor the Bakken gathering system will be conveyed to us in connection with our formation or capitalization.

        In addition to the contractual obligations noted in the table above, Continental Gas has executed fixed price physical forward sales contracts on approximately 50,000 MMBtu per month of natural gas through December 2007 with weighted average fixed prices per MMBtu of $4.83, $4.53, $4.47 and $4.49, respectively, for years 2004 through 2007. Such contracts have been designated as normal sales under SFAS No. 133 and are therefore not marked to market as derivatives.

        Off-Balance Sheet Arrangements.     We had no off-balance sheet arrangements as of June 30, 2004 and December 31, 2003.

Description of Our Indebtedness

  Continental Gas, Inc.

        Continental Gas has a $25 million term loan and a $10 million revolving credit facility, which matures on September 30, 2006. As of June 30, 2004, $15.8 million was outstanding under the term loan facility, bearing interest at 3.8%, and there were no outstanding borrowings under the revolving loan facility. The term loan facility includes quarterly principal installments of $0.6. Proceeds from this offering will be used to retire all amounts outstanding under this facility.

  Hiland Partners, LLC

        Hiland Partners, LLC has a $23 million term credit agreement, which matures on December 10, 2007. As of June 30, 2004, $13.9 million was outstanding under this credit agreement, bearing interest at 4.0%. The outstanding amount includes $2.0 million for capital expenditures associated with the construction of the Bakken gathering system, which will not be included in our partnership, and $11.8 million attributable to assets that will be included in our partnership. The term loan agreement includes monthly principal installments of $278,000. Proceeds from this offering will be used to retire all amounts outstanding under this facility that are attributable to assets contributed to our partnership.

  Credit Facility

        Concurrently with the closing of this offering, we anticipate establishing a credit facility that will consist of two facilities: a revolving acquisition facility and a revolving working capital facility.

        We anticipate that the indebtedness under the credit facility will bear interest at the prime rate or LIBOR plus an applicable margin.

        In addition, we anticipate that the credit facility will contain various covenants limiting our ability to incur indebtedness, grant liens and make distributions. We also anticipate that the credit facility will contain covenants requiring us to maintain specified ratios.

Recent Accounting Pronouncements

        In June 2001, FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations" which requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost is allocated to expense using a systematic and rational method and the liability is accreted to measure the change in liability due to the passage of time. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with early adoption permitted. We adopted the standard effective January 1, 2003. The primary impact of this standard relates to dismantling and site restoration of certain of our plants and pipelines; and abandonment and plugging of oil and gas wells in which we participate. Prior to SFAS 143, we had not recorded an obligation for these costs due to its assumption that the salvage value of the equipment would substantially offset the cost of dismantling the facilities and carrying out the necessary clean up and reclamation activities. The adoption of SFAS 143 on January 1, 2003, resulted in a net increase to property and equipment and asset retirement obligations of approximately $2.6 million and $1.0 million, respectively, as a result of our separately accounting for salvage values and recording the estimated fair value of its dismantling, reclamation and plugging obligations on the balance sheet. The impact of adopting SFAS 143 has been accounted for through a cumulative effect adjustment that amounted to $1.6 million increase to net income recorded on January 1, 2003. The increase in expense resulting from the accretion of the asset retirement obligation and the depreciation of the additional capitalized plant, pipeline, and well costs is expected to be substantially offset by the decrease in depreciation from our consideration of the estimated salvage values in the depreciation calculation.

Significant Accounting Policies and Estimates

        The selection and application of accounting policies is an important process that has developed as our business activities have evolved and as the accounting rules have developed. Accounting rules generally do not involve a selection among alternatives, but involve the implementation and interpretation of existing rules, and the use of judgment applied to the specific set of circumstances existing in our business. We make every effort to properly comply with all applicable rules on or before their adoption, and we believe the proper implementation and consistent application of the accounting rules are critical. For further details on our accounting policies, you should read Note 1 of the accompanying Notes to Financial Statements.

        Asset Retirement Obligations.     SFAS No. 143 "Accounting for Asset Retirement Obligations" requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost is allocated to expense using a systematic and rational method and the liability is accreted to measure the change in liability due to the passage of time. The primary impact of this standard relates to our estimated costs for dismantling and site restoration of certain of our plants and pipelines. Estimating future asset retirement obligations requires us to make estimates and judgments regarding timing, existence of a liability, as well as what constitutes adequate restoration. We use the present value of estimated cash flows related to our asset retirement obligation to determine the fair value, generally as estimated by third party consultants. The present value calculation requires us to make numerous assumptions and judgments, including the ultimate costs of dismantling and site restoration, inflation factors, credit adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the present value of the existing asset retirement obligation liability, a corresponding adjustment will be required to the related asset. We believe the estimates and judgments reflected in our financial statements are reasonable but are necessarily subject to the uncertainties we have just described. Accordingly, any significant variance in any of the above assumptions or factors could materially affect our cash flows.

        Impairment of Long-Lived Assets.     In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we evaluate our long-lived assets of identifiable business activities for impairment when events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. The determination of whether impairment has occurred is based on management's estimate of undiscounted future cash flows attributable to the assets as compared to the carrying value of the assets. If impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value for the assets and recording a provision for loss if the carrying value is greater than fair value. For assets identified to be disposed of in the future, the carrying value of these assets is compared to the estimated fair value less the cost to sell to determine if impairment is required. Until the assets are disposed of, an estimate of the fair value is re-determined when related events or circumstances change.

        When determining whether impairment of one of our long-lived assets has occurred, we must estimate the undiscounted cash flows attributable to the asset or asset group. Our estimate of cash flows is based on assumptions regarding the volume of reserves providing asset cash flow and future NGL product and natural gas prices. The amount of reserves and drilling activity are dependent in part on natural gas prices. Projections of reserves and future commodity prices are inherently subjective and contingent upon a number of variable factors, including, but not limited to:

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  changes in general economic conditions in regions in which our products are located;

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  the availability and prices of NGL products and competing commodities;

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  the availability and prices of raw natural gas supply;

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  our ability to negotiate favorable marketing agreements;

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  the risks that third party oil and gas exploration and production activities will not occur or be successful;

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  our dependence on certain significant customers and producers of natural gas; and

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  competition from other midstream service providers, processors, including major energy companies.

        Any significant variance in any of the above assumptions or factors could materially affect our cash flows, which could require us to record an impairment of an asset.

        In December 2003, as a result of volume declines at gathering facilities located in Texas, Mississippi and Wyoming, Continental Gas recognized an impairment charge of $1.5 million. No impairment charges were recognized during each of the years ended December 31, 2001 and 2002.

        Revenue Recognition.     Revenues for NGL product sales are recognized at the time title is transferred. Gas gathering and processing and NGL fractionation revenues are recognized as volumes are processed or fractionated in accordance with contractual terms. Revenues from oil and gas production (discontinued operations) are recorded in the month produced and title is transferred to the purchaser.

Commodity Price Risks

        Our profitability is affected by volatility in prevailing NGL and natural gas prices. Historically, changes in the prices of most NGL products have generally correlated with changes in the price of crude oil. NGL and natural gas prices are volatile and are impacted by changes in the supply and demand for NGLs and natural gas, as well as market uncertainty. For a discussion of the volatility of natural gas and NGL prices, please read "Risk Factors—Our profitability is dependent upon prices and demand for natural gas and NGLs, which are beyond our control and have been volatile." For the six months ended June 30, 2004, a $0.10 per MMBtu increase in the price of natural gas combined with a $0.01 per gallon increase in NGL prices would have increased our gross margin by $90,548, whereas a $0.10 per MMBtu decrease in the price of natural gas offset by a $0.01 per gallon increase in NGL prices would have increased our gross margin by $24,645. In addition, for the six months ended June 30, 2004, a $0.10 per MMBtu increase in the price of natural gas offset by a $0.01 per gallon decrease in NGL prices would have decreased our gross margin by $37,401, whereas a $0.10 per MMBtu decrease in the price of natural gas combined with a $0.01 per gallon decrease in NGL prices would have decreased our gross margin by $114,581. The magnitude of the impact on gross margin of changes in natural gas and NGL prices presented may not be representative of the magnitude of the impact on gross margin for different commodity prices or contract portfolios. Natural gas prices can also affect our profitability indirectly by influencing the level of drilling activity and related opportunities for our services.

Quantitative and Qualitative Disclosures about Market Risk

        Market risk is the risk of loss arising from adverse changes in market rates and prices. The principal market risk to which we are exposed is commodity price risk for natural gas and NGLs. We also incur, to a lesser extent, risks related to interest rate fluctuations. We do not engage in commodity energy trading activities.

        Interest Rate Risk.     We are exposed to changes in interest rates as a result of the credit facilities for Continental Gas and Hiland Partners, LLC, which have floating interest rates as of June 30, 2004, including amounts attributable to the construction of the Bakken gathering system. We had a total of $29.6 million of indebtedness outstanding under our credit facilities at June 30, 2004. The impact of a 1% increase in interest rates on this amount of debt would result in an increase in interest expense, and a corresponding decrease in net income of approximately $0.3 million annually.

        Credit Risk.     Counterparties pursuant to the terms of their contractual obligations expose us to potential losses as a result of nonperformance. BP Energy and OGE Energy Resources were our largest customers for the six months ended June 30, 2004, accounting for approximately 32.0% and 25.8%, respectively, of our pro forma revenues. Consequently, changes within BP Energy's or OGE Energy Resources' operations have the potential to impact, both positively and negatively, our credit exposure.

BUSINESS

Overview

        We are a growth-oriented midstream energy company engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, fractionating NGLs and providing air compression and water injection services for oil and gas secondary recovery segment. Our operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. In our midstream operations, we connect the wells of natural gas producers in our market areas to our gathering systems, treat natural gas to remove impurities, process natural gas for the removal of NGLs, fractionate NGLs into NGL products and provide an aggregate supply of natural gas and NGL products to a variety of natural gas transmission pipelines and markets. In our compression services segment, we provide compressed air and water to Continental Resources for use in its oil and gas secondary recovery operations in North Dakota. We provide these services in order to increase the production of natural gas that flows through our midstream systems.

        Our midstream assets consist of four natural gas gathering systems with approximately 824 miles of gas gathering pipelines, four natural gas processing plants, three natural gas treating facilities and two NGL fractionation facilities. Our compression assets consist of two air compression facilities and a water injection plant.

        We commenced our midstream operations in 1990 when Continental Gas, Inc., then a subsidiary of Continental Resources, constructed the Eagle Chief gathering system in northwest Oklahoma. Since 1990, we have grown through a combination of building gas gathering and processing assets in areas where Continental Resources has active exploration and production assets and through acquisitions of existing systems which we have then expanded. Since inception, we have constructed 279 miles of natural gas gathering pipelines, three natural gas processing plants, two treating facilities and one fractionation facility. In addition, we have acquired 545 miles of natural gas gathering pipelines, one natural gas processing plant, one treating facility and one fractionation facility. Our pro forma gross margin for the year ended December 31, 2003 and for the six months ended June 30, 2004 was $19.1 million and $11.0 million, respectively.

        In July 2004, Continental Gas was sold by Continental Resources to its shareholders and is no longer a subsidiary of Continental Resources. In connection with the consummation of this offering, the shareholders of Continental Gas will combine its assets and operations with substantially all of the assets and operations of Hiland Partners, LLC (excluding the Bakken gathering system) to form Hiland Partners, LP.

  Midstream Segment

        Our midstream operations consist of the following:

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  gathering and compressing natural gas to facilitate its transportation to our processing plants, third-party pipelines, utilities and other consumers;

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  dehydrating natural gas to remove water from the natural gas stream to meet pipeline quality specifications;

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  treating natural gas to remove or reduce impurities such as carbon dioxide, hydrogen sulfide and other contaminants to ensure that the natural gas meets pipeline quality specifications;

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  processing natural gas to extract NGLs and selling the resulting residue natural gas and, in most cases, the NGLs; and

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  fractionating a portion of our NGLs into a mix of NGL products, including ethane, propane and a mixture of butane and natural gasoline, and selling these NGL products to third parties.

        Our midstream assets include the following:

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  Eagle Chief Gathering System.    The Eagle Chief gathering system is a 524-mile gas gathering system located in northwest Oklahoma that gathers, compresses, dehydrates and processes natural gas. The system includes the Eagle Chief processing plant and four compressor stations. We constructed the Eagle Chief gathering system in 1990 and constructed the Eagle Chief processing plant in 1995. We acquired the Carmen gathering system in August 2003, which consists solely of gathering lines to expand our Eagle Chief gathering system. Our Eagle Chief gathering system has a capacity of 30,000 Mcf/d and average throughput was approximately 18,800 Mcf/d for the six months ended June 30, 2004. The system represented approximately 29.7% of our pro forma gross margin for the six months ended June 30, 2004.

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  Worland Gathering System.    The Worland gathering system is a 151-mile gas gathering system located in northern Wyoming that gathers, compresses, dehydrates, treats and processes natural gas, and fractionates NGLs. The system includes the Worland processing plant, four compressor stations, one treating facility and one fractionation facility. We acquired the Worland gathering system and the Worland processing plant in 2000. Our Worland gathering system has a capacity of 8,000 Mcf/d and average throughput was approximately 4,000 Mcf/d for the six months ended June 30, 2004. The system represented approximately 22.8% of our pro forma gross margin for the six months ended June 30, 2004.

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  Badlands Gathering System.    The Badlands gathering system is a 108-mile gas gathering system located in southwest North Dakota that gathers, compresses, dehydrates, treats and processes natural gas, and fractionates NGLs. The system includes the Badlands processing plant, four compressor stations, one treating facility and one fractionation facility. We constructed the Badlands gathering system and the Badlands processing plant in 1997. Our Badlands gathering system has a capacity of 5,000 Mcf/d and average throughput was approximately 3,300 Mcf/d for the six months ended June 30, 2004. The system represented approximately 18.3% of our pro forma gross margin for the six months ended June 30, 2004.

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  Matli Gathering System.    The Matli gathering system is a 23-mile gas gathering system located in central Oklahoma that gathers, compresses, dehydrates, treats and processes natural gas. The system includes the Matli processing plant, two compressor stations and one treating facility. We constructed the Matli gathering system in 1999 and constructed the Matli processing plant in 2003. Our Matli gathering system has a capacity of 20,000 Mcf/d and average throughput was approximately 15,100 Mcf/d for the six months ended June 30, 2004. The system represented approximately 9.7% of our pro forma gross margin for the six months ended June 30, 2004.

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  Other Systems.    We also own three natural gas gathering systems located in Texas, Mississippi and Oklahoma. These systems represented approximately 2.0% of our pro forma gross margin for the six months ended June 30, 2004.

        The table set forth below contains certain information regarding our Eagle Chief gathering system, Worland gathering system, Badlands gathering system, Matli gathering system and our other gathering systems as of June 30, 2004.

Asset	Type	Length (Miles)	Approximate Wells Connected	Throughput Capacity (Mcf/d)	Average Throughput (Mcf/d)	Utilization of Capacity (%)
Eagle Chief gathering system	Gathering pipelines	524	363	30,000	18,800	63%
	Processing plant	—	—	25,000	18,800	75%
Worland gathering system	Gathering pipelines	151	94	8,000	4,000	50%
	Processing plant	—	—	8,000	4,000	50%
	Treating facility	—	—	8,000	4,000	50%
	Fractionation facility (Bbls/d)	—	—	650	450	69%
Badlands gathering system	Gathering pipelines	108	96	5,000	3,300	66%
	Processing plant	—	—	5,000	3,300	66%
	Treating facility	—	—	7,100	3,300	66%
	Fractionation facility (Bbls/d)	—	—	600	415	69%
Matli gathering system	Gathering pipelines	23	32	20,000	15,100	76%
	Processing plant	—	—	10,000	4,970	50%
	Treating facility	—	—	10,000	9,800	98%
Other Systems	Gathering pipelines	18	26	7,000	4,428	63%

	Total	824	611

        Option to Purchase Bakken Gathering System.     We also have an exclusive two-year option to purchase the Bakken gathering system from Hiland Partners, LLC, an affiliate of our general partner, at fair market value at the time of purchase. Hiland Partners, LLC is constructing the Bakken gathering system, which we expect to consist of approximately 150 miles of natural gas gathering pipelines, a processing plant, two compressor stations and a fractionation facility. The Bakken gathering system is currently being constructed in eastern Montana in an area where a number of exploration and production companies are actively developing crude oil and associated natural gas reserves from the Bakken shale formation. For a more detailed discussion of this option agreement, please read "—Option to Purchase Bakken gathering system."

Compression Assets

        We provide air and water compression services under a two-year, fixed-fee contract at our Cedar Hills compression facility, our Horse Creek compression facility and our water injection plant located next to our Cedar Hills compression facility. These assets are located in North Dakota in close proximity to our Badlands gathering system. At the compression facilities, we compress air to pressures in excess of 4,000 pounds per square inch, and at the water injection plant, we pump water to pressures in excess of 2,000 pounds per square inch. The air and water are delivered at the tailgate of our facilities into pipelines operated by Continental Resources and are ultimately utilized by Continental Resources in its oil and gas secondary recovery operations. The natural gas produced by Continental Resources flows through our Badlands gathering system. Prior to this offering and our entrance into a new service arrangement, we leased this equipment to Continental Resources. The payments we received under that lease represented approximately 17.5% of our pro forma gross margin for the six months ended June 30, 2004.

Competitive Strengths

        Based on the following competitive strengths, we believe that we are well positioned to compete in our operating regions:

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  We have proven expertise in developing midstream systems.    Since our inception, our management has demonstrated the ability to identify midstream opportunities and build or acquire the assets needed to capitalize on those opportunities. To date, we have built or acquired seven gas gathering systems. A majority of our growth has come from gas gathering systems and plants that we have constructed as greenfield projects, including the Eagle Chief, Badlands and Matli gathering systems. Since building the Eagle Chief gathering system, we have expanded that system by constructing 377 miles of gathering pipeline and acquiring approximately 147 miles of gathering pipeline in five separate transactions. We have also utilized acquisitions such as our purchase of the 151-mile Worland gathering system in 2000 as a way to establish a presence in new areas.

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  Substantially all of our facilities are modern and efficient.    We built our Eagle Chief processing plant in 1995, our Badlands processing plant in 1997 and our Matli processing plant in 2003. In addition, the previous owner replaced a substantial portion of the equipment on our Worland gathering system, including the Worland processing plant, the treating facility and the fractionation facility, in 1997. The condition of our facilities directly benefits our margins and our ability to attract new supplies of natural gas by offering operational efficiency and reliability. Additionally, our facilities generally require less maintenance and are subject to fewer environmental liabilities and permitting issues than older facilities.

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  Our assets are strategically located in major natural gas supply areas.    Our assets are strategically located in the Mid-Continent and Rocky Mountain regions of the United States. These regions are generally characterized by significant current drilling activity, which provides us with attractive opportunities to access newly-developed natural gas supplies. Several of these regions are experiencing increased levels of exploration, development and production activities as a result of recent high commodity prices, new discoveries and the implementation of secondary recovery techniques. We believe that our presence in these regions, together with limited competitive alternatives, provides us with a competitive advantage in capturing new supplies of natural gas.

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  We provide an integrated and comprehensive package of midstream services.    We provide a broad range of midstream services to natural gas producers, including natural gas gathering, compression, dehydration, treating, processing and marketing and the fractionation of NGLs. We believe our ability to provide all of these services gives us an advantage in competing for new supplies of natural gas because we can provide all of the services producers, marketers and others require to connect their natural gas quickly and efficiently.

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  We have the financial flexibility to pursue growth projects.    Upon completion of this offering, we will not have any outstanding indebtedness. In addition, our new bank credit facility is expected to contain a $           million acquisition facility and a $           million working capital facility, all of which is expected to be available at the closing of this offering. We expect to have the right to increase our borrowing capacity under the acquisition facility by an additional $          million in connection with any purchase including the Bakken gathering system. We believe the available capacity under this new credit facility combined with our expected ability to access the capital markets will provide us with a flexible financial structure that will facilitate our strategic expansion and acquisition strategies.

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  We have significant experience operating our assets and a knowledgeable senior management team.    Our senior management team has been actively involved in the construction and development of substantially all of our primary assets. Our senior management team has an average of almost 21 years of energy industry experience.

Business Strategy

        Our management team is committed to increasing the amount of cash available for distribution by executing the following strategies:

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  Engaging in construction and expansion opportunities.    We intend to leverage our existing infrastructure and customer relationships by constructing and expanding systems to meet new or increased demand for our midstream services. These projects include expansion of existing systems and construction of new facilities.

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  Pursuing complementary acquisitions.    We intend to make complementary acquisitions of midstream assets in our operating areas that provide opportunities to expand or increase the utilization of our existing assets. We intend to pursue acquisitions that we believe will allow us to capitalize on our existing infrastructure, personnel, and producer and customer relationships to provide an integrated package of services. In addition, we may pursue selected acquisitions in new geographic areas to the extent they present growth opportunities similar to those we are pursuing in our existing areas of operations. For example, our option to purchase the Bakken gathering system provides us with an acquisition opportunity in a new geographic area that has further growth potential.

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  Increasing volumes on our existing assets.    Our gathering systems have excess capacity, which provides us with opportunities to increase throughput volume with minimal incremental costs and thereby increase cash flow. We intend to aggressively market our services to producers in order to connect new supplies of natural gas, increase volumes and more fully utilize our capacity, particularly in our areas experiencing an increased level of natural gas exploration, development and production activities.

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  Taking measures that reduce our exposure to commodity price risk.    Because of the significant volatility of natural gas and NGL prices, we attempt to operate our business in a manner that allows us to mitigate the impact of fluctuations in commodity prices. In order to reduce our exposure to commodity price risk, we intend to pursue fee-based arrangements, where market conditions permit, and to enter into forward sales contracts to cover a portion of our operations that are not conducted under fee-based arrangements. In addition, when processing margins (or the difference between NGL sales prices and the cost of natural gas) are unfavorable, we can elect not to process natural gas at our Eagle Chief processing plant and deliver the unprocessed natural gas directly into the interstate pipeline. Collectively, these strategies should contribute to more stable cash flows.

Industry Overview

        The midstream natural gas industry is the link between the exploration and production of natural gas and the delivery of its components to end-use markets and consists of natural gas gathering, compression, dehydration, treating, processing, fractionation and transportation. The midstream industry is generally characterized by regional competition based on the proximity of gathering systems and processing plants to natural gas producing wells.

        The following diagram illustrates the natural gas gathering, dehydration, compression, treating, processing, fractionation and transportation processes. We provide all of these services other than transportation to our customers.

        Demand for natural gas.     Natural gas continues to be a critical component of energy consumption in the United States. According to the Energy Information Administration, or the EIA, total domestic consumption of natural gas is expected to increase by over 2.4% per annum, on average, to 26.2 trillion cubic feet, or Tcf, by 2010, from an estimated 21.9 Tcf consumed in 2003, representing approximately 22.1% of all total end-user energy requirements by 2010. During the last five years, the United States has on average consumed approximately 22.6 Tcf per year, with average domestic production of approximately 24.1 Tcf per year during the same period.

        The industrial and electricity generation sectors are the largest users of natural gas in the United States. During the last three years, these sectors accounted for approximately 56% of the total natural gas consumption in the United States. According to the EIA, consumption in the industrial and electricity generation sectors is expected to increase by over 3.1% per annum, on average, to 15.4 Tcf in 2010 from 12.5 Tcf in 2003.

        Natural gas reserves and production.     As of December 31, 2002, operators in the United States had 186.9 Tcf of dry, or "lean," natural gas reserves and 7,994 MMBbls of NGL reserves, or "rich" natural gas reserves. Natural gas is described as lean or rich depending on its content of heavy components or liquids. These terms are relative, but as used throughout this prospectus, rich gas may contain as much as five to six gallons or more of NGLs per Mcf, whereas lean gas usually contains less than two gallons of NGLs per Mcf. Driven by growth in natural gas demand, domestic natural gas production is projected to increase from 19.1 Tcf per year to 20.5 Tcf per year between 2003 and 2010.

        Natural gas gathering and compression.     The natural gas gathering process begins with the drilling of wells into gas bearing rock formations. Once a well has been completed, the well is connected to a gathering system. Gathering systems generally consist of a network of small diameter pipelines that collect natural gas from points near producing wells and transport it to larger pipelines for further transmission. Gathering systems are operated at design pressures that will maximize the total throughput from all connected wells.

        Since wells produce at progressively lower field pressures as they age, it becomes increasingly difficult to deliver the remaining production in the ground against a higher pressure that exists in the connecting gathering system. Natural gas compression is a mechanical process in which a volume of gas at an existing pressure is compressed to a desired higher pressure, allowing gas that no longer naturally flows into a higher-pressure downstream pipeline to be brought to market. Field compression is typically used to allow a gathering system to operate at a lower pressure or provide sufficient discharge pressure to deliver gas into a higher downstream pipeline. If field compression is not installed, then the remaining natural gas in the ground will not be produced because it cannot overcome the higher gathering system pressure. In contrast, if field compression is installed, then a well can continue delivering natural gas that otherwise would not be produced.

        Natural gas dehydration.     Produced natural gas is saturated with water, which must be removed because the combination of natural gas and water can form ice that can plug various parts of the pipeline gathering and transportation system. Water in a natural gas stream can also cause corrosion when combined with carbon dioxide or hydrogen sulfide in natural gas. In addition, condensed water in the pipeline can raise pipeline pressure. To avoid these potential issues and to meet downstream pipeline and end-user gas quality standards, natural gas is dehydrated to remove the saturated water.

        Natural gas treating.     Natural gas has a varied composition depending on the field, the formation and the reservoir from which it is produced. Natural gas from certain formations can be high in carbon dioxide or hydrogen sulfide. Natural gas with high carbon dioxide or hydrogen sulfide levels may cause significant damage to pipelines and is generally not acceptable to end-users. To alleviate the potential adverse effects of these contaminants, many pipelines regularly inject corrosion inhibitors into the gas stream.

        We own three treating facilities, including an amine treating facility and two hydrogen sulfide scavenger facilities. The amine treating process involves a continuous circulation of a liquid chemical called amine that physically contacts with the natural gas. Amine has a chemical affinity for hydrogen sulfide and carbon dioxide that allows it to absorb the impurities from the gas. After mixing, gas and amine are separated and the impurities are removed from the amine by heating. The treating plants are sized by the amine circulation capacity in terms of gallons per minute. The hydrogen sulfide scavenger facilities use a liquid or solid chemical that reacts with hydrogen sulfide thereby removing it from the natural gas.

        Natural gas processing.     Natural gas processing involves the separation of natural gas into pipeline quality natural gas and a mixed NGL stream. The principal components of natural gas are methane and ethane, but most natural gas also contains varying amounts of other NGLs. Most natural gas produced by a well is not suitable for long-haul pipeline transportation or commercial use and must be processed to remove the heavier hydrocarbon components. Natural gas is processed not only to remove unwanted NGLs that would interfere with pipeline transportation or use of the natural gas, but also to separate from the gas those hydrocarbon liquids that have higher value as NGLs. The removal and separation of individual hydrocarbons by processing is possible because of differences in weight, boiling point, vapor pressure and other physical characteristics.

        Fractionation.     Fractionation is the process by which NGLs are further separated into individual, more valuable components. NGL fractionation facilities separate mixed NGL streams into discrete NGL products: ethane, propane, isobutane, normal butane and natural gasoline. Ethane is primarily used in the petrochemical industry as feedstock for ethylene, one of the basic building blocks for a wide range of plastics and other chemical products. Propane is used as a petrochemical feedstock in the production of ethylene and propylene and as a heating fuel, an engine fuel and an industrial fuel. Isobutane is used principally to enhance the octane content of motor gasoline. Normal butane is used as a petrochemical feedstock in the production of ethylene and butadiene (a key ingredient in synthetic rubber), as a blend stock for motor gasoline and to derive isobutane through isomerization. Natural gasoline, a mixture of pentanes and heavier hydrocarbons, is used primarily as motor gasoline blend stock or petrochemical feedstock.

        Fractionation takes advantage of the differing boiling points of the various NGL products. NGLs are fractionated by heating mixed NGL streams and passing them through a series of distillation towers. As the temperature of the NGL stream is increased, the lightest (lowest boiling point) NGL product boils off the top of the tower where it is condensed and routed to storage. The mixture from the bottom of the first tower is then moved into the next tower where the process is repeated, and a different NGL product is separated and stored. This process is repeated until the NGLs have been separated into their components. Because the fractionation process uses large quantities of heat, energy costs are a major component of the total cost of fractionation.

        Natural gas transportation.     Natural gas transportation pipelines receive natural gas from other mainline transportation pipelines and gathering systems and deliver the processed natural gas to industrial end-users and utilities and to other pipelines. We currently do not engage in natural gas transportation.

        NGL transportation.     NGLs are transported to market by means of pipelines, pressurized barges, rail car and tank trucks. The method of transportation utilized depends on, among other things, the existing resources of the transporter, the locations of the production points and the delivery points, cost-efficiency and the quantity of NGLs being transported. Pipelines are generally the most cost-efficient mode of transportation when large, consistent volumes of NGLs are to be delivered. We currently do not engage in NGL transportation.

Midstream Assets

        Our natural gas gathering systems include approximately 824 miles of pipeline. A substantial majority of our revenues are derived from gathering, compressing, dehydrating, treating, processing and marketing the natural gas that flows through our gathering pipelines and from fractionating NGLs resulting from the processing of natural gas into NGL products. We describe our principal systems below.

  Eagle Chief Gathering System

        General.     The Eagle Chief gathering system is located in northwest Oklahoma and consists of approximately 524 miles of natural gas gathering pipelines, ranging from two inches to 16 inches in diameter, and the Eagle Chief processing plant. The gathering system has a capacity of approximately 30,000 Mcf/d and average throughput was approximately 18,800 Mcf/d for the six months ended June 30, 2004. There are four gas compressor stations located within the gathering system, comprised of nine units with an aggregate of approximately 7,875 horsepower.

        We completed construction and commenced operation of the Eagle Chief gathering system in 1990 and constructed the Eagle Chief processing plant in 1995. Since its construction, we have expanded the size of the Eagle Chief gathering system through the acquisition of approximately 147 miles of gathering pipelines in five separate acquisitions, including our acquisition of the Carmen gathering system, and the construction of approximately 377 miles of gathering pipelines.

        The Eagle Chief processing plant is a refrigeration/Joule Thompson natural gas processing plant that processes natural gas that flows through the Eagle Chief gathering system to produce residue gas and NGLs. The natural gas gathered in this system is lean gas that is not required to be processed to meet pipeline quality specifications when we sell into interstate markets. The plant has processing capacity of approximately 25,000 Mcf/d. During the six months ended June 30, 2004, the facility processed approximately 18,800 Mcf/d of natural gas and produced approximately 563 Bbls/d of NGLs.

        Natural Gas Supply.     As of June 30, 2004, 363 wells were connected to our Eagle Chief gathering system. These wells are located in the Anadarko Basin of northwestern Oklahoma and generally have long lives with predictable steady flow rates. The primary suppliers of natural gas to the Eagle Chief gathering system are Chesapeake Operating and Continental Resources, which represented approximately 64.1% and 16.5%, respectively, of the Eagle Chief gathering system's natural gas supply for the six months ended June 30, 2004.

        The natural gas supplied to the Eagle Chief gathering system is generally dedicated to us under individually negotiated long-term contracts. Some of our contracts have an initial term of five years. Following the initial term, these contracts generally continue on a year to year basis unless terminated by one of the producers. In addition, some of our contracts are for the life of the lease. Natural gas is purchased at the wellhead from the producers under percent-of-proceeds contracts, percent-of-index contracts or fee-based contracts. For the six months ended June 30, 2004, approximately 33.5%, 60.3% and 6.2% of our pro forma gross margin attributable to the Eagle Chief gathering system was derived from percent-of-proceeds, percent-of-index and fee-based contracts, respectively. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Contracts" for a more complete discussion of our natural gas purchase contracts.

        Our Eagle Chief gathering system is located in an active drilling area. Recently, this area has experienced increased levels of natural gas exploration, development and production activities as a result of recent high natural gas prices, new discoveries and the implementation of new exploration and production techniques. For example, our average throughput at the Eagle Chief gathering system increased from 16,400 Mcf/d for December 2003 to 23,100 Mcf/d for July 2004. In addition, during the six months ended June 30, 2004, we added 24 wells to our system. We believe that this higher level of exploration and development activity in this area will continue and that many of the producers drilling in the area will choose to use our midstream natural gas services due to our excess capacity in this system and limited competitive alternatives.

        Markets for Sale of Natural Gas and NGLs.     The Eagle Chief gathering system has numerous market outlets for the natural gas that we gather and NGLs that we produce on the system. The residue gas is sold at the tailgate of the Eagle Chief processing plant on the Oklahoma Gas Transportation pipeline to intrastate markets and on the Panhandle Eastern Pipeline Company pipeline to interstate markets. Because the area connected to our Eagle Chief gathering system produces lean natural gas, we are able to bypass our Eagle Chief processing plant by selling into the interstate markets when processing margins are unfavorable. The NGLs extracted from the gas at the Eagle Chief processing plant are transported by pipeline to Koch Hydrocarbon Company's Medford facility for fractionation. We are currently selling the NGLs to Koch Hydrocarbon under a year to year contract.

        Our primary purchasers of residue gas and NGLs on the Eagle Chief gathering system are BP Energy Company, OGE Energy Resources, Inc. and Koch Hydrocarbon, which represented approximately 40.5%, 38.6% and 13.9%, respectively, of the revenues from such sales for the six months ended June 30, 2004.

  Worland Gathering System

        General.     The Worland gathering system is located in northern Wyoming and consists of approximately 151 miles of natural gas gathering pipelines, ranging from two inches to eight inches in diameter, the Worland processing plant, a natural gas treating facility and a fractionation facility. The gathering system has a capacity of approximately 8,000 Mcf/d and average throughput was approximately 4,000 Mcf/d for the six months ended June 30, 2004. There are four gas compressor stations located within the gathering system, comprised of six units with an aggregate of approximately 2,200 horsepower.

        We acquired the Worland gathering system, including the Worland processing plant, in 2000. This system, including the Worland processing plant, was originally built in the mid 1980s. A substantial portion of the equipment on the Worland gathering system, including the Worland processing plant, the treating facility and the fractionation facility, was replaced in 1997.

        The Worland processing plant is a refrigeration processing plant that processes natural gas that flows through the Worland gathering system to produce residue gas and NGLs. The natural gas gathered in this system is rich gas that must be processed in order to meet pipeline quality specifications. The plant has processing capacity of approximately 8,000 Mcf/d. During the six months ended June 30, 2004, the facility processed approximately 4,000 Mcf/d of natural gas and produced approximately 245 Bbls/d of NGLs.

        The Worland gathering system includes a natural gas amine treating facility that removes carbon dioxide and hydrogen sulfide from natural gas that is gathered into our system before the natural gas is introduced to transportation pipelines to ensure that it meets pipeline quality specifications. Generally, the natural gas gathered in this system contains a high concentration of hydrogen sulfide, a highly toxic and corrosive chemical that must be removed prior to transporting the gas via pipeline. Our Worland treating facility has a circulation capacity of 70 gallons per minute and throughput capacity of 8,000 Mcf/d.

        The Worland gathering system also includes a fractionation facility that separates NGLs into propane and a mixture of butane and gasoline. The fractionation facility has a capacity to fractionate approximately 650 Bbls/d of NGLs. For the six months ended June 30, 2004, the facility fractionated an average of approximately 450 Bbls/d to produce approximately 86 Bbls/d of propane and approximately 96 Bbls/d of a mixture of butane and gasoline.

        Natural Gas Supply.     As of June 30, 2004, 94 wells were connected to our Worland gathering system. These wells are located in the Bighorn Basin of northern Wyoming and generally have long lives with predictable and steady flow rates. The primary suppliers of natural gas to the Worland gathering system are Continental Resources and KCS Resources, Inc., which represented approximately 58.7% and 32.9%, respectively, of the Worland gathering system's natural gas supply for the six months ended June 30, 2004.

        The natural gas supplied to the Worland gathering system is generally dedicated to us under individually negotiated long-term contracts. The initial term of such agreements is generally ten years with five years remaining on most of the contracts. Following the initial term, these contracts generally continue on a year to year basis, unless terminated by one of the producers. Natural gas is purchased at the wellhead from the producers under percent-of-index contracts and fixed-price contracts. For the six months ended June 30, 2004, approximately 92.7% and 7.3% of our pro forma gross margin attributable to the Worland gathering system was derived from percent-of-index contracts and fixed-priced contracts, respectively. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Contracts" for a more complete discussion of our natural gas purchase contracts.

        Markets for Sale of Natural Gas and NGLs.     Residue gas derived from our processing operations is sold at the tailgate of the Worland processing plant on the Williston Basin Intrastate Pipeline to intrastate markets. We sell the propane that is produced by our fractionation facility and the remaining NGL products to various end-users at the tailgate of the plant.

        Our primary purchasers of residue gas and NGLs on the Worland gathering system are Rainbow Gas Company and a subsidiary of Kinder Morgan Energy Partners, LP which represented approximately 66.0% and 22.9%, respectively, of revenues from such sales on the Worland gathering system for the six months ended June 30, 2004.

  Badlands Gathering System and Air Compression and Water Injection Facilities

        General.     The Badlands gathering system is located in southwestern North Dakota and consists of approximately 108 miles of natural gas gathering pipelines, ranging from two inches to eight inches in diameter, the Badlands processing plant, a natural gas treating facility and a fractionation facility. The gathering system has a capacity of approximately 5,000 Mcf/d and average throughput was approximately 3,300 Mcf/d for the six months ended June 30, 2004. There are four gas compressor stations located within the gathering system, comprised of four units with an aggregate of approximately 1,128 horsepower.

        We completed construction and commenced operation of the Badlands gathering system, including the Badlands processing plant, in 1997. The Badlands processing plant is a refrigeration processing plant that processes natural gas that flows through the Badlands gathering system to produce residue gas and NGLs. The natural gas gathered in this system is rich gas that must be processed in order to meet pipelines quality specifications. The plant has processing capacity of approximately 5,000 Mcf/d. During the six months ended June 30, 2004, the facility processed approximately 3,300 Mcf/d of natural gas and produced approximately 361 Bbls/d of NGLs.

        The Badlands gathering system includes a natural gas treating facility that uses a solid chemical to remove hydrogen sulfide from natural gas that is gathered into our system before the natural gas is introduced to transportation pipelines to ensure it meets pipeline quality specifications. Our Badlands treating facility has throughput capacity of 7,100 Mcf/d.

        The Badlands gathering system also includes a fractionation facility that separates NGLs into propane and a mixture of butane and gasoline. The fractionation facility has a capacity to fractionate approximately 600 Bbls/d of NGLs. For the six months ended June 30, 2004, the facility fractionated an average of approximately 415 Bbls/d of to produce approximately 59 Bbls/d of propane and approximately 200 Bbls/d of a mixture of butane and gasoline.

        Natural Gas Supply.     As of June 30, 2004, 96 wells were connected to our Badlands gathering system. These wells are located in the Williston Basin of southwestern North Dakota and generally have long lives with predictable and steady flow rates. The primary suppliers of natural gas to the Badlands gathering system are Continental Resources, Luff Exploration Company and Burlington Resources Trading, Inc., which represented approximately 62.5%, 21.6% and 11.8%, respectively, of the Badlands gathering system's natural gas supply for the six months ended June 30, 2004.

        The natural gas supplied to the Badlands gathering system is generally dedicated to us under individually negotiated long-term contracts. The initial term of such agreements is generally ten years with five years remaining on most of the contracts. Following the initial term, these contracts generally continue on a year to year basis, unless terminated by one of the producers. Natural gas is purchased at the wellhead from the producers primarily under percent-of-index contracts. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Contracts" for a more complete discussion of our natural gas purchase contracts.

        Air Compression and Water Injection Facilities.     We believe that our Badlands gathering system is strategically located in an area where secondary recovery operations may provide us with additional natural gas supplies. In order to enhance the production of natural gas that flows through out Badlands gathering system, we currently provide air compression and water injection services to Continental Resources under long-term contracts at our Cedar Hills compression facility, our Horse Creek compression facility and our water injection Plant, all of which are located in North Dakota in close proximity to our Badlands gathering system. Please read "—Compression Segment" below for a description of these services.

        Markets for Sale of Natural Gas and NGLs.     Residue gas derived from our processing operations is sold at the tailgate of the Badlands processing plant to end-users or on an interstate pipeline located at the tailgate of the plant. We sell the propane that is produced by our fractionation facility and the remaining NGL products to various end-users at the tailgate of the plant.

        Our primary purchasers of the residue gas, propane and NGLs from the Badlands gathering system are Continental Resources, Bear Paw Energy, a subsidiary of Northern Border Partners, LP and a subsidiary of Plains All American Pipeline, L.P., which represented approximately 40.8%, 25.4% and 14.7%, respectively, of the revenues from such sales for the six months ended June 30, 2004.

  Matli Gathering System

        General.     The Matli Gathering System is located in central Oklahoma and consists of approximately 23 miles of natural gas gathering pipelines, ranging from three inches to 12 inches in diameter, the Matli processing plant and a natural gas treating facility. The gathering system has a capacity of approximately 20,000 Mcf/d and average throughput was approximately 15,100 Mcf/d for the six months ended June 30, 2004. There are two gas compressor stations located within the gathering system, comprised of six units with an aggregate of approximately 5,746 horsepower.

        We completed construction and commenced operation of the Matli gathering system in 1999 and constructed the Matli processing plant in 2003. The Matli processing plant is a refrigeration processing plant that processes natural gas on the Matli gathering system to produce residue gas and NGLs. The natural gas gathered in this system must be processed in order to meet pipeline quality specifications, but is relatively lean gas. The plant has processing capacity of approximately 10,000 Mcf/d. During the six months ended June 30, 2004, the facility processed approximately 4,970 Mcf/d of natural gas and produced approximately 90 Bbls/d of NGLs.

        The Matli gathering system includes a natural gas treating facility that uses a liquid chemical to remove hydrogen sulfide from natural gas that is gathered into our system before the natural gas is introduced to transportation pipelines to ensure it meets pipeline quality specifications. Our Matli treating facility has throughput capacity of 10,000 Mcf/d. During the six months ended June 30, 2004, the facility treated approximately 9,800 Mcf/d of natural gas.

        Natural Gas Supply.     As of June 30, 2004, 32 wells were connected to our Matli gathering system. These wells are located in the Anadarko Basin of central Oklahoma and generally have long lives with predictable and steady flow rates. The primary suppliers of natural gas to the Matli gathering system are Range Resources Corporation and Continental Resources, which represented approximately 48.1% and 43.2%, respectively, of the Matli gathering system's natural gas supply for the six months ended June 30, 2004.

        The natural gas supplied to the Matli gathering system is generally dedicated to us under individually negotiated long-term contracts. The initial term of such agreements is generally ten years with five years remaining on most of the contracts. Following the initial term, these contracts generally continue on a year to year basis, unless terminated by one of the producers. Natural gas is purchased at the wellhead from the producers primarily under fee-based contracts. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Contracts" for a more complete discussion of our natural gas purchase contracts.

        The Matli gathering system is located in an active drilling area. Recently, this area has experienced increased levels of natural gas exploration, development and production activities as a result of recent high natural gas prices, new discoveries and the implementation of new exploration and production techniques. We believe that this higher level of exploration and development activity in this area will continue and that many of the producers drilling in the area will choose to use our midstream natural gas services due to our excess capacity in this system and limited competitive alternatives.

        Markets for Sale of Natural Gas and NGLs.     Residue gas resulting from our processing operations is sold at the tailgate of the plant on the Oklahoma Gas Transportation intrastate pipeline. The NGLs produced at the Matli processing plant are transported by truck to the Koch Hydrocarbon Medford facility for fractionation.

        Our primary purchasers of residue gas and NGLs on the Matli gathering system are BP Energy and OGE Energy Resources, which represented approximately 63% and 20.8%, respectively, of the revenues from such sales for the six months ended June 30, 2004.

  Other Systems

        In addition to the midstream assets described above, we own two gathering systems located in Texas and Mississippi and a gathering pipeline system in Oklahoma. These assets do not provide us with material cash flows and consist of the following:

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  Driscoll Gathering System.    Our Driscoll gathering system is located in south Texas and consists of approximately 4 miles of natural gas gathering pipeline and a compressor station.

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  Stovall Gathering System.    Our Stovall gathering system is located in northern Mississippi and consists of approximately 9 miles of natural gas gathering pipeline and a compressor station.

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  Enid Pipeline System.    Our Enid pipeline system is located in northern Oklahoma and consists of approximately 5 miles of pipeline.

Option to Purchase Bakken Gathering System

        Pursuant to an option agreement, Hiland Partners, LLC will grant us an exclusive two-year option to purchase its Bakken gathering system at fair market value at the time of purchase. The Bakken gathering system currently consists of approximately 85 miles of gas gathering pipeline and is located in eastern Montana. Upon completion of construction, we expect the Bakken gathering system to consist of 150 miles of natural gas gathering pipeline, a processing plant, two compressor stations, which are comprised of three units with an aggregate of approximately 4,434 horsepower, and one fractionation facility. The Bakken processing plant and a portion of the gathering system are expected to be completed and operational by the end of October 2004. The gathering system has an initial capacity of approximately 20,000 Mcf/d.

        Currently, there are several producers actively drilling in the area. Hiland Partners, LLC has entered into long-term natural gas supply contracts with three of the most active drillers in the area under which such producers have dedicated their acreage in the area to Hiland Partners, LLC. Currently, there are approximately 115 wells dedicated to the Bakken gathering system. The current suppliers of natural gas to the gathering system include Lyco Exploration Company, Continental Resources and Burlington Resources.

        Our option to purchase the Bakken gathering system is contained in the omnibus agreement we will enter into with Hiland Partners, LLC and Harold Hamm and his affiliates upon the closing of this offering. In accordance with this agreement, if we decide to exercise our option, we must provide written notice to Hiland Partners, LLC stating our intention to exercise our option to purchase the Bakken gathering system. Within 30 days after we deliver notice, Hiland Partners, LLC must propose to us, in writing, a fair market value for the Bakken gathering system. The conflicts committee of our general partner will determine, with the assistance of an independent financial advisor, whether the proposed price is fair to our public unitholders. If neither party can agree on the purchase price after good faith negotiations by both parties, we and Hiland Partners, LLC will appoint a mutually agreed upon investment banking firm to determine the fair market value. Once the investment bank submits its valuation, we will have the right, but not the obligation, to purchase the asset at the price determined by the investment bank. In mid-2005, when we expect the Bakken gathering system construction to be complete, our management will determine whether to recommend the exercise of our option to acquire the Bakken gathering system to the board of directors of our general partner. The exercise of the option will require the approval of the conflicts committee of the board of directors of our general partner.

Compression Assets

        We completed construction of our Cedar Hills compression facility and acquired the Horse Creek compression facility in 2002. The Cedar Hills compression facility is comprised of six units with an aggregate of approximately 24,000 horsepower. The Horse Creek compression facility is comprised of three units with an aggregate of approximately 900 horsepower.

        At the compression facilities, we compress air to pressures in excess of 4,000 pounds per square inch. At our water injection plant, water is produced from source wells located near the water plant site. Produced water is run through a filter system to remove impurities and is then cooled prior to being pumped to pressures in excess of 2,000 pounds per square inch. The air and water are delivered at the tailgate of our facilities into pipelines owned by Continental Resources and are ultimately utilized by Continental Resources in its oil and gas secondary recovery operations. For a description of the services agreement we will enter into with Continental Resources in connection with this offering, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Compression Services Agreement."

Competition

        The natural gas gathering, treating, processing and marketing industries are highly competitive. We face strong competition in acquiring new natural gas supplies. Our competitors include other natural gas gatherers that gather, process and market natural gas. Competition for natural gas supplies is primarily based on the reputation, efficiency, flexibility and reliability of the gatherer, the pricing arrangements offered by the gatherer and the location of the gatherer's pipeline facilities; a competitive advantage for us because of our proximity to established and new production. We provide flexible services to natural gas producers, including natural gas gathering, compression, dehydrating, treating and processing. We believe our ability to furnish these services gives us an advantage in competing for new supplies of natural gas because we can provide the services that producers, marketers and others require to connect their natural gas quickly and efficiently. In addition, using centralized treating and processing facilities, we can in most cases attract producers that require these services more quickly and at a lower initial capital cost due in part to the elimination of some field equipment. For natural gas that exceeds the maximum carbon dioxide and NGL specifications for interconnecting pipelines and downstream markets, we believe that we offer treating and other processing services on competitive terms. In addition, with respect to natural gas customers attached to our pipeline systems, we provide natural gas supplies on a flexible basis.

        We believe that our producers prefer a midstream energy company with the flexibility to accept natural gas not meeting typical industry standard gas quality requirements. The primary difference between us and our competitors is that we provide an integrated and responsive package of midstream services, while most of our competitors typically offer only a few select services. We believe that offering an integrated package of services, while remaining flexible in the types of contractual arrangements that we offer producers, allows us to compete more effectively for new natural gas supplies.

        Many of our competitors have capital resources and control supplies of natural gas greater than ours. Our primary competitors on the Eagle Chief gathering system are Western Gas Resources, Inc., Ringwood Gathering, and Duke Energy Field Services. Our primary competitor on the Badlands gathering system is Bear Paw Energy, and on the Matli gathering system is Enogex Inc. We do not have a major competitor on the Worland gathering system.

Regulation

        Regulation by the FERC of Interstate Natural Gas Pipelines.     We do not own any interstate natural gas pipelines, so the Federal Energy Regulatory Commission, or the FERC, does not directly regulate any of our operations. However, the FERC's regulation influences certain aspects of our business and the market for our products. In general, the FERC has authority over natural gas companies that provide natural gas pipeline transportation services in interstate commerce, and its authority to regulate those services includes:

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  the certification and construction of new facilities;

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  the extension or abandonment of services and facilities;

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  the maintenance of accounts and records;

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  the acquisition and disposition of facilities;

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  the initiation and discontinuation of services; and

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  various other matters.

        In recent years, the FERC has pursued pro-competitive policies in its regulation of interstate natural gas pipelines. However, we cannot assure you that the FERC will continue this approach as it considers matters such as pipeline rates and rules and policies that may affect rights of access to natural gas transportation capacity.

        Intrastate Regulation of Natural Gas Transportation Pipelines.     We do not own any pipelines that provide intrastate natural gas transportation, so state regulation of pipeline transportation does not directly affect our operations. As with FERC regulation described above, however, state regulation of pipeline transportation may influence certain aspects of our business and the market for our products.

        Gathering Pipeline Regulation.     Section 1(b) of the NGA exempts natural gas gathering facilities from the jurisdiction of the FERC. We own a number of intrastate natural gas pipelines that we believe would meet the traditional tests the FERC has used to establish a pipeline's status as a gatherer not subject to the FERC jurisdiction, were it determined that those intrastate lines should be classified as interstate lines. However, the distinction between the FERC-regulated transmission services and federally unregulated gathering services is the subject of regular litigation, so, in such a circumstance, the classification and regulation of some of our gathering facilities may be subject to change based on future determinations by the FERC and the courts.

        In the states in which we operate, regulation of intrastate gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirement and complaint-based rate regulation. For example, we are subject to state ratable take and common purchaser statutes. Ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. In certain circumstances, such laws will apply even to gatherers like us that do not provide third-party, fee-based gathering service and may require us to provide such third-party service at a regulated rate. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. These statutes have the effect of restricting our right as an owner of gathering facilities to decide with whom we contract to purchase or transport natural gas.

        Natural gas gathering may receive greater regulatory scrutiny at both the state and federal levels now that the FERC has taken a less stringent approach to regulation of the gathering activities of interstate pipeline transmission companies and a number of such companies have transferred gathering facilities to unregulated affiliates. Our gathering operations could be adversely affected should they be subject in the future to the application of state or federal regulation of rates and services. Our gathering operations also may be or become subject to safety and operational regulations relating to the design, installation, testing, construction, operation, replacement and management of gathering facilities. Additional rules and legislation pertaining to these matters are considered or adopted from time to time. We cannot predict what effect, if any, such changes might have on our operations, but the industry could be required to incur additional capital expenditures and increased costs depending on future legislative and regulatory changes.

        Sales of Natural Gas.     The price at which we buy and sell natural gas currently is not subject to federal regulation and, for the most part, is not subject to state regulation. Our sales of natural gas are affected by the availability, terms and cost of pipeline transportation. As noted above, the price and terms of access to pipeline transportation are subject to extensive federal and state regulation. The FERC is continually proposing and implementing new rules and regulations affecting those segments of the natural gas industry, most notably interstate natural gas transmission companies that remain subject to the FERC's jurisdiction. These initiatives also may affect the intrastate transportation of natural gas under certain circumstances. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry, and these initiatives generally reflect more light-handed regulation. We cannot predict the ultimate impact of these regulatory changes to our natural gas marketing operations, and we note that some of the FERC's more recent proposals may adversely affect the availability and reliability of interruptible transportation service on interstate pipelines. We do not believe that we will be affected by any such FERC action materially differently than other natural gas marketers with whom we compete.

Environmental Matters

        The operation of pipelines, plants and other facilities for gathering, compressing, dehydrating, treating, or processing of natural gas, NGLs and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of these facilities, we must comply with these laws and regulations at the federal, state and local levels. These laws and regulations can restrict or impact our business activities in many ways, such as:

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  restricting the way we can handle or dispose of our wastes;

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  limiting or prohibiting construction activities in sensitive areas such as wetlands, coastal regions, or areas inhabited by endangered species;

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  requiring remedial action to mitigate pollution conditions caused by our operations, or attributable to former operations; and

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  enjoining the operations of facilities deemed in non-compliance with permits issued pursuant to such environmental laws and regulations.

        Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental statutes impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of substances or other waste products into the environment.

        The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, and thus there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. We try to anticipate future regulatory requirements that might be imposed and plan accordingly to remain in compliance with changing environmental laws and regulations and to minimize the costs of such compliance. We also actively participate in industry groups that help formulate recommendations for addressing existing or future regulations.

        We do not believe that compliance with federal, state or local environmental laws and regulations will have a material adverse effect on our business, financial position or results of operations. In addition, we believe that the various environmental activities in which we are presently engaged are not expected to materially interrupt or diminish our operational ability to gather, compress, treat, fractionate and process natural gas. We cannot assure you, however, that future events, such as changes in existing laws, the promulgation of new laws, or the development or discovery of new facts or conditions will not cause us to incur significant costs. The following is a discussion of certain environmental and safety concerns that relate to the midstream natural gas industry.

        Air Emissions.     Our operations are subject to the federal Clean Air Act and comparable state laws and regulations. These laws and regulations regulate emissions of air pollutants from various industrial sources, including our processing plants and compressor stations, and also impose various monitoring and reporting requirements. Such laws and regulations may require that we obtain pre-approval for the construction or modification of certain projects or facilities expected to produce air emissions or result in the increase of existing air emissions, obtain and strictly comply with air permits containing various emissions and operational limitations, or utilize specific emission control technologies to limit emissions. Our failure to comply with these requirements could subject us to monetary penalties, injunctions, conditions or restrictions on operations, and potentially criminal enforcement actions. We will be required to incur certain capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions. We believe, however, that our operations will not be materially adversely affected by such requirements, and the requirements are not expected to be any more burdensome to us than to any other similarly situated companies.

        Hazardous Waste.     Our operations generate wastes, including some hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act, or RCRA, and comparable state laws, which impose detailed requirements for the handling, storage, treatment and disposal of hazardous and solid waste. RCRA currently exempts many natural gas gathering and field processing wastes from classification as hazardous waste. Specifically, RCRA excludes from the definition of hazardous waste produced waters and other wastes associated with the exploration, development, or production of crude oil and natural gas. However, these oil and gas exploration and production wastes may still be regulated under state law or the less stringent solid waste requirements of RCRA. Moreover, ordinary industrial wastes such as paint wastes, waste solvents, laboratory wastes, and waste compressor oils may be regulated as hazardous waste. The transportation of natural gas in pipelines may also generate some hazardous wastes that are subject to RCRA or comparable state law requirements.

        Site Remediation.     The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or CERCLA, also known as "Superfund," and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons responsible for the release of hazardous substances into the environment. Such classes of persons include the current and past owners or operators of sites where a hazardous substance was released, and companies that disposed or arranged for disposal of hazardous substances at offsite locations such as landfills. Although petroleum as well as natural gas is excluded from CERCLA's definition of "hazardous substance," in the course of our ordinary operations we will generate wastes that may fall within the definition of a "hazardous substance." CERCLA authorizes the EPA and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. Under CERCLA, we could be subject to joint and several liability for the costs of cleaning up and restoring sites where hazardous substances have been released, for damages to natural resources, and for the costs of certain health studies.

        Water Discharges.     Our operations are subject to the Federal Water Pollution Control Act of 1972, as amended, also known as the Clean Water Act, and analogous state laws and regulations. These laws and regulations impose detailed requirements and strict controls regarding the discharge of pollutants into waters of the United States. The unpermitted discharge of pollutants, including discharges resulting from a spill or leak incident, is prohibited. The Clean Water Act and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit. Any unpermitted release of pollutants from our pipelines or facilities could result in fines or penalties as well as significant remedial obligations.

        Pipeline Safety.     Our pipelines are subject to regulation by the U.S. Department of Transportation, or the DOT, under the Natural Gas Pipeline Safety Act of 1968, as amended, or the NGPSA, pursuant to which the DOT has established requirements relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. The NGPSA covers the pipeline transportation of natural gas and other gases, and the transportation and storage of liquefied natural gas (LNG) and requires any entity that owns or operates pipeline facilities to comply with the regulations under the NGPSA, to permit access to and allow copying of records and to make certain reports and provide information as required by the Secretary of Transportation. We believe that our pipeline operations are in substantial compliance with applicable NGPSA requirements; however, due to the possibility of new or amended laws and regulations or reinterpretation of existing laws and regulations, future compliance with the NGPSA could result in increased costs that, at this time, cannot reasonably be quantified.

        The DOT, through the Office of Pipeline Safety, recently adopted regulations to implement the Pipeline Safety Improvement Act, which requires pipeline operators to, among other things, develop integrity management programs for gas transmission pipelines that, in the event of a failure, could affect "high consequence areas." "High consequence areas" are currently defined as areas with specified population densities, buildings containing populations of limited mobility, and areas where people gather that are located along the route of a pipeline. States in which we operate have adopted similar regulations applicable to intrastate gathering and transmission lines. Compliance with these regulations could result in increased operating costs that, at this time, cannot reasonably be quantified.

        Employee Health and Safety.     We are subject to the requirements of the Occupational Safety and Health Act, referred to as OSHA, and comparable state laws that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and citizens.

        Hydrogen Sulfide.     Exposure to gas containing high levels of hydrogen sulfide, referred to as sour gas, is harmful to humans, and prolonged exposure can result in death. The gas produced at our Worland gathering system contains high levels of hydrogen sulfide, and we employ numerous safety precautions at the system to ensure the safety of our employees. There are various federal and state environmental and safety requirements for handling sour gas, and we are in compliance with all such requirements.

Title to Properties

        Substantially all of our pipelines are constructed on rights-of-way granted by the apparent record owners of the property. Lands over which pipeline rights-of-way have been obtained may be subject to prior liens that have not been subordinated to the right-of-way grants. We have obtained, where necessary, license or permit agreements from public authorities and railroad companies to cross over or under, or to lay facilities in or along, waterways, county roads, municipal streets, railroad properties and state highways, as applicable. In some cases, property on which our pipelines were built was purchased in fee.

        Some of our leases, easements, rights-of-way, permits, licenses and franchise ordinances require the consent of the current landowner to transfer these rights, which in some instances is a governmental entity. We believe that we have obtained or will obtain sufficient third-party consents, permits and authorizations for the transfer of the assets necessary for us to operate our business in all material respects as described in this prospectus. With respect to any consents, permits or authorizations that have not been obtained, we believe that these consents, permits or authorizations will be obtained after the closing of this offering, or that the failure to obtain these consents, permits or authorizations will have no material adverse effect on the operation of our business.

        We lease the majority of the surface land on which our gathering systems operate. With respect to our Eagle Chief gathering system, we lease the surface land on which the Eagle Chief processing plant, three of the four compressor stations, a dumping station and the three pumping stations are located. In our Worland gathering system, we lease the surface land on which the Worland processing plant and the compressor stations are located. With respect to our Badlands gathering system, we own the land on which the Badlands processing plant is located and we lease the land on which the four compressor sites are located. In addition, we lease the surface lands on which our Matli processing plant and compressor station are located.

        We believe that we have satisfactory title to all of our assets. Record title to some of our assets may continue to be held by our affiliates until we have made the appropriate filings in the jurisdictions in which such assets are located and obtained any consents and approvals that are not obtained prior to transfer. Title to property may be subject to encumbrances. We believe that none of these encumbrances will materially detract from the value of our properties or from our interest in these properties nor will they materially interfere with their use in the operation of our business.

Office Facilities

        In addition to our pipelines and processing facility discussed above, we occupy approximately 6,387 square feet of space at our executive offices in Enid, Oklahoma, under a lease expiring on August 31, 2009. While we may require additional office space as our business expands, we believe that our existing facilities are adequate to meet our needs for the immediate future and that additional facilities will be available on commercially reasonable terms as needed.

Employees

        As of June 30, 2004, we had approximately 42 full-time employees. We are not a party to any collective bargaining agreements and we have not had any significant labor disputes in the past. We believe we have good relations with our employees. Following completion of the offering, all of our employees will be employees of our general partner.

Legal Proceedings

        Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we are not currently a party to any material legal proceedings. In addition, we are not aware of any legal or governmental proceedings against us, or contemplated to be brought against us, under the various environmental protection statutes to which we are subject. We maintain insurance policies with insurers in amounts and with coverage and deductibles as our general partner believes are reasonable and prudent. However, we cannot assure you that this insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or that these levels of insurance will be available in the future at economical prices.

MANAGEMENT

Management of Hiland Partners, LP

        Hiland Partners GP, LLC, as our general partner, will manage our operations and activities on our behalf. Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. Unitholders will not be entitled to elect the directors of Hiland Partners GP, LLC or directly or indirectly participate in our management or operation. Our general partner owes a fiduciary duty to our unitholders. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made expressly nonrecourse to it. Whenever possible, our general partner intends to cause us to incur indebtedness or other obligations that are nonrecourse to it.

        At least two members of the board of directors of our general partner will serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates and must meet the independence and experience standards established by the NASDAQ National Market and the Securities Exchange Act of 1934 to serve on an audit committee of a board of directors. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners, and not a breach by our general partner of any duties it may owe us or our unitholders.

        In addition, we will have an audit committee of at least three independent directors that will review our external financial reporting, recommend engagement of our independent auditors and review procedures for internal auditing and the adequacy of our internal accounting controls. We will also have a compensation committee of at least three independent directors which will oversee compensation decisions for the officers of our general partner as well as the compensation plans described below.

        In compliance with the rules of the NASDAQ National Market, the members of the board of directors named below will appoint one independent member at the time of listing, an additional independent member within 90 days of the listing and one additional independent member within twelve months of listing. Thereafter, we are generally required to have at least three independent directors serving on our board at all times. The independent board members will serve as the initial members of the conflicts, audit and compensation committees. Independence for these purposes is defined under applicable rules of the SEC and listing standards of the NASDAQ National Market in effect from time to time.

        We expect that our operational personnel will be employees of our general partner or its affiliates. The officers of our general partner will spend substantially all of their time managing our business and affairs.

Directors and Executive Officers of Hiland Partners GP, LLC

        The following table shows information regarding the current directors and executive officers of Hiland Partners GP, LLC. Directors are elected for one-year terms.

Name	Age	Position with Hiland Partners GP, LLC
Harold Hamm	58	Chairman of the Board of Directors
Randy Moeder	44	Chief Executive Officer, President and Director
Ken Maples	42	Chief Financial Officer, Vice President—Finance and Director

        Harold Hamm was elected Chairman of the Board of Directors of our general partner in October 2004. Mr. Hamm has served as President and Chief Executive Officer and as a director of

Continental Gas, Inc. since December 1994 and then served as Chief Executive Officer and a director to 2004. Since its inception in 1967, Mr. Hamm has served as President and Chief Executive Officer and a director of Continental Resources, Inc. and currently serves as Chairman of its Board of Directors. Mr. Hamm is a member of the board of directors of Oklahoma Independent Petroleum Association and currently is Vice President of the western region. He is the founder and served as Chairman of the Board of Directors of Save Domestic Oil, Inc. Currently, Mr. Hamm is President of the National Stripper Well Association, and serves on the Executive Boards of the Oklahoma Independent Petroleum Association and the Oklahoma Energy Explorers.

        Randy Moeder was elected Chief Executive Office, President and a director of our general partner in October 2004. Mr. Moeder has been Manager of Hiland Partners, LLC since its inception in October 2000. He also has been President of Continental Gas, Inc. since January 1995 and was Vice President from November 1990 to January 1995. Mr. Moeder was Senior Vice President and General Counsel of Continental Resources, Inc. from May 1998 to August 2000 and was Vice President and General Counsel from November 1990 to April 1998. From January 1988 to summer 1990, Mr. Moeder worked in private law practice. From 1982 to 1988, Mr. Moeder held various positions with Amoco Corporation. Mr. Moeder is a member of the Oklahoma Independent Petroleum Association and the Oklahoma and American Bar Associations. Mr. Moeder holds a Bachelor of Science degree in accounting from Kansas State University and a doctorate of jurisprudence from the University of Tulsa. Mr. Moeder is also a Certified Public Accountant.

        Ken Maples was elected Chief Financial Officer, Vice President—Finance, and a director of our general partner in October 2004. Mr. Maples has served as Chief Financial Officer of Continental Gas, Inc. and Hiland Partners, LLC since February 2004. Mr. Maples was Director of Business Development and Manager of Investor Relations of Continental Resources, Inc. from October 2002 to February 2004. From October 1990 to October 2002, Mr. Maples held various positions with Callon Petroleum Company. He holds a Bachelor degree in accounting from Mississippi State University and an MBA from Louisiana State University.

Reimbursement of Expenses of Our General Partner

        Our general partner will not receive any management fee or other compensation for its management of our partnership. Our general partner and its affiliates will be reimbursed for all expenses incurred on our behalf. These expenses include the cost of employee, officer and director compensation benefits properly allocable to our partnership and all other expenses necessary or appropriate to the conduct of our business and allocable to us. The partnership agreement provides that our general partner will determine the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion. Continental Resources currently provides us with certain general and administration services. For a description of these services, please read "Certain Relationships and Related Party Transactions—Omnibus Agreement—Services." In the omnibus agreement, Continental Resources has agreed to continue to provide these services to us for two years after the offering, at the lower of Continental Resources' cost to provide the services or $50,000 per year.

Executive Compensation

        We and our general partner were formed in October 2004. We have not accrued any obligations with respect to management incentive or retirement benefits for the directors and officers for 2004. Officers and employees of our general partner and our partnership, our subsidiaries or our affiliates may participate in employee benefit plans and arrangements sponsored by our general partner or our partnership, including plans and arrangements that may be established in the future.

Compensation of Directors

        Officers or employees of our general partner or its affiliates who also serve as directors will not receive additional compensation. Directors who are not officers or employees of our general partner will receive an annual retainer fee, compensation for attending meetings of the board of directors and committee meetings and awards under our Long-Term Incentive Plan. The amount of compensation to be paid to our independent directors has not yet been determined. In addition, each non-employee director will be reimbursed for his out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for his actions associated with being a director to the fullest extent permitted under Delaware law.

Long-Term Incentive Plan

        Our general partner intends to adopt the Hiland Partners, LP Long-Term Incentive Plan for employees and directors of our general partner and employees of its affiliates, who perform services for our general partner or its affiliates. The long-term incentive plan currently permits the grant of awards covering an aggregate of 680,000 common units in the form of unit options, unit appreciation rights, restricted units and phantom units. No more than 225,000 of the 680,000 common units may be in the form of restricted or phantom units. The plan will be administered by the compensation committee of our general partner's board of directors. The plan will continue in effect until the earliest of (i) the date determined by the board of directors of our general partner; (ii) the date that common units are no longer available for payment of awards under the plan; or (iii) the tenth anniversary of the plan.

        Our general partner's board of directors or compensation committee may, in their discretion, terminate, suspend or discontinue the long-term incentive plan at any time with respect to any units for which a grant has not yet been made. Our general partner's board of directors or its compensation committee also has the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of units that may be granted, subject to unitholder approval if required by the exchange upon which the common units are listed at that time. No change in any outstanding grant may be made, however, that would materially impair the rights of the participant without the consent of the participant.

        Restricted Units and Phantom Units.     A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the grantee receives a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the compensation committee, cash equivalent to the value of a common unit. The compensation committee may make grants of restricted units and phantom units under the plan to employees and directors containing such terms as the compensation committee shall determine under the plan, including the period over which restricted units and phantom units granted will vest. The committee may, in its discretion, base its determination on the grantee's period of service or upon the achievement of specified financial objectives. In addition, the restricted and phantom units will vest upon a change of control of us or our general partner, subject to additional or contrary provisions in the award agreement.

        If a grantee's employment, consulting arrangement or membership on the board of directors terminates for any reason, the grantee's restricted units and phantom units will be automatically forfeited unless, and to the extent, the compensation committee provides otherwise or unless otherwise provided in a written employment agreement between the grantee and our general partner or its affiliates. Common units to be delivered with respect to these awards may be common units acquired by our general partner in the open market, common units already owned by our general partner, common units acquired by our general partner directly from us or any other person or any combination of the foregoing. Our general partner will be entitled to reimbursement by us for the cost incurred in acquiring common units. If we issue new common units with respect to these awards, the total number of common units outstanding will increase.

        Distributions on restricted units may be subject to the same vesting requirements as the restricted units, in the compensation committee's discretion. The compensation committee, in its discretion, may also grant tandem distribution-equivalent rights with respect to phantom units. These are rights that entitle the grantee to receive cash equal to the cash distributions made on the common units.

        We intend for the restricted units and phantom units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of the common units. Therefore, plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the units.

        Unit Options and Unit Appreciation Rights.     The long-term incentive plan permits the grant of options and unit appreciation rights ("UARs") covering common units. A UAR entitles the grantee to a payment in cash or units, in the discretion of the compensation committee, equal to the appreciation of the unit price between the grant date and the exercise date. The compensation committee may make grants under the plan to employees and directors containing such terms as the committee shall determine. Unit options and UARs may have an exercise price that is less than the fair market value of the units on the date of grant. In general, unit options and UARs granted will become exercisable over a period determined by the compensation committee and, in the compensation committee's discretion, may provide for accelerated vesting upon the achievement of specified performance objectives. In addition, the unit options and UARs will become exercisable upon a change in control of us or the operating company. Unless otherwise provided in an award agreement, unit options and UARs may be exercised only by the participant during his lifetime or by the person to whom the participant's right will pass by will or the laws of descent and distribution.

        At the time of the offering, we expect to grant options to purchase an aggregate of approximately              common units to employees and directors of our general partner. The options will have an exercise price equal to the initial public offering price. We expect Randy Moeder will receive options to purchase              common units and Ken Maples will receive options to purchase              common units.

        If a grantee's employment, consulting arrangement or membership on the board of directors terminates for any reason, the grantee's unvested options and UARs will be automatically forfeited unless, and to the extent, the compensation committee provides otherwise or unless otherwise provided in a written employment agreement or the option agreement between the grantee and our general partner or its affiliates. If the exercise of an option or UAR is to be settled in common units rather than cash, the general partner will acquire common units in the open market or directly from us or any other person or use common units already owned by our general partner or any combination of the foregoing. The general partner will be entitled to reimbursement by us for the difference between the cost incurred by it in acquiring these common units and the proceeds it receives from a grantee at the time of exercise. Thus, the cost of the unit options and UARs above the proceeds from grantees will be borne by us. If we issue new common units upon exercise of the unit options, the total number of common units outstanding will increase, and our general partner will pay us the proceeds it received from the grantee upon exercise of the unit option. The plan has been designed to furnish additional compensation to employees and directors and to align their economic interests with those of common unitholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of our units that will be issued upon the consummation of this offering and the related transactions and held by:

  •
  each person who then will beneficially own of 5% or more of the then outstanding units;

  •
  each member of the board of directors and our general partner;

  •
  each named executive officer of our general partner; and

  •
  all directors and officers of our general partner as a group.

Name of Beneficial Owner	Common Units to be Beneficially Owned	Percentage of Common Units to be Beneficially Owned	Subordinated Units to be Beneficially Owned	Percentage of Subordinated Units to be Beneficially Owned	Percentage of Total Units to be Beneficially Owned
Harold Hamm (1)(2)	423,636	15.6%	2,400,602	58.8%	41.5%
Harold Hamm DST Trust (2)(3)	174,783	6.4%	990,440	24.3%	17.1%
Harold Hamm HJ Trust (2)(4)	116,522	4.3%	660,293	16.2%	11.4%
Randy Moeder (1)	5,059	*	28,665	*	*
Ken Maples (1)	—	*	—	—	*
All directors and executive officers as a group (3 persons)	428,695	15.8%	2,429,267	59.5%	42.0%

*
Less than 1%.

(1)
The address of this person is 205 West Maple, Suite 1100, Enid, Oklahoma 73701.

(2)
Harold Hamm, the Harold Hamm DST Trust and the Harold Hamm HJ Trust have a 90.7%, 5.6% and 3.7% ownership interest, respectively, in New Continental Gas, which will benefically own 467,074 common units and 2,646,750 subordinated units upon completion of the offering. The units held by New Continental Gas, Inc. are reported in this table as beneficially owned by Mr. Hamm, the Harold Hamm DST Trust and the Harold Hamm HJ Trust in proportion to their respective ownership interest in New Continental Gas, Inc. The address of New Continental Gas is 205 West Maple, Suite 1100, Enid, Oklahoma 73701.

(3)
Mr. Bert Mackie is the trustee of the Harold Hamm DST Trust, and his address is c/o Security National Bank, P.O. Box 1272, Enid, Oklahoma 73702-1272.

(4)
Mr. Bert Mackie is the trustee of the Harold Hamm HJ Trust, and his address is c/o Security National Bank, P.O. Box 1272, Enid, Oklahoma 73702-1272.

        The following table shows the beneficial ownership of our general partner following the consummation of this offering and the related transactions held by the Hamm Parties, the directors of our general partner, each named executive officer and by all directors and officers of our general partner as a group.

Name of Beneficial Owner	Percentage of Voting Interests Owned	Percentage of Economic Interests Owned
Harold Hamm (1)(2)	94.0%	41.5%
Harold Hamm DST Trust (2)	—	31.5%
Harold Hamm HJ Trust (2)	—	21.0%
Randy Moeder (3)	4.0%	4.0%
Ken Maples (4)	2.0%	2.0%
All directors and executive officers as a group (3 persons)	100.0%	47.5%

(1)
Harold Hamm is the sole member of HH GP Holding LLC, which owns a 94.0% voting interest in our general partner. The interests held by HH GP Holding LLC are reported in this table as beneficially owned by Mr. Hamm.

(2)
New Continental Gas, Inc. owns a 45.8% economic interest in our general partner. The interests held by New Continental Gas, Inc. are reported in this table as beneficially owned by Mr. Hamm, the Harold Hamm DST Trust and the Harold Hamm HJ Trust in proportion to their respective ownership of New Continental Gas, Inc.

(3)
Includes a 3.0% restricted voting interest and a 3.0% restricted economic interest in our general partner that vest in equal increments annually over a three-year period commencing upon the consummation of the offering.

(4)
Represents restricted voting interests and restricted economic interests in our general partner that vest in equal increments annually over a three-year period commencing upon the consummation of the offering.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        After this offering, the general partner and its affiliates will own 720,000 common units and 4,080,000 subordinated units representing a 69.2% limited partner interest in us. In addition, the general partner will own a 2% general partner interest in us and the incentive distribution rights.

Distributions and Payments to Our General Partner and its Affiliates

        The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation and any liquidation of Hiland Partners, LP. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm's-length negotiations.

Formation Stage
The consideration received by our general partner and its affiliates for the contribution of the assets and liabilities to us	•	720,000 common units;
	•	4,080,000 subordinated units;
	•	2% general partner interest; and
	•	the incentive distribution rights.
Operational Stage
Distributions of available cash to our general partner and its affiliates
We will generally make cash distributions 98% to the unitholders, including our general partner and its affiliates, as the holders of an aggregate 720,000 common units and 4,080,000 subordinated units, and 2% to our general partner. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, our general partner will be entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target level.

Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, our general partner and its affiliates would receive an annual distribution of approximately $249,796 on its 2% general partner interest and $8.6 million on their common and subordinated units.
Payments to our general partner and its affiliates
Our general partner and its affiliates will not receive any management fee or other compensation for the management of our business and affairs, but they will be reimbursed for all expenses that they incur on our behalf, including general and administrative expenses, salaries and benefits for all of our employees and other corporate overhead. As the sole purpose of the general partner is to act as our general partner, we expect that substantially all of the expenses of our general partner will be incurred on our behalf and reimbursed by us or our subsidiaries. Our general partner will determine the amount of these expenses. Continental Resources currently provides us with certain general and administration services. For a description of these services, please read "—Omnibus

Agreement—Services." In the omnibus agreement, Continental Resources has agreed to continue to provide these services to us for two years after the offering, at the lower of Continental Resources' cost to provide the services and $50,000 per year.
Withdrawal or removal of our general partner
If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read "The Partnership Agreement—Withdrawal or Removal of the General Partner."
Liquidation Stage
Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Agreements Governing the Transactions

        We and other parties have entered into or will enter into the various documents and agreements that will effect the offering transactions, including the vesting of assets in, and the assumption of liabilities by, us and our subsidiaries, and the application of the proceeds of this offering. These agreements will not be the result of arm's-length negotiations, and they, or any of the transactions that they provide for, may not be effected on terms at least as favorable to the parties to these agreements as they could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions, including the expenses associated with transferring assets into our subsidiaries, will be paid from the proceeds of this offering.

Omnibus Agreement

        Upon the closing of this offering, we will enter into an omnibus agreement with Continental Resources, Hiland Partners, LLC, Harold Hamm, the Hamm Trusts and our general partner that will address the following matters:

  •
  for a two-year period, Continental Resources will provide certain general and administrative services;

  •
  Harold Hamm's and Continental Resources' agreement not to compete with us under certain circumstances;

  •
  an indemnity by the previous owners of Continental Gas and Hiland Partners, LLC for prior tax liabilities resulting from the assets contributed to the partnership;

  •
  an indemnity by Continental Resources for liabilities associated with oil and gas properties conveyed by Continental Gas to Continental Resources by dividend; and

  •
  our two-year option to purchase the Bakken gathering system owned by Hiland Partners, LLC.

  Services

        Continental Resources currently provides us the following services:

  •
  information technology support, including supplying our computer servers, repair services and electronic mail; and

  •
  human resource functions, including locating and recruiting potential employees and assistance in complying with certain employment laws and regulations.

        In the omnibus agreement, Continental Resources has agreed to continue to provide these services to us for two years after the offering, at the lower of Continental Resources' cost to provide the services or $50,000 per year.

  Non-Competition

        Harold Hamm and Continental Resources will agree, and will cause their affiliates to agree, for so long as Harold Hamm controls our general partner, not to engage in, whether by acquisition, construction or otherwise, the business of gathering, treating, processing and transportation of natural gas in North America, the transportation and fractionation of NGLs in North America, and constructing, buying or selling any assets related to the foregoing businesses. This restriction will not apply to:

  •
  any business that is primarily related to the exploration for and production of oil or natural gas, including the sale and marketing of oil and natural gas derived from such exploration and production activities, but not gathering, fractionating, transportation or processing of natural gas or NGLs;

  •
  any business conducted by Continental Resources as of the date of the omnibus agreement;

  •
  any activities performed by Continental Resources as the operator pursuant to any operating agreement entered into by Continental Resources with oil and gas properties owned jointly with other persons; and

  •
  any business conducted by a Restricted Person with the approval of the Conflicts Committee.

  Indemnification

        The previous owners of Continental Gas and Hiland Partners, LLC have agreed to indemnify us for all federal, state and local income tax liabilities attributable to the operation of the assets contributed by such entities to us prior to the closing of this offering. In addition, Continental Resources has agreed to indemnify us for liabilities associated with oil and gas properties conveyed by Continental Gas to Continental Resouces by dividend.

  Option to Purchase the Bakken Gathering System

        The omnibus agreement also contains the terms under which we have an option to purchase the Bakken gathering system from Hiland Partners, LLC as described under "Business—Option to Purchase Bakken Gathering System."

Contracts with Continental Resources, Inc.

  Compression Services Agreement

        In connection with this offering, we will enter into a two-year compression services agreement with Continental Resources as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Compression Services Agreement."

  Gas Purchase Contracts

        We purchase natural gas and NGLs from Continental Resources and its affiliates. Continental Gas purchased natural gas and NGLs from Continental Resources and its affiliates in the amount of approximately $14.3 million, $13.3 million and $26.2 million for the years ended December 31, 2001,

2002 and 2003, respectively, and $12.7 million and $13.6 million for the six months ended June 30, 2003 and 2004, respectively. Hiland Partners, LLC purchased natural gas and NGLs from Continental and its affiliates in the amount of approximately $1.8 million, $0.6 million and $1.1 million for the years ended December 31, 2001, 2002 and 2003, respectively, and $0.5 million and $0.7 million for the six months ended June 30, 2003 and 2004, respectively.

  Other Agreements

        Historically, both Continental Gas and Hiland Partners, LLC have contracted for down-hole well services, fluid supply and oil field roustabout services from businesses in which Harold Hamm and members of his family own equity interests. Payments made for these services by Continental Gas and Hiland Partners, LLC on a combined basis were $283,000, $269,000 and $225,000 during the years ended December 31, 2001, 2002, and 2003, respectively. Payments made for these services were $97,000 and $104,000 for the six months ended June 30, 2003 and 2004, respectively. We expect to continue to obtain services from these companies following completion of this offering. Our general partner believes that amounts paid for these services is comparable to those amounts which would be charged by an unaffiliated third party.

        In addition, in prior periods Hiland Partners, LLC compensated Equity Financial Services, Inc., an entity wholly-owned by our President, Randy Moeder, for management and administrative services. Total payments to Equity Financial Services were approximately $198,000, $120,000 and $65,000 during the years ended December 31, 2001, 2002 and 2003, respectively, and $38,000 and $28,000 during the six months ended June 30, 2003 and 2004, respectively. The general partner believes these amounts are comparable to those amounts which would be paid to an unaffiliated third party. Following completion of our formation transactions and this offering, this service arrangement will be terminated.

        Continental Gas leases office space under operating leases from an entity which is wholly-owned by Harold Hamm. Rents paid under these leases totaled approximately $30,000, $31,000 and $47,000 for the years ended December 31, 2001, 2002 and 2003, respectively, and $16,000 and $19,000 for the six months ended June 30, 2003 and 2004, respectively. We expect to continue to lease office space pursuant to this arrangement following completion of this offering. The general partner believes amounts paid pursuant to these leases are comparable to amounts which would be paid to unaffiliated third parties.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates (including its owners) on the one hand, and our partnership and our limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage our partnership in a manner beneficial to us and our unitholders.

        Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner's fiduciary duties to the unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

        Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

  •
  approved by the conflicts committee, although our general partner is not obligated to seek such approval;

  •
  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

  •
  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

  •
  fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors. If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the partnership, unless the context otherwise requires.

        Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash available for distribution to unitholders or accelerate the right to convert subordinated units.

        The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

  •
  amount and timing of asset purchases and sales;

  •
  cash expenditures;

  •
  borrowings;

  •
  the issuance of additional units; and

  •
  the creation, reduction or increase of reserves in any quarter.

        In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to the unitholders, including borrowings that have the purpose or effect of:

  •
  enabling our general partner to receive distributions on any subordinated units held by our general partner or the incentive distribution rights; or

  •
  hastening the expiration of the subordination period.

        For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and subordinated units, our partnership agreement permits us to borrow funds, which may enable us to make this distribution on all outstanding units. Please read "Cash Distribution Policy—Subordination Period."

        Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, the operating company or its operating subsidiaries.

We do not have any officers or employees and rely solely on officers and employees of Hiland Partners GP, LLC and its affiliates.

        Affiliates of our general partner conduct businesses and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to our general partner. The officers of our general partner are not required to work full time on our affairs.

We will reimburse our general partner and its affiliates for expenses.

        We will reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. The partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith.

Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our general partner or its assets. The partnership agreement provides that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

        Any agreements between us on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm's-length negotiations.

        Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither the partnership agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other, are or will be the result of arm's-length negotiations.

        The general partner will determine, in good faith, the terms of any of these transactions entered into after the sale of the common units offered in this offering.

        Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There will not be any obligation of our general partner and its affiliates to enter into any contracts of this kind.

Common units are subject to our general partner's limited call right.

        Our general partner may exercise its right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read "The Partnership Agreement—Limited Call Right."

We may not choose to retain separate counsel for ourselves or for the holders of common units.

        The attorneys, independent accountants and others who have performed services for us regarding the offering have been retained by our general partner. Attorneys, independent accountants and others who will perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Our general partner's affiliates may compete with us.

        Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than those incidental to its ownership of interests in us. In addition, our partnership agreement provides that our general partner, for so long as it is general partner of our partnership, will cause its affiliates not to engage in, by acquisition or otherwise, the businesses described above under the caption "Certain Relationships and Related Transactions—Omnibus Agreement—Noncompetition." Similarly, under the omnibus agreement, Harold Hamm and Continental Resources will agree, for so long as Harold Hamm, directly or indirectly, controls our partnership, not to engage in the businesses described above under the caption "Certain Relationships and Related Transactions—Omnibus Agreement—Noncompetition." Except as provided in our partnership agreement and the omnibus agreement, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us.

Fiduciary Duties

        Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and the partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

        Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. These modifications are detrimental to the common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State-law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.
Partnership agreement modified standards
Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith" and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or
•	"fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud, willful misconduct or gross negligence.

        In order to become one of our limited partners, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

        We must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read "The Partnership Agreement—Indemnification."

DESCRIPTION OF THE COMMON UNITS

The Units

        The common units and the subordinated units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and "Cash Distribution Policy." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

Transfer Agent and Registrar

        Duties.                             will serve as registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

  •
  special charges for services requested by a common unitholder; and

  •
  other similar fees or charges.

        There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

        Resignation or Removal.     The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and his accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        The transfer of the common units to persons who purchase directly from the underwriters will be accomplished through the completion, execution and delivery of a transfer application by the investor. Any later transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:

  •
  becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

  •
  automatically requests admission as a substituted limited partner in our partnership;

  •
  agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

  •
  represents that the transferee has the capacity, power and authority to enter into our partnership agreement;

  •
  grants powers of attorney to officers of the general partner and any liquidator of our partnership as specified in our partnership agreement; and

  •
  gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

        An assignee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. The general partner will cause any unrecorded transfer for which a completed and duly executed transfer application has been received to be recorded on our books and records no less frequently than quarterly.

        A transferee's broker, agent or nominee may complete, execute and deliver a transfer application. We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders' rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

  •
  the right to assign the common unit to a purchaser or other transferee; and

  •
  the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

        Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

  •
  will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application and certification with respect to itself and any beneficial holders; and

  •
  may not receive some federal income tax information or reports furnished to record holders of common units.

        The transferor of common units will have a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor will not have a duty to insure the execution of the transfer application and certification by the transferee and will have no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application and certification to the transfer agent. Please read "The Partnership Agreement—Status as Limited Partner or Assignee."

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF THE SUBORDINATED UNITS

        The subordinated units are a separate class of limited partnership interests in our partnership, and the rights of holders of subordinated units to participate in distributions to unitholders differ from, and are subordinated to, the rights of the holders of common units. Unlike the common units, the subordinated units will not be publicly traded.

Cash Distribution Policy

        During the subordination period, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.45 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units. Please read "Cash Distribution Policy—Distributions of Available Cash from Operating Surplus During the Subordination Period."

Conversion of the Subordinated Units

        Each subordinated unit will convert into one common unit at the end of the subordination period, which will end once we meet the financial tests stated in our partnership agreement up to 50% of the subordinated units may convert prior to the end of the subordination period if we meet certain financial tests. The subordination period will extend until the first day of any quarter beginning after March 31, 2010 that each of the following tests is met:

  •
  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units for the three consecutive four-quarter periods immediately preceding that date equaled or exceeded the minimum quarterly distribution;

  •
  the "adjusted operating surplus" generated during the three consecutive four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted basis and the related distribution on the 2% general partner interest during those periods; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

        Any quarterly distributions payable to our existing investors that are used to satisfy any reimbursement obligations associated with our cap on general and administrative expenses shall be considered distributed to such existing investors for purposes of determining whether the tests above have been met. Please read "Cash Distribution Policy—Subordination Period."

Distributions Upon Liquidation

        If we liquidate during the subordination period, we will allocate gain and loss to entitle the holders of common units a preference over the holders of subordinated units to the extent required to permit the common unitholders to receive their unrecovered initial unit price, plus the minimum quarterly distribution for the quarter during which liquidation occurs, plus any arrearages. Please read "Cash Distribution Policy—Distributions of Cash Upon Liquidation."

Limited Voting Rights

        For a description of the voting rights of holders of subordinated units, please read "The Partnership Agreement—Voting Rights."

THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. The limited liability company agreement of our operating company is included as an exhibit to the registration statement of which this prospectus constitutes a part. We will provide prospective investors with a copy of these agreements upon request at no charge.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions of available cash, please read "Cash Distribution Policy";

  •
  with regard to the transfer of common units, please read "Description of the Common Units—Transfer of Common Units"; and

  •
  with regard to allocations of taxable income and taxable loss, please read "Material Tax Consequences."

Organization and Duration

        Our partnership was organized on October 18, 2004 and will have a perpetual existence.

Purpose

        Our purpose under the partnership agreement is limited to serving as the sole member of the operating company and engaging in any business activities that may be engaged in by the operating company or that are approved by our general partner. The limited liability company agreement of the operating company provides that the operating company may, directly or indirectly, engage in:

  (1)
  its operations as conducted immediately before our initial public offering;

  (2)
  any other activity approved by the general partner but only to the extent that the general partner determines that, as of the date of the acquisition or commencement of the activity, the activity generates "qualifying income" as this term is defined in Section 7704 of the Internal Revenue Code; or

  (3)
  any activity that enhances the operations of an activity that is described in (1) or (2) above.

        Although our general partner has the ability to cause us, our operating company or its subsidiaries to engage in activities other than the midstream energy business or the compression services business in which we are currently engaged, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Power of Attorney

        Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement.

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Voting Rights

        The following matters require the unitholder vote specified below. Matters requiring the approval of a "unit majority" require:

  •
  during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

  •
  after the subordination period, the approval of a majority of the common units.

        In voting their common and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional common units or units of equal rank with the common units during the subordination period	Unit majority, with certain exceptions described under "—Issuance of Additional Securities."
Issuance of units senior to the common units during the subordination period	Unit majority.
Issuance of units junior to the common units during the subordination period	No approval right.
Issuance of additional units after the subordination period	No approval right.
Amendment of the partnership agreement
Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of the Partnership Agreement."
Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. Please read "—Merger, Sale or Other Disposition of Assets."
Amendment of the liability company agreement of our operating company and other action taken as the sole member of our operating company
Unit majority if such amendment or other action would adversely affect our limited partners (or any particular class of limited partners) in any material respect. Please read "—Amendment of the Partnership Agreement—Action Relating to the Operating Company."
Dissolution of our partnership	Unit majority. Please read "—Termination and Dissolution."
Reconstitution of our partnership upon dissolution	Unit majority. Please read "—Termination and Dissolution."

Withdrawal of the general partner
Under most circumstances, the approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required for the withdrawal of the general partner prior to March 31, 2015 in a manner that would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of the General Partner."
Removal of the general partner	Not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of the General Partner."
Transfer of the general partner interest
Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to such person. The approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to March 31, 2015. See "—Transfer of General Partner Interest."
Transfer of incentive distribution rights
Except for transfers to an affiliate or another person as part of our general partner's merger or consolidation, or sale of all or substantially all of its assets, the approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to March 31, 2015. Please read "—Transfer of Incentive Distribution Rights."
Transfer of ownership interests in our general partner	No approval required at any time. Please read "—Transfer of Ownership Interests in our General Partner."

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to remove or replace the general partner;

  •
  to approve some amendments to the partnership agreement; or

  •
  to take other action under the partnership agreement;

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Our subsidiaries conduct business in five states. Maintenance of our limited liability as a member of the operating company may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there.

        Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our membership interest in the operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

        Our partnership agreement authorizes us to issue an unlimited number of additional common units and other equity securities for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders. During the subordination period, however, except as we discuss in the following paragraph, we may not issue equity securities ranking senior to the common units or an aggregate of more than 1,360,000 additional common units, or 50% of the common units outstanding immediately after this offering, or units on a parity with the common units, in each case, without the approval of the holders of a unit majority.

        During the subordination period or thereafter, we may issue an unlimited number of common units without the approval of the unitholders as follows:

  •
  upon exercise of the underwriters' over-allotment option;

  •
  upon conversion of the subordinated units;

  •
  under employee benefits plans;

  •
  upon conversion of the general partner interests and incentive distribution rights as a result of a withdrawal or removal of our general partner;

  •
  upon conversion of units of equal rank with the common units into common units under certain circumstances;

  •
  in the event of a combination or subdivision of common units;

  •
  in connection with an acquisition or an expansion capital improvement that increases cash flow from operations per unit on an estimated pro forma basis;

  •
  if the proceeds of the issuance are used to repay indebtedness, the cost of which to service is greater than the distribution obligations associated with the units issued in connection with its retirement; or

  •
  in connection with the redemption of common units or other equity interests of equal rank with the common units from the net proceeds of an issuance of common units or parity units, but only if the redemption price equals the net proceeds per unit, before expenses, to us.

        It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled.

        Upon issuance of additional partnership securities, our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. The general partner's 2% interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of the Partnership Agreement

        General.     Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

        Prohibited Amendments.     No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

  •
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option;

  •
  change the term of our partnership;

  •
  provide that our partnership is not dissolved upon an election to dissolve our partnership by our general partner that is approved by a unit majority; or

  •
  give any person the right to dissolve our partnership other than our general partner's right to dissolve our partnership with the approval of a unit majority.

        The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by the general partner and its affiliates). Upon completion of the offering, our general partner and its affiliates will own approximately 70.6% of the outstanding units.

        No Unitholder Approval.     Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

  •
  a change in our name, the location of our principal place of our business, our registered agent or our registered office;

  •
  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

  •
  a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor the operating company nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  •
  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

  •
  subject to the limitations on the issuance of additional partnership securities described above, an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

  •
  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

  •
  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

  •
  any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

  •
  a change in our fiscal year or taxable year and related changes;

  •
  certain mergers or conveyances specified in our partnership agreement; or

  •
  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if the general partner determines that those amendments:

  •
  do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

  •
  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  •
  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

  •
  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

  •
  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

        Opinion of Counsel and Unitholder Approval.     Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described above under "—No Unitholder Approval." No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Actions Relating to the Operating Company

        Without the approval of a unit majority, our general partner is prohibited from consenting on our behalf as the sole member of our operating company to any amendment to the limited liability company agreement of our operating company or taking any action on our behalf permitted to be taken by a member of our operating company, in each case that would adversely affect our limited partners (or any particular class of limited partners) in any material respect.

Merger, Sale or Other Disposition of Assets

        A merger or consolidation of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

        In addition, the partnership agreement generally prohibits the general partner without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

        If the conditions specified in the partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

        We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

  •
  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

  •
  the sale, exchange or other disposition of all or substantially all of our assets and properties and our subsidiaries;

  •
  the entry of a decree of judicial dissolution of our partnership; or

  •
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

        Upon a dissolution under the last clause above, the holders of a unit majority, may also elect, within specific time limitations, to reconstitute us and continue our business on the same terms and conditions described in our partnership agreement by forming a new limited partnership on terms identical to those in our partnership agreement and having as general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

  •
  the action would not result in the loss of limited liability of any limited partner; and

  •
  neither our partnership, the reconstituted limited partnership, our operating company nor any of our other subsidiaries, would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to liquidate our assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy—Distributions of Cash upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to March 31, 2015 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after March 31, 2015, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read "—Transfer of General Partner Interests" and "—Transfer of Incentive Distribution Rights."

        Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Termination and Dissolution."

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner's removal. At the closing of this offering, our general partner and its affiliates will own 70.6% of the outstanding units.

        Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:

  •
  the subordination period will end, and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

        In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

        Except for transfer by our general partner of all, but not less than all, of its general partner interest in our partnership to:

  •
  an affiliate of our general partner (other than an individual); or

  •
  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in our partnership to another person prior to March 31, 2015 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

        Our general partner and its affiliates may at any time, transfer subordinated units or units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in the General Partner

        At any time, the members of our general partner may sell or transfer all or part of their membership interest in our general partner to an affiliate or third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

        Our general partner or its affiliates or a subsequent holder may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, or sale of all or substantially all of its assets to, that entity without the prior approval of the unitholders. Prior to March 31, 2015, other transfers of incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. On or after March 31, 2015, the incentive distribution rights will be freely transferable.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Hiland Partners GP, LLC as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

        Our partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

  •
  any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

  •
  our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Limited Call Right

        If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

  •
  the highest cash price paid by either of our general partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

  •
  the current market price as of the date three days before the date the notice is mailed.

        As a result of our general partner's right to purchase outstanding partnership securities, a holder of partnership securities may have his partnership securities purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material Tax Consequences—Disposition of Common Units."

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

        Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities." However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

        Except as described above under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

        An assignee of a common unit, after executing and delivering a transfer application, pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. Please read "—Meetings; Voting." Transferees that do not execute and deliver a transfer application will not be treated as assignees or as record holders of common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of common units. Please read "Description of the Common Units—Transfer of Common Units."

Non-Citizen Assignees; Redemption

        If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  our general partner;

  •
  any departing general partner;

  •
  any person who is or was an affiliate of a general partner or any departing general partner;

  •
  any person who is or was a director, officer, member, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

  •
  any person who is or was serving as director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner; and

  •
  any person designated by our general partner.

        Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

        We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

  •
  a current list of the name and last known address of each partner;

  •
  a copy of our tax returns;

  •
  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

  •
  copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

  •
  information regarding the status of our business and financial condition; and

  •
  any other information regarding our affairs as is just and reasonable.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Hiland Partners GP, LLC as general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read "Units Eligible for Future Sale."

UNITS ELIGIBLE FOR FUTURE SALE

        After the sale of the common units offered hereby, management of our general partner and the Hamm Parties will hold an aggregate of 720,000 common units and 4,080,000 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and some may convert earlier. The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

        The common units sold in the offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units owned by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

  •
  1% of the total number of the securities outstanding; or

  •
  the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

        Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least two years, would be entitled to sell common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

        Prior to the end of the subordination period, we may not issue equity securities of the partnership ranking prior or senior to the common units or an aggregate of more than 1,360,000 additional common units, or 50% of the common units outstanding immediately after this offering, or an equivalent amount of equity securities ranking on a parity with the common units, without the approval of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, subject to certain exceptions described under "The Partnership Agreement—Issuance of Additional Securities."

        Our partnership agreement provides that, after the subordination period, we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders. Our partnership agreement does not restrict our ability to issue equity securities ranking junior to the common units at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. See "The Partnership Agreement—Issuance of Additional Securities."

        Under our partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act and state securities laws the offer and sale of any common units, subordinated units or other partnership securities that they hold. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units or other partnership securities to require registration of any of these units or other partnership securities and to include them in a registration by us of other units, including units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, our general partner and its affiliates may sell their units or other partnership interests in private transactions at any time, subject to compliance with applicable laws.

        The owners of our general partner and their affiliates, including the partnership, our operating company, our general partner and the directors and executive officers of our general partner, have agreed not to sell any common units they beneficially own for a period of 180 days from the date of this prospectus. Please read "Underwriting" for a description of these lock-up provisions.

MATERIAL TAX CONSEQUENCES

        This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to the general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Hiland Partners, LP and our operating company.

        The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are, to the extent noted herein, based on the accuracy of the representations made by us.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales"); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and (3) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 2% of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and the operating company will be disregarded as an entity separate from us for federal income tax purposes.

        In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and the general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied are:

  (a)
  Neither we nor the operating company will elect to be treated as a corporation; and

  (b)
  For each taxable year, more than 90% of our gross income will be income that Vinson & Elkins L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Vinson & Elkins L.L.P.'s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of Hiland Partners, LP will be treated as partners of Hiland Partners, LP for federal income tax purposes. Also:

  (a)
  assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

  (b)
  unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Hiland Partners, LP for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.'s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions or losses would not be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding common units in Hiland Partners, LP.

        The references to "unitholders" in the discussion that follows are to persons who are treated as partners in Hiland Partners, LP for federal income tax purposes.

Tax Consequences of Unit Ownership

        Flow-Through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

        Treatment of Distributions.    Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

        Ratio of Taxable Income to Distributions.    We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending              , will be allocated an amount of federal taxable income for that period that will be      % or less of the cash distributed with respect to that period. We anticipate that after the taxable year ending              , the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the common units.

        Basis of Common Units.    A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

        Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation.

Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

        Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

        Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by the general partner and its affiliates, referred to in this discussion as "Contributed Property." The effect of these allocations to a unitholder purchasing common units in this offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of this offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in such amount and manner as is needed to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

        Treatment of Short Sales.    A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

  •
  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

  •
  any cash distributions received by the unitholder as to those units would be fully taxable; and

  •
  all of these distributions would appear to be ordinary income.

        Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

        Tax Rates.    In general, the highest effective United States federal income tax rate for individuals is currently 35.0% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15.0% if the asset disposed of was held for more than 12 months at the time of disposition.

        Section 754 Election.    We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        Treasury regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we will adopt), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read "—Uniformity of Units."

        Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Units."

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

        Initial Tax Basis, Depreciation and Amortization.    The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by the general partner. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date". However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

        Notification Requirements.    A purchaser of units who purchases units from another unitholder is required to notify us in writing of that purchase within 30 days after the purchase. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may lead to the imposition of substantial penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker.

        Constructive Termination.    We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, regulated investment companies, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

        A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income. Recent legislation also includes net income derived from the ownership of an interest in a "qualified publicly traded partnership" as qualified income to a regulated investment company. We expect that we will meet the definition of a qualified publicly traded partnership. However, this legislation will only be effective for taxable years beginning after October 22, 2004.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Because a foreign unitholder is considered to be engaged in business in the United States by virtue of the ownership of units, under this ruling a foreign unitholder who sells or otherwise disposes of a unit generally will be subject to federal income tax on gain realized on the sale or disposition of units. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will in all cases yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names Hiland Partners GP, LLC as our Tax Matters Partner.

        The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  (a)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  (b)
  whether the beneficial owner is:

  1.
  a person that is not a United States person;

  2.
  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

  3.
  a tax-exempt entity;

  (c)
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  (d)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

        Registration as a Tax Shelter.    The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. It is arguable that we are not subject to the registration requirement on the basis that we will not constitute a tax shelter. However, we will register as a tax shelter with the Secretary of the Treasury in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties that might be imposed if registration is required and not undertaken.

Issuance of a tax shelter registration number does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS.

        We will supply our tax shelter registration number to you when one has been assigned to us. A unitholder who sells or otherwise transfers a unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish the registration number to the transferee is $100 for each failure. Each unitholder must disclose our tax shelter registration number on Form 8271 to be attached to his tax return on which any deduction, loss or other benefit we generate is claimed or on which any of our income is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

        Recently issued Treasury Regulations require taxpayers to report certain information on Internal Revenue Service Form 8886 if they participate in a "reportable transaction." You may be required to file this form with the IRS if we participate in a "reportable transaction." A transaction may be a reportable transaction based upon any of several factors. We intend to furnish unitholders with the information needed by them to report any such reportable transactions in which we engage. You are urged to consult with your own tax advisor concerning the application of any of these factors to your investment in our common units. Congress is considering legislative proposals that, if enacted, would impose significant penalties for failure to comply with these disclosure requirements. The Treasury Regulations also impose obligations on "material advisors" that organize, manage or sell interests in registered "tax shelters." As stated above, we have registered as a tax shelter, and, thus, one of our material advisors will be required to maintain a list with specific information, including your name and tax identification number, and to furnish this information to the IRS upon request. You are urged to consult with your own tax advisor concerning any possible disclosure obligation with respect to your investment and should be aware that we and our material advisors intend to comply with the list and disclosure requirements.

        Accuracy-Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  (1)
  for which there is, or was, "substantial authority"; or

  (2)
  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We will initially own property or do business in Oklahoma, North Dakota, Wyoming, Texas and Mississippi. Mississippi, North Dakota, and Oklahoma each impose a personal income tax on individuals as well as an income tax on corporations and other entities. Texas imposes a franchise tax (which is based in part on net income) on corporations and limited liability companies. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN HILAND PARTNERS, LP BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

  •
  whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

        The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  (a)
  the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

  (b)
  the entity is an "operating company,"—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

  (c)
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) above.

        Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement between us and the underwriters, the underwriters have agreed severally to purchase from us the following number of common units at the offering price less the underwriting discount set forth on the cover page of this prospectus.

Underwriters	Number of Common Units
A.G. Edwards & Sons, Inc.

Total

        The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions and that the underwriters will purchase all such common units if any of the common units are purchased. The underwriters are obligated to take and pay for all of the common units offered by this prospectus, other than those covered by the over-allotment option described below, if any are taken.

        The underwriters have advised us that they propose to offer the common units to the public at the offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess of $                              per common unit. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $                              per common unit to certain other dealers. After the offering, the offering price and other selling terms may be changed by the underwriters, but any such changes will not affect the net proceeds to be received by us in the offering.

        Pursuant to the underwriting agreement, we have granted to the underwriters an option, exercisable in whole or in part for 30 days after the date of this prospectus, to purchase up to 300,000 additional common units at the offering price, less the underwriting discount set forth on the cover page of this prospectus, solely to cover over-allotments.

        To the extent the underwriters exercise such option, the underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional units as the number set forth next to such underwriter's name in the preceding table bears to the total number of units in the table, and we will be obligated, pursuant to the option, to sell such units to the underwriters.

        We, our general partner, the directors and executive officers of our general partner and certain of our affiliates, including the Hamm Parties, have agreed that during the 180 days after the date of this prospectus, we and they will not, without the prior written consent of A.G. Edwards & Sons, Inc., directly or indirectly, offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate, enter into any derivative transaction with similar effect as a sale or otherwise dispose of any common units, any securities convertible into, or exercisable or exchangeable for, common units or any other rights to acquire such common units, other than (1) pursuant to employee benefit plans as in existence as of the date of this prospectus, (2) to affiliates or (3) in connection with accretive acquisitions of assets or businesses in which common units are issued as consideration; provided, however, any such recipient of common units will furnish to A.G. Edwards & Sons, Inc. a letter agreeing to be bound by these provisions for the remainder of the 180-day period. A.G. Edwards & Sons, Inc. may, in its sole discretion, allow any of these parties to offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate, enter into any derivative transaction with similar effect as a sale or otherwise dispose of any common units, any securities convertible into, or exercisable or exchangeable for, common units or any other rights to acquire such common units prior to the expiration of such 180-day period in whole or in part at anytime without notice. A.G. Edwards & Sons, Inc. has informed us that in the event that consent to a waiver of these restrictions is requested by us or any other person, A.G. Edwards & Sons, Inc., in deciding whether to grant its consent, will consider the unitholder's reasons for requesting the release, the number of units for which the release is being requested and market conditions at the time of the request for such release. However, A.G. Edwards & Sons, Inc. has informed us that as of the date of this prospectus there are no agreements between A.G. Edwards & Sons, Inc. and any party that would allow such party to transfer any common units, nor does it have any intention of releasing any of the common units subject to the lock-up agreements prior to the expiration of the lock-up period at this time.

        Prior to this offering, there has been no public market for the common units. The initial public offering price was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price include the following:

  •
  the information set forth in this prospectus and otherwise available to the underwriters;

  •
  market conditions for initial public offerings;

  •
  the history and the prospects for the industry in which we compete;

  •
  the ability of our management;

  •
  our prospects for future earnings;

  •
  the present state of our development and our current financial condition;

  •
  the general condition of the securities markets at the time of this offering; and

  •
  the recent market prices of, and the demand for, publicly traded common units of generally comparable entities.

        The following table summarizes the discounts that we will pay to the underwriters in connection with the offering. These amounts assume both no exercise and full exercise of the underwriters' option to purchase additional common units.

	No Exercise	Full Exercise
Per Unit

Total

        We estimate that total expenses of this offering, other than underwriting discounts and commissions, will be approximately $2.0 million.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that may be required with respect to these liabilities.

        Until the distribution of the common units is completed, rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase the common units. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize, maintain or otherwise affect the price of the common units.

        In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment transactions involve sales by the underwriters of the common units in excess of the number of units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of units over-allotted by the underwriters is not greater than the number of units they may purchase in the over-allotment option. In a naked short position, the number of units involved is greater than the number of units in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing common units in the open market.

  •
  Syndicate-covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option. If the underwriters sell more common units than could be covered by the over-allotment option, resulting in a naked short position, the position can only be closed out by buying common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate-covering transaction to cover syndicate short positions.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise.

        The underwriters will deliver a prospectus to all purchasers of common units in the short sales. The purchasers of common units in short sales are entitled to the same remedies under the federal securities laws as any other purchaser of common units covered by this prospectus.

        The underwriters are not obligated to engage in any of the transactions described above. If they do engage in any of these transactions, they may discontinue them at any time.

        At our request, the underwriters are reserving up to              common units for sale at the initial public offering price to directors, officers, employees and friends through a directed unit program. The number of common units available for sale to the general public in the public offering will be reduced to the extent these persons purchase these reserved units. Any common units not so purchased will be offered by the underwriters to the general public on the same basis as the other common units offered by this prospectus.

        Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

        Because the National Association of Securities Dealers, Inc. views the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

        No sales to accounts over which any underwriter exercises discretionary authority may be made without the prior written approval of the customer.

        A.G. Edwards & Sons, Inc. will earn a fee of $350,000 for financial advisory services rendered to us pursuant to an engagement letter dated July 23, 2004. The NASD considers this fee to represent compensation earned in connection with this offering.

VALIDITY OF THE COMMON UNITS

        The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas, and for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

        The financial statements of Continental Gas, Inc. as of December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003; the financial statements of Hiland Partners, LLC as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003; the balance sheet of Hiland Partners, LP as of October 19, 2004; the balance sheet of Hiland Partners GP, LLC as of October 19, 2004; and the financial statements of Great Plains Pipeline Company as of December 31, 2002 and July 31, 2003, and for the year ended December 31, 2002 and the seven-month period ended July 31, 2003, appearing in this prospectus and registration statement have been audited by Grant Thornton LLP, an independent registered public accounting firm, as indicated in their reports with respect thereto appearing elsewhere herein, and are included in reliance upon the authority of said firm as experts in giving such reports.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-l regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at l-800-SEC-0330. The SEC maintains a web site on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC's web site.

        We intend to furnish our unitholders annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.

FORWARD-LOOKING STATEMENTS

        Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including "may," "believe," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

INDEX TO FINANCIAL STATEMENTS

Hiland Partners, LP Unaudited Pro Forma Financial Statements:
Introduction	F-2
Unaudited Pro Forma Balance Sheet as of June 30, 2004	F-3
Unaudited Pro Forma Statement of Operations for the Year Ended December 31, 2003	F-4
Unaudited Pro Forma Statement of Operations for the Six Months Ended June 30, 2003	F-5
Unaudited Pro Forma Statement of Operations for the Six Months Ended June 30, 2004	F-6
Notes to Unaudited Pro Forma Financial Statements	F-7
Continental Gas, Inc. Financial Statements:
Report of Independent Registered Public Accounting Firm	F-10
Balance Sheets as of December 31, 2002, December 31, 2003 and June 30, 2004 (unaudited)	F-11
Statements of Operations for the Years Ended December 31, 2001, 2002 and 2003 and for the Six Months Ended June 30, 2003 and 2004 (unaudited)	F-12
Statements of Cash Flows for the Years Ended December 31, 2001, 2002 and 2003 and for the Six Months Ended June 30, 2003 and 2004 (unaudited)	F-13
Statement of Changes in Stockholders' Equity as of December 31, 2001, 2002 and 2003 and for the Six Months Ended June 30, 2004 (unaudited)	F-14
Notes to Financial Statements	F-15
Hiland Partners, LLC Financial Statements:
Report of Independent Registered Public Accounting Firm	F-28
Balance Sheets as of December 31, 2002, December 31, 2003 and June 30, 2004 (unaudited)	F-29
Statements of Operations and Changes in Members' Equity for the Years Ended December 31, 2001, 2002 and 2003 and for the Six Months Ended June 30, 2003 and 2004 (unaudited)	F-30
Statements of Cash Flows for the Years Ended December 31, 2001, 2002 and 2003 and for the Six Months Ended June 30, 2003 and 2004 (unaudited)	F-31
Notes to Financial Statements	F-32
Great Plains Pipeline Company Financial Statements:
Report of Independent Registered Public Accounting Firm	F-44
Balance Sheet as of December 31, 2002 and the Seven Months Ended July 31, 2003	F-45
Statement of Operations as of December 31, 2002 and the Seven Months Ended July 31, 2003	F-46
Statement of Stockholder's Equity as of December 31, 2002 and the Seven Months Ended July 31, 2003	F-47
Statement of Cash Flows as of December 31, 2002 and the Seven Months Ended July 31, 2003	F-48
Notes to Financial Statements	F-49
Hiland Partners, LP Balance Sheet:
Report of Independent Registered Public Accounting Firm	F-55
Balance Sheet as of October 19, 2004	F-56
Note to Balance Sheet	F-57
Hiland Partners GP, LLC Balance Sheet:
Report of Independent Registered Public Accounting Firm	F-58
Balance Sheet as of October 19, 2004	F-59
Note to Balance Sheet	F-60

HILAND PARTNERS, LP

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Introduction

        The following are our unaudited pro forma balance sheet as of June 30, 2004 and our unaudited pro forma statements of operations for the year ended December 31, 2003 and the six months ended June 30, 2003 and 2004. In connection with the offering and the formation of Hiland Partners, LP (the "Partnership"), all of the assets and liabilities of Continental Gas, Inc., other than a portion of its working capital assets, and all of the assets and liabilities of Hiland Partners, LLC, other than a portion of its working capital assets and the assets and liabilities related to the Bakken gathering system, will be contributed to the Partnership. The unaudited pro forma balance sheet gives pro forma effect to the following transactions as if they had occurred on June 30, 2004:

  •
  The formation of and transfer of assets to the Partnership; and

  •
  The offering and the application of the proceeds thereof.

The unaudited pro forma statements of operations give pro forma effect to the following transactions as if they had occurred on January 1, 2003:

  •
  The formation of and transfer of assets to the Partnership;

  •
  The offering and the application of the proceeds thereof; and

  •
  The acquisition of the Carmen gathering system.

        The assets of Continental Gas, Inc. transferred to the Partnership are recorded at historical cost as it is considered to be a reorganization of entities under common control. The acquisitions of the assets of Hiland Partners, LLC and the Carmen gathering system were accounted for as purchases and, as a result, these assets are recorded at their fair value at the time of purchase.

        The Partnership's unaudited pro forma financial statements and accompanying notes should be read together with the historical financial statements of Continental Gas, Inc. and Hiland Partners, LLC included elsewhere in this prospectus. The pro forma balance sheet and the pro forma statements of operations were derived by adjusting the historical financial statements of Continental Gas, Inc. and Hiland Partners, LLC. The adjustments are based on currently available information and certain estimates and assumptions; therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the offering and the other transactions as currently contemplated and that the pro forma adjustments give appropriate effect to the assumptions made and are properly applied in the pro forma financial statements.

        The unaudited pro forma financial statements do not purport to present the financial position or results of operations of the Partnership had the offering and or the other transactions actually been completed as of the dates indicated. Moreover, they do not project the Partnership's financial position or results of operations for any future date or period.

HILAND PARTNERS, LP
UNAUDITED PRO FORMA BALANCE SHEET
JUNE 30, 2004

	Historical	Historical	Adjustments		As Adjusted for Formation and Excluded Assets			Pro Forma
						Adjustments
	Continental Gas, Inc.	Hiland Partners, LLC	Formation and Excluded Assets					Hiland Partners, LP
						Offering
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$91	$749	(840	)(a)	$1	$40,000	(d)	$7,535
			1	(b)		(4,840	)(e)
						(27,626	)(f)
Accounts receivable:
Trade	8,838	678	(6,500	)(a)	3,016	—		3,016
Affiliates	362	328	(690	)(a)	—	—		—

	9,200	1,006	(7,190)		3,016	—		3,016
Inventories	153	—	—		153	—		153
Other current assets	5	1	—		6	—		6

Total current assets	9,449	1,756	(8,029)		3,176	7,534		10,710
Property and equipment, net	37,502	23,244	(2,010	)(a)	95,902	—		95,902
			37,166	(c)
Other assets	230	48			278	(276	)(f)	2

Total assets	$47,181	$25,048	$27,127		$99,356	$7,258		$106,614

LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
Accounts payable	$6,142	$328	$—		$6,470	$—		$6,470
Accounts payable-affiliates	2,874	25	—		2,899	—		2,899
Accrued liabilities	397	23	—		420	—		420
Current maturities of long-term debt	2,429	3,336	—		5,765	(5,765	)(f)	—

Total current liabilities	11,842	3,712	—		15,554	(5,765)		9,789
Non-current liabilities:
Long-term debt	13,357	10,514	(2,010	)(a)	21,861	(21,861	)(f)	—
Asset retirement obligation	609	388	—		997	—		997
Capital:
Continental Gas, Inc.
Common stock	1	—	(1	)(b)	—	—		—
Paid in capital	10	—	(10	)(b)	—	—		—
Retained earnings	21,362	—	(6,953	)(a)	—	—		—
			(14,409	)(b)
Hiland Partners, LLC
Members' equity		10,434	(1,077	)(a)	—	—		—
			(9,357	)(b)
Limited partner interests:
Common units
Public unitholders	—	—	—		—	40,000	(d)	34,884
						(4,840	)(e)
						(276	)(f)
Organizers	—	—	8,854	(b)	8,854	—		8,854
Subordinated units	—	—	50,173	(b)	50,173	—		50,173
General partner interest	—	—	1,917	(b)	1,917	—		1,917
Organizer investment	—	—	23,778	(b)
			37,166	(c)
			(60,944	)(b)

Total partners' equity	21,373	10,434	29,137		60,944	34,884		95,828

Total liabilities and partners' equity	$47,181	$25,048	$27,127		$99,356	$7,258		$106,614

See accompanying notes to the unaudited pro forma financial statements.

HILAND PARTNERS, LP
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003

			Adjustments
	Historical	Historical					Pro Forma
			Carmen Acquisition January 1 through July 31, 2003
	Continental Gas, Inc.	Hiland Partners, LLC			Formation and Offering		Hiland Partners, LP
	(in thousands, except per unit data)
Revenues:
Midstream – Third parties	$73,666	$6,372	$14,534	(h)	—		$94,572
Midstream – Affiliates	2,352	890	—		—		3,242
Compression	—	3,300	—		—		3,300

Total revenues	76,018	10,562	14,534		—		101,114

Operating costs and expenses:
Midstream purchases	67,002	2,826	12,160	(h)	—		81,988
Operations and maintenance	3,714	1,900	462	(h)	—		6,076
Depreciation and amortization	3,304	1,684	414	(h)	2,756	(c)	8,158
Property impairments	1,535	—	—		—		1,535
Loss on asset sales	34	—	—		—		34
General and administrative	770	101	128	(h)	—		999

Total operating costs and expenses	76,359	6,511	13,164		2,756		98,790

Operating income (loss)	(341)	4,051	1,370		(2,756)		2,324
Other income (expense):
Interest and other income	10	11	—		—		21
Amortization of deferred loan costs	(24)	—	—		(228	)(f)	(252)
Interest expense	(473)	(574)	—		1,047	(g)	—

Total other income (expense)	(487)	(563)	—		819		(231)

Net income (loss)	$(828)	$3,488	$1,370		$(1,937)		2,093

General partner interest in net income							42

Limited partner interest in net income							$2,051

Basic and diluted net income per limited partner unit							$0.30

Basic and diluted weighted average limited partner units outstanding							6,800

See accompanying notes to the unaudited pro forma financial statements.

HILAND PARTNERS, LP
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2003

			Adjustments
	Historical	Historical					Pro Forma
			Carmen Acquisition January 1 through June 30, 2003
	Continental Gas, Inc.	Hiland Partners, LLC			Formation and Offering		Hiland Partners, LP
	(in thousands, except per unit data)
Revenues:
Midstream – Third parties	$27,279	$2,954	$12,498	(h)	—		$42,731
Midstream – Affiliates	1,080	455	—		—		1,535
Compression	—	1,427	—		—		1,427

Total revenue	28,359	4,836	12,498		—		45,693

Operating costs and expenses:
Midstream purchases	24,625	1,240	10,755	(h)	—		36,620
Operations and maintenance	1,514	933	454	(h)	—		2,901
Depreciation and amortization	1,337	745	355	(h)	1,475	(c)	3,912
Loss on asset sales	13	—	—		—		13
General and administrative	357	60	110	(h)	—		527

Total operating costs and expenses	27,846	2,978	11,674		1,475		43,973

Operating income	513	1,858	824		(1,475)		1,720
Other income (expense):
Interest and other income	6	10	—		—		16
Amortization of deferred loan costs	—	—	—		(228	)(f)	(228)
Interest expense	(129)	(287)	—		416	(g)	—

Total other income (expense)	(123)	(277)	—		188		(212)

Net income	$390	$1,581	$824		$(1,287)		1,508

General partner interest in net income							30

Limited partner interest in net income							$1,478

Basic and diluted net income per limited partner unit							$0.22

Basic and diluted weighted average limited partner units outstanding							6,800

See accompanying notes to the unaudited pro forma financial statements.

HILAND PARTNERS, LP
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2004

	Historical	Historical	Adjustments		Pro Forma
	Continental Gas, Inc.	Hiland Partners, LLC	Formation and Offering		Hiland Partners, LP
	(in thousands, except per unit data)
Revenues:
Midstream – Third parties	$43,291	$3,412	—		$46,703
Midstream – Affiliates	1,608	417	—		2,025
Compression	—	1,929	—		1,929

Total revenues	44,899	5,758	—		50,657

Operating costs and expenses:
Midstream purchases	38,322	1,320	—		39,642
Operations and maintenance	2,229	911	—		3,140
Depreciation and amortization	1,810	1,026	1,194	(c)	4,030
General and administrative	479	37	—		516

Total operating costs and expenses	42,840	3,294	1,194		47,328

Operating income	2,059	2,464	(1,194)		3,329
Other income (expense):
Interest and other income	16	1	—		17
Amortization of deferred loan costs	(51)	(2)	3	(f)	(50)
Interest expense	(335)	(271)	606	(g)	—

Total other income (expense)	(370)	(272)	609		(33)

Net income	$1,689	$2,192	$(585)		3,296

General partner interest in net income					66

Limited partner interest in net income					$3,230

Basic and diluted net income per limited partner unit					$0.48

Basic and diluted weighted average limited partner units outstanding					6,800

See accompanying notes to the unaudited pro forma financial statements.

HILAND PARTNERS, LP

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Note 1.    Basis of Presentation, the Offering and Other Transactions

        The historical financial information is derived from the historical financial statements of Continental Gas, Inc., Hiland Partners, LLC and Great Plains Pipeline Company, which previously owned the Carmen gathering system. The assets of Continental Gas, Inc. transferred to the Partnership are recorded at historical cost as it is considered to be a reorganization of entities under common control and Continental Gas, Inc. is considered the Partnership's accounting predecessor. The acquisitions of the assets of Hiland Partners, LLC and the Carmen gathering system were accounted for as purchases and, as a result, these assets are recorded at their fair value at the time of purchase.

        The pro forma financial statements reflect the following transactions:

  •
  The contribution to the Partnership of the assets and liabilities of Continental Gas, Inc., other than $7.0 million of its working capital assets, and all of the assets and liabilities of Hiland Partners, LLC, other than $1.1 million of its working capital assets and the assets and liabilities related to the Bakken gathering system, in exchange for the issuance by the Partnership of 720,000 common units, 4,080,000 subordinated units, the 2% general partner interest in the Partnership, and the incentive distribution rights;

  •
  The issuance by the Partnership of 2,000,000 common units to the public at an assumed initial public offering price of $20.00 per common unit, resulting in aggregate gross proceeds to the Partnership of $40.0 million;

  •
  The payment of estimated underwriting discount of $2.8 million and offering expenses of $2.0 million;

  •
  The repayment of $27.6 million of outstanding indebtedness as of June 30, 2004; and

  •
  The acquisition of the Carmen gathering system.

        For purposes of the pro forma financial statements, we have assumed the underwriters' over allotment option is not exercised.

        Upon completion of the offering, the Partnership anticipates incurring incremental general and administrative costs related to becoming a separate public entity (e.g. cost of tax return preparation, annual and quarterly reports to unitholders, investor relations, directors' and officers' insurance and registrar and transfer agent fees) at an annual rate of approximately $1.3 million. The pro forma financial statements do not reflect this $1.3 million in general and administrative expenses.

Note 2.    Pro Forma Adjustments and Assumptions

(a)
Reflects the elimination of assets and liabilities relating to the Bakken gathering system and working capital assets not contributed to the Partnership but included in the historical financial statements of Continental Gas, Inc. and Hiland Partners, LLC.

(b)
Reflects the formation of the Partnership, the associated reorganization of capital, including the issuance of 720,000 common units, 4,080,000 subordinated units, and a 2% general partner interest, including the incentive distribution rights. Net organizer investment of $60.9 million has been allocated as follows: (i) $8.9 million to 720,000 common units, (ii) $50.2 million to 4,080,000 subordinated units and $1.9 million to the 2% general partner interest, including the incentive distribution rights.

(c)
Represents the increase in carrying value of property and equipment to its estimated fair value as a result of the acquisition of the assets of Hiland Partners, LLC and the related increase in depreciation and amortization expense.

(d)
Reflects the gross proceeds to the Partnership of $40.0 million for the issuance and sale of 2,000,000 common units at an assumed initial public offering price of $20.00 per unit.

(e)
Reflects the payment of the estimated underwriting discount of $2.8 million and offering expenses of $2.0 million.

(f)
Reflects repayment of $27.6 million of outstanding indebtedness and write off of unamortized deferred loan cost.

(g)
Reflects the elimination of interest expense due to repayment of outstanding indebtedness and exclusion of indebtedness relating to the construction of the Bakken gathering system.

(h)
Reflects the operations of the Carmen gathering system from January 1, 2003 through June 30, 2003 in the June 30, 2003 pro forma statement of operations, and January 1, 2003 through July 31, 2003 in the December 31, 2003 pro forma statement of operations based upon the acquisition cost of the system.

Note 3.    Pro Forma Net Income Per Unit

        Pro forma net income per unit is determined by dividing the pro forma net income per unit that would have been allocated to the common and subordinated unitholders, which is 98.0% of pro forma net income, by the number of common and subordinated units expected to be outstanding at the closing of the offering. For purposes of this calculation, the number of common and subordinated units assumed to be outstanding was 6,800,000. All units were assumed to have been outstanding since January 1, 2003. There is no difference between basic and diluted pro forma net income per unit because there are no obligations to issue dilutive units at the date of closing of the offering. Pursuant to the partnership agreement of the Partnership, to the extent that the quarterly distributions exceed certain targeted levels, the general partner is entitled to receive certain incentive distributions that will result in less net income proportionately being allocated to the holders of common and subordinated units. The pro forma net income per unit calculations assume that no incentive distributions were made to the general partner because no such distribution would have been paid based upon the pro forma available cash from operating surplus for the period.

Note 4.    Description of Equity Interest in the Partnership

        The common units and subordinated units represent limited partner interests in the Partnership. The holders of units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under the partnership agreement of the Partnership.

        The common units will have the right to receive a minimum quarterly distribution of $0.45 per unit, or $1.80 on an annualized basis, plus any arrearages on the common units, before any distribution is made to the holders of subordinated units. In addition, if the aggregate ownership of common and subordinated units owned by persons other than the general partner and its affiliates is less than 20%, the general partner will have a right to call the common units at a price not less than the then-current market price of the common units.

        The subordinated units generally receive quarterly cash distributions only when common units have received a minimum quarterly distribution of $0.45 per unit for each quarter since the commencement of operations. Subordinated units will convert into common units on a one-for-one basis when the subordination period ends. The subordination period will end when the Partnership meets financial tests specified in the partnership agreement but generally cannot end before March 31, 2010. The subordinated units have an early conversion-to-common-units potential of 25% after March 31, 2008 and 25% after March 31, 2009, if certain distribution targets are achieved.

        The general partner interest is entitled to at least 2% of all distributions made by the Partnership. In addition, the general partner holds incentive distribution rights, which allow the general partner to receive a higher percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distributions have been achieved, and as additional target levels are met. The higher percentages range from 15% up to 50%. The pro forma financial statements assume that no incentive distributions were made to the general partner.

Note 5.    Agreements with Harold Hamm and his affiliates

        In conjunction with the offering and related transactions, Harold Hamm and his affiliates and the Partnership will enter into the following agreements.

Compression Services Agreement

        Under a compression services agreement, Continental Resources, Inc. will pay the Partnership for providing certain air compression and water injection services in North Dakota. Please read "Business—Our Relationship with Continental Resources, Inc.—Compression Services Agreement" for a description of this agreement.

Omnibus Agreement

        Under an omnibus agreement with Continental Resources, Inc., Continental Resources will provide certain general and administrative services at the lower of Continental Resources' cost or $50,000 per year for a two-year period. These services are included in the historical financial statements of Continental Gas, Inc. Under the omnibus agreement, Harold Hamm and his affiliates will also agree to indemnify the Partnership for income tax liabilities arising from operations prior to the closing of the offering and Continental Resources will agree to indemnify the Partnership for liabilities associated with oil and gas properties conveyed by Continental Gas to Continental Resources by a dividend. In addition, Harold Hamm and Continental Resources, Inc. will agree, with certain exceptions, not to engage in, whether by acquisition or otherwise, midstream gas and NGL gathering and processing in the continental United States. In addition, Hiland Partners, LLC has granted the Partnership a two-year option to purchase its Bakken gathering system pursuant to the omnibus agreement. Please read "Certain Relationships and Related Party Transactions—Omnibus Agreement" for a complete description of this agreement.

Report of Independent Registered Public Accounting Firm

Board of Directors
Continental Gas, Inc.

We have audited the accompanying balance sheets of Continental Gas, Inc., as of December 31, 2002 and 2003, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Continental Gas, Inc. as of December 31, 2002 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143 and changed its method of accounting for asset retirement obligations.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
September 17, 2004 (except for Note 10, as to which
the date is October 19, 2004)

CONTINENTAL GAS, INC.
BALANCE SHEETS

	December 31,
			June 30, 2004
	2002	2003
			(unaudited)
	(in thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$106	$496	$91
Accounts receivable:
Trade	3,483	7,832	8,838
Affiliates	364	532	362

	3,847	8,364	9,200
Inventories	371	275	153
Other current assets	10	5	5

Total current assets	4,334	9,140	9,449
Property and equipment, at cost, net	23,722	38,425	37,502
Other assets, net	2	275	230

Total assets	$28,058	$47,840	$47,181

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,626	$5,330	$6,142
Accounts payable-affiliates	2,150	2,814	2,874
Accrued liabilities	24	311	397
Current maturities of long-term debt	—	2,429	2,429

Total current liabilities	3,800	10,884	11,842
Commitments and contingencies	—	—	—
Long-term debt, net of current maturities (100% affiliate in 2002)	3,491	14,571	13,357
Asset retirement obligation	—	646	609
Stockholders' equity:
Common stock, $0.50 par value 1,000 shares authorized, issued and outstanding	1	1	1
Paid in capital	10	10	10
Retained earnings	20,756	21,728	21,362

Total stockholders' equity	20,767	21,739	21,373

Total liabilities and stockholders' equity	$28,058	$47,840	$47,181

The accompanying notes are an integral part of these financial statements.

CONTINENTAL GAS, INC.
STATEMENTS OF OPERATIONS

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
	(in thousands)
Revenues:
Midstream operations
Third parties	$43,416	$33,789	$73,666	$27,279	$43,291
Affiliates	2,073	1,439	2,352	1,080	1,608

Total revenues	45,489	35,228	76,018	28,359	44,899

Operating costs and expenses:
Midstream purchases	19,652	14,654	40,760	11,909	24,675
Midstream purchases – affiliate	14,277	13,281	26,242	12,716	13,647
Operations and maintenance	3,002	3,509	3,714	1,514	2,229
Property impairment	—	—	1,535	—	—
Depreciation, amortization and accretion	2,072	2,370	3,304	1,337	1,810
(Gain) loss on asset sales	(76)	(12)	34	13	—
General and administrative	688	730	770	357	479
Bad debt expense	—	295	—	—	—

Total operating costs and expenses	39,615	34,827	76,359	27,846	42,840

Operating income (loss)	5,874	401	(341)	513	2,059

Other income (expense):
Interest and other income	95	72	10	6	16
Amortization of deferred loan costs	—	—	(24)	—	(51)
Interest expense	—	—	(130)	—	(335)
Interest expense – affiliate	(350)	(185)	(343)	(129)	—

Total other income (expense)	(255)	(113)	(487)	(123)	(370)

Income (loss) from continuing operations	5,619	288	(828)	390	1,689
Discontinued operations, net	285	199	246	243	86

Income (loss) before cumulative effect of change in accounting principle	5,904	487	(582)	633	1,775
Cumulative effect of change in accounting principle	—	—	1,554	1,554	—

Net income	$5,904	$487	$972	$2,187	$1,775

The accompanying notes are an integral part of these financial statements.

CONTINENTAL GAS, INC.
STATEMENTS OF CASH FLOWS

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
	(in thousands)
Cash flows from operating activities:
Net income	$5,904	$487	$972	$2,187	$1,775
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of change in accounting principle	—	—	(1,724)	(1,724)	—
Depreciation and amortization	2,143	2,510	3,448	1,442	1,862
Change in asset retirement obligation	—	—	25	3	14
Amortization of deferred loan cost	—	—	24	—	51
Bad debt expense	—	(295)	—	—	—
Property impairments	—	—	1,535	—	—
Loss (gain) on sale of assets	(76)	51	41	13	—
(Increase) decrease in current assets:
Accounts receivable	1,641	561	(4,349)	(1,235)	(1,006)
Accounts receivable – affiliates	83	(118)	(168)	(9)	170
Inventories	(362)	(8)	—	—	122
Other current assets	—	3	5	5	—
Increase (decrease) in current liabilities:
Accounts payable	(2,546)	323	3,704	1,019	812
Accounts payable – affiliates	(224)	1,273	664	240	358
Revenues and royalties payable	(4)	—	—	—	—
Accrued liabilities	(127)	22	287	20	86

Net cash provided by operating activities	6,432	4,809	4,464	1,961	4,244

Cash flows from investing activities:
Additions to property and equipment	(3,418)	(5,760)	(5,389)	(2,623)	(3,429)
Assets of business acquired	—	—	(12,025)	—	—
Proceeds from disposals of property and equipment	176	115	128	35	—

Net cash used in investing activities	(3,242)	(5,645)	(17,286)	(2,588)	(3,429)

Cash flows from financing activities:
Borrowings from affiliate	—	1,491	13,598	1,152	—
Repayments to affiliates	(2,865)	(975)	(17,089)	—	(1,214)
Long-term borrowings from third parties	—	—	17,000	—	—
Increase in deferred loan costs	—	—	(297)	—	(6)

Net cash provided by (used in) financing activities	(2,865)	516	13,212	1,152	(1,220)

Increase (decrease) for the period	325	(320)	390	525	(405)
Beginning of period	101	426	106	106	496

End of period	$426	$106	$496	$631	$91

Supplementary information
Cash paid for interest	$290	$61	$239	$—	$432
Non cash investing and financing activities:
Effective January 1, 2003, the Company recorded the cumulative effect of SFAS No 143 for asset retirement obligation as follows:
Increase in property and equipment			$2,250
Increase in asset retirement obligation			(526)

Cumulative effect of accounting change			$1,724

Distribution to shareholder on May 31, 2004 of oil & gas properties with a net book value of $2,489, account payable of $298 and asset retirement obligation of $50 (Unaudited).
Transfer from property and equipment to inventory			$122
Transfer from inventory to property and equipment			(218)

Change in inventory, 2003			$(96)

The accompanying notes are an integral part of these financial statements.

CONTINENTAL GAS, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

	Shares	Common Stock	Paid In Capital	Retained Earnings	Total
	(in thousands)
Balance, January 1, 2001	1,000	$1	$10	$14,365	$14,376
Net income	—	—	—	5,904	5,904

Balance, December 31, 2001	1,000	1	10	20,269	20,280
Net income	—	—	—	487	487

Balance, December 31, 2002	1,000	1	10	20,756	20,767
Net income	—	—	—	972	972

Balance, December 31, 2003	1,000	1	10	21,728	21,739
Net income (unaudited)	—	—	—	1,775	1,775
Distribution of discontinued operations to parent company	—	—	—	(2,141)	(2,141)

Balance, June 30, 2004 (unaudited)	1,000	$1	$10	$21,362	$21,373

The accompanying notes are an integral part of this financial statement.

CONTINENTAL GAS, INC.
NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 2004 and for the Six Months
Ended June 30, 2003 and 2004 is Unaudited)
(in thousands, unless otherwise noted)

Note 1:    Description of Business and Summary of Significant Accounting Policies

Description of Business

        Continental Gas, Inc. ("CGI" or "the Company") was formed in 1990 as a wholly owned subsidiary of Continental Resources, Inc. ("CRI"). The Company operates in one business, midstream, which is engaged in the gathering, compressing, dehydrating, treating, and processing of natural gas and fractionating natural gas liquids, or NGLs. The Company connects the wells of natural gas producers in its market areas to its gathering systems, treats natural gas to remove impurities, processes natural gas for the removal of NGLs and sells the resulting products to a variety of intermediate purchasers. The Company owns and operates three processing plants with associated compressor stations, fractionation facilities and approximately 650 miles of gathering pipeline. These plants and associated gathering systems are located in Oklahoma and North Dakota. The Company also owns three small gathering systems consisting of approximately 20 miles of pipeline and compressor stations. These gathering systems are located in Texas, Mississippi and Oklahoma.

        CGI had minor interests in producing oil and gas properties located primarily in North Dakota. The properties were acquired over several years while CGI was a subsidiary of CRI. CGI does not intend to pursue the exploration for and development of oil and natural gas and, accordingly, conveyed its interest in these properties effective May 31, 2004 to CRI as a dividend. Therefore this activity is presented as discontinued operations.

        In July 2004, CRI sold all of the issued and outstanding capital stock of CGI to the shareholders of CRI at fair value. The stock sale transaction was approved by all of the independent members of the Board of Directors of CRI, and the independent members of the Board of Directors were provided with an opinion as to the fairness of the stock sale transaction, from a financial point of view. CGI and CRI were previously consolidated and are now affiliated corporations because of common ownership.

Interim Financial Statements

        The financial statements as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 included herein have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The interim financial statements reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods.

        Such adjustments are considered to be of a normal recurring nature. Results of operations for the six-month period ended June 30, 2004 are not necessarily indicative of the results of operations that will be realized for the year ended December 31, 2004.

Use of Estimates

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with maturity of three months or less at the time of purchase to be cash equivalents.

Accounts Receivable

        The majority of the accounts receivable are due from independent companies in the oil and gas industry as well as the utility industry. Credit is extended based on evaluation of the customer's financial condition. In certain circumstances, collateral, such as letters of credit or guarantees, is required. Accounts receivable are due within 30 days and are stated at amounts due from customers. The Company has established various procedures to manage its credit exposure, including initial credit approvals, credit limits and rights of offset. Credit losses are charged to income when accounts are deemed uncollectible, determined on a case-by-case basis when the Company believes the required payment of specific amounts owed is unlikely to occur. These losses historically have been minimal, therefore, an allowance for uncollectible accounts is not required.

        In December 2001, Enron Corporation and its subsidiaries ("Enron") filed for bankruptcy protection. As a result of the Company's review of subsequent financial information on Enron, the Company wrote off $295 in accounts receivable from Enron in the first quarter of 2002.

Inventories

        Inventories consist primarily of compressors and associated equipment. Inventories are stated at the lower of cost or estimated net realizable value.

Concentration and Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and receivables.

        The Company places its cash and cash equivalents with high-quality institutions and in money market funds. The Company derives its revenue from customers primarily in the natural gas and utility industries. These industry concentrations have the potential to impact the Company's overall exposure to credit risk, either positively or negatively, in that the Company's customers could be affected by similar changes in economic, industry or other conditions. However, the Company believes that the credit risk posed by this industry concentration is offset by the creditworthiness of the Company's customer base. The Company's portfolio of accounts receivable is comprised primarily of mid-size to large domestic corporate entities.

Fair Value of Financial Instruments

        The Company's financial instruments, which require fair value disclosure, consist primarily of cash, accounts receivable, accounts payable and bank debt. The carrying value of cash, accounts receivable and accounts payable are considered to be representative of their respective fair values, due to the short maturity of these instruments. The fair value of long-term debt approximates its carrying value based on the borrowing rates currently available to the Company for bank loans with similar terms and maturities.

Long-Lived Assets

        In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company evaluates its long-lived assets of identifiable business activities for impairment when events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. The determination of whether impairment has occurred is based on management's estimate of undiscounted future cash flows attributable to the assets as compared to the carrying value of the assets. If impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value for the assets and recording a provision for loss if the carrying value is greater than fair value. For assets identified to be disposed of in the future, the carrying value of these assets is compared to the estimated fair value less the cost to sell to determine if impairment is required. Until the assets are disposed of, an estimate of the fair value is re-determined when related events or circumstances change.

        When determining whether impairment of one of the Company's long-lived assets has occurred, the Company must estimate the undiscounted cash flows attributable to the asset or asset group. The Company's estimate of cash flows is based on assumptions regarding the volume of reserves providing asset cash flow and future NGL product and natural gas prices. The amount of reserves and drilling activity are dependent in part on natural gas prices. Projections of reserves and future commodity prices are inherently subjective and contingent upon a number of variable factors, including, but not limited to:

  •
  changes in general economic conditions in regions in which the Company's products are located;

  •
  the availability and prices of NGL products and competing commodities;

  •
  the availability and prices of raw natural gas supply;

  •
  the Company's ability to negotiate favorable marketing agreements;

  •
  the risks that third party oil and gas exploration and production activities will not occur or be successful;

  •
  the Company's dependence on certain significant customers and producers of natural gas; and

  •
  competition from other midstream service providers and processors, including major energy companies.

        Any significant variance in any of the above assumptions or factors could materially affect the Company's cash flows, which could require the Company to record an impairment of an asset.

        In December 2003, as a result of volume declines at gathering facilities located in Texas, Mississippi and Wyoming, CGI recognized an impairment charge of $1.5 million. No impairment charges were recognized during each of the years ended December 31, 2001 and 2002.

Revenue Recognition

        Revenues for natural gas and NGLs are recognized at the time title is transferred. Revenues from oil and gas production (discontinued operations) are recorded in the month produced and title is transferred to the purchaser.

Derivatives

        Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 provides that normal purchases and normal sales contracts are not subject to the statement. Normal purchases and normal sales are contracts that provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold by the reporting entity over a reasonable period in the normal course of business. The Company's forward natural gas purchase and sales contracts are designated as normal purchases and sales. Substantially all forward contracts fall within a one-month to five-year term.

Property and Equipment

        The Company's property and equipment are carried at cost. Depreciation and amortization of all equipment is determined under the straight-line method using various rates based on useful lives, 10 to 23 years for pipeline and processing plants, and 3 to 10 years for corporate and other assets. The cost of assets and related accumulated depreciation is removed from the accounts when such assets are disposed of, and any related gains or losses are reflected in current earnings. Maintenance, repairs and minor replacements are expensed as incurred. Costs of replacements constituting improvement are capitalized.

Environmental Costs

        Environmental costs are expensed if they relate to an existing condition caused by past operations and do not contribute to current or future revenue generation. Liabilities are recorded when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. Recoveries of environmental costs through insurance, indemnification arrangements or other sources are included in other assets to the extent such recoveries are considered probable.

Income Taxes

        As a corporation formed under Subchapter S of the Internal Revenue Code, the Company is not generally subject to income taxes. Accordingly, taxable income of the Company is allocated to the shareholders who are responsible for payment of any income taxes thereon and are not reflected in the financial statements.

Transportation and Exchange Imbalances

        In the course of transporting natural gas and NGLs for others, the Company may receive for redelivery different quantities of natural gas or NGLs than the quantities actually redelivered. These transactions result in transportation and exchange imbalance receivables or payables that are recovered or repaid through the receipt or delivery of natural gas or NGLs in future periods, if not subject to cashout provisions. Imbalance receivables are included in accounts receivable and imbalance payables are included in accounts payable on the balance sheets and marked-to-market using current market prices in effect for the reporting period of the outstanding imbalances. Changes in market value and the settlement of any such imbalance at a price greater than or less than the recorded imbalance results in either an upward or downward adjustment, as appropriate, to the cost of natural gas sold. As of December 31, 2002 and 2003 and June 30, 2004, the Company had no imbalance receivables or payables.

Adoption of Recent Accounting Pronouncements

SFAS No. 143, "Accounting for Asset Retirement Obligations"

        In June 2001, FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," that requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost is allocated to expense using a systematic and rational method and the liability is accreted to measure the change in liability due to the passage of time. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with early adoption permitted. The Company adopted the standard effective January 1, 2003. The primary impact of this standard relates to dismantling and site restoration of certain of the Company's plants and pipelines; and abandonment and plugging of oil and gas wells in which the Company participates (herein referenced as discontinued operations). Prior to SFAS 143, the Company had not recorded an obligation for these costs due to its assumption that the salvage value of the equipment would substantially offset the cost of dismantling the facilities and carrying out the necessary clean up and reclamation activities. The adoption of SFAS 143 on January 1, 2003, resulted in a net increase to Property and Equipment and Asset Retirement Obligations of approximately $2.3 million and $0.6 million, respectively, as a result of the Company separately accounting for salvage values and recording the estimated fair value of its dismantling, reclamation and plugging obligations on the balance sheet. The impact of adopting SFAS 143 has been accounted for through a cumulative effect adjustment that amounted to $1.7 million increase to net income recorded on January 1, 2003. The increase in expense resulting from the accretion of the asset retirement obligation and the depreciation of the additional capitalized plant, pipeline, and well costs is expected to be substantially offset by the decrease in depreciation from the Company's consideration of the estimated salvage values in the depreciation calculation.

        The following table summarizes the Company's activity related to asset retirement obligations:

Asset Retirement Obligation, January 1, 2003		$526
Plus:	Asset Retirement Obligation accretion expense	25
	Additions for new assets	95

Asset Retirement Obligation, December 31, 2003		646
Plus:	Asset Retirement Obligation accretion expense	13
Less:	Distribution of discontinued operations	(50)

Asset Retirement Obligation, June 30, 2004		$609

        Pro forma asset retirement obligation at January 1, 2001 and 2002 was $458 and $502, respectively. The effect of the change in accounting principle for 2003 was an increase to net income of $1,699, including $25 accretion of the asset retirement option.

        The following table presents the pro forma effect on net income for the years December 31, 2001, 2002 and 2003 as if SFAS 143 had been adopted prior to on January 1, 2001.

	Years Ended December 31,
	2001	2002	2003
Net income (loss) from continuing operations, as reported	$5,619	$288	$(828)
Cumulative effect of change in accounting principle	—	—	1,554
Asset retirement obligation accretion expense	(17)	(18)	—
Asset retirement cost depreciation expense	(23)	(29)	—
Reduction in depreciation expense on salvage value	59	60	—

Net income from continuing operations, pro forma	5,638	301	726

Net income from discontinued operations, as reported	285	199	246
Asset retirement obligation accretion expense	(1)	(2)	—
Asset retirement cost depreciation expense	(1)	(1)	—
Reduction in depreciation expense on salvage value	5	6	—

Net income from discontinued operations, pro forma	288	202	246

Net income, pro forma	$5,926	$503	$972

FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirement for Guarantees, Including Indirect Guarantees of Indebtedness of Others"

        In November 2002, the FASB issued FIN 45, "Guarantor's Accounting and Disclosure Requirement for Guarantees, Including Indirect Guarantees of Indebtedness of Others." For a guarantee subject to FASB Interpretation No. 45, a guarantor is required to measure and recognize the fair value of the guarantee liability at inception. For many guarantees, fair value will likely be determined using the expected present value method described FASB Concepts Statement 7, "Using Cash Flow Information and Present Value in Accounting Measurements." In addition, FIN 45 provides new disclosure requirements. The disclosure requirements of FIN 45 were effective for the Company as of December 31, 2002. The measurement and liability recognition provisions are applied prospectively to guarantees or modifications after December 31, 2002. There was no effect on the Company's financial condition, results of operations or cash flows as a result of the adoption.

FASB Interpretation No. 46 (FIN 46) "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51"

        In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51," which was revised in December 2003 (collectively, "FIN 46R"). FIN 46R requires the consolidation of certain variable interest entities, as defined. FIN 46R is effective for the Company as of December 31, 2003, as it relates to special-purpose entities, as defined, and in the first quarter 2004 for all other types of variable interest entities. However, disclosures are required currently if a company expects to consolidate any variable interest entities. The Company does not have investments in any variable interest entities, and therefore, the adoption of FIN 46R did not have an impact on its 2003 financial statements and is not expected to have an impact on its 2004 results of operations, financial position or cash flows.

Note 2:    Property and Equipment

	As of December 31,
			As of June 30, 2004
	2002	2003
Land	$51	$120	$127
Pipelines and plants	32,318	48,886	51,934
Other	1,617	1,837	2,069
Oil and gas properties (discontinued)	3,729	4,718	—

	37,715	55,561	54,130
Less: accumulated depreciation and amortization	13,993	17,136	16,628

	$23,722	$38,425	$37,502

        Depreciation and amortization charged to expense, including discontinued operations, totaled $2,143, $2,510, and $3,448 for the years ended December 31, 2001, 2002 and 2003, respectively.

        Depreciation and amortization charged to expense, including discontinued operations totaled $1,442 and $1,863 for the six months ended June 30, 2003 and 2004, respectively.

Note 3:    Long-Term Debt

	As of December 31,
			As of June 30, 2004
	2002	2003
Note payable – CRI (a)	$3,491	$—	$—
Note payable – bank (b)	—	17,000	15,786

Total	3,491	17,000	15,786
Less: current portion	—	2,429	2,429

Long-term portion	$3,491	$14,571	$13,357

(a)
On March 28, 2002, CRI, the then-parent of the Company, executed a Fourth Amended and Restated Credit Agreement in which a group of lenders agreed to provide a $175.0 million senior secured revolving credit facility with a current borrowing base of $140.0 million. CGI in turn borrowed funds from CRI. Borrowings under the credit facility are secured by liens on all oil and gas properties and associated assets of CRI, which includes the assets of the Company. Borrowings under the credit facility bear interest, payable quarterly, at (a) a rate per annum equal to the rate at which Eurodollar deposits for one, two, three or six months are offered by the lead bank, plus a margin ranging from 150 to 250 basis points, or (b) the lead bank's reference rate plus an applicable margin ranging from 25 to 50 basis points. The credit facility matures on March 28, 2005. CRI executed the Second Amendment to the Fourth Amended and Restated Credit

  Agreement on October 22, 2003, concurrent with the loan facility discussed in (b) below, and deleted CGI as a guarantor of CRI's obligation under the Credit Agreement and released the liens on CGI's assets. CRI in turn charged CGI 8.0% interest on advances prior to 2002, 4.75% interest on advances during 2002 and 4.0% interest on advances in 2003.

(b)
On October 22, 2003, the Company closed a new $35.0 million secured credit facility consisting of a senior secured term loan facility of up to $25.0 million, and a senior revolving credit facility of up to $10.0 million. The initial availability of funds under the credit facility was $22.0 million, $17.0 million of which was a term loan facility. The initial advance under the term loan facility was $17.0 million, the majority of which was paid to CRI to reduce the outstanding balance on its credit facility. No funds were initially advanced under the revolving loan facility. Advances under either facility can be made, at the borrower's election, as reference rate loans or LIBOR loans and, with respect to the LIBOR loans, for interest periods of one, two, three, or six months. Interest is payable on the reference rate loans monthly and on LIBOR loans at the end of the applicable interest period. The principal amount of the term loan facility is amortized on a quarterly basis through June 30, 2006, with the final payment due on September 30, 2006. The amount available under the revolving loan facility may be borrowed, repaid and reborrowed until maturity on September 30, 2006. Interest on reference rate loans is calculated with a reference to a rate equal to the higher of the reference rate of the bank or the federal funds rate plus 0.5%. Interest on LIBOR loans is calculated with reference to the London interbank offered interest rate. Interest accrues at the reference rate or the LIBOR rate, as applicable, plus the applicable margins. The margin is based on the then current senior debt to EBITDA ratio. The credit agreement contains certain quarterly mandatory prepayments on the term loan of 75% of excess cash flow. The credit facility is collateralized by a pledge of all the assets of the Company. As of June 30, 2004, the effective interest rate under the facility was 4.0%. The credit agreement contains certain covenants. CGI must maintain a current ratio of not less than 1.0 to 1.0; interest charge coverage ratio of 3.0 to 1.0; fixed charge coverage ratio of 1.5 to 1.0; and a senior debt to EBITDA ratio of 3.5 to 1.0. The agreement limits CGI's ability to assume further indebtedness, assume contingent liabilities, sell assets, make investments, cancel insurance, amend, waive, or terminate material contracts, redeem senior subordinated notes, merge or consolidate, distribute cash to owners, change its structure or ownership, or participate in speculative trading. It also limits transactions with affiliates. Please see Note 10 for a description of management's intended retirement of this obligation.

        Funds available for advances under the credit agreement totaled $3.5 million at June 30, 2004.

        Maturities of long-term debt are as follows at December 31, 2003:

Year	Amount
2004	$2,429
2005	2,429
2006	12,142

Note 4:    Lease Commitments

        The Company leases office space from a related entity. See Note 8.

        The Company leases certain facilities, pipelines and equipment under operating leases, most of which contain annual renewal options. At December 31, 2003, including leases renewed and entered into subsequent to year end but prior to financial statement issuance, the minimum future rental commitments under operating leases having non-cancelable lease terms in excess of one year, including leases from related parties, total:

Year	Amount
2004	$64
2005	86
2006	92
2007	93
2008	92
Thereafter	74

Total	$501

Note 5:    Acquisitions

        On July 31, 2003, the Company acquired the Carmen Gathering System ("Carmen") located in western Oklahoma from Great Plains Pipeline Company for $15.0 million. After various adjustments and other reductions in the purchase and sale agreement, the net cost was $12.0 million. Funding for the acquisition was obtained under the Company's credit agreement with CRI, discussed in Note 3. The allocation of the purchase price was based on fair values of the assets as follows:

Land	$120
Pipeline	11,833
Other equipment	72

Total	$12,025

        The operations of Carmen are included in the statement of operations and statement of cash flows from August 1, 2003 forward.

        The unaudited pro forma information set forth below includes the operations of Carmen assuming the acquisition of Carmen by CGI occurred on January 1, 2003. The unaudited pro forma information is presented for information only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition be consummated at that time:

	Pro Forma For the Twelve Months Ended December 31, 2003
	Carmen For the Seven Months Ended July 31, 2003	CGI For the Year Ended December 31, 2003	Consolidated
Midstream revenue	$14,534	$76,018	$90,552
Total operating costs and expenses:
Midstream purchases	12,160	67,002	79,162
Operations and maintenance	462	3,714	4,176
Property impairment	—	1,535	1,535
Depreciation and amortization	414	3,304	6,223
Loss on asset sales	—	34	34
General and administrative	128	770	898

Total operating costs and expenses	13,164	76,359	92,028
Income (loss) from operations	1,370	(341)	(1,476)
Other income (expense):
Interest and other income	—	10	10
Amortization of deferred loan costs	—	(24)	(24)
Interest expense	(281)	(473)	(473)

Total other	(281)	(487)	(487)

Net income (loss)	$1,089	$(828)	$(1,963)

Note 6:    Commitments and Contingencies

        As a part of the Carmen acquisition discussed in Note 5, the Company became obligated to issue a letter of credit in the amount of $1.5 million to a customer of Carmen. This letter of credit must be maintained in force through January 2005. No advances or demands have been made against the letter of credit.

        The Company has executed fixed price physical forward sales contracts on approximately 50,000 MMBtu per month through December 2007 with weighted average fixed prices per MMBtu of $4.83, $4.53, $4.47 and $4.49, respectively, for years 2004 through 2007. Such contracts have been designated as normal sales under SFAS No. 133 and are therefore not marked to market as derivatives.

        The Company maintains a defined contribution retirement plan for its employees under which it makes discretionary contributions to the plan based on a percentage of eligible employees compensation. During 2001, 2002 and 2003, contributions to the plan were 5.0% of eligible employees' compensation. Expense for the years ended December 31, 2001, 2002 and 2003 was $36, $45 and $54, respectively. Expense for the six months ended June 30, 2003 and 2004 was $26 and $35, respectively.

        The Company and other affiliated companies participate jointly in a self-insurance pool (the "Pool") covering health and workers' compensation claims made by employees up to the first $150,000 and $500,000, respectively, per claim. Any amounts paid above these are reinsured through third party providers. Premiums charged to the Company are based on estimated costs per employee of the Pool. No additional premium assessments are anticipated for periods prior to June 30, 2004. Property and general liability insurance is maintained through third-party providers with a $100,000 deductible on each policy.

        The Company is a party to various regulatory proceedings and various other litigation that it believes will not have a materially adverse impact on the Company's financial condition, results of operations or cash flows.

        The operation of pipelines, plants and other facilities for gathering, compressing, treating, or processing natural gas, NGLs and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. Management believes that compliance with federal, state or local environmental laws and regulations will not have a material adverse effect on the Company's business, financial position or results of operations.

Note 7:    Significant Customers

        All revenues are domestic revenues. The following table presents the Company's top midstream customers as a percent of total revenue for the periods indicated:

	For the Years Ended December 31,			For the Six Months Ended June 30,
	2001	2002	2003	2003	2004
Customer 1	41%	32%	17%	34%	—
Customer 2	12%	—	—	—	—
Customer 3	11%	22%	19%	9%	30%
Customer 4	12%	12%	9%	13%	—
Customer 5	10%	10%	7%	8%	8%
Customer 6	—	—	28%	12%	37%

        All purchases are from domestic sources. The following table presents the Company's top midstream suppliers as a percent of total midstream purchases for the periods indicated:

	For the Years Ended December 31,			For the Six Months Ended June 30,
	2001	2002	2003	2003	2004
Supplier 1	41%	43%	37%	49%	34%
Supplier 2	34%	21%	20%	12%	—
Supplier 3	—	—	18%	22%	17%
Supplier 4	—	—	—	—	27%

Note 8:    Related Party Transactions

        The Company purchases natural gas and NGLs from affiliated companies. Purchases of product totaled $14.3 million, $13.3 million, and $26.2 million for the years ended December 31, 2001, 2002 and 2003, respectively, and $12.7 million and $13.6 million for the six months ended June 30, 2003 and 2004, respectively.

        The Company utilizes unconsolidated affiliated companies to provide services to its plants and pipelines and certain administrative costs. The total amount paid to these companies was $113, $142, and $193 during the years ended December 31, 2001, 2002 and 2003, respectively. The total amount paid to these companies was $73 and $82 during the six months ended June 30, 2003 and 2004, respectively.

        The Company leases office space under operating leases directly or indirectly from the principal stockholder. Rents paid associated with these leases totaled $30, $31, and $47 for the years ended December 31, 2001, 2002 and 2003, respectively; and $19 and $19 for the six months ended June 30, 2003 and 2004, respectively.

Note 9:    Discontinued Operations

        During the first quarter of 2004, the Company determined it would no longer pursue its interests in direct production of oil and gas. Amounts for oil and gas income and expense are presented in these statements as discontinued operations. Effective May 31, 2004, the Company transferred all its interests in its oil and gas properties to CRI as a dividend.

        A summary of oil and gas operations follows:

	Years Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
Revenues	$550	$591	$604	$341	$319
Expenses	(193)	(188)	(351)	(152)	(167)
Depreciation and amortization	(71)	(140)	(170)	(116)	(66)
Gain (loss) on assets sales	(1)	(64)	(7)	—	—
Change in accounting principle	—	—	170	170	—

Net income	$285	$199	$246	$243	$86

Net Assets	$1,083	$1,658	$2,452	$2,165	$—
Associated Liabilities	$106	$81	$235	$312	$—

        Effective May 31, 2004, the Company distributed its oil and gas operations to CRI. The distribution was allocated as follows:

Leasehold costs	$67
Capitalized intangible costs	3,063
Lease and well equipment	1,689
Asset retirement cost	41
Accounts payable	(298)
Accumulated amortization	(1,623)
Accumulated depreciation	(748)
Asset retirement obligation	(50)

$2,141

        The Company follows the "successful efforts" method of accounting for its oil and gas properties. Under the successful efforts method, costs of acquiring undeveloped oil and gas leasehold acreage, including lease bonuses, brokers' fees and other related costs are capitalized. Provisions for impairment of undeveloped oil and gas leases are based on periodic evaluations. Annual lease rentals and exploration expenses, including geological and geophysical expenses and exploratory dry hole costs, are charged against income as incurred. Costs of drilling and equipping productive wells, including development dry holes and related production facilities, are capitalized. Depreciation and depletion of oil and gas production equipment and properties are determined under the unit-of-production method based on estimated proved recoverable oil and gas reserves.

Note 10:    Subsequent Events

        In July 2004, CRI sold all of the issued and outstanding capital stock of CGI to the shareholders of CRI at fair value. The stock sale transaction was approved by all of the independent members of the Board of Directors of CRI, and the independent members of the Board of Directors were provided with an opinion as to the fairness of the stock sale transaction, from a financial point of view. CGI and CRI were previously consolidated and are now affiliated corporations because of common ownership.

        In October 2004, Hiland Partners, LP plans to file a registration statement of Form S-1 with the Securities and Exchange Commission relating to its proposed initial public offering. In connection with its proposed initial public offering, substantially all of the Company's assets will be transferred to Hiland Partners, LP, and the proceeds from the offering will be used to retire the outstanding indebtedness of the Company.

Report of Independent Registered Public Accounting Firm

Members
Hiland Partners, LLC

We have audited the accompanying balance sheets of Hiland Partners, LLC, an Oklahoma limited liability company, as of December 31, 2002 and 2003, and the related statements of operations and changes in members' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hiland Partners, LLC as of December 31, 2002 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143 and changed its method of accounting for asset retirement obligations.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
September 17, 2004 (except for Note 9, as to which
        the date is October 19, 2004)

HILAND PARTNERS, LLC
BALANCE SHEETS

	December 31,
			June 30, 2004
	2002	2003
			(unaudited)
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$576	$490	$749
Accounts receivable:
Trade	560	659	678
Affiliates	406	335	328

	966	994	1,006
Other current assets	1	1	1

Total current assets	1,543	1,485	1,756
Property and equipment, at cost, net	18,235	21,973	23,244
Other assets, net	—	—	48

Total assets	$19,778	$23,458	$25,048

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable	$382	$602	$328
Accounts payable-affiliates	1	2	25
Accrued liabilities	3	—	23
Current maturities of long-term debt	2,712	3,336	3,336

Total current liabilities	3,098	3,940	3,712
Commitments and contingencies	—	—	—
Long-term debt, net of current maturities	11,788	10,830	10,514
Asset retirement obligation	—	381	388
Members' equity	4,892	8,307	10,434

Total liabilities and members' equity	$19,778	$23,458	$25,048

The accompanying notes are an integral part of these financial statements.

HILAND PARTNERS, LLC

STATEMENTS OF OPERATIONS AND CHANGES IN MEMBERS' EQUITY

	Years Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
	(in thousands)
Revenues:
Midstream operations
Third parties	$9,295	$4,839	$6,372	$2,954	$3,412
Affiliates	500	641	890	455	417
Compressor lease income, affiliate	—	244	3,300	1,427	1,929

Total revenues	9,795	5,724	10,562	4,836	5,758

Operating costs and expenses:
Midstream purchases	1,300	842	1,689	690	639
Midstream purchases – affiliate	1,768	597	1,137	550	681
Operations and maintenance	2,065	1,779	1,900	933	911
Depreciation, amortization and accretion	355	522	1,684	745	1,026
(Gain) loss on asset sales	(7)	36	—	—	—
General and administrative	214	156	101	60	37

Total operating costs and expenses	5,695	3,932	6,511	2,978	3,294

Operating income	4,100	1,792	4,051	1,858	2,464

Other income (expense):
Interest and other income	34	27	11	10	1
Amortization of deferred loan costs	(116)	(73)	—	—	(2)
Interest expense (affiliate in 2001 and 2002)	(611)	(232)	(574)	(287)	(271)

Total other income (expense)	(693)	(278)	(563)	(277)	(272)

Income before change in accounting principle	3,407	1,514	3,488	1,581	2,192
Cumulative effect of change in accounting principle	—	—	(73)	(73)	—

Net income	$3,407	$1,514	$3,415	$1,508	$2,192

Beginning members' equity	$681	$3,808	$4,892	$4,892	$8,307
Distributions	(280)	(430)	—	—	(65)
Net income	3,407	1,514	3,415	1,508	2,192

Ending members' equity	$3,808	$4,892	$8,307	$6,400	$10,434

The accompanying notes are an integral part of these financial statements.

HILAND PARTNERS, LLC
STATEMENTS OF CASH FLOWS

	Years Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
	(in thousands)
Cash flows from operating activities:
Net income	$3,407	$1,514	$3,415	$1,508	$2,192
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of change inaccounting principle	—	—	73	73	—
Depreciation and amortization	355	522	1,669	737	1,019
Amortization of deferred loan cost	116	73	—	—	2
Change in asset retirement obligation	—	—	15	8	7
(Gain) loss on sale of assets	(7)	36	—	—	—
(Increase) decrease in current assets:
Accounts receivable	(1,021)	1,223	(99)	14	(19)
Accounts receivable – affiliates	—	(406)	71	98	7
Other current assets	—	(1)	—	—	—
Increase (decrease) in current liabilities:
Accounts payable	114	45	220	(105)	(274)
Accounts payable – affiliates	17	(16)	1	(1)	23
Accrued liabilities	—	(10)	(3)	(3)	23

Net cash provided by operating activities	2,981	2,980	5,362	2,329	2,980

Cash flows from investing activities:
Additions to property and equipment	(1,225)	(12,528)	(5,114)	(1,249)	(280)
Additions to construction in progress	—	—	—	—	(2,010)
Proceeds from disposals of property and equipment	340	426	—	—	—

Net cash used in investing activities	(885)	(12,102)	(5,114)	(1,249)	(2,290)

Cash flows from financing activities:
Repayments to affiliates	(2,635)	(3,495)	—	—	—
Increase in deferred loan costs	(93)	(73)	—	—	(50)
Borrowings from third parties	900	14,500	4,404	1,045	—
Repayments of borrowings	(100)	(900)	(4,738)	(2,092)	(316)
Distributions to owners	(280)	(430)	—	—	(65)

Net cash provided by (used in) financing activities	(2,208)	9,602	(334)	(1,047)	(431)

Cash and cash equivalents:
Increase (decrease) for the period	(112)	480	(86)	33	259
Beginning of period	208	96	576	576	490

End of period	$96	$576	$490	$609	$749

Supplementary information:
Cash paid for interest	$611	$232	$574	$288	$270
Effective January 1, 2003, the Company recorded the cumulative effect of SFAS No 143 for asset retirement obligation as follows:
Increase in property and equipment			$293
Increase in asset retirement obligation			(366)

Cumulative effect of accounting change			$(73)

The accompanying notes are an integral part of these financial statements.

HILAND PARTNERS, LLC
NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 2004 and for the Six Months
Ended June 30, 2003 and 2004 is Unaudited)
(in thousands, unless otherwise noted)

Note 1: Description of Business and Summary of Significant Accounting Policies

Description of Business

        Hiland Partners, LLC ("Hiland" or "the Company") was formed in September 2000 as an Oklahoma limited liability company. Hiland operates in two businesses: midstream, which is engaged in the gathering, compressing, dehydrating, treating, processing and marketing of natural gas and fractionating natural gas liquids, or NGLs; and compression, which is engaged in providing air compression and water injection services for oil and gas secondary recovery operations that are ongoing in North Dakota.

        Hiland connects the wells of natural gas producers in its market area to its gathering system, treats natural gas to remove impurities, processes natural gas for the removal of NGLs and sells the resulting products to a variety of intermediate purchasers. Hiland owns and operates one processing plant with associated compressor stations, fractionation facilities and approximately 150 miles of gathering pipeline. The plant and associated gathering system is located in Wyoming. Hiland is in the process of constructing a processing plant and gathering system in Montana.

        Hiland leases several large compressors to an affiliated entity, Continental Resources, Inc. ("CRI"). Certain Hiland owners also own approximately 9% of CRI common stock. These compressors supply compressed air and water for use in a secondary oil recovery project in North Dakota for which CRI is the operator.

Interim Financial Statements

        The financial statements as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 included herein have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The interim financial statements reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods. Such adjustments are considered to be of a normal recurring nature. Results of operations for the six-month period ended June 30, 2004 are not necessarily indicative of the results of operations that will be realized for the year ended December 31, 2004.

Use of Estimates

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with maturity of three months or less at the time of purchase to be cash equivalents.

Accounts Receivable

        The majority of the accounts receivable are due from independent companies in the oil and gas industry as well as the utility industry. Credit is extended based on evaluation of the customer's financial condition. In certain circumstances, collateral, such as letters of credit or guarantees, is required. Accounts receivable are due within 30 days and are stated at amounts due from customers. The Company has established various procedures to manage its credit exposure, including initial credit approvals, credit limits and rights of offset. Credit losses are charged to income when accounts are deemed uncollectible, determined on a case-by-case basis when the Company believes the required payment of specific amounts owed is unlikely to occur. These losses historically have been minimal, therefore, an allowance for uncollectible accounts is not required.

Concentration and Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and receivables.

        The Company places its cash and cash equivalents with high-quality institutions and in money market funds. The Company derives its revenue from customers primarily in the natural gas and utility industries. These industry concentrations have the potential to impact the Company's overall exposure to credit risk, either positively or negatively, in that the Company's customers could be affected by similar changes in economic, industry or other conditions. However, the Company believes that the credit risk posed by this industry concentration is offset by the creditworthiness of the Company's customer base. The Company's portfolio of accounts receivable is comprised primarily of mid-size to large domestic corporate entities.

Fair Value of Financial Instruments

        The Company's financial instruments, which require fair value disclosure, consist primarily of cash, accounts receivable, accounts payable and bank debt. The carrying value of cash, accounts receivable and accounts payable are considered to be representative of their respective fair values, due to the short maturity of these instruments. The fair value of long-term debt approximates its carrying value based on the borrowing rates currently available to the Company for bank loans with similar terms and maturities.

Long-Lived Assets

        In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company evaluates its long-lived assets of identifiable business activities for impairment when events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. The determination of whether impairment has occurred is based on management's estimate of undiscounted future cash flows attributable to the assets as compared to the carrying value of the assets. If impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value for the assets and recording a provision for loss if the carrying value is greater than fair value. For assets identified to be disposed of in the future, the carrying value of these assets is compared to the estimated fair value less the cost to sell to determine if impairment is required. Until the assets are disposed of, an estimate of the fair value is re-determined when related events or circumstances change.

        When determining whether impairment of a long-lived asset has occurred, the Company must estimate the undiscounted cash flows attributable to the asset or asset group. The estimate of cash flows is based on assumptions regarding the volume of reserves providing asset cash flow and future NGL product and natural gas prices. The amount of reserves and drilling activity are dependent in part on natural gas prices. Projections of reserves and future commodity prices are inherently subjective and contingent upon a number of variable factors, including, but not limited to:

  •
  changes in general economic conditions in regions in which the Company's products are located;

  •
  the availability and prices of NGL products and competing commodities;

  •
  the availability and prices of raw natural gas supply;

  •
  the Company's ability to negotiate favorable marketing agreements;

  •
  the risks that third party oil and gas exploration and production activities will not occur or be successful;

  •
  the Company's dependence on certain significant customers and producers of natural gas; and

  •
  competition from other midstream service providers and processors, including major energy companies.

        Any significant variance in any of the above assumptions or factors could materially affect the Company's cash flows, which could require the Company to record an impairment of an asset.

        Hiland does not believe any asset impairment has occurred and, accordingly, has not recognized any impairment charges in these financial statements.

Revenue Recognition

        Revenues for NGLs are recognized at the time title is transferred. Revenues from compressor leasing operations are recognized when earned ratably as due under the lease.

Depreciation and Amortization

        Depreciation is provided by the straight-line method over the estimated useful lives of the assets, 14 to 20 years for pipeline and processing plants, 10 years for compressors and associated equipment and 3 to 10 years for other corporate and other assets. Maintenance, repairs and minor replacements are expensed as incurred. Costs of replacements constituting improvement are capitalized.

Environmental Costs

        Environmental costs are expensed if they relate to an existing condition caused by past operations and do not contribute to current or future revenue generation. Liabilities are recorded when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. Recoveries of environmental costs through insurance, indemnification arrangements or other sources are included in other assets to the extent such recoveries are considered probable.

Income Taxes

        As a limited liability company electing to be taxed as a partnership, Hiland is not subject to income taxes. Accordingly, taxable income of Hiland is allocated to the members who are responsible for payment of any income taxes thereon and are not reflected in the financial statements.

Transportation and Exchange Imbalances

        In the course of transporting natural gas and NGLs for others, the Company may receive for redelivery different quantities of natural gas or NGLs than the quantities actually redelivered. These transactions result in transportation and exchange imbalance receivables or payables that are recovered or repaid through the receipt or delivery of natural gas or NGLs in future periods, if not subject to cashout provisions. Imbalance receivables are included in accounts receivable and imbalance payables are included in accounts payable on the balance sheets and marked-to-market using current market prices in effect for the reporting period of the outstanding imbalances. Changes in market value and the settlement of any such imbalance at a price greater than or less than the recorded imbalance results in either an upward or downward adjustment, as appropriate, to the cost of natural gas sold. As of December 31, 2002 and 2003 and June 30, 2004, the Company had no imbalance receivables or payables.

Segment Reporting

        In accordance with SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," the Company's reportable business segments have been identified based on the differences in the products or services provided (see Note 8).

Limited Liability Company

        Hiland was formed as a limited liability company in 1999 with a finite life of 40 years. Under the formation documents, the Company will cease to exist in 2039. Hiland has one class of members. Any member of the class may be designated as the manager. The Company structure generally shields its members from liability, unless the member elects to assume liability, e.g., note guarantees.

Adoption of Recent Accounting Pronouncements

SFAS No. 143, "Accounting for Asset Retirement Obligations"

        In June 2001, FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Subsequently, the asset retirement cost is allocated to expense using a systematic and rational method and the liability is accreted to measure the change in liability due to the passage of time. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with early adoption permitted. The Company adopted the standard effective January 1, 2003. The primary impact of this standard relates to dismantling and site restoration of the Company's plants. Prior to SFAS 143, the Company had not recorded an obligation for these costs due to its assumption that the salvage value of the equipment would substantially offset the cost of dismantling the facilities and carrying out the necessary clean up and reclamation activities. The adoption of SFAS 143 on January 1, 2003, resulted in a net increase to

Property and Equipment and Asset Retirement Obligations of approximately $293 and $366, respectively. The impact of adopting SFAS 143 has been accounted for through a cumulative effect adjustment that amounted to $73 decrease to net income recorded on January 1, 2003.

        The following table summarizes activity related to asset retirement obligations:

Asset Retirement Obligation, January 1, 2003	$366
Plus: Asset Retirement Obligation accretion expense	15

Asset Retirement Obligation, December 31, 2003	381
Plus: Asset Retirement Obligation accretion expense	7

Asset Retirement Obligation, June 30, 2004	$388

        Pro forma asset retirement obligation at January 1, 2001 and 2002 was $338 and $352, respectively. The effect of the change in accounting principle for the year ended December 31, 2003 was a reduction of net income of $88, including $15 accretion of the asset retirement obligation.

        The following table presents the pro forma effect on net income for the years December 31, 2001, 2002 and 2003 as if SFAS 143 had been adopted prior to January 1, 2001.

	Years Ended December 31,
	2001	2002	2003
Net income, as reported	$3,407	$1,514	$3,488
Cumulative effect adjustment	—	—	(73)
Asset retirement obligation accretion expense	(14)	(14)	—
Asset retirement cost depreciation expense	(22)	(23)	—

Net income, pro forma	$3,371	$1,477	$3,415

FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirement for Guarantees, Including Indirect Guarantees of Indebtedness of Others"

        In November 2002, the FASB issued FIN 45, "Guarantor's Accounting and Disclosure Requirement for Guarantees, Including Indirect Guarantees of Indebtedness of Others." For a guarantee subject to FASB Interpretation No. 45, a guarantor is required to measure and recognize the fair value of the guarantee liability at inception. For many guarantees, fair value will likely be determined using the expected present value method described FASB Concepts Statement 7, "Using Cash Flow Information and Present Value in Accounting Measurements." In addition, FIN 45 provides new disclosure requirements. The disclosure requirements of FIN 45 were effective for the Company as of December 31, 2002. The measurement and liability recognition provisions are applied prospectively to guarantees or modifications after December 31, 2002. There was no effect on Hiland's financial condition, results of operations, or cash flows as a result of the adoption.

FASB Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51"

        In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51," which was revised in December 2003 (collectively, "FIN 46R").

FIN 46R requires the consolidation of certain variable interest entities, as defined. FIN 46R is effective for the Company as of December 31, 2003, as it relates to special-purpose entities, as defined, and in the first quarter 2004 for all other types of variable interest entities. However, disclosures are required currently if a company expects to consolidate any variable interest entities. The Company does not have investments in any variable interest entities, and therefore, the adoption of FIN 46R did not have an impact on its 2003 financial statements and is not expected to have an impact on its 2004 results of operations, financial position or cash flows.

Note 2: Property and Equipment

	As of December 31,
			As of June 30, 2004
	2002	2003
Pipelines and plant	$6,926	$7,693	$7,945
Compressors	12,000	16,663	16,663
Other	46	68	96
Construction in progress – Bakken system	—	—	2,010

	18,972	24,424	26,714
Less: Accumulated depreciation and amortization	737	2,451	3,470

	$18,235	$21,973	$23,244

        Depreciation and amortization charged to expense totaled $355, $522 and $1,669 for the years ended December 31, 2001, 2002 and 2003, respectively.

        Depreciation and amortization charged to expense totaled $737 and $1,019 for the six months ended June 30, 2003 and 2004, respectively.

Note 3: Long-Term Debt

	As of December 31,
			As of June 30, 2004
	2002	2003
Note payable – bank	$14,500	$14,166	$13,850
Less: current maturities	2,712	3,336	3,336

Long-term portion	$11,788	$10,830	$10,514

        On December 6, 2002, Hiland executed a Credit Agreement in which a bank agreed to provide a $14.5 million senior secured credit facility. Borrowings under the credit facility are collateralized by liens on the assets of Hiland, personal guarantees of the member group and the personal guarantee of the primary stockholder of CRI. Borrowings under the credit facility bear interest, payable monthly, at a varying interest rate. Monthly repayment consists of interest plus a fixed principal payment of $200, plus an additional principal payment of 75% of EBITDA, as defined in the agreement, minus interest expense, capital expenditures and permitted tax distributions to members. The interest rate is the bank prime rate minus 25 basis points, but not less than 4.0% per annum. As of December 31, 2003 and June 30, 2004, the interest rate was 4%. The credit facility matures on December 10, 2007. On April 16, 2003, Hiland executed a First Amendment to the Credit Agreement that increased the credit facility to $17.9 million and required an additional $78 fixed principal payment. On May 6, 2004, Hiland executed a Second Amendment to the Credit Agreement that increased the credit facility to $23.0 million. No other terms were changed. The credit agreement contains certain covenants. Hiland must maintain a current ratio, excluding current maturities of the credit facility, of not less than 1.0 to 1.0, and a fixed-charge ratio, tested quarterly, of not less than 1.0 to 1.0. The agreement limits Hiland's ability to assume further indebtedness, assume contingent liabilities, sell assets, make investments, cancel insurance, merge or consolidate, distribute cash to owners, change its structure or ownership, or participate in speculative trading. It also limits transactions with affiliates. Please see Note 9 for a description of management's intended retirement of this obligation.

        As of December 31, 2003, there was no availability on the credit facility. As of June 30, 2004, Hiland had the ability to draw $8.0 million for construction of the Bakken gathering system. Future maturities of long-term debt as of December 31, 2003 are as follows:

Years Ended December 31,	Amount
2004	$3,336
2005	3,336
2006	3,336
2007	4,158

Note 4: Property on Lease

        On December 9, 2002 and December 20, 2002, Hiland leased compressors that it acquired at a cost of $2.1 million and $9.9 million, respectively, to CRI. The operating leases have a five-year term but are subject to cancellation by the lessee after three years. At the end of the leases, the lessee can purchase the compressors for fair market value. Otherwise, the compressors will remain the property of Hiland.

        On August 20, 2003, additional compressors costing $4.7 million were leased to CRI on similar terms.

        On December 31, 2003 and June 30, 2004, the carrying amount (at cost) of these compressors was $16.7 million. The accumulated depreciation was $1.3 million and $2.0 million, respectively.

        Schedule of minimum lease payments to the Company due for the remaining non-cancellable lease term at December 31, 2003:

Years Ended December 31,	Amount
2004	$3,849
2005	3,722
2006	684

Note 5: Commitments and Contingencies

        The Company maintains a defined contribution retirement plan for its employees under which it makes discretionary contributions to the plan based on a percentage of eligible employees' compensation. During 2001, 2002 and 2003, contributions to the plan were 5.0% of eligible employees' compensation. Expense for the years ended December 31, 2001, 2002 and 2003 was approximately $20,

$21 and $23, respectively. Expense for each of the six months ended June 30, 2003 and 2004 was approximately $11.

        Hiland is a party to various regulatory proceedings and various other litigation which it believes will not have a materially adverse impact on Hiland's financial condition, results of operations or cash flows.

        The operation of pipelines, plants and other facilities for gathering, compressing, treating, or processing natural gas, NGLs and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. Management believes that compliance with federal, state or local environmental laws and regulations will not have a material adverse effect on the Company's business, financial position or results of operations.

Note 6: Related Party Transactions

        The Company purchases natural gas and NGLs from affiliated companies, principally CRI. Purchases of product totaled $1.8 million, $0.6 million and $1.1 million for the years ended December 31, 2001, 2002 and 2003, respectively, and $0.5 million and $0.7 million for the six months ended June 30, 2003 and 2004, respectively.

        The Company utilizes unconsolidated affiliated companies to provide services to its plants and pipelines. The total amount paid to these companies was approximately $170, $46 and $32 during the years ended December 31, 2001, 2002 and 2003, respectively. The total amount paid to these companies was approximately $24 and $22 during the six months ended June 30, 2003 and 2004, respectively. The Company also paid $81 during the year ended December 31, 2001 to these companies for capital assets.

        The Company contracts with unconsolidated affiliated companies to provide management services and certain administrative services. The total amount paid to these companies was approximately $198, $120 and $65 during the years ended December 31, 2001, 2002 and 2003, respectively, and $38 and $28 during the six months ended June 30, 2003 and 2004, respectively.

        The Company leases compressors to an affiliated company. Please see Note 4.

Note 7: Significant Customers

        All revenues are domestic revenues and all lease revenue is from a single affiliated customer. The following table presents the top midstream customers as a percent of total revenues for the periods indicated:

	For the Years Ended December 31,			For the Six Months Ended June 30,
	2001	2002	2003	2003	2004
Customer 1	61%	56%	43%	43%	7%
Customer 2	2%	17%	8%	9%	7%
Customer 3	10%	13%	12%	15%	13%
Customer 4	10%	10%	3%	6%	—
Customer 5	—	—	—	—	39%

        All purchases are from domestic sources. The following table presents the top midstream suppliers as a percent of total midstream purchases for the periods indicated:

	For the Years Ended December 31,			For the Six Months Ended June 30,
	2001	2002	2003	2003	2004
Supplier 1	57%	41%	40%	44%	52%
Supplier 2	18%	52%	49%	51%	42%

Note 8: Business Segments

        The Company's operations are classified into two reportable segments:

          (1)   Midstream, which is engaged in the gathering, compressing, dehydrating, treating and processing of natural gas and fractionating NGLs.

          (2)   Compression, which is engaged in providing air compression and water injection equipment for CRI's oil and gas secondary recovery operations that are ongoing in North Dakota.

        The Company evaluates the performance of its segments and allocates resources to them based on operating income. The Company's continuing operations are conducted in the United States.

Years Ended December 31, 2002 and 2003

        The table below presents information about operating income for the reportable segments for the years ended December 31, 2002 and 2003. The Company did not have discrete operating segments prior to 2002.

	Midstream	Compression	Total
Year Ended December 31, 2002
Revenues	$5,480	$244	$5,724
Operating costs and expenses:
Midstream purchases	1,439	—	1,439
Operations and maintenance	1,779	—	1,779
Depreciation and amortization	437	85	522
Loss on asset sales	36	—	36
General and administrative	156	—	156

Total operating costs and expenses	3,847	85	3,932

Income from operations	1,633	159	1,792

Other income (expense):
Interest and other income	27	—	27
Amortization of deferred loan costs	(73)	—	(73)
Interest expense	(214)	(18)	(232)

Total other income (expense)	(260)	(18)	(278)

Net income	$1,373	$141	$1,514

Total assets	$7,619	$12,159	$19,778
Capital expenditures	$528	$12,000	$12,528
	Midstream	Compression	Total
Year Ended December 31, 2003
Revenues	$7,262	$3,300	$10,562
Operating costs and expenses:
Midstream purchases	2,826	—	2,826
Operations and maintenance	1,900	—	1,900
Depreciation and amortization	495	1,189	1,684
General and administrative	101	—	101

Total operating costs and expenses	5,322	1,189	6,511
Income from operations	1,940	2,111	4,051

Other income (expense):
Interest and other income	11	—	11
Interest expense	(72)	(502)	(574)

Total other income (expense)	(61)	(502)	(563)

Net income before cumulative change in accounting principle	1,879	1,609	3,488
Cumulative effect of change in accounting principle	(73)	—	(73)

Net income	$1,806	$1,609	$3,415

Total assets	$7,743	$15,715	$23,458
Capital expenditures	$451	$4,663	$5,114

Six Months Ended June 30, 2003 and 2004

        The table below presents information about operating income for the reportable segments for the six months ended June 30, 2003 and 2004.

	Midstream	Compression	Total
Six Months Ended June 30, 2003
Revenues	$3,409	$1,427	$4,836
Operating costs and expenses:
Midstream purchases	1,240	—	1,240
Operations and maintenance	933	—	933
Depreciation and amortization	239	506	745
General and administrative	60	—	60

Total operating costs and expenses	2,472	506	2,978

Income from operations	937	921	1,858

Other income (expense):
Interest and other income	10	—	10
Interest expense	(46)	(241)	(287)

Total other income (expense)	(36)	(241)	(277)

Net income before cumulative change in accounting principle	901	680	1,581
Cumulative effect of change in accounting principle	(73)	—	(73)

Net income	$828	$680	$1,508

Capital expenditures	$1,249	$—	$1,249
	Midstream	Compression	Total
Six Months Ended June 30, 2004
Revenues	$3,829	$1,929	$5,758

Operating costs and expenses:
Midstream purchases	1,320	—	1,320
Operations and maintenance	911	—	911
Depreciation and amortization	287	739	1,026
General and administrative	37	—	37

Total operating costs and expenses	2,555	739	3,294

Income from operations	1,274	1,190	2,464

Other income (expense):
Interest and other income	1	—	1
Amortization of deferred loan costs	(2)	—	(2)
Interest expense	(135)	(136)	(271)

Total other income (expense)	(136)	(136)	(272)

Net income	$1,138	$1,054	$2,192

Total assets	$10,079	$14,969	$25,048
Capital expenditures	$2,290	$—	$2,290

Note 9: Subsequent Events

        Hiland and CRI intend to enter into a new contractual arrangement where Hiland will provide air compression and water injection services for CRI's oil and gas secondary recovery operations that are ongoing in North Dakota for a two-year period with a two-year renewable option unless cancelled by either party. The new arrangement replaces the operating leases described in Note 4 above.

        In October 2004, Hiland Partners, LP plans to file a registration statement of Form S-1 with the Securities and Exchange Commission relating to its proposed initial public offering. In connection with its proposed initial public offering, substantially all of the Company's assets will be transferred to Hiland Partners, LP, and the proceeds from the offering will be used to retire the outstanding indebtedness of the Company.

Report of Independent Registered Public Accounting Firm

Board of Directors
Continental Gas, Inc.

We have audited the accompanying balance sheets of Great Plains Pipeline Company (a Delaware Corporation and wholly-owned subsidiary of RAM Energy, Inc) as of December 31, 2002 and July 31, 2003, and the related statements of operations, stockholder's equity, and cash flows for the year ended December 31, 2002 and the seven-month period ended July 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Great Plains Pipeline Company as of December 31, 2002 and July 31, 2003, and the results of its operations and its cash flows for the year ended December 31, 2002 and the seven-month period ended July 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
August 27, 2004

GREAT PLAINS PIPELINE COMPANY
BALANCE SHEETS

	December 31 2002	July 31 2003
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$622	$1,932
Trade receivables, net of allowance for doubtful accounts of $184 at December 31, 2002 and $221 at July 31, 2003	89	372
Deferred tax assets	1,140	1,140

Total current assets	1,851	3,444
Property and equipment, at cost
Gathering system	39,941	40,032
Less accumulated amortization and depreciation	22,300	25,195

Total property and equipment, at cost, net	17,641	14,837
Other assets, net	1,721	1,690

Total assets	$21,213	$19,971

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Accounts payable
Trade	$194	$202
Natural gas and oil proceeds due others	724	999
Related party payable	—	160
Current maturities of long-term debt	15	—
Income taxes payable	561	1,223
Litigation settlement and deposit liability	3,000	3,252

Total current liabilities	4,494	5,836
Commitments and contingencies	—	—
Long-term debt, net of current maturities	13	—
Deferred income taxes	6,496	5,403
Stockholder's equity:
Common stock, $0.001 par value
20,000 shares authorized
1,000 shares issued and outstanding	—	—
Paid in capital	14,257	13,483
Accumulated deficit	(4,047)	(4,751)

Total stockholder's equity	10,210	8,732

Total liabilities and stockholder's equity	$21,213	$19,971

The accompanying notes are an integral part of these statements.

GREAT PLAINS PIPELINE COMPANY
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2002	Seven Months Ended July 31, 2003
	(in thousands)
Revenues:
Natural gas and oil sales	$13,663	$14,517
Other	83	17

Total revenues	13,746	14,534
Operating costs and expenses:
Gathering system operations	12,062	12,622
Depreciation and amortization	1,999	2,919
Impairment of gathering system	12,700	—
Provision for litigation	3,000	—
General and administrative	129	128

Total operating costs and expenses	29,890	15,669

Loss before income taxes	(16,144)	(1,135)
Income tax benefit	6,129	431

Net loss	$(10,015)	$(704)

The accompanying notes are an integral part of these statements.

GREAT PLAINS PIPELINE COMPANY
STATEMENT OF STOCKHOLDER'S EQUITY

	Common stock
				Retained earnings (accumulated deficit)
	Number of shares	Par value	Paid-in capital		Total stockholder's equity
	(in thousands)
Balance at January 1, 2002	1,000	$—	$15,065	$5,968	$21,033
Net loss	—	—	—	(10,015)	(10,015)
Distributions to stockholder	—	—	(808)	—	(808)

Balance at December 31, 2002	1,000	—	14,257	(4,047)	10,210
Net loss	—	—	—	(704)	(704)
Distributions to stockholder	—	—	(774)	—	(774)

Balance at July 31, 2003	1,000	$—	$13,483	$(4,751)	$8,732

The accompanying notes are an integral part of this statement.

GREAT PLAINS PIPELINE COMPANY
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2002	Seven Months Ended July 31, 2003
	(in thousands)
Cash flows from operating activities:
Net loss	$(10,015)	$(704)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,999	2,919
Impairment of gathering system	12,700	—
Deferred income taxes	(6,690)	(1,093)
Provision for litigation	3,000	—
Net changes in operating assets and liabilities:
Accounts receivable	598	(283)
Other assets	(20)	—
Accounts payable	(51)	8
Related party amounts	19	160
Oil and gas and other payables	288	275
Income taxes payable to Parent	561	662

Net cash provided by operating activities	2,389	1,944
Cash flows from investing activities:
Payment for certificates of deposit	(1,669)	—
Additions to property and equipment	(128)	(115)
Deposit received	—	252
Other assets	—	31

Net cash (used in) provided by investing activities	(1,797)	168
Cash flows from financing activities:
Payments on long-term debt	(14)	(28)
Borrowings on long-term debt	42	—
Distributions to stockholder	(808)	(774)

Net cash used in financing activities	(780)	(802)

Increase (decrease) for the period	(188)	1,310

Beginning of period	810	622
End of period	$622	$1,932

Supplemental cash flow information
Cash paid during the period for interest	$2	$1

Noncash investing and financing activities:

During 2002, the Company's Parent transferred property and equipment with a net book value of approximately $844 to the Company in settlement of receivables from the Parent.

The accompanying notes are an integral part of these statements.

GREAT PLAINS PIPELINE COMPANY
Notes to financial statements

(Information as of December 31, 2002 and
for the Seven Months Ended July 31, 2003)

Note 1:    Description of Business and Summary of Significant Accounting Policies

  Description of Business

        Great Plains Pipeline Company (the "Company") a Delaware Corporation, owns and operates a natural gas and oil gathering system and a saltwater disposal operation in north central Oklahoma (the gathering system). The gathering system purchased, transported and marketed natural gas and oil production and disposed of saltwater from properties owned by RAM Energy, Inc. ("RAM" or "Parent") and other natural gas and oil companies. The Company is a wholly owned subsidiary of RAM.

  Summary of Significant Accounting Policies

  Property and Equipment

        Property and equipment consist principally of a gathering system and related assets. Property and equipment and related accumulated amortization and depreciation are relieved upon retirement or sale of individual items of equipment and the gain or loss is included in operations. Renewals and replacements, which extend the useful life of property and equipment, are treated as capital additions. The lives of system assets range from three to 20 years and are depreciated using an accelerated method.

        The Company assesses the recoverability of the book value of the gathering system on a quarterly basis, or when events occur that indicate an impairment in value may exist. Impairment expense is recorded for the excess of the book value over the fair value of the gathering system if the book value of the gathering system is in excess of the expected future cash flows from the gathering system. At December 31, 2002, the net book value of the gathering system exceeded the expected future cash flows from the system. Accordingly, an impairment charge of $12.7 million, $7.9 million after tax, was recorded in the statement of operations for the year ended December 31, 2002 for the excess of the net book value over the fair value. Fair value was determined based on the present value of estimated future net cash flows.

  Cash Equivalents

        All highly liquid unrestricted investments with a maturity of three months or less when purchased are considered to be cash equivalents.

  Credit Risk

        At July 31, 2003, the Company had cash deposits concentrated in a bank, which exceeded the maximum insured by the Federal Deposit Insurance Corporation. The book and bank balances of these deposits total $1,932,000 and $2,856,000, respectively. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk.

        The Company earns its revenue from customers primarily in the natural gas and utility industries. These industry concentrations have the potential to impact the Company's overall exposure to credit risk, either positively or negatively, because the Company's customers could be affected by similar changes in economic, industry, or other conditions. The Company believes that the credit risk posed by this industry concentration is offset by the creditworthiness of the Company's customer base.

        The Company extends credit to customers in the normal course of business. Accounts receivable are due within 30 days and are stated at amounts due from customers, net of an allowance for doubtful accounts. In evaluating the level of established allowances, the Company makes judgments regarding each party's ability to make required payments, economic events, and other factors. As the financial condition of these parties change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required. The Company has established various procedures to manage its credit exposure, including initial credit approvals and credit limits. The Company writes off specific accounts when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

        The Company had two customers that comprised approximately 66% and 30% of total revenues for the year ended December 31, 2002. For the seven-month period ended July 31, 2003, the Company had two customers that accounted for 50% and 40% of total revenues.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

        The Company's natural gas and oil revenue is recognized in the period when the physical product is delivered to the customer at contractually agreed-upon pricing.

  Income Taxes

        The Company is included in the Parent's consolidated federal and state income tax returns. Income taxes have been computed separately for the Company under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109.

        Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

  Recently Issued Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement requires entities to record the fair value of a liability for legal obligations associated with the retirement obligations of tangible long-lived assets in the period in which the obligation is incurred and can be reasonably estimated. When the liability is initially recorded, a corresponding increase in the carrying amount of the related long-lived asset is recorded. Over time, accretion of the liability is recognized each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the entity either settles the obligation for its recorded amount or incurs a gain or loss on settlement. The statement became effective for the Company on January 1, 2003.

        Under the implementation guidelines of SFAS No. 143, the Company has reviewed its long-lived assets for asset retirement obligation ("ARO") liabilities and identified no such liabilities. The primary long-lived asset of the Company is a network of gathering system pipelines that transport production from the wellhead to a larger pipeline for market. In the industry, normal operating practice is to abandon the gathering system lines in place upon ceasing operations. Under the Company's easement accesses, the Company has no remediation obligation for the lines. Accordingly, no ARO is recorded or accrued.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the statement include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 is effective for fiscal years beginning after December 31, 2002, with early application encouraged. The Company adopted this statement January 1, 2003. The adoption did not have an impact on the Company's financial position or results of operations.

        In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires that upon the issuance of guarantees, the guarantor must recognize a liability for the fair value of the obligations it assumes under the guarantee. Liability recognition is required on a prospective basis for guarantees that are made or modified after December 31, 2002. The Company has no guarantees that require measurement under FIN 45, and adopted the disclosure requirements of FIN 45 for its year ended December 31, 2002.

        In December 2003, the FASB issued Interpretation No. 46(R) ("FIN 46(R)"), Consolidation of Variable Interest Entities, an interpretation of ARB 51. The primary objectives of FIN 46(R) are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (variable interest entities or VIEs) and how to determine when and which business enterprise should consolidate the VIE. This new model for consolidation applies to an entity which either (1) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by any parties, including the equity holders; (2) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: (a) the direct or indirect ability to make decisions about the entity's activities through voting rights or similar rights, (b) the obligation to absorb the expected losses of the entity, and (c) the right to receive the expected residual returns of the entity; and (3) the equity investors have voting rights that are not proportionate to their economic interests, and the activities of the entity involve or are conducted on behalf of an investor with a disproportionately small voting interest.. The adoption of this statement did not have any impact on the Company's financial position or results of operations as the Company has no VIEs.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and requires that an issuer classify a financial instrument within the scope of SFAS No. 150 as a liability (or an asset in some circumstances). SFAS No. 150 was effective for the Company beginning July 1, 2003. The adoption of SFAS No. 150 did not have an impact on the Company's financial position or results of operations.

Note 2:    Long-Term Debt

        Amounts outstanding under RAM's $30 million credit facility with a financial corporation are collateralized by substantially all of the Company's assets through the credit facility maturity in November 2005. At July 31, 2003, the balance outstanding on the credit facility was approximately $29 million. No amounts are recorded in the financial statements for this collateralization. In the event of a default on the credit facility by RAM, the assets of the Company are subject to foreclosure and liquidation by the financial corporation. The system assets were released from collateral assignment as a result of the sale of the gathering system on August 1, 2003 and approximately $11.8 million net proceeds were used to reduce the outstanding balance of RAM's credit facility.

        The Company purchased certain equipment during 2002 with a loan from a finance company of approximately $42,000, collateralized by the equipment. At December 31, 2002, the remaining long-term balance of approximately $13,000 and current maturities of approximately $15,000 are reflected as outstanding. These balances were repaid during the seven-month period ended July 31, 2003.

        During the year ended December 31, 2002, the Company purchased a $1.5 million bank certificate of deposit which serves as collateral for a letter of credit issued by a financial institution to the purchaser of certain oil and gas properties sold by RAM. The certificate of deposit is included in other noncurrent assets in the balance sheets at approximately $1.5 million as of December 31, 2002 and July 31, 2003. The letter of credit was released on September 29, 2003 as a result of the sale of the Company's system (see Note 3). In 2002, the Company also purchased certificates of deposit for approximately $170,000 which serve as collateral for the payment of gross production taxes. The certificates are included in other noncurrent assets in the balance sheets at $180,000 and $182,000 at December 31, 2002 and July 31, 2003, respectively.

Note 3:    Sale of Gathering System

        On July 18, 2003, RAM entered into an agreement to sell the gathering system to Continental Gas, Inc. ("CGI") for $15 million, effective August 1, 2003, and subject to certain adjustments. The purchase price was reduced by $3 million in settlement of the claim by CGI (see Note 4). The gathering system comprised substantially all of the operating assets of the Company (see Note 3).

Note 4:    Commitments and Contingencies

        In April 2002, a lawsuit was filed in the District Court for Woods County, Oklahoma against the Company, certain other affiliates and various other individuals and unrelated companies, by lessors and royalty owners of certain tracts of land, which were sold to another operator in 2001. The petition claims that additional royalties are due, because the Company and certain predecessors resold oil and gas purchased at the wellhead for an amount in excess of the price upon which royalty payments were based and paid no royalties on natural gas liquids extracted from the gas at plants downstream of the system. Other allegations include under-measurement of oil and gas at the wellhead, failure to pay royalties on take or pay settlement proceeds, and failure to properly report deductions for post-production costs in accordance with Oklahoma's check stub law.

        The Company and other defendants have filed answers in the lawsuit denying all material allegations set out in the petition. The Company believes that fair and proper accounting was made to the royalty owners for production from the subject leases and intends to vigorously defend the lawsuit. Management is unable to estimate a range of potential loss, if any, related to this lawsuit and, accordingly, no amounts have been recorded in the financial statements. In the event the court should find the Company and other defendants liable for damages in the lawsuit, a former joint venture partner is contractually obligated to pay a portion of any damages assessed against the defendant lessees up to a maximum contribution of approximately $2.8 million.

        In June 2003, a lawsuit was filed by CGI against the Company in the District Court of Garfield County, Oklahoma. The Company and CGI were parties to a Gas Service Contract (the "Contract") dated November 22, 1996, pursuant to which the Company delivered to CGI all of the gas that flowed through its gathering system. CGI compressed and processed the gas and then redelivered thermally equivalent volumes to the Company at the tailgate of the CGI processing plant in Woods County. The term of the Contract is for the life of the leases from which the Company purchased gas in a specified service area.

        In the lawsuit, CGI alleged that over the past several years, the Company delivered gas under the Contract that was produced from wells and leases lying outside the specified service area and that such gas was not covered by and should not have been delivered under the Contract. CGI alleged that only gas produced from wells and leases lying inside the service area should be counted for purposes of determining whether or not a compression and processing fee is due, that when outside volumes were excluded, compressing and processing fees were due CGI, and, with respect to the outside volumes the Company delivered under the Contract, the Company owed CGI a market rate for compressing and processing services performed with respect to such gas.

        As a part of the agreement for the sale of the gathering system by the Company to CGI, the parties agreed to $3 million as consideration for a contemporaneous mutual release by CGI and the Company of all claims of every nature arising out of the Gas Service Agreement between the parties. A provision for litigation settlements in the amount of $3 million was recorded at December 31, 2002 as a current liability and netted from the proceeds received from the sale of the system (see Note 3).

        The Company is also involved in legal proceedings and litigation in the ordinary course of business. In the opinion of management, the outcome of such matters will not have a material adverse effect on the Company's financial position or results of operations.

Note 5:    Related Party Transactions

        The Company made equity distributions to RAM of $808,000 and $774,000 for the year ended December 31, 2002 and the seven-month period ended July 31, 2003, respectively. As of December 31, 2002 and July 31, 2003, the Company owed RAM $0 and $160,000, respectively.

Note 6:    Income Taxes

        Deferred income taxes of the Company reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows as of December 31, 2002 and July 31, 2003:

	2002	2003
	(in thousands)
Deferred tax assets
Litigation settlement	$1,140	$1,140
Deferred tax liabilities
Financial bases in excess of tax bases, primarily on property and equipment	(6,496)	(5,403)

Net deferred income tax liabilities	$(5,356)	$(4,263)

        The reconciliation of income taxes computed at the U.S. Federal statutory tax rates to the Company's income tax provision based on loss before income taxes is as follows for the year ended December 31, 2002 and the seven-month period ended July 31, 2003:

	2002	2003
	(in thousands)
Income tax benefit at statutory rate	$5,645	$397
State income taxes	484	34

Income tax benefit	$(6,129)	$(431)

        The Company's tax benefit consists of the following for the year ended December 31, 2002 and the seven-month period ended July 31, 2003:

	2002	2003
	(in thousands)
Current expense	$561	$662
Deferred benefit	(6,690)	(1,093)

	$(6,129)	$(431)

        No amounts were paid for income taxes in the year ended December 31, 2002 and the seven-month period ended July 31, 2003.

Report of Independent Registered Public Accounting Firm

Partners
Hiland Partners, LP

We have audited the accompanying balance sheet of Hiland Partners, LP as of October 19, 2004. This financial statement is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Hiland Partners, LP as of October 19, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
October 19, 2004

HILAND PARTNERS, LP
Balance Sheet
October 19, 2004

Assets
Cash	$1,000

Total Assets	$1,000

Partners' Equity
Partners' equity:
Limited partner	$980
General partner	20

Total partners' equity	$1,000

See accompanying note to balance sheet.

HILAND PARTNERS, LP
Note to Balance Sheet
October 19, 2004

(1)
Organization

        Hiland Partners, LP (the "Partnership"), is a Delaware limited partnership formed on October 18, 2004, to acquire all of the assets and liabilities of Continental Gas, Inc. ("CGI"), other than a portion of its working capital assets, and all of the assets and liabilities of Hiland Partners, LLC ("Hiland"), other than a portion of its working capital assets and the assets and liabilities related to the Bakken gathering system. The Partnership's general partner is Hiland Partners GP, LLC. The Partnership has been formed and capitalized; however, there have been no other transactions involving the Partnership.

        The Partnership intends to offer common units, representing limited partner interests, pursuant to a public offering. In addition, the Partnership will issue common units and subordinated units, representing additional limited partner interests to Harold Hamm, the Harold Hamm HJ Trust, the Harold Hamm DST Trust, management and certain of their affiliates as well as a 2% general partner interest in the Partnership to Hiland Partners GP, LLC in exchange for the above assets and liabilities of CGI and Hiland.

Report of Independent Registered Public Accounting Firm

Board of Directors
Hiland Partners GP, LLC

We have audited the accompanying balance sheet of Hiland Partners GP, LLC as of October 19, 2004. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Hiland Partners GP, LLC as of October 19, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
October 19, 2004

HILAND PARTNERS GP, LLC
Balance Sheet
October 19, 2004

Assets
Cash	$980
Investment in Hiland Partners, LP	20

Total Assets	$1,000

Members' Equity
Members' equity	$1,000

Total members' equity	$1,000

See accompanying note to balance sheet.

HILAND PARTNERS GP, LLC
Note to Balance Sheet
October 19, 2004

(1)
Organization

        Hiland Partners GP, LLC (the "General Partner") is a Delaware limited liability company formed on October 18, 2004, to become the General Partner of Hiland Partners, LP. The General Partner has invested $20 in Hiland Partners, LP (the Partnership) for its 2% general partner interest. The General Partner has no transactions other than formation and capitalization.

        The Partnership intends to offer common units, representing limited partner interest, pursuant to a public offering. In addition, the Partnership will issue common units and subordinated units.

APPENDIX A

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

HILAND PARTNERS, LP

A-i

A-ii

A-iii

A-iv

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP OF HILAND PARTNERS, LP

        THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF HILAND PARTNERS, LP dated as of                        , 2005, is entered into by and between Hiland Partners GP, LLC, a Delaware limited liability company, as the General Partner, and Continental Gas, Inc., an Oklahoma corporation, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

        SECTION 1.1    Definitions.    The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

        "Accretion Test" has the meaning assigned to such term in Section 5.7(d).

        "Acquisition" means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

        "Additional Book Basis" means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

        (i)    Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

        (ii)   If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (ii) to such Book-Down Event).

        "Additional Book Basis Derivative Items" means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the "Excess Additional Book Basis"), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

        "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.4 and who is shown as such on the books and records of the Partnership.

        "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of a General Partner Interest, a Common Unit, a Subordinated Unit or an Incentive Distribution Right or any other Partnership Interest shall be the amount that such Adjusted Capital Account would be if such General Partner Interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

        "Adjusted Operating Surplus" means, with respect to any period, Operating Surplus generated with respect to such period (a) less (i) any net increase in Working Capital Borrowings with respect to such period and (ii) any net decrease in cash reserves for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, and (b) plus (i) any net decrease in Working Capital Borrowings with respect to such period, and (ii) any net increase in cash reserves for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clauses (a)(i) and (a)(ii) of the definition of Operating Surplus.

        "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "Aggregate Remaining Net Positive Adjustments" means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

        "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

        "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

        "Agreement" means this First Amended and Restated Agreement of Limited Partnership of Hiland Partners, LP, as it may be amended, supplemented or restated from time to time.

        "Assignee" means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.

        "Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

        "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date:

        (a)   the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

        (b)   the amount of any cash reserves established by the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or 6.5 in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

        Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

        "Board of Directors" means, with respect to the Board of Directors of the General Partner, its board of directors or managers, as applicable, if a corporation or limited liability company, or if a limited partnership, the board of directors or board of managers of the general partner of the General Partner.

        "Book Basis Derivative Items" means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

        "Book-Down Event" means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

        "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its

Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

        "Book-Up Event" means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

        "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Oklahoma shall not be regarded as a Business Day.

        "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.5. The "Capital Account" of a Partner in respect of a General Partner Interest, a Common Unit, a Subordinated Unit, an Incentive Distribution Right or any Partnership Interest shall be the amount that such Capital Account would be if such General Partner Interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

        "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership.

        "Capital Improvement" means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing, or the construction of new, capital assets (including, without limitation, natural gas gathering and processing systems and natural gas liquids fractionation facilities and related assets), in each case if such addition, improvement, acquisition or construction is made to increase the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

        "Capital Surplus" has the meaning assigned to such term in Section 6.3(a).

        "Carrying Value" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' and Assignees' Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

        "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as a general partner of the Partnership. "Certificate" means a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

        "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

        "Citizenship Certification" means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

        "Claim" (as used in Section 7.12(c)) has the meaning assigned to such term in Section 7.12(c).

        "Closing Date" means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

        "Closing Price" has the meaning assigned to such term in Section 15.1(a).

        "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

        "Combined Interest" has the meaning assigned to such term in Section 11.3(a).

        "Commenced Commercial Service" and "Commencement of Commercial Service" shall mean the date a Capital Improvement is first put into service following completion of construction and testing.

        "Commission" means the United States Securities and Exchange Commission.

        "Common Unit" means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Common Units in this Agreement. The term "Common Unit" does not refer to a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

        "Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

        "Conflicts Committee" means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership Group other than Common Units and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed.

        "Continental LP" means Continental L.P., an Oklahoma limited partnership and any successor thereto. Continental Gas, Inc. is the predecessor to Continental LP prior to its conversion to a limited partnership.

        "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

        "Contribution Agreement" means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the Operating Limited Liability Company, Continental LP and Hiland Partners, LLC and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

        "Cumulative Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

        "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

        "Current Market Price" has the meaning assigned to such term in Section 15.1(a).

        "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

        "Departing Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

        "Depositary" means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

        "Economic Risk of Loss" has the meaning set forth in Treasury Regulation Section 1.752-2(a).

        "Eligible Citizen" means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

        "Equity Financial" means Equity Financial Services, Inc., an Oklahoma corporation and any successor thereto.

        "Estimated Incremental Quarterly Tax Amount" has the meaning assigned to such term in Section 6.9.

        "Event of Withdrawal" has the meaning assigned to such term in Section 11.1(a).

        "Final Subordinated Units" has the meaning assigned to such term in Section 6.1(d)(x).

        "First Liquidation Target Amount" has the meaning assigned to such term in Section 6.1(c)(i)(D).

        "First Target Distribution" means $0.495 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on March 31, 2005, it means the product of $0.495 multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is 90), subject to adjustment in accordance with Sections 6.6 and 6.9.

        "Fully Diluted Basis" means, when calculating the number of Outstanding Units for any period, a basis that includes, in addition to the Outstanding Units, all Partnership Securities and options, rights, warrants and appreciation rights relating to an equity interest in the Partnership (a) that are convertible into or exercisable or exchangeable for Units that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Basis when calculating whether the Subordination Period has ended or Subordinated Units are entitled to convert into Common Units pursuant to Section 5.8, such Partnership Securities, options, rights, warrants and appreciation rights shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.

        "General Partner" means Hiland Partners GP, LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of the Partnership.

        "General Partner Interest" means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) which may be evidenced by Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

        "Group" means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.

        "Group Member" means a member of the Partnership Group.

        "Group Member Agreement" means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

        "Hamm Trusts" refers to the Harold Hamm DST Trust and the Harold Hamm HJ Trust, collectively.

        "Hiland" means Hiland Partners, LLC, an Oklahoma limited liability company and any successor thereto.

        "Hiland GP LLC" means Hiland GP, LLC, a Delaware limited liability company and any successor thereto.

        "Hiland LP LLC" means Hiland LP, LLC, a Delaware limited liability company and any successor thereto.

        "Holder" as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).

        "Incentive Distribution Right" means a non-voting Limited Partner Interest issued to the General Partner in connection with the transfer of all of its interests in New Hiland LLC and Continental LP to the Partnership pursuant to the Contribution Agreement, which Partnership Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.

        "Incentive Distributions" means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v), (vi) and (vii) and 6.4(b)(iii), (iv) and (v).

        "Indemnified Persons" has the meaning assigned to such term in Section 7.12(c).

        "Indemnitee" means (a) the General Partner, (b) any Departing Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing Partner, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of any Group Member, the General Partner or any Departing Partner or any Affiliate of any Group Member, the General Partner or any Departing Member, (e) any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner as an officer, director, member, partner, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary, or custodial services, and (g) any Person the General Partner designates as an "Indemnitee" for purposes of this Agreement.

        "Initial Common Units" means the Common Units sold in the Initial Offering.

        "Initial Limited Partners" means Equity Financial, the Hamm Trusts, New Continental, the General Partner (with respect to the Common Units, Subordinated Units and Incentive Distribution Rights received by it pursuant to Section 5.2), and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.

        "Initial Offering" means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

        "Initial Unit Price" means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

        "Interim Capital Transactions" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters pursuant to the exercise of the Over-Allotment Option); and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

        "Issue Price" means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership.

        "Limited Partner" means, unless the context otherwise requires, (a) the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Departing Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3 or (b) solely for purposes of Articles V, VI, VII and IX, each Assignee; provided, however, that when the term "Limited Partner" is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right except as may otherwise be required by law.

        "Limited Partner Interest" means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement; provided, however, that when the term "Limited Partner Interest" is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right except as may otherwise be required by law.

        "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

        "Liquidator" means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

        "Merger Agreement" has the meaning assigned to such term in Section 14.1.

        "Minimum Quarterly Distribution" means $0.45 per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on March 31, 2005, it means the product of $0.45 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 90), subject to adjustment in accordance with Sections 6.6 and 6.9.

        "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or the Nasdaq National Market or any successor thereto.

        "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

        "Net Income" means, for any taxable year, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

        "Net Loss" means, for any taxable year, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or

Net Termination Loss) for such taxable year over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

        "Net Positive Adjustments" means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

        "Net Termination Gain" means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

        "Net Termination Loss" means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

        "New Continental" means New Continental Gas, Inc. a Delaware corporation and any successor thereto.

        "New Hiland" means Hiland LLC, a Delaware limited liability company and any successor thereto.

        "Non-citizen Assignee" means a Person whom the General Partner has determined does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.9.

        "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

        "Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

        "Nonrecourse Liability" has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

        "Notice of Election to Purchase" has the meaning assigned to such term in Section 15.1(b).

        "Omnibus Agreement" means that certain Omnibus Agreement, dated as of the Closing Date, among Harold Hamm, Continental Resources, Inc., the General Partner, the Partnership and the Operating Company.

        "Operating Company" means Hiland Operating, LLC, a Delaware limited liability company, and any successors thereto.

        "Operating Expenditures" means all Partnership Group expenditures, including, but not limited to, taxes, reimbursements of the General Partner, repayment of Working Capital Borrowings, debt service payments and capital expenditures, subject to the following:

        (a)   payments (including prepayments) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

        (b)   Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital Improvements, (ii) payment of transaction expenses relating to Interim Capital Transactions or (iii) distributions to Partners. Where capital expenditures are made in part for Acquisitions or for Capital Improvements and in part for other purposes, the General Partner, with the concurrence of the Conflicts Committee, shall determine the allocation between the amounts paid for each and, with respect to the part of such capital expenditures made for other purposes, the period over which the capital expenditures made for other purposes will be deducted as an Operating Expenditure in calculating Operating Surplus.

        "Operating Limited Liability Company Agreement" means the Limited Liability Company Agreement of the Operating Company, as it may be amended, supplemented or restated from time to time.

        "Operating Surplus" means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

        (a)   the sum of (i) $            million, (ii) all cash and cash equivalents of the Partnership Group on hand as of the close of business on the Closing Date, (iii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5) and (iv) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, less

        (b)   the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period and (ii) the amount of cash reserves established by the General Partner to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

        Notwithstanding the foregoing, "Operating Surplus" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

        "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

        "Option Closing Date" means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

        "Organizational Limited Partner" means Continental Gas, Inc. in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

        "Outstanding" means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of

Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the board of directors of the General Partner.

        "Over-Allotment Option" means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

        "Owners" means the owners of Hiland and any successors thereto.

        "Parity Units" means Common Units and all other Units of any other class or series that have the right (i) to receive distributions of Available Cash from Operating Surplus pursuant to each of subclauses (a)(i) and (a)(ii) of Section 6.4 in the same order of priority with respect to the participation of Common Units in such distributions or (ii) to participate in allocations of Net Termination Gain pursuant to Section 6.1(c)(i)(B) in the same order of priority with the Common Units, in each case regardless of whether the amounts or value so distributed or allocated on each Parity Unit equals the amount or value so distributed or allocated on each Common Unit. Units whose participation in such (i) distributions of Available Cash from Operating Surplus and (ii) allocations of Net Termination Gain are subordinate in order of priority to such distributions and allocations on Common Units shall not constitute Parity Units even if such Units are convertible under certain circumstances into Common Units or Parity Units.

        "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

        "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

        "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

        "Partners" means the General Partner and the Limited Partners.

        "Partnership" means Hiland Partners, LP, a Delaware limited partnership, and any successors thereto.

        "Partnership Group" means the Partnership and its Subsidiaries treated as a single consolidated entity.

        "Partnership Interest" means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

        "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

        "Partnership Security" means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units, Subordinated Units and Incentive Distribution Rights.

        "Percentage Interest" means as of any date of determination (a) as to the General Partner, the amount of its aggregate Capital Contributions to the Partnership divided by the aggregate Capital Contributions made to the Partnership by all Partners, (b) as to any Unitholder or Assignee holding Units, the product obtained by multiplying (i) 100% less the percentage applicable to paragraphs (a) and (c) by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder or Assignee by (B) the total number of all Outstanding Units, and (c) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

        "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

        "Per Unit Capital Amount" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

        "Pro Rata" means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests and (c) when modifying holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

        "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the General Partner and its Affiliates) pursuant to Article XV.

        "Quarter" means, unless the context requires otherwise, a fiscal quarter, or, with respect to the first fiscal quarter after the Closing Date, the portion of such fiscal quarter after the Closing Date, of the Partnership.

        "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

        "Record Date" means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

        "Record Holder" means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

        "Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

        "Registration Statement" means the Registration Statement on Form S-1 (Registration No. 333-            ) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

        "Remaining Basket Amount" has the meaning assigned to such term in Section 5.7(d).

        "Remaining Net Positive Adjustments" means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (b) the sum of those Partners' Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Interest), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner's Share of Additional Book Basis Derivative Items with respect to the General Partner Interest for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

        "Required Allocations" means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), 6.1(d)(ii), 6.1(d)(iv), 6.1(d)(vii) or 6.1(d)(ix).

        "Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

        "Restricted Business" has the meaning assigned to such term in the Omnibus Agreement.

        "Second Liquidation Target Amount" has the meaning assigned to such term in Section 6.1(c)(i)(E).

        "Second Target Distribution" means $0.5625 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on March 31, 2005, it means the product of $0.5625 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 90), subject to adjustment in accordance with Sections 6.6 and 6.9.

        "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

        "Share of Additional Book Basis Derivative Items" means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders' Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Interest), the amount that bears the same ratio to such additional Book Basis Derivative Items as the General Partner's Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

        "Special Approval" means approval by a majority of the members of the Conflicts Committee.

        "Subordinated Unit" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term "Subordinated Unit" as used herein does not include a Common Unit or Parity Unit. A Subordinated Unit that is convertible into a Common Unit or a Parity Unit shall not constitute a Common Unit or Parity Unit until such conversion occurs.

        "Subordination Period" means the period commencing on the Closing Date and ending on the first to occur of the following dates:

        (a)   the first day of any Quarter beginning after March 31, 2010 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis, plus the related distribution on the General Partner Interest, with respect to such periods and (ii) there are no Cumulative Common Unit Arrearages; and

        (b)   the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal.

        "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

        "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

        "Surviving Business Entity" has the meaning assigned to such term in Section 14.2(b).

        "Third Liquidation Target Amount" has the meaning assigned to such term in Section 6.1(c)(i)(F).

        "Third Target Distribution" means $0.675 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on March 31, 2005, it means the product of $0.675 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 90), subject to adjustment in accordance with Sections 6.6 and 6.9.

        "Trading Day" has the meaning assigned to such term in Section 15.1(a).

        "Transfer" has the meaning assigned to such term in Section 4.4(a).

        "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

        "Transfer Application" means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

        "Underwriter" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

        "Underwriting Agreement" means that certain Underwriting Agreement dated            , 2005 among the Underwriters, the Partnership, the General Partner, and the Operating Company, providing for the purchase of Common Units by the Underwriters.

        "Unit" means a Partnership Security that is designated as a "Unit" and shall include Common Units and Subordinated Units but shall not include (i) a General Partner Interest or (ii) Incentive Distribution Rights.

        "Unitholders" means the holders of Units.

        "Unit Majority" means, during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates) voting as a class and at least a majority of the Outstanding Subordinated Units voting as a class, and after the end of the Subordination Period, at least a majority of the Outstanding Common Units.

        "Unpaid MQD" has the meaning assigned to such term in Section 6.1(c)(i)(B).

        "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

        "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

        "Unrecovered Capital" means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

        "U.S. GAAP" means United States generally accepted accounting principles consistently applied.

        "Withdrawal Opinion of Counsel" has the meaning assigned to such term in Section 11.1(b).

        "Working Capital Borrowings" means borrowings used solely for working capital purposes or to pay distributions to Partners made pursuant to a credit facility or other arrangement to the extent such borrowings are required to be reduced to a relatively small amount each year (or for the year in which the Initial Offering is consummated, the 12-month period beginning on the Closing Date) for an economically meaningful period of time.

        SECTION 1.2    Construction.    Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term "include" or "includes" means includes, without limitation, and "including" means including, without limitation.

ARTICLE II
ORGANIZATION

        SECTION 2.1    Formation.    The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of Hiland Partners, LP in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

        SECTION 2.2    Name.    The name of the Partnership shall be "Hiland Partners, LP". The Partnership's business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words "Limited Partnership," "LP," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

        SECTION 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.    Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 205 West Maple, Suite 1100, Enid, Oklahoma 73701 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner shall determine necessary or appropriate. The address of the General Partner shall be 205 West Maple, Suite 1100, Enid, Oklahoma 73701 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

        SECTION 2.4    Purpose and Business.    The purpose and nature of the business to be conducted by the Partnership shall be to engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. The General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation.

        SECTION 2.5    Powers.    The Partnership shall be empowered to do any and all acts and things necessary or appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

        SECTION 2.6    Power of Attorney.

        (a)   Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

          (i)    execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and

          (ii)   execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

        (b)   The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any

Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.

        SECTION 2.7    Term.    The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

        SECTION 2.8    Title to Partnership Assets.    Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III
RIGHTS OF LIMITED PARTNERS

        SECTION 3.1    Limitation of Liability.    The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

        SECTION 3.2    Management of Business.    No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

        SECTION 3.3    Outside Activities of the Limited Partners.    Subject to the provisions of Section 7.5 and the Omnibus Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

        SECTION 3.4    Rights of Limited Partners.

        (a)   In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a Limited Partner in the Partnership, upon reasonable written demand and at such Limited Partner's own expense:

          (i)    to obtain true and full information regarding the status of the business and financial condition of the Partnership;

          (ii)   promptly after becoming available, to obtain a copy of the Partnership's federal, state and local income tax returns for each year;

          (iii)  to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

          (iv)  to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

          (v)   to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

          (vi)  to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

        (b)   The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;
REDEMPTION OF PARTNERSHIP INTERESTS

        SECTION 4.1    Certificates.    Upon the Partnership's issuance of Common Units or Subordinated Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner's request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its interests in the Partnership and (b) upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities other than Common Units or Subordinated Units, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities other than Common Units or Subordinated Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(b), the Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.8.

        SECTION 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.

        (a)   If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

        (b)   The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

          (i)    makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

          (ii)   requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

          (iii)  if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct, to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

          (iv)  satisfies any other reasonable requirements imposed by the General Partner.

        If a Limited Partner or Assignee fails to notify the General Partner within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

        (c)   As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

        SECTION 4.3    Record Holders.    The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National

Securities Exchange on which such Partnership Interests are listed. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.

        SECTION 4.4    Transfer Generally.

        (a)   The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Interest to another Person or by which a holder of Incentive Distribution Rights assigns its Incentive Distribution Rights to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest (other than an Incentive Distribution Right) assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

        (b)   No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

        (c)   Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner.

        SECTION 4.5    Registration and Transfer of Limited Partner Interests.

        (a)   The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

        (b)   Except as otherwise provided in Section 4.9, the General Partner shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee's attorney-in-fact duly authorized in writing). No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

        (c)   Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

        (d)   Until admitted as a Substituted Limited Partner pursuant to Section 10.2, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

        (e)   A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

        (f)    The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

        SECTION 4.6    Transfer of the General Partner's General Partner Interest.

        (a)   Subject to Section 4.6(c) below, prior to March 31, 2015, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.

        (b)   Subject to Section 4.6(c) below, on or after March 31, 2015, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

        (c)   Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

        SECTION 4.7    Transfer of Incentive Distribution Rights.    Prior to March 31, 2005, a holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders to (a) an Affiliate of such holder (other than an individual) or (b) another Person (other than an individual) in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person or (ii) the transfer by such holder of all or substantially all of its assets to such other Person. Any other transfer of the Incentive Distribution Rights prior to March 31, 2005, shall require the prior approval of holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates). On or after March 31, 2005, the General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement.

        SECTION 4.8    Restrictions on Transfers.

        (a)   Except as provided in Section 4.8(d) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

        (b)   The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes. The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

        (c)   The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(b).

        (d)   Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.

        SECTION 4.9    Citizenship Certificates; Non-citizen Assignees.

        (a)   If any Group Member is or becomes subject to any federal, state or local law or regulation that the General Partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner may require that the status of any such Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of the Non-Citizen Assignee's Limited Partner Interests.

        (b)   The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

        (c)   Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

        (d)   At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.10, and upon his admission pursuant to Section 10.2, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Limited Partner Interests.

        SECTION 4.10    Redemption of Partnership Interests of Non-citizen Assignees.

        (a)   If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

          (i)    The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

          (ii)   The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

          (iii)  Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

          (iv)  After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

        (b)   The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

        (c)   Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

        SECTION 5.1    Organizational Contributions.    In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $20.00, for a 2% General Partner Interest in the Partnership and has been admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980.00 for a 98% Limited Partner interest in the Partnership and has been admitted as a Limited Partner of the Partnership. As of the Closing Date, the interest of the Organizational Limited Partner shall be redeemed as provided in the Contribution Agreement; and the initial Capital Contribution of the Organizational Limited Partner shall thereupon be refunded. Ninety-eight percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the General Partner.

        SECTION 5.2    Contributions by the General Partner and its Affiliates.

        (a)   On the Closing Date and pursuant to the Contribution Agreement: (i) the General Partner shall contribute to the Partnership, as a Capital Contribution, all of its ownership interests in New Hiland LLC and Hiland LP LLC in exchange for (A) the 2% General Partner Interest, subject to all of the rights, privileges and duties of the General Partner under this Agreement, and (B) the Incentive Distribution Rights; (ii) the Owners shall contribute to the Partnership, as a Capital Contribution, all of their ownership interest in New Hiland LLC in exchange for (A)     Common Units and (B)     Subordinated Units; (iii) New Continental shall contribute to the Partnership, as a Capital Contribution, all of its interests in Hiland GP LLC and the remaining interest in Hiland LP LLC in exchange for (A)     Common Units and (B)     Subordinated Units; and (iv) the Partnership shall make a $27.6 million cash contribution to New Hiland LLC to repay outstanding indebtedness.

        (b)   Upon the issuance of any additional Limited Partner Interests by the Partnership (other than the Common Units issued in the Initial Offering, the Common Units issued pursuant to the Over-Allotment Option and the Common Units and Subordinated Units issued pursuant to Section 5.2(a)), the General Partner may make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner's Percentage Interest by (B) the sum of 100 less the General Partner's Percentage Interest times (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

        SECTION 5.3    Contributions by Initial Limited Partners.

        (a)   On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

        (b)   Upon the exercise of the Over-Allotment Option, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit. Upon receipt by the Partnership of the Capital Contributions from the Underwriters as provided in this Section 5.3(b), the Partnership shall use such cash to redeem from the Owners and New Continental that number of Common Units held by the General Partner equal to the number of Common Units issued to the Underwriters as provided in this Section 5.3(b).

        (c)   No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units issuable pursuant to subparagraph (a) hereof in aggregate number equal to 2,000,000, (ii) the "Option Units" as such term is used in the Underwriting Agreement in an aggregate number up to 300,000 issuable upon exercise of the Over-Allotment Option pursuant to subparagraph (c) hereof, (iii) the 4,080,000 Subordinated Units issuable to pursuant to Section 5.2 hereof, (iv) the 400,000 Common Units issuable pursuant to Section 5.2 hereof, and (v) the Incentive Distribution Rights.

        SECTION 5.4    Interest and Withdrawal.    No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.

        SECTION 5.5    Capital Accounts.

        (a)   The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

        (b)   For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

          (i)    Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by any other Group Member that is classified as a partnership for federal income tax purposes.

          (ii)   All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

          (iii)  Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

          (iv)  Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

          (v)   In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any method that the General Partner may adopt.

          (vi)  If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

        (c)   (i) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

          (ii)   Subject to Section 6.7(c), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.8 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained Subordinated Units or converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee's Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

        (d)   (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property or the conversion of the General Partner's Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

          (ii)   In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

        SECTION 5.6    Issuances of Additional Partnership Securities.

        (a)   Subject to Section 5.7, the Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

        (b)   Each additional Partnership Security, authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

        (c)   The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and (iv) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed.

        SECTION 5.7    Limitations on Issuance of Additional Partnership Securities.    Except as otherwise specified in this Section 5.7, the issuance of Partnership Securities pursuant to Section 5.6 shall be subject to the following restrictions and limitations:

        (a)   Unless approved by the holders of a Unit Majority, during the Subordination Period, the Partnership shall not issue (and shall not issue any options, rights, warrants or appreciation rights relating to) an aggregate of more than            additional Parity Units. In applying this limitation, there shall be excluded Common Units and other Parity Units issued (i) pursuant to Sections 5.2(a) and 5.3(a), (ii) in accordance with Sections 5.7(c), (d), (e), (f) or (g), (iii) upon conversion of Subordinated Units pursuant to Section 5.8, (iv) upon conversion of the General Partner Interest or any Incentive Distribution Rights pursuant to Section 11.3(b), (v) in order to satisfy the obligations of the Partnership or an of its Affiliates under the employee benefit plans of the General Partner, the Partnership or any other Group Member, (vi) upon a conversion or exchange of Parity Units issued after the date hereof into Common Units or other Parity Units; provided that the total amount of Available Cash required to pay the aggregate Minimum Quarterly Distribution on all Common Units and all Parity Units does not increase as a result of this conversion or exchange, and (vii) in the event of a combination or subdivision of Common Units.

        (b)   Unless approved by the holders of a Unit Majority, during the Subordination Period the Partnership shall not issue any additional Partnership Securities (or options, rights, warrants or appreciation rights related thereto) (i) that are entitled in any Quarter to receive in respect of the Subordination Period any distribution of Available Cash from Operating Surplus before the Common Units and any Parity Units have received (or amounts have been set aside for payment of) the Minimum Quarterly Distribution and any Cumulative Common Unit Arrearage for such Quarter or (ii) that are entitled to allocations in respect of the Subordination Period of Net Termination Gain before the Common Units and any Parity Units have been allocated Net Termination Gain pursuant to Section 6.1(c)(i)(B).

        (c)   Without the prior approval of the Limited Partners, during the Subordination Period the Partnership may issue an unlimited number of Parity Units if such issuance occurs (i) in connection with an Acquisition or Capital Improvement or (ii) within 365 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, or to replenish cash reserves to the extent drawn down in connection with, an Acquisition or Capital Improvement, in each case where such Acquisition or Capital Improvement involves assets that, if acquired (or in the case of a Capital Improvement, put into commercial service) by the Partnership as of the date that is one year prior to the first day of the Quarter in which such Acquisition was consummated or such Capital Improvement was put into commercial service ("One Year Test Period"), would have resulted, in the General Partner's determination, in an increase in:

          (A)  the amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all Outstanding Units) with respect to the One Year Test Period, on an estimated pro forma basis (as described below), as compared to

          (B)  the actual amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all Outstanding Units) with respect to the One Year Test Period, as adjusted as provided below.

The General Partner shall determine the amount in clause (A) above using such assumptions as it believes are reasonable. There shall be excluded from the amount in clause (B) above any Operating Surplus attributable to such Acquisition or Capital Improvement (regardless of whether such Operating Surplus is positive or negative). The number of Units deemed to be Outstanding for the purpose of calculating the amount in clause (B) above shall be the weighted average number of Units Outstanding during the One Year Test Period and shall exclude the Units issued or to be issued in connection with such Acquisition or Capital Improvement or within 365 days of such Acquisition or Capital Improvement where the net proceeds from such issuance are used to repay debt incurred, or to replenish cash reserves to the extent drawn down, in connection with such Acquisition or Capital Improvement. For the purposes of this Section 5.7(c), the term "debt" shall be deemed to include the indebtedness used to extend, refinance, renew, replace or defease debt originally incurred in connection with an Acquisition or Capital Improvement; provided, that, the amount of such indebtedness does not exceed the principal sum of, plus accrued interest on and any prepayment penalty with respect to, the indebtedness so extended, refinanced, renewed, replaced or defeased.

        (d)   Without the prior approval of the Limited Partners, during the Subordination Period the Partnership may issue additional Partnership Securities (or options, rights, warrants or appreciation rights related thereto) (i) that are not entitled in any Quarter during the Subordination Period to receive any distributions of Available Cash from Operating Surplus until after the Common Units and any Parity Units have received (or amounts have been set aside for payment of) the Minimum Quarterly Distribution and any Cumulative Common Unit Arrearage for such Quarter and (ii) that are not entitled to allocations in respect of the Subordination Period of Net Termination Gain until after the Common Units and Parity Units have been allocated Net Termination Gain pursuant to Section 6.1(c)(i)(B), even if (A) the amount of Available Cash from Operating Surplus to which each such Partnership Security is entitled to receive after the Minimum Quarterly Distribution and any Cumulative Common Unit Arrearage have been paid or set aside for payment on the Common Units exceeds the Minimum Quarterly Distribution or (B) the amount of Net Termination Gain to be allocated to such Partnership Security after Net Termination Gain has been allocated to any Common Units and Parity Units pursuant to Section 6.1(c)(i)(B) exceeds the amount of such Net Termination Gain to be allocated to each Common Unit or Parity Unit.

        (e)   Without the prior approval of the Limited Partners, during the Subordination Period the Partnership may issue an unlimited number of Parity Units if the proceeds from such issuance are used exclusively to repay indebtedness of a Group Member where the aggregate amount of distributions that would have been paid with respect to such newly issued Parity Units, plus the related distributions on the General Partner Interest in respect of the four-Quarter period ending prior to the first day of the Quarter in which the issuance is to be consummated (assuming such newly issued Parity Units had been Outstanding throughout such period and that distributions equal to the distributions that were actually paid on the Outstanding Units during the period were paid on such newly issued Parity Units) would not have exceeded the interest costs actually incurred during such period on the indebtedness that is to be repaid (or, if such indebtedness was not outstanding throughout the entire period, would have been incurred had such indebtedness been outstanding for the entire period). In the event that the Partnership is required to pay a prepayment penalty in connection with the repayment of such indebtedness, for purposes of the foregoing test, the number of Parity Units issued to repay such indebtedness shall be deemed increased by the number of Parity Units that would need to be issued to pay such penalty.

        (f)    Without the prior approval of the Limited Partners, during the Subordination Period the Partnership may issue an unlimited number of Parity Units if the net proceeds of such issuance are used to redeem an equal number of Parity Units at a price per unit equal to the net proceeds per unit, before expenses, that the Partnership receives from such issuance.

        (g)   Without the prior approval of the Limited Partners, during the Subordination Period the Partnership may issue, in connection with Acquisitions that have not been completed or Capital Improvements that have not Commenced Commercial Service, or both, an amount of Parity Units not to exceed the number of Parity Units then available for issuance without Unitholder approval pursuant to Section 5.7(a) (such number of Parity Units then available for issuance, the "Remaining Basket Amount").

        The following shall apply with respect to issuances of Parity Units pursuant to this Section 5.7(d):

          (i)    With respect to such issuance, the aggregate number of Parity Units to be issued (including Parity Units to be issued upon the exercise of an underwriters' over-allotment or other similar option) shall be deemed to have been issued from, and charged against, the Remaining Basket Amount; provided, however, that in considering the Parity Units to be issued upon the exercise of an underwriters' over-allotment or other similar option, only the number of Parity Units actually issued pursuant to such option on or prior to the expiration of such option will be deemed to have been issued from, and charged against, the Remaining Basket Amount.

          (ii)   With respect to Parity Units to be issued (including Parity Units to be issued upon the exercise of an underwriters' over-allotment or other similar option) in connection with an Acquisition that has not been completed:

            (1)   Such Acquisition shall have been specifically identified in the prospectus or prospectus supplement filed, or other offering document used, in connection with the offer and sale of such Parity Units as a proposed Acquisition for which the net proceeds from the sale of such Parity Units will be used if such Acquisition is completed.

            (2)   Upon completion of such Acquisition and application of the net proceeds received from the sale of such Parity Units to finance such Acquisition, the provisions of clause (i) above shall not apply and the Parity Units issued (including Parity Units issued upon the exercise of an underwriters' over-allotment or other similar option) in connection with such Acquisition shall not be deemed to have been issued from, and charged against, the Remaining Basket Amount; provided, however, that such Acquisition would have resulted, on an estimated pro forma basis, in an increase in the amount of Adjusted Operating Surplus per Unit (such amount shall be calculated as set forth in Section 5.7(c) and such calculation is referred to in this Section 5.7(d) as the "Accretion Test"; and

            (3)   The Accretion Test in subclause (2) of this clause (ii) shall be performed immediately following completion of such Acquisition and in accordance with Section 5.7(c).

          (iii)  With respect to Parity Units to be issued (including Parity Units to be issued upon the exercise of an underwriters' over-allotment or other similar option) in connection with a Capital Improvement that has not Commenced Commercial Service:

            (1)   Such Capital Improvement shall have been specifically identified in the prospectus or prospectus supplement filed, or other offering document used, in connection with the offer and sale of such Parity Units as a Capital Improvement for which the net proceeds from the sale of such Parity Units will be used to finance such Capital Improvement;

            (2)   Upon such Capital Improvement having Commenced Commercial Service and provided the net proceeds from the sale of such Parity Units have been used to finance such Capital Improvement, the provisions of clause (i) above shall not apply and the Parity Units issued (including Parity Units issued upon the exercise of an underwriters' over-allotment or other similar option) in connection with such Capital Improvement shall not be deemed to have been issued from, and charged against, the Remaining Basket Amount; provided, however, that such Capital Improvement meets the Accretion Test; and

            (3)   The Accretion Test in subclause (2) of this clause (iii) shall be performed immediately following Commencement of Commercial Service and in accordance with Section 5.7(c).

        (h)   No fractional Units shall be issued by the Partnership.

        SECTION 5.8    Conversion of Subordinated Units.    A total of 25% of the Outstanding Subordinated Units will convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter ending on or after March 31, 2008, in respect of which:

          (i)    distributions under Section 6.4 in respect of all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and

  Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such periods;

          (ii)   the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis, plus the related distribution on the General Partner Interest in the Partnership, with respect to such periods; and

          (iii)  the Cumulative Common Unit Arrearage on all of the Common Units is zero.

        (b)   An additional 25% of the Outstanding Subordinated Units will convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter ending on or after March 31, 2009, in respect of which:

          (i)    distributions under Section 6.4 in respect of all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such periods;

          (ii)   the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis, plus the related distribution on the General Partner Interest with respect to such periods; and

          (iii)  the Cumulative Common Unit Arrearage on all of the Common Units is zero;

provided, however, that the conversion of Subordinated Units pursuant to this Section 5.8(b) may not occur until at least one year following the end of the last four-Quarter period in respect of which conversion of Subordinated Units pursuant to Section 5.8(a) occurred.

        (c)   In the event that less than all of the Outstanding Subordinated Units shall convert into Common Units pursuant to Section 5.8(a) or (b) at a time when there shall be more than one holder of Subordinated Units, then, unless all of the holders of Subordinated Units shall agree to a different allocation, the Subordinated Units that are to be converted into Common Units shall be allocated among the holders of Subordinated Units pro rata based on the number of Subordinated Units held by each such holder.

        (d)   Any Subordinated Units that are not converted into Common Units pursuant to Section 5.8(a) or (b) shall convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of the final Quarter of the Subordination Period.

        (e)   Notwithstanding any other provision of this Agreement, all the then Outstanding Subordinated Units will automatically convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.

        (f)    A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7(b).

        SECTION 5.9    Limited Preemptive Right.    Except as provided in this Section 5.9 and in Section 5.2, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.

        SECTION 5.10    Splits and Combinations.

        (a)   Subject to Sections 5.10(d), 6.6 and 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period and the number of additional Parity Units remaining to be issued pursuant to Section 5.7 without a Unitholder vote) are proportionately adjusted.

        (b)   Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

        (c)   Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

        (d)   The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.7(c) and this Section 5.10(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

        SECTION 5.11    Fully Paid and Non-Assessable Nature of Limited Partner Interests.    All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

        SECTION 6.1    Allocations for Capital Account Purposes.    For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

        (a)   Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

          (i)    First, 100% to the General Partner, in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years;

          (ii)   Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and

          (iii)  Third, the balance, if any, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests.

        (b)   Net Losses. After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

          (i)    First, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iii) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

          (ii)   Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

          (iii)  Third, the balance, if any, 100% to the General Partner.

        (c)   Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Sections 6.4 and 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

          (i)    If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

            (A)  First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

            (B)  Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (B), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or (b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the "Unpaid MQD") and (3) any then existing Cumulative Common Unit Arrearage;

            (C)  Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (c), until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

            (D)  Fourth, 100% to the General Partner and all Unitholders, in accordance with their respective Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, (2) the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Sections 6.4(a)(iv) and 6.4(b)(ii) (the sum of (1), (2), (3) and (4) is hereinafter defined as the "First Liquidation Target Amount");

            (E)  Fifth, (x) to the General Partner in accordance with its Percentage Interest and (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (2) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (x) and (y) of this clause (E) (F) (G), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Sections 6.4(a)(v) and 6.4(b)(iii) (the sum of (1) and (2) is hereinafter defined as the "Second Liquidation Target Amount");

            (F)  Sixth, (x) to the General Partner in accordance with its Percentage Interest and (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (2) to all

    Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (x) and (y) of this clause (E) (F) (G), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Sections 6.4(a)(vi)and 6.4(b)(iv) (the sum of (1) and (2) is hereinafter defined as the "Third Liquidation Target Amount"); and

            (G)  Finally, (x) to the General Partner in accordance with its Percentage Interest and (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (2) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (x) and (y) of this clause (E) (F) (G).

          (ii)   If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

            (A)  First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, and 2% to the General Partner, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

            (B)  Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, and 2% to the General Partner, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

            (C)  Third, the balance, if any, 100% to the General Partner.

        (d)   Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

          (i)    Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

          (ii)   Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (iii)  Priority Allocations.

            (A)  If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner's Percentage Interest by (y) the sum of 100 less the General Partner's Percentage Interest times (bb) the sum of the amounts allocated in clause (1) above.

            (B)  After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this paragraph 6.1(d)(iii)(B) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable year; and (2) to the General Partner an amount equal to the product of (aa) an amount equal to the quotient determined by dividing (x) the General Partner's Percentage Interest by (y) the sum of 100 less the General Partner's percentage interest times (bb) the sum of the amounts allocated in clause (1) above.

          (iv)  Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii).

          (v)   Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(v) were not in this Agreement.

          (vi)  Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership's Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

          (vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

          (viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

          (ix)  Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

          (x)   Economic Uniformity. At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period ("Final Subordinated Units") in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount equal to the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

          (xi)  Curative Allocation.

            (A)  Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

            (B)  The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

          (xii) Corrective Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

            (A)  In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate additional items of gross income and gain away from the holders of Incentive Distribution Rights to the Unitholders and the General Partner, or additional items of deduction and loss away from the Unitholders and the General Partner to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders or the General Partner exceed their Share of Additional Book Basis Derivative Items. For this purpose, the Unitholders and the General Partner shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders or the General Partner under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xii)(A) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

            (B)  In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

            (C)  In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii).

        SECTION 6.2    Allocations for Tax Purposes.

        (a)   Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

        (b)   In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

          (i)    (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

          (ii)   (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

          (iii)  The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

        (c)   For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

        (d)   The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership's common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

        (e)   Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

        (f)    All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

        (g)   Each item of Partnership income, gain, loss and deduction shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange Nasdaq National Market on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the New York Stock Exchange Nasdaq National Market on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the New York Stock Exchange Nasdaq National Market on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

        (h)   Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

        SECTION 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.

        (a)   Within 45 days following the end of each Quarter commencing with the Quarter ending on March 31, 2005, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be "Capital Surplus." All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

        (b)   Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

        (c)   The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

        (d)   Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

        SECTION 6.4    Distributions of Available Cash from Operating Surplus.

        (a)   During Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by Section 5.6(b) in respect of other Partnership Securities issued pursuant thereto:

          (i)    First, to the General Partner and the Unitholders holding Common Units, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

          (ii)   Second, to the General Partner and the Unitholders holding Common Units, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

          (iii)  Third, to the General Partner and the Unitholders holding Subordinated Units, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

          (iv)  Fourth, to the General Partner and all Unitholders, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

          (v)   Fifth, (A) to the General Partner in accordance with its Percentage Interests; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

          (vi)  Sixth, (A) to the General Partner in accordance with its Percentage Interests, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

          (vii) Thereafter, (A) to the General Partner in accordance with its Percentage Interests; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause vii; provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

        (b)   After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

          (i)    First, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

          (ii)   Second, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

          (iii)  Third, (A) to the General Partner in accordance with its Percentage Interests; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (A) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

          (iv)  Fourth, (A) to the General Partner in accordance with its Percentage Interests; (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (A) of this clause (iv), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

          (v)   Thereafter, (A) to the General Partner in accordance with its Percentage Interests; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (A) of this clause (v);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

        SECTION 6.5    Distributions of Available Cash from Capital Surplus.    Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed to the General Partner and all Unitholders holding Common Units in accordance with their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

        SECTION 6.6    Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

        (a)   The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.10. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Capital of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Capital of the Common Units immediately prior to giving effect to such distribution.

        (b)   The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall also be subject to adjustment pursuant to Section 6.9.

        SECTION 6.7    Special Provisions Relating to the Holders of Subordinated Units.

        (a)   Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.8, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(b).

        (b)   A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.8 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder's Capital Account with respect to the retained Subordinated Units or Retained Converted Subordinated Units would be negative after giving effect to the allocation under Section 5.5(c)(ii)(B).

        (c)   The Unitholder holding a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.8 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer its converted Subordinated Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that a converted Subordinated Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to the converted Subordinated Units in preparation for a transfer of such converted Subordinated Units, including the application of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(b); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.

        SECTION 6.8    Special Provisions Relating to the Holders of Incentive Distribution Rights.    Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Articles III and VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, (ii) be entitled to any distributions other than as provided in Sections 6.4(a)(v), (vi) and (vii), 6.4(b)(iii), (iv) and (v), and 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.

        SECTION 6.9    Entity-Level Taxation.    If legislation is enacted or the interpretation of existing language is modified by a governmental taxing authority so that a Group Member is treated as an association taxable as a corporation or is otherwise subject to an entity-level tax for federal, state or local income tax purposes, then the General Partner shall estimate for each Quarter the Partnership Group's aggregate liability (the "Estimated Incremental Quarterly Tax Amount") for all such income taxes that are payable by reason of any such new legislation or interpretation; provided that any difference between such estimate and the actual tax liability for such Quarter that is owed by reason of any such new legislation or interpretation shall be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS

        SECTION 7.1    Management.

        (a)   The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

          (i)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

          (ii)   the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

          (iii)  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);

          (iv)  the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

          (v)   the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

          (vi)  the distribution of Partnership cash;

          (vii)  the selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

          (viii)   the maintenance of insurance for the benefit of the Partnership Group and the Partners;

          (ix)  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

          (x)   the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

          (xi)  the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

          (xii)  the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

          (xiii)   unless restricted or prohibited by Section 5.7, the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities;

          (xiv)   the undertaking of any action in connection with the Partnership's participation in any Group Member; and

          (xv)  the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

        (b)   Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and the Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

        SECTION 7.2    Certificate of Limited Partnership.    The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

        SECTION 7.3    Restrictions on the General Partner's Authority.

        (a)   Except as otherwise provided in this Agreement, the General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; (iv) amending this Agreement in any manner; or (v) transferring its interest as a general partner of the Partnership.

        (b)   Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Operating Company Agreement or, except as expressly permitted by Section 7.9(e), take any action permitted to be taken by a member of the Operating Company, in either case, that would adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to any other class of Partnership Interests) in any material respect or (ii) except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

        SECTION 7.4    Reimbursement of the General Partner.

        (a)   Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

        (b)   The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other expenses allocable to the Partnership or otherwise incurred by the General Partner in connection with operating the Partnership's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

        (c)   Subject to Section 5.7, the General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the

General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest pursuant to Section 4.6.

        SECTION 7.5    Outside Activities.

        (a)   After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership), (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member and (iii) except to the extent permitted in the Omnibus Agreement, shall not, and shall cause its Affiliates not to, engage in any Restricted Business.

        (b)   Harold Hamm and certain of his Affiliates have entered into the Omnibus Agreement, which agreement sets forth certain restrictions on the ability of Harold Hamm and his Affiliates to engage in Restricted Businesses.

        (c)   Except as specifically restricted by Section 7.5(a) and the Omnibus Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member or any Partner or Assignee. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Indemnitee.

        (d)   Subject to the terms of Section 7.5(a), Section 7.5(b), Section 7.5(c) and the Omnibus Agreement, but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of the General Partner or of any Indemnitee for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) except as set forth in the Omnibus Agreement, the General Partner and the Indemnitees shall have no obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Partnership.

        (e)   The General Partner and each of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Securities acquired by them.

        (f)    The term "Affiliates" when used in Section 7.5(a) and Section 7.5(e) with respect to the General Partner shall not include any Group Member.

        (g)   Notwithstanding anything to the contrary in this Agreement, to the extent that any provision of this Agreement purports or is interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the General Partner has complied with its fiduciary duties in connection with determinations made by it under this Section 7.5.

        SECTION 7.6    Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

        (a)   The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term "Group Member" shall include any Affiliate of a Group Member that is controlled by the Group Member.

        (b)   The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

        (c)   No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner's Percentage Interest of the total amount distributed to all partners or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

        SECTION 7.7    Indemnification.

        (a)   To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement or the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

        (b)   To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

        (c)   The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

        (d)   The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

        (e)   For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

        (f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

        (g)   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

        (h)   The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

        (i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        SECTION 7.8    Liability of Indemnitees.

        (a)   Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was criminal.

        (b)   Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

        (c)   To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

        (d)   Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        SECTION 7.9    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

        (a)   Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is not sought and the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Limited Partner or Assignee or by or on behalf of such Limited Partner or Assignee or any other Limited Partner or Assignee or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.

        (b)   Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In order for a determination or other action to be in "good faith" for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must reasonably believe that the determination or other action is in the best interests of the Partnership, unless the context otherwise requires.

        (c)   Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee, and the General Partner, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. By way of illustration and not of limitation, whenever the phrase, "at the option of the General Partner," or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity.

        (d)   Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

        (e)   Except as expressly set forth in this Agreement, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner or Assignee and the provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

        (f)    The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

        SECTION 7.10    Other Matters Concerning the General Partner.

        (a)   The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

        (b)   The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

        (c)   The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

        SECTION 7.11    Purchase or Sale of Partnership Securities.    The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities; provided that, except as permitted pursuant to Section 4.10, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.

        SECTION 7.12    Registration Rights of the General Partner and its Affiliates.

        (a)   If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the "Holder") to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a); and provided further, however, that if the Conflicts Committee determines that a postponement of the requested registration for up to six months would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

        (b)   If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take an action to so include the securities of the Holder once the registration statement is declared effective by the Commission, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder's Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

        (c)   If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys' fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

        (d)   The provisions of Section 7.12(a) and 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner's Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

        (e)   Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

        SECTION 7.13    Reliance by Third Parties.    Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

        SECTION 8.1    Records and Accounting.    The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

        SECTION 8.2    Fiscal Year.    The fiscal year of the Partnership shall be a fiscal year ending December 31.

        SECTION 8.3    Reports.

        (a)   As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S.

GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

        (b)   As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX
TAX MATTERS

        SECTION 9.1    Tax Returns and Information.    The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

        SECTION 9.2    Tax Elections.

        (a)   The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

        (b)   The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

        (c)   Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

        SECTION 9.3    Tax Controversies.    Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

        SECTION 9.4    Withholding.    Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X
ADMISSION OF PARTNERS

        SECTION 10.1    Admission of Initial Limited Partners.    Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner, the Hamm Trusts, Equity Financial, New Continental and the Underwriters as described in Sections 5.2 and 5.3 in connection with the Initial Offering, the General Partner shall admit such parties to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them.

        SECTION 10.2    Admission of Substituted Limited Partners.    By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee. Such Assignee shall automatically be admitted to the Partnership as a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person at such time as such transfer is recorded in the books and records of the Partnership, and until so recorded, such transferee shall be an Assignee. The General Partner shall periodically, but no less frequently than on the first Business Day of each calendar quarter, cause any unrecorded transfers of Limited Partner Interests with respect to which a duly executed Transfer Application has been received to be recorded in the books and records of the Partnership. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

        SECTION 10.3    Admission of Successor General Partner.    A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

        SECTION 10.4    Admission of Additional Limited Partners.

        (a)   A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner:

          (i)    evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and

          (ii)   such other documents or instruments as may be required by the General Partner to effect such Person's admission as an Additional Limited Partner.

        (b)   Notwithstanding anything to the contrary in this Section 10.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

        SECTION 10.5    Amendment of Agreement and Certificate of Limited Partnership.    To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS

        SECTION 11.1    Withdrawal of the General Partner.

        (a)   The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal");

          (i)    The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

          (ii)   The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

          (iii)  The General Partner is removed pursuant to Section 11.2;

          (iv)  The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

          (v)   A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

          (vi)  (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

        (b)   Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Central Standard Time, on March 31, 2015, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Central Standard Time, on March 31, 2015, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

        SECTION 11.2    Removal of the General Partner.    The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units voting as a class and a majority of the outstanding Subordinated Units voting as a class (including Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

        SECTION 11.3    Interest of Departing Partner and Successor General Partner.

        (a)   In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing Partner shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to require its successor to purchase its General Partner Interest and its general partner interest (or equivalent interest), if any, in the other Group Members and all of its Incentive Distribution Rights (collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 (or if the Partnership is reconstituted pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner (or, in the event of a reconstituted Partnership, prior to the effective date of the reconstitution of the Partnership), to purchase the Combined Interest for such fair market value of such Combined Interest of the Departing Partner. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing Partner for the benefit of the Partnership or the other Group Members.

        For purposes of this Section 11.3(a), the fair market value of the Departing Partner's Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing

Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership's assets, the rights and obligations of the Departing Partner and other factors it may deem relevant.

        (b)   If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing Partner to Common Units will be characterized as if the Departing Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

        (c)   If a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 (or if the Partnership is reconstituted pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of the Percentage Interest of the Departing General Partner and the Net Agreed Value of the Partnership's assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be its Percentage Interest.

        SECTION 11.4    Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages.    Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis, (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished and (iii) the General Partner will have the right to convert its General Partner Interest and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor.

        SECTION 11.5    Withdrawal of Limited Partners.    No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII
DISSOLUTION AND LIQUIDATION

        SECTION 12.1    Dissolution.    The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the

Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

        (a)   an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3.

        (b)   an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

        (c)   the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

        (d)   the sale, exchange or other disposition of all or substantially all of the assets and properties of the Partnership Group;

        SECTION 12.2    Continuation of the Business of the Partnership After Dissolution.    Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

          (i)    the reconstituted Partnership shall continue unless earlier dissolved in accordance with this Article XII;

          (ii)   if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

          (iii)  all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor General Partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 2.6; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

        SECTION 12.3    Liquidator.    Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

        SECTION 12.4    Liquidation.    The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

        (a)   The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

        (b)   Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

        (c)   All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

        SECTION 12.5    Cancellation of Certificate of Limited Partnership.    Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

        SECTION 12.6    Return of Contributions.    The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

        SECTION 12.7    Waiver of Partition.    To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

        SECTION 12.8    Capital Account Restoration.    No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

        SECTION 13.1    Amendments to be Adopted Solely by the General Partner.    Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

        (a)   a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

        (b)   admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

        (c)   a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

        (d)   a change that the General Partner, determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.10 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

        (e)   a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

        (f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

        (g)   subject to the terms of Section 5.7, an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;

        (h)   any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

        (i)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

        (j)    an amendment that the General Partner determines to be is necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

        (k)   a merger or conveyance pursuant to Section 14.3(d); or

        (l)    any other amendments substantially similar to the foregoing.

        SECTION 13.2    Amendment Procedures.    Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by the General Partner; provided, however that the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee and, in declining to propose an amendment, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. A proposed amendment shall be effective upon its approval by the General Partner and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

        SECTION 13.3    Amendment Requirements.

        (a)   Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

        (b)   Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option, (iii) change Section 12.1(b), or

(iv) change the term of the Partnership or, except as set forth in Section 12.1(b), give any Person the right to dissolve the Partnership.

        (c)   Except as provided in Section 14.3, and without limitation of the General Partner's authority to adopt amendments to this Agreement without the approval of any Partners or Assignees as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

        (d)   Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

        (e)   Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

        SECTION 13.4    Special Meetings.    All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

        SECTION 13.5    Notice of a Meeting.    Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

        SECTION 13.6    Record Date.    For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.

        SECTION 13.7    Adjournment.    When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

        SECTION 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes.    The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

        SECTION 13.9    Quorum and Voting.    The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

        SECTION 13.10    Conduct of a Meeting.    The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

        SECTION 13.11    Action Without a Meeting.    If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

        SECTION 13.12    Right to Vote and Related Matters.

        (a)   Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

        (b)   With respect to Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV
MERGER

        SECTION 14.1    Authority.    The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("Merger Agreement") in accordance with this Article XIV.

        SECTION 14.2    Procedure for Merger or Consolidation.    Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that the General Partner shall have no duty or obligation to consent to any merger or consolidation of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee and, in declining to consent to a merger or consolidation, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

        (a)   the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

        (b)   the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

        (c)   the terms and conditions of the proposed merger or consolidation;

        (d)   the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

        (e)   a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

        (f)    the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

        (g)   such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

        SECTION 14.3    Approval by Limited Partners of Merger or Consolidation.

        (a)   Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

        (b)   Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

        (c)   Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

        (d)   Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

        SECTION 14.4    Certificate of Merger.    Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

        SECTION 14.5    Effect of Merger.

        (a)   At the effective time of the certificate of merger:

          (i)    all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

          (ii)   the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

          (iii)  all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

          (iv)  all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

        (b)   A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

        SECTION 15.1    Right to Acquire Limited Partner Interests.

        (a)   Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) "Current Market Price" as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange (other than the Nasdaq National Market) on which such Limited Partner Interests are listed or, if such Limited Partner Interests are not listed on any National Securities Exchange (other than the Nasdaq National Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq National Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner; and (iii) "Trading Day" means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed is open for the transaction of business or, if Limited Partner Interests of a class are not listed on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

        (b)   If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the

Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

        (c)   At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI
GENERAL PROVISIONS

        SECTION 16.1    Addresses and Notices.    Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

        SECTION 16.2    Further Action.    The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

        SECTION 16.3    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

        SECTION 16.4    Integration.    This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

        SECTION 16.5    Creditors.    None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

        SECTION 16.6    Waiver.    No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

        SECTION 16.7    Counterparts.    This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

        SECTION 16.8    Applicable Law.    This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

        SECTION 16.9    Invalidity of Provisions.    If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

        SECTION 16.10    Consent of Partners.    Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER: HILAND PARTNERS GP, LLC
By:
Name:
Title:
ORGANIZATIONAL LIMITED PARTNER: CONTINENTAL GAS, INC.
By:
Name:
Title:

LIMITED PARTNERS:
All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner.
HILAND PARTNERS GP, LLC
By:
Name:
Title:

EXHIBIT A
to the First Amended and Restated
Agreement of Limited Partnership of
Hiland Partners, LP
Certificate Evidencing Common Units
Representing Limited Partner Interests in
Hiland Partners, LP

No. Common Units

        In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of Hiland Partners, LP, as amended, supplemented or restated from time to time (the "Partnership Agreement"), Hiland Partners, LP, a Delaware limited partnership (the "Partnership"), hereby certifies that (the "Holder") is the registered owner of Common Units representing limited partner interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 205 West Maple, Suite 1100, Enid, Oklahoma 73701. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

        The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

        This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	Hiland Partners, LP
Countersigned and Registered by: as Transfer Agent and Registrar	By:	Hiland Partners GP, LLC, its General Partner
By:	By:
Name:
Authorized Signature	By:
Secretary

[Reverse of Certificate]

ABBREVIATIONS

        The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM — as tenants in common	UNIF GIFT/ TRANSFERS MIN ACT
TEN ENT — as tenants by the entireties	(Cust) (Minor)
JT TEN — as joint tenants with right of survivorship and not as tenants in common	under Uniform gifts/Transfers to CD Minors Act (State)

         Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS
in
HILAND PARTNERS, LP
IMPORTANT NOTICE REGARDING INVESTOR RESPONSIBILITIES
DUE TO TAX SHELTER STATUS OF
HILAND PARTNERS, LP

        You have acquired an interest in Hiland Partners, LP, 205 West Maple, Suite 1100, Enid Oklahoma 73701, whose taxpayer identification number is 71-0972724. The Internal Revenue Service has issued Hiland Partners, LP the following tax shelter registration number:                        .

        YOU MUST REPORT THIS REGISTRATION NUMBER TO THE INTERNAL REVENUE SERVICE IF YOU CLAIM ANY DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN HILAND PARTNERS, LP.

        You must report the registration number as well as the name and taxpayer identification number of Hiland Partners, LP on Form 8271. FORM 8271 MUST BE ATTACHED TO THE RETURN ON WHICH YOU CLAIM THE DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN HILAND PARTNERS, LP.

        If you transfer your interest in Hiland Partners, LP to another person, you are required by the Internal Revenue Service to keep a list containing (a) that person's name, address and taxpayer identification number, (b) the date on which you transferred the interest and (c) the name, address and tax shelter registration number of Hiland Partners, LP. If you do not want to keep such a list, you must (1) send the information specified above to Hiland Partners, LP, which will keep the list for this tax shelter, and (2) give a copy of this notice to the person to whom you transfer your interest. Your failure to comply with any of the above-described responsibilities could result in the imposition of a penalty under Section 6707(b) or 6708(a) of the Internal Revenue Code of 1986, as amended, unless such failure is shown to be due to reasonable cause.

        ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE INTERNAL REVENUE SERVICE.

FOR VALUE RECEIVED	hereby assigns, conveys, sells and transfers unto
(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

                                Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint as its attorney-in-fact with full power of substitution to transfer the same on the books of Hiland Partners, LP.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17d-15	(Signature) (Signature)

        No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

APPENDIX B

APPLICATION FOR TRANSFER OF COMMON UNITS

        The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

        The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the First Amended and Restated Agreement of Limited Partnership of Hiland Partners, LP (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date:
Social Security or other identifying number	Signature of Assignee
Purchase Price including commissions, if any	Name and Address of Assignee

Type of Entity (check one):

Individual ☐	Partnership ☐	Corporation ☐
Trust ☐	Other (specify) ☐
Nationality (check one):
☐ U.S. Citizen, Resident or Domestic Entity
☐ Foreign Corporation
☐ Non-resident Alien

If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

        Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A.
Individual Interestholder

1.
I am not a non-resident alien for purposes of U.S. income taxation.

B-1

  2.
  My U.S. taxpayer identification number (Social Security Number) is

  3.
  My home address is .

B.
Partnership, Corporation or Other Interestholder

1.
is not a foreign corporation, foreign partnership, foreign trust (Name of Interestholder) or foreign estate (as those terms are defined in the Code and Treasury Regulations).

2.
The interestholder's U.S. employer identification number is

3.
The interestholder's office address and place of incorporation (if applicable) is.

        The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

        The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

        Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder
Signature and Date
Title (if applicable)

        Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

B-2

APPENDIX C

GLOSSARY OF TERMS

        adjusted operating surplus:    For any period, operating surplus generated during that period is adjusted to:

  (a)
  decrease operating surplus by:

  (1)
  any net increase in working capital borrowings during that period; and

  (2)
  any net reduction in cash reserves for operating expenditures during that period not relating to an operating expenditure made during that period; and

  (b)
  increase operating surplus by:

  (1)
  any net decrease in working capital borrowings during that period; and

  (2)
  any net increase in cash reserves for operating expenditures during that period required by any debt instrument for the repayment of principal, interest or premium.

        Adjusted operating surplus does not include that portion of operating surplus included in clause (a) (1) of the definition of operating surplus.

        available cash:    For any quarter ending prior to liquidation:

  (a)
  the sum of:

  (1)
  all cash and cash equivalents of Hiland Partners, LP and its subsidiaries on hand at the end of that quarter; and

  (2)
  all additional cash and cash equivalents of Hiland Partners, LP and its subsidiaries on hand on the date of determination of available cash for that quarter resulting from working capital borrowings made after the end of that quarter;

  (b)
  less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of our board of directors to:

  (1)
  provide for the proper conduct of the business of Hiland Partners, LP and its subsidiaries (including reserves for future capital expenditures and for future credit needs of Hiland Partners, LP and its subsidiaries) after that quarter;

  (2)
  comply with applicable law or any debt instrument or other agreement or obligation to which Hiland Partners, LP or any of its subsidiaries is a party or its assets are subject; and

  (3)
  provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters;

provided, however, that our board of directors may not establish cash reserves for distributions to the subordinated units unless our board of directors has determined that in its judgment the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative common unit arrearages thereon for the next four quarters; and

provided, further, that disbursements made by us or any of our subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if our board of directors so determines.

        Bbls:    Barrels.

        Btu:    British Thermal Units.

        capital account:    The capital account maintained for a partner under the limited liability company agreement. The capital account of a partner for a common unit, a subordinated unit or any other limited liability company interest will be the amount which that capital account would be if that common unit, subordinated unit or other partnership interest were the only interest in Hiland Partners, LP held by a partner.

        capital surplus:    All available cash distributed by us from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of the initial public offering equals the operating surplus as of the end of the quarter before that distribution. Any excess available cash will be deemed to be capital surplus.

        closing price:    The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way. In either case, as reported in the principal consolidated transaction reporting system for securities listed or admitted to trading on the principal national securities exchange on which the units of that class are listed or admitted to trading. If the units of that class are not listed or admitted to trading on any national securities exchange, the last quoted price on that day. If no quoted price exists, the average of the high bid and low asked prices on that day in the over-the-counter market, as reported by the Nasdaq National Market or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by the our board of directors. If on that day no market maker is making a market in the units of that class, the fair value of the units on that day as determined reasonably and in good faith by our board of directors.

        common unit arrearage:    The amount by which the minimum quarterly distribution for a quarter during the subordination period exceeds the distribution of available cash from operating surplus actually made for that quarter on a common unit, cumulative for that quarter and all prior quarters during the subordination period.

        current market price:    For any class of units listed or admitted to trading on any national securities exchange as of any date, the average of the daily closing prices for the 20 consecutive trading days immediately prior to that date.

        interim capital transactions:    The following transactions if they occur prior to liquidation:

  (a)
  borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital borrowings and other than for items purchased on open account in the ordinary course of business) by Hiland Partners, LP or any of its subsidiaries;

  (b)
  sales of equity interests by Hiland Partners, LP or any of its subsidiaries; and

  (c)
  sales or other voluntary or involuntary dispositions of any assets of Hiland Partners, LP or any of its subsidiaries (other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and sales or other dispositions of assets as a part of normal retirements or replacements).

        MMBbls:    One million barrels.

        MMBtu:    One million British Thermal Units.

        MMcf:    One million cubic feet of natural gas.

        MBbls/d:    One thousand barrels per day.

        MMBtu/d:    One million British Thermal Units per day.

        MMcf/d:    One million cubic feet per day.

        NGLs:    Natural gas liquids which consist primarily of ethane, propane, isobutane, normal butane and natural gas.

        operating expenditures:    All of our expenditures and expenditures of our subsidiaries, including, but not limited to, taxes, reimbursements of Hiland Partners, LP, repayment of working capital borrowings, debt service payments and capital expenditures, subject to the following:

  (a)
  Payments (including prepayments) of principal of and premium on indebtedness, other than working capital borrowings will not constitute operating expenditures.

  (b)
  Operating expenditures will not include:

  (1)
  capital expenditures made for acquisitions or for capital improvements;

  (2)
  payment of transaction expenses relating to interim capital transactions; or

  (3)
  distributions to unitholders.

        operating surplus:    For any period prior to liquidation, on a cumulative basis and without duplication:

  (a)
  the sum of:

  (1)
  $7.7 million plus all the cash of Hiland Partners, LP and its subsidiaries on hand as of the closing date of our initial public offering;

  (2)
  all cash receipts of Hiland Partners, LP and our subsidiaries for the period beginning on the closing date of our initial public offering and ending with the last day of that period, other than cash receipts from interim capital transactions; and

  (3)
  all cash receipts of Hiland Partners, LP and our subsidiaries after the end of that period but on or before the date of determination of operating surplus for the period resulting from working capital borrowings; less

  (b)
  the sum of:

  (1)
  operating expenditures for the period beginning on the closing date of our initial public offering and ending with the last day of that period; and

  (2)
  the amount of cash reserves that is necessary or advisable in the reasonable discretion of our board of directors to provide funds for future operating expenditures; provided however, that disbursements made (including contributions to a partner of Hiland Partners, LP and our subsidiaries or disbursements on behalf of a partner of Hiland Partners, LP and our subsidiaries) or cash reserves established, increased or reduced after the end of that period but on or before the date of determination of available cash for that period shall be deemed to have been made, established, increased or reduced for purposes of determining operating surplus, within that period if our board of directors so determines.

        residue gas:    The pipeline quality natural gas remaining after natural gas is processed.

        subordination period:    The subordination period will extend from the closing of the initial public offering until the first day of any quarter beginning after March 31, 2010 for which:

  (a)
  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units for each of the twelve consecutive quarters immediately preceding that date;

  (b)
  the adjusted operating surplus generated during each of the three consecutive, non-overlapping four quarter periods, immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the common units and subordinated units that were outstanding during those periods on a fully diluted basis; and

  (c)
  there are no outstanding cumulative common units arrearages.

        throughput:    The volume of refined product transported or passing through a pipeline, plant, terminal or other facility.

        working capital borrowings:    Borrowings exclusively for working capital purposes made pursuant to a credit facility or other arrangement to the extent such borrowings are required to be reduced to a relatively small amount each year for an economically meaningful period of time.

APPENDIX D

ESTIMATED AVAILABLE CASH FROM OPERATING SURPLUS

        The following table shows the calculation of estimated available cash from operating surplus and should be read in conjunction with "Cash Available for Distribution" and the historical and pro forma financial statements included in the prospectus.

	Year Ended December 31, 2003	Six Months Ended June 30, 2004
	(in thousands)
Pro forma net income (a)	$2,093	$3,296
Add:
Pro forma depreciation and amortization	8,158	4,030
Pro forma interest expense	—	—
Pro forma amortization of deferred loan costs	252	50
Pro forma impairment expense	1,535	—
Less:
Pro forma cash interest expense	—	—
Pro forma maintenance capital expenditures (b)	1,764	862

Pro forma available cash from operating surplus (c)	10,274	6,514
Less:
Estimated additional general and administrative expense (d)	1,300	650

Estimated available cash from operating surplus	$8,974	$5,864

(a)
Net income has been adjusted to give effect to repayment of debt and reduction in associated interest expense.

(b)
We estimate that the average annual maintenance capital expenditures will be approximately $2.0 million for our current operations through December 31, 2005. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(c)
The pro forma adjustments in the pro forma financial statements are based upon currently available information and certain estimates and assumptions. The pro forma financial statements do not purport to present the financial position or results of operations of Hiland Partners, LP had this offering actually been completed as of the date indicated. Furthermore, the pro forma financial statements are based on accrual accounting concepts whereas available cash from operating surplus is defined in the partnership agreement on a cash accounting basis. As a consequence, the amount of pro forma cash available from operating surplus shown above should be viewed as a general indication of the amounts of available cash from operating surplus that may in fact have been generated by Hiland Partners, LP had it been formed in earlier periods.

(d)
We estimate that we will incur incremental general and administrative expenses of approximately $1.3 million a year as a result of our becoming a public partnership.

D-1

(e)
The amount of available cash from operating surplus needed to distribute the minimum quarterly distribution for one quarter and for four quarters on the common units and subordinated units to be outstanding immediately after this offering is approximately:

	One Quarter	Four Quarters
	(in thousands)
Common units	$1,224.0	$4,896.0
Subordinated units	1,836.0	7,344.0
General partner	62.4	249.8

Total	$3,122.4	$12,489.8

        The pro forma amounts reflected above would have been sufficient to cover the following percentages of the minimum quarterly distribution on the common and subordinated units outstanding for the year ended December 31, 2003 and the six months ended June 30, 2004:

	Year Ended December 31, 2003	Six Months Ended June 30, 2004
	(in thousands)
Common units	100.0%	100.0%
Subordinated units	53.1%	89.8%

D-2

        You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common units means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these common units in any circumstances under which the offer or solicitation is unlawful.

        Until                        , 2004 (25 days after the date of this prospectus), all dealers effecting transactions in our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

2,000,000 Common Units

Hiland Partners, LP

Representing
Limited Partner Interests

PROSPECTUS

A.G. EDWARDS

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 13. Other Expenses of Issuance and Distribution

        Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee, the amounts set forth below are estimates.

SEC registration fee	$6,120
NASD filing fee	5,330
Printing and engraving expenses	400,000
Fees and expenses of legal counsel	1,000,000
Accounting fees and expenses	225,000
Transfer agent and registrar fees	4,500
Nasdaq National Market listing fee	5,000
Miscellaneous	10,000

Total	$1,655,950

Item 14. Indemnification of Officers and Members of Our Board of Directors.

        The section of the prospectus entitled "The Partnership Agreement—Indemnification" discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to Section 8 of the Underwriting Agreement to be filed as an exhibit to this registration statement in which Hiland Partners GP, LLC and its affiliates will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Item 16. Exhibits.

        The following documents are filed as exhibits to this registration statement:

Exhibit Number		Description
1.1*	—	Form of Underwriting Agreement
3.1	—	Certificate of Limited Partnership of Hiland Partners, LP
3.2	—	Form of Amended and Restated Limited Partnership Agreement of Hiland Partners, LP (included as Appendix A to the Prospectus)
5.1*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1*	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10.1*	—	Credit Facility dated , 2004, by and among Hiland Partners, LP
10.2*	—	Form of Hiland Partners, LP Long-Term Incentive Plan

10.3*	—	Compression Services Agreement dated , 2004 by and among Hiland Partners, LP and Continental Resources, Inc.
21.1*	—	List of Subsidiaries of Hiland Partners, LP
23.1	—	Consent of Grant Thornton L.L.P.
23.2*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.3*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
24.1	—	Powers of Attorney (contained on page II-3)

*
To be filed by amendment.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement (No. 333-            ) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 22, 2004.

HILAND PARTNERS, LP
By:	Hiland Partners GP, LLC, its general partner
By:	/s/ RANDY MOEDER
	Name:	Randy Moeder
	Title:	Chief Executive Officer, President and Director

        Each person whose signature appears below appoints Randy Moeder and Ken Maples, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement (No. 333-            ) has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ HAROLD HAMM Harold Hamm	Chairman of the Board	October 22, 2004
/s/ RANDY MOEDER Randy Moeder	Chief Executive Officer, President and Director	October 22, 2004
/s/ KEN MAPLES Ken Maples	Chief Financial Officer, Vice President—Finance and Director	October 22, 2004

EXHIBIT INDEX

Exhibit Number		Description
1.1*	—	Form of Underwriting Agreement
3.1	—	Certificate of Limited Partnership of Hiland Partners, LP
3.2	—	Form of Amended and Restated Limited Partnership Agreement of Hiland Partners, LP (included as Appendix A to the Prospectus)
5.1*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1*	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10.1*	—	Credit Facility dated , 2004, by and among Hiland Partners, LP
10.2*	—	Form of Hiland Partners, LP Long-Term Incentive Plan
10.3*	—	Compression Services Agreement dated , 2004 by and among Hiland Partners, LP and Continental Resources, Inc.
21.1*	—	List of Subsidiaries of Hiland Partners, LP
23.1	—	Consent of Grant Thornton L.L.P.
23.2*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.3*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
24.1	—	Powers of Attorney (contained on page II-3)

*
To be filed by amendment.